As filed with the Securities and Exchange Commission on December 4, 2024

Registration No. 333-282909

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1381	98-0363970
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Crown House 4 Par-la-Ville Road Second Floor Hamilton, HM08 Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

(441) 292-1510

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Michael V. Csizmadia

General Counsel

Nabors Corporate Services, Inc.

515 West Greens Road, Suite 1200

Houston, Texas 77067

(281) 775-7747

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

With copies to:

Scott Golenbock

Brett Nadritch

Milbank LLP

55 Hudson Yards

New York, NY 10001

(212) 530-5000

Arthur A. Cohen

Bruce Newsome

Haynes and Boone, LLP

1221 McKinney Street, Suite 4000

Houston, TX 77010

(713) 547-2000

J. Edward Menger Parker Drilling Company 2103 CityWest Blvd., Suite 400 Houston, TX 77042 (281) 406-2000	Iain Wood Bryan D. Flannery Alan J. Feld Akin Gump Strauss Hauer & Feld LLP 2001 K Street, NW Washington, DC 20006 (202) 887-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the transactions described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒

Accelerated filer ☐

Smaller reporting company ☐

Non-accelerated filer ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not distribute the Nabors Industries Ltd. common shares being registered pursuant to this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to distribute or a solicitation of an offer to receive any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 4, 2024

Nabors Industries Ltd.	Parker Drilling Company

JOINT PROXY STATEMENT/ PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The board of directors of Nabors Industries Ltd. (“Nabors”) and the board of directors of Parker Drilling Company (“Parker”) have each approved an Agreement and Plan of Merger, which is attached as Annex A to this joint proxy statement/prospectus (as it may be amended from time to time, the “merger agreement”), that provides for the combination of Nabors and Parker through the merger. Pursuant to the terms of the merger agreement, Nabors SubA Corporation, a Delaware corporation and a wholly owned subsidiary of Nabors (“Merger Sub”), will merge with and into Parker (the “merger”), with Parker surviving the merger as a wholly owned subsidiary of Nabors and the separate existence of Merger Sub ceasing.

If the merger is completed, each share of Parker common stock, par value $0.01 per share (“Parker common stock”), issued and outstanding immediately prior to acceptance of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the “effective time”) (other than dissenting shares) will be converted into the right to receive (i) a number of Nabors common shares, par value $0.05 per share (“Nabors common shares”), and, (ii) in certain circumstances, a payment in cash (A) as set forth below if the Closing Price is less than the Lower Collar Price (each as defined below), (B) in lieu of any fractional shares and/or (C) in connection with the sale by Parker of Rig 77B (the “Barge Rig Holdback Amount”) (collectively, the “merger consideration”). Subject to certain adjustments as described in the merger agreement, the share portion of merger consideration will be calculated as follows:

•

if the volume weighted average price of one Nabors common share on the New York Stock Exchange (the “NYSE”) for the 15 trading days ended on the fifth trading day prior to the date on which the closing of the merger occurs (the “Closing Price”) is (i) less than or equal to $99.62 (the “Upper Collar Price”) and (ii) greater than or equal to $42.70 (the “Lower Collar Price”), the merger consideration will consist of 4,800,000 Nabors common shares;

•

if the Closing Price is greater than the Upper Collar Price, the merger consideration will consist of the number of Nabors common shares with a value equal to $478,176,000 (the “Upper Collar Value”) divided by the Closing Price; and

•

if the Closing Price is less than the Lower Collar Price, the merger consideration will equal (i) 4,800,000 Nabors common shares plus (ii) an amount of cash which equals (x) $204,960,000 (such amount the “Lower Collar Value”) minus (y)(1) 4,800,000 multiplied by (2) the Closing Price.

Each Parker stockholder’s pro rata share of the merger consideration is referred to as the “per share merger consideration.”

The Parker common stock will thereafter cease to be outstanding and will automatically be cancelled, extinguished and retired and will cease to exist, and the holders of the shares of Parker common stock immediately prior to the effective time will cease to have any rights with respect to the shares of Parker common stock, except for (i) the right to receive (without interest) the per share merger consideration or (ii) with regard to shares held by Parker stockholders who did not vote in favor of the Parker merger proposal (as defined below) or otherwise consent thereto in writing and who properly exercised appraisal rights in respect of their shares of Parker common stock in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the rights of holders of “dissenting shares” under the DGCL.

Each share of Parker common stock held in the treasury of Parker or held by Nabors or Merger Sub immediately prior to the effective time will automatically be cancelled and retired without any conversion thereof, and no payment or distribution will be made with respect thereto.

Nabors will issue up to 4,800,000 Nabors common shares as merger consideration, or, if the Closing Price is greater than the Upper Collar Price, the number of Nabors common shares equal to the Upper Collar Value divided by the Closing Price. There are other downward adjustments in the number of Nabors common shares to be issued as described in the merger agreement. Based on the closing price of Nabors common shares on the NYSE, on October 14, 2024, the last trading day before public announcement of the merger, the aggregate value of the merger consideration payable to Parker stockholders was approximately $372.1 million, assuming the issuance of 4,800,000 Nabors common shares.

After the closing of the merger, Parker will retain the Barge Rig Holdback Amount until the final excess transaction expenses amount is finally determined pursuant to the terms of the merger agreement (the “Barge Rig Holdback Period”). After the expiration of the Barge Rig Holdback Period, Parker will, subject to certain conditions of the merger agreement, cause the then remaining amount of the Barge Rig Holdback Amount to be disbursed to the Parker stockholders in accordance with their applicable per share merger consideration. Any amounts received by Parker with respect to the sale of Rig 77B after the closing of the merger will not become part of the Barge Rig Holdback Amount.

Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.01 per share, of Parker, as the surviving entity in the merger, with the same rights, powers, and privileges as the shares so converted. These shares will constitute the only outstanding shares of capital stock of Parker after the effective time.

Nabors common shares outstanding before the merger is completed will remain outstanding and will not be exchanged, converted or otherwise changed in the merger. Nabors common shares are currently traded on the NYSE, under the symbol “NBR.” We urge you to obtain current market quotations of Nabors common shares and Parker common stock.

We intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Accordingly, Parker stockholders generally are not expected to recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Parker common stock for Nabors common shares pursuant to the merger, except with respect to cash received if the Closing Price is lower than the Lower Collar Price, cash received in connection with the disbursement of certain amounts received in connection with the Barge Rig Holdback Amount and cash received in lieu of fractional Nabors common shares. If, however, cash received by Parker stockholders in respect of their Parker common stock (e.g., from cash received if the Closing Price is lower than the Lower Collar Price, cash received in connection with the disbursement of certain amounts received in connection with the Barge Rig Holdback Amount and cash received in lieu of fractional Nabors common shares) exceeds 20% of the total consideration received in respect of Parker common stock, then the merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the merger would be fully taxable to Parker stockholders.

Based on the estimated number of Nabors common shares and shares of Parker common stock that will be outstanding immediately prior to the closing of the merger, we estimate that, as of the closing, former Parker stockholders will own approximately 31% of the combined company.

At a special meeting of Parker stockholders, Parker stockholders will be asked to vote on (i) a proposal to approve and adopt the merger agreement (the “Parker merger proposal”) and (ii) a proposal to approve the adjournment of the Parker special meeting, if necessary or appropriate, to permit further solicitation of proxies (the “Parker adjournment proposal”). Approval of the Parker merger proposal requires the affirmative vote of a majority of the outstanding shares of Parker common stock entitled to vote on the proposal. Approval of the Parker adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Simultaneously with the execution of the merger agreement, certain stockholders of Parker (collectively, the “supporting stockholders”) entered into a voting and support agreement with Nabors (the “voting and support agreement”), pursuant to which the supporting stockholders have agreed to, among other things, (i) vote their shares of Parker common stock in favor of the merger agreement and the merger and (ii) waive any rights of appraisal or rights to dissent in connection with the merger. The supporting stockholders owned approximately 85.04% of the outstanding shares of Parker common stock as of the date of the voting and support agreement.

Also, simultaneously with the execution of the merger agreement, the supporting stockholders have entered into separate voting and lock-up agreements (the “voting and lock-up agreements”) with Nabors to become effective at the closing of the merger and pursuant to which, the supporting stockholders, subject to certain exceptions, agree to, among other things, (i) vote in favor of any proposal recommended by the Nabors board of directors and in favor of any candidate for the Nabors board of directors nominated by the Nabors board of directors, (ii) not sell, pledge or otherwise dispose of the shares acquired in the merger until the 90th day following the closing of the merger (the “lock-up period”) (iii) subject to certain exceptions, not transfer (a) any shares acquired in the merger to any person if such person, immediately following the consummation of such transfer, will beneficially own more than 5% of the outstanding Nabors common shares or (b) any shares acquired in the merger to any competitor of Nabors and (iv) comply with certain standstill provisions with regards to Nabors. The supporting stockholders may transfer up to 40% of the Nabors common shares they receive in the merger during the lock-up period.

At a special general meeting of Nabors shareholders, Nabors shareholders will be asked to vote on the proposal to approve the issuance of Nabors common shares to Parker stockholders in connection with the merger (the “Nabors share issuance proposal”). Approval of the Nabors share issuance proposal requires the affirmative vote of a majority of the Nabors common shares, present virtually or represented by proxy at the Nabors special general meeting and entitled to vote on the proposal, assuming a quorum is present. At the Nabors special general meeting, Nabors shareholders will also be asked to vote on a proposal to approve the adjournment of the Nabors special general meeting, if necessary or appropriate, to permit further solicitation of proxies (the “Nabors adjournment proposal”). The approval of the Nabors adjournment proposal requires the affirmative vote of a majority of the Nabors common shares, present virtually or represented by proxy at the Nabors special general meeting and entitled to vote thereon, regardless of whether there is a quorum.

The board of directors of Parker unanimously recommends that the Parker stockholders vote “FOR” the Parker merger proposal and “FOR” the Parker adjournment proposal.

The board of directors of Nabors unanimously recommends that the Nabors shareholders vote “FOR” the Nabors share issuance proposal and “FOR” the Nabors adjournment proposal.

The obligations of Nabors and Parker to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. The accompanying joint proxy statement/prospectus contains detailed information about Nabors, Parker, the special meetings, the merger agreement and the merger. Nabors and Parker encourage you to read the joint proxy statement/prospectus carefully and in its entirety before voting, including the section titled “Risk Factors”.

We look forward to the successful combination of Nabors and Parker.

Sincerely,

Anthony G. Petrello Chairperson, President and Chief Executive Officer Nabors Industries Ltd.	Sandy Esslemont President and Chief Executive Officer Parker Drilling Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the joint proxy statement/prospectus or determined if the joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The joint proxy statement/prospectus is dated [    ] and is first being mailed to Nabors shareholders and Parker stockholders on or about [    ].

Nabors Industries Ltd.

Crown House

4 Par-La-Ville Road

Second Floor

Hamilton, HM08

Bermuda

Telephone: (441) 292-1510

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On January 17, 2025

To the shareholders of Nabors Industries Ltd.:

We are pleased to invite you to attend the special general meeting of shareholders of Nabors Industries Ltd., a Bermuda exempted company (“Nabors”), which will be held virtually at www.virtualshareholdermeeting.com/NBR2025SM (the “Nabors special general meeting website”) at 10:00 a.m. Central Time on January 17, 2025 (the “Nabors special general meeting”), for the following purposes:

•

to vote on a proposal to approve the issuance of Nabors common shares, par value $0.05 per share, to stockholders of Parker Drilling Company, a Delaware corporation (“Parker”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of October 14, 2024, by and among Nabors, Parker, Nabors SubA Corporation, a Delaware corporation and a wholly owned subsidiary of Nabors (“Merger Sub”), and Värde Partners, Inc., a Delaware corporation, solely in its capacity as the representative of the stockholders of Parker, as that agreement may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part, pursuant to which Merger Sub will merge with and into Parker (the “merger”), with Parker surviving the merger as a wholly owned subsidiary of Nabors and the separate existence of Merger Sub ceasing (the “Nabors share issuance proposal”); and

•

to vote on a proposal to approve the adjournment of the Nabors special general meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Nabors special general meeting to approve the Nabors share issuance proposal or in the absence of a quorum (the “Nabors adjournment proposal”).

Nabors will transact no other business at the special general meeting except such business as may properly be brought before the Nabors special general meeting by or at the direction of the board of directors of Nabors (the “Nabors board of directors”). References to the Nabors special general meeting in this joint proxy statement/prospectus are to such special general meeting as adjourned or postponed. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Nabors special general meeting.

The Nabors board of directors has fixed the close of business on December 3, 2024 as the record date for the Nabors special general meeting (the “Nabors record date”). Only Nabors shareholders of record at the Nabors record date are entitled to receive notice of, and to vote at, the Nabors special general meeting. A

i

complete list of such shareholders will be available for inspection by Nabors shareholders for any purpose germane to the Nabors special general meeting during ordinary business hours for the ten days preceding the Nabors special general meeting at the offices of Nabors’ subsidiary, Nabors Corporate Services, located at 515 W. Greens Rd., Houston, Texas 77067 and during the Nabors special general meeting on the Nabors special general meeting website.

Completion of the merger is conditioned on approval of the issuance of Nabors common shares to Parker stockholders in connection with the merger. Approval of the Nabors share issuance proposal requires the affirmative vote of the holders of a majority of Nabors common shares present virtually or represented by proxy at the Nabors special general meeting and entitled to vote on the Nabors share issuance proposal, assuming a quorum is present.

The Nabors board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger (collectively, the “transactions”) are advisable, and in the best interests of, Nabors and its shareholders, (ii) authorized the execution and delivery of the merger agreement and the other documents entered in connection with the merger (together with the merger agreement, the “transaction documents”) and approved and declared advisable the consummation of the transactions, (iii) directed that the merger agreement and the merger be submitted for the consideration of the Nabors shareholders and (iv) resolved to recommend that the Nabors shareholders approve the issuance of Nabors common shares in connection with the merger on the terms and subject to the conditions set forth in the merger agreement. The Nabors board of directors unanimously recommends that Nabors shareholders vote “FOR” the Nabors share issuance proposal and “FOR” the Nabors adjournment proposal.

Your vote is very important regardless of the number of shares that you own. Whether or not you expect to attend the Nabors special general meeting, to ensure your representation at the Nabors special general meeting, we urge you to submit a proxy to vote your Nabors common shares as promptly as possible by (i) accessing the internet site listed on the Nabors proxy card, (ii) calling the toll-free number listed on the Nabors proxy card or (iii) submitting your Nabors proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting virtually at the Nabors special general meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible Nabors shareholder who is present virtually at the Nabors special general meeting may vote virtually via the Nabors special general meeting website, thereby cancelling any previous proxy. In any event, a proxy may be revoked at any time before the Nabors special general meeting in the manner described in the accompanying joint proxy statement/prospectus. If your Nabors common shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger, the merger agreement and the matters to be considered at the Nabors special general meeting. We urge you to read carefully the joint proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus or if you would like additional copies or need help voting your Nabors common shares, please contact Nabors’ proxy solicitor Georgeson LLC:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholder, Banks and Brokers

Call Toll Free: (888) 624-2255

By Order of the Nabors Board of Directors,

Mark D. Andrews

Corporate Secretary

Hamilton, Bermuda

[    ]

Parker Drilling Company

2103 CityWest Blvd., Suite 400

Houston, TX 77042

Attn: Investor Relations

Phone Number: (281) 406-2000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On January 17, 2025

To the stockholders of Parker Drilling Company:

We are pleased to invite you to attend the special meeting of stockholders of Parker Drilling Company, a Delaware corporation (“Parker”), which will be held virtually at www.virtualshareholdermeeting.com/PKDC2025SM (the “Parker special meeting website”) at 9:00 a.m. Central Time on January 17, 2025 (the “Parker special meeting”), for the following purposes:

•

to vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 14, 2024, by and among Parker, Nabors Industries Ltd. (“Nabors”), Nabors SubA Corporation, a Delaware corporation and a wholly owned subsidiary of Nabors (“Merger Sub”) and Värde Partners, Inc., a Delaware corporation, as that agreement may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part, pursuant to which Merger Sub will merge with and into Parker (the “merger”), with Parker surviving the merger as a wholly owned subsidiary of Nabors and the separate existence of Merger Sub ceasing (the “Parker merger proposal”); and

•

to vote on a proposal to approve the adjournment of the Parker special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Parker special meeting to approve the Parker merger proposal (the “Parker adjournment proposal”).

Parker will transact no other business at the special meeting except such business as may properly be brought before the Parker special meeting by or at the direction of the board of directors of Parker (the “Parker board of directors”). References to the Parker special meeting in this joint proxy statement/prospectus are to such special meeting as adjourned or postponed. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Parker special meeting.

The Parker board of directors has fixed the close of business on December 3, 2024 as the record date for the Parker special meeting (the “Parker record date”). Only Parker stockholders of record as of the Parker record date are entitled to receive notice of, and to vote at, the Parker special meeting. A complete list of such stockholders will be available for inspection by Parker stockholders for any purpose germane to the Parker special meeting during ordinary business hours for the ten days preceding the Parker special meeting at the offices of Parker located at 2103 CityWest Blvd., Suite 400, Houston, TX 77042 and during the Parker special meeting on the Parker special meeting website.

Completion of the merger is conditioned on approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. Approval of the Parker merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock, par value $0.01 per share, of Parker (“Parker common stock”) entitled to vote on the Parker merger proposal.

The Parker board of directors unanimously determined that the merger agreement and the transactions contemplated by it, including the merger (the “transactions”), are advisable, fair to, and in the best interests of, Parker and its stockholders, authorized the execution and delivery of the merger agreement and the other documents entered in connection with the merger (the “transaction documents”) and approved and declared advisable the consummation of the transactions, including the merger, directed that the merger agreement and the transaction documents be submitted for the consideration of the Parker stockholders and resolved to recommend that the Parker stockholders approve and adopt the merger agreement and the transactions. The Parker board of directors unanimously recommends that Parker stockholders vote “FOR” the Parker merger proposal and “FOR” the Parker adjournment proposal.

Your vote is very important regardless of the number of shares that you own. Whether or not you expect to attend the Parker special meeting, to ensure your representation at the Parker special meeting, we urge you to submit a proxy to vote your Parker common stock as promptly as possible by (i) accessing the internet site listed on the Parker proxy card, (ii) calling the toll-free number listed on the Parker proxy card or (iii) submitting your Parker proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting virtually at the Parker special meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible Parker stockholder who is present virtually at the Parker special meeting may vote virtually, thereby cancelling any previous proxy. In any event, a proxy may be revoked at any time before the Parker special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger, the merger agreement and the matters to be considered at the Parker special meeting. We urge you to read carefully the joint proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus or if you would like additional copies or need help voting your Parker common stock, please contact Parker:

Parker Drilling Company

Attention: Corporate Secretary

2103 CityWest Blvd., Suite 400

Houston, TX 77042

Telephone: (281) 406-2000

By Order of the Parker Board of Directors,

J. Edward Menger

Corporate Secretary

Houston, Texas,

[   ]

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Nabors from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Investors may also consult Nabors’ or Parker’s website for more information about Nabors or Parker, respectively. Nabors’ website is http://nabors.com/. Parker’s website is http://parkerwellbore.com/. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by January 10, 2025, which is five business days prior to the date of the Nabors special general meeting, in order to receive them before the special meetings. If you request any documents, Nabors or Parker will mail them to you by first class mail, or another equally prompt means, after receipt of your request.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information”.

v

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Nabors (File No. 001-32657), constitutes a prospectus of Nabors under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Nabors common shares to be issued to Parker stockholders in connection with the merger. This joint proxy statement/prospectus also constitutes a proxy statement for Nabors under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and a proxy statement for Parker. It also constitutes a notice of meeting with respect to the special general meeting of Nabors shareholders and a notice of meeting with respect to the special meeting of Parker stockholders.

Neither Nabors nor Parker has authorized anyone to give any information or make any representation about the merger, Nabors or Parker that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Neither Nabors nor Parker can guarantee the reliability of any such other information others may give you. This joint proxy statement/prospectus is dated [    ]. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to Nabors shareholders or Parker stockholders nor the issuance by Nabors of Nabors common shares pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Nabors has been provided by Nabors and information contained in this joint proxy statement/prospectus regarding Parker has been provided by Parker. Nabors and Parker have both contributed to the information related to the merger contained in this joint proxy statement/prospectus.

All references in this joint proxy statement/prospectus to:

•	“Bermuda Companies Act” refers to the Companies Act 1981 of Bermuda;

•	“Code” refers to the Internal Revenue Code of 1986, as amended;

•	“combined company” refers to Nabors and Parker, subject to and following completion of the merger;

•	“DGCL” refers to the General Corporation Law of the State of Delaware;

•

“dissenting shares” refer to shares held by a Parker stockholder who did not vote “FOR” the Parker merger proposal or otherwise consent thereto in writing and who properly exercised appraisal rights in respect of their shares of Parker common stock in accordance with the DGCL;

•

“exchange agent” refers to Computershare Trust Company, N.A. or another bank or trust company mutually agreed by Nabors and Parker to act as exchange agent for the holders of Parker common stock and converted equity awards in connection with the merger;

•	“merger” refers to the merger of Merger Sub with and into Parker, as contemplated by the merger agreement;

•	“merger agreement” refers to the Agreement and Plan of Merger, dated as of October 14, 2024, by and among Nabors, Merger Sub and Parker;

•	“Merger Sub” refers to Nabors SubA Corporation, a Delaware corporation and a wholly owned subsidiary of Nabors formed for the sole purpose of effecting the merger;

•	“Nabors” refers to Nabors Industries Ltd., a Bermuda exempted company;

•	“Nabors adjournment proposal” refers to the proposal that Nabors shareholders approve the adjournment of the Nabors special general meeting, if necessary or appropriate, to solicit additional proxies;

•	“Nabors board of directors” refers to the board of directors of Nabors;

•	“Nabors common shares” refers to the common shares, par value $0.05 per share, of Nabors;

•	“Nabors share issuance proposal” refers to the proposal that Nabors shareholders approve the issuance of Nabors common shares to Parker stockholders in connection with the merger;

•

“Nabors special general meeting” refers to the special general meeting of Nabors shareholders to be held virtually via the Nabors special general meeting website at 10:00 a.m. Central Time on January 17, 2025;

•	“Nabors special general meeting website” refers to www.virtualshareholdermeeting.com/NBR2025SM;

•	“NYSE” refers to the New York Stock Exchange;

•	“Parker” refers to Parker Drilling Company, a Delaware corporation;

•	“Parker adjournment proposal” refers to the proposal that Parker stockholders approve the adjournment of the Parker special meeting, if necessary or appropriate, to solicit additional proxies;

•	“Parker board of directors” refers to the board of directors of Parker;

•	“Parker common stock” refers to the common stock, par value $0.01 per share, of Parker;

•	“Parker merger proposal” refers to the proposal that Parker stockholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement;

•	“Parker special meeting” refers to the special meeting of Parker stockholders to be held virtually via the Parker special meeting website at 9:00 a.m. Central Time on January 17, 2025;

•	“Parker special meeting website” refers to www.virtualshareholdermeeting.com/PKDC2025SM; and

•	“transactions” refers to the transactions contemplated by the merger agreement, including the merger.

•	“we,” “our” and “us” refer to Nabors and Parker collectively unless otherwise indicated herein.

x

QUESTIONS AND ANSWERS

The following are some questions that you, as a Nabors shareholder or a Parker stockholder, may have regarding the merger and the other matters being considered at the special meetings, as well as the answers to those questions. Nabors and Parker urge you to read carefully the remainder of this joint proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety because the information in this section does not provide all of the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the special meetings. See “Where You Can Find More Information”.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

Nabors and Parker have agreed to a business combination pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other conditions:

•	Nabors shareholders must approve the issuance of Nabors common shares to Parker stockholders in connection with the merger; and

•	Parker stockholders must approve and adopt the merger agreement.

Nabors and Parker will hold separate special meetings of their stockholders to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and, with respect to Nabors, incorporates by reference, important information about Nabors and Parker, the merger and the special meetings. You should read all of the available information carefully and in its entirety. See “Where You Can Find More Information”.

Q:	What effect will the merger have?

A:	Following the closing of the merger, Parker will become a wholly owned subsidiary of Nabors, and the shareholders of Nabors and stockholders of Parker will be the shareholders of the combined company.

Q:	What will I receive in the merger?

A:

Nabors Shareholders: Regardless of whether the merger is completed, Nabors shareholders will retain the Nabors common shares that they currently own. They will not receive any merger consideration, and they will not receive any additional Nabors common shares in the merger.

Parker Stockholders: If the merger is completed, Parker stockholders will receive the per share merger consideration (as defined herein) in respect of each share of Parker common stock that they hold immediately prior to the acceptance of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the “effective time”). Each share of Parker common stock issued and outstanding immediately prior to the effective time (other than dissenting shares), will be converted into the right to receive a number of Nabors common shares and, in certain circumstances, a payment in cash, equal to the per share merger consideration. The Parker common stock will thereafter cease to be outstanding and will automatically be cancelled, extinguished and retired and will cease to exist, and the holders of the shares of Parker common stock immediately prior to the effective time will cease to have any rights with respect to the shares of Parker common stock, except for (i) the right to receive (without interest) the per share merger consideration or (ii) with regard to shares held by Parker stockholders who did not vote in favor of the Parker merger proposal or otherwise consent thereto in writing and who properly exercised appraisal rights in respect of their shares of Parker common stock in accordance with the DGCL, the rights for holders of “dissenting shares” under the DGCL.

Parker stockholders will not receive any fractional Nabors common shares in the merger. Instead, Nabors will pay cash (without interest) in lieu of any fractional Nabors common shares that a Parker stockholder would otherwise have been entitled to receive. Parker stockholders will also be entitled to any dividends declared and paid by Nabors with a record date at or after the effective time.

After the closing of the merger, Parker will retain the amount obtained in connection with the sale by Parker of Rig 77B (the “Barge Rig Holdback Amount”) until the final excess transaction expenses amount is finally determined pursuant to the terms of the merger agreement (the “Barge Rig Holdback Period”). After the expiration of the Barge Rig Holdback Period, Parker will, subject to certain conditions of the merger agreement, cause the then-remaining amount of the Barge Rig Holdback Amount to be disbursed to the Parker stockholders in accordance with their applicable per share merger consideration. Any amounts received by Parker with respect to the sale of Rig 77B after the closing of the merger will not become part of the Barge Rig Holdback Amount.

Q:	If I am a Parker stockholder, how will I receive the merger consideration to which I am entitled?

A:

A letter of transmittal and instructions for the surrender of shares of Parker common stock will be mailed to Parker stockholders shortly after the completion of the merger. After receiving proper documentation from you, the exchange agent will forward to you the Nabors common shares, cash consideration and cash in lieu of fractional shares to which you are entitled. See “The Merger Agreement—Exchange of Shares in the Merger”.

Q:	What is the value of the merger consideration?

A:

Because Nabors will issue Nabors common shares and, in certain circumstances, a payment in cash in exchange for each share of Parker common stock outstanding immediately prior to the effective time, the value of the merger consideration that Parker stockholders receive will depend on the market price of Nabors common shares at the effective time and the amount of cash actually paid to the Parker stockholders. That price will not be known at the time of the special meetings and may be greater or less than the current price or the price at the time of the special meetings. We urge you to obtain current market quotations of Nabors common shares. The amount of the actual cash payment, if any, will not be known at the time of the special meeting. See “Risk Factors”.

The merger consideration will be calculated as follows:

•

if the volume weighted average price of one Nabors common share on the NYSE for the 15 trading days ended on the fifth trading day prior to the date on which the closing of the merger occurs (the “Closing Price”) is (i) less than or equal to $99.62 (the “Upper Collar Price”) and (ii) greater than or equal to $42.70 (the “Lower Collar Price”), the merger consideration will consist of 4,800,000 Nabors common shares;

•

if the Closing Price is greater than the Upper Collar Price, the merger consideration will consist of the number of Nabors common shares equal to $478,176,000 (the “Upper Collar Value”) divided by the Closing Price; and

•

if the Closing Price is less than the Lower Collar Price, the merger consideration will equal (i) 4,800,000 Nabors common shares plus (ii) an amount of cash which equals (x) $204,960,000 minus (y)(1) 4,800,000 multiplied by (2) the Closing Price.

After the closing of the merger, Parker will retain the Barge Rig Holdback Amount for the Barge Rig Holdback Period. After the expiration of the Barge Rig Holdback Period, Parker will, subject to certain conditions of the merger agreement, cause the then remaining amount of the Barge Rig Holdback Amount to be disbursed to the Parker stockholders in accordance with their applicable per share merger consideration. Any amounts received by Parker with respect to the sale of Rig 77B after the closing of the merger will not become part of the Barge Rig Holdback Amount.

Each Parker stockholder will receive a pro rata share of the merger consideration.

Q:	When and where will the special meetings be held?

A:

Nabors Shareholders: The Nabors special general meeting will be held virtually via the Internet, at 10:00 a.m. Central Time on January 17, 2025, unless adjourned or postponed. The Nabors special general meeting will be held solely via live webcast and there will not be a physical meeting location. Nabors shareholders will be able to attend the Nabors special general meeting and vote their Nabors common shares electronically during the Nabors special general meeting by visiting www.virtualshareholdermeeting.com/NBR2025SM (the “Nabors special general meeting website”).

Parker Stockholders: The special meeting of Parker stockholders will be held virtually via the Internet, at 9:00 a.m. Central Time on January 17, 2025, unless adjourned or postponed. The Parker special meeting will be held solely via live webcast and there will not be a physical meeting location. Parker stockholders will be able to attend the Parker special meeting and vote their shares of Parker common stock electronically during the Parker special meeting by visiting www.virtualshareholdermeeting.com/PKDC2025SM (the “Parker special meeting website”).

Q:	Who is entitled to vote at the special meetings?

A:

Nabors Shareholders: The record date for the Nabors special general meeting is December 3, 2024 (the “Nabors record date”). Only record holders of Nabors common shares at the close of business on the Nabors record date are entitled to notice of, and to vote at, the Nabors special general meeting.

Parker Stockholders: The record date for the Parker special meeting is December 3, 2024 (the “Parker record date”). Only record holders of shares of Parker common stock at the close of business on the Parker record date are entitled to notice of, and to vote at, the Parker special meeting.

Q:	What constitutes a quorum at the special meetings?

A:

Nabors Shareholders: Shareholders who hold shares representing a majority of the Nabors common shares issued and outstanding and entitled to vote must be present virtually or represented by proxy to constitute a quorum. All Nabors common shares represented at the Nabors special general meeting, including broker non-votes and shares that are represented but that abstain from voting on one or more proposals, will be treated as present for purposes of determining the presence or absence of a quorum.

Parker Stockholders: Stockholders who hold shares representing at least a majority of the voting power of all outstanding shares of common stock entitled to vote at the Parker special meeting must be present virtually (via the Parker special meeting website) or represented by proxy to constitute a quorum. All shares of Parker common stock represented and entitled to vote at the Parker special meeting, including shares that are represented but that abstain from voting on one or more proposals, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes (if any) will not be treated as present for purposes of determining the presence or absence of a quorum.

Q:	How do I vote if I am a shareholder/stockholder of record?

A:

Nabors Shareholders: If you were a record holder of Nabors common shares at the close of business on the Nabors record date, you may vote virtually by attending the Nabors special general meeting or, to ensure that your shares are represented at the Nabors special general meeting, you may authorize a proxy to vote by:

•	accessing the internet site listed on the Nabors proxy card and following the instructions provided on that site anytime up to 11:59 p.m. Eastern Time on January 16, 2025;

•	calling the toll-free number listed on the Nabors proxy card and following the instructions provided in the recorded message anytime up to 11:59 p.m. Eastern Time on January 16, 2025; or

•	submitting your Nabors proxy card by mail by using the provided self-addressed, stamped envelope.

If you hold Nabors common shares in “street name” through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the Nabors special general meeting.

Parker Stockholders: If you were a record holder of Parker common stock at the close of business on the Parker record date, you may vote virtually by attending the Parker special meeting or, to ensure that your shares are represented at the Parker special meeting, you may authorize a proxy to vote by:

•	accessing the internet site listed on the Parker proxy card and following the instructions provided on that site at any time up to 10:59 p.m. Central Time, on January 16, 2025;

•	calling the toll-free number listed on the Parker proxy card and following the instructions provided in the recorded message at any time up to 10:59 p.m. Central Time, on January 16, 2025; or

•	submitting your Parker proxy card by mail by using the provided self-addressed, stamped envelope.

If you hold shares of Parker common stock in “street name” through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the Parker special meeting.

Q:	How many votes do I have?

A:

Nabors Shareholders: With respect to each proposal to be presented at the Nabors special general meeting, holders of Nabors common shares are entitled to one vote for each Nabors common share owned at the close of business on the Nabors record date. At the close of business on the Nabors record date, there were 10,709,103 Nabors common shares issued and outstanding and entitled to vote at the Nabors special general meeting, including 1,161,283 Nabors common shares held by Nabors’ subsidiaries and 556,489 Nabors common shares owned by Nabors’ directors and executive officers.

Parker Stockholders: With respect to each proposal to be presented at the Parker special meeting, holders of Parker common stock as of the Parker record date are entitled to one vote for each share of Parker common stock owned at the close of business on the Parker record date. At the close of business on the Parker record date, there were 15,050,836 shares of Parker common stock outstanding and entitled to vote at the Parker special meeting, including 36,796 shares of Parker common stock owned by Parker’s directors and executive officers.

Q:	Who will serve on the Nabors board of directors following the completion of the merger?

A:

Following the completion of the merger, it is anticipated that the Nabors board of directors will have seven members, consisting of the seven individuals currently serving on the Nabors board of directors as of the date of this joint proxy statement/prospectus.

Q:	Who will serve as the executive officers of Nabors following the completion of the merger?

A:

The completion of the merger is not anticipated to have any impact on the current composition of Nabors’ executive officers, and following the merger, it is anticipated that the below executive officers will continue to serve in their current positions and under the same compensation plans and arrangements that were in place prior to the merger:

Anthony G. Petrello	Chairperson, President and Chief Executive Officer
William Restrepo	Chief Financial Officer
Mark D. Andrews	Corporate Secretary

Q:	What vote is required to approve each proposal at the Nabors special general meeting?

A:

The approval of the Nabors share issuance proposal requires the affirmative vote of a majority of the Nabors common shares, present virtually or represented by proxy at the Nabors special general meeting and entitled to vote on the Nabors share issuance proposal, assuming a quorum is present. Assuming a quorum is present, broker non-votes (if any) and shares that are not present virtually or by proxy will have no effect on the vote for the Nabors share issuance proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of this proposal.

The approval of the Nabors adjournment proposal requires the affirmative vote of a majority of Nabors common shares, present virtually or represented by proxy at the Nabors special general meeting and entitled to vote thereon, regardless of whether there is a quorum. Broker non-votes (if any) and shares that are not present virtually or by proxy will have no effect on the vote for the Nabors adjournment proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of this proposal.

Q:	What vote is required to approve each proposal at the Parker special meeting?

A:

The Parker merger proposal requires the affirmative vote of a majority of the outstanding shares of Parker common stock entitled to vote thereon. Shares that are not present virtually or by proxy, failures to vote, broker non-votes (if any) and abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

The Parker adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal. Assuming a quorum is present, shares that are not present virtually or by proxy, failures to vote, broker non-votes (if any) and abstentions will have no effect on the vote for this proposal.

Q:	How does the Nabors board of directors recommend that Nabors shareholders vote?

A:

The Nabors board of directors unanimously determined that the merger agreement and the transactions are advisable, and in the best interests of, Nabors and its shareholders. Accordingly, the Nabors board of directors unanimously recommends that Nabors shareholders vote “FOR” the Nabors share issuance proposal and “FOR” the Nabors adjournment proposal.

Q:	How does the Parker board of directors recommend that Parker stockholders vote?

A:

The Parker board of directors unanimously approved and adopted the merger agreement and the transactions and declared the merger agreement and the transactions to be advisable and fair to and in the best interests of Parker stockholders. Accordingly, the Parker board of directors unanimously recommends that Parker stockholders vote “FOR” the Parker merger proposal and “FOR” the Parker adjournment proposal.

Q:	My shares are held in “street name” by my bank, broker or other nominee. Will my bank, broker or other nominee automatically vote my shares for me?

A:

No. If your shares are held through a bank, broker or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your bank, broker or other nominee, and not you. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your bank, broker or other nominee may not vote your shares on any of the proposals to be considered at the Nabors special general meeting or the Parker special meeting, as applicable.

Under the rules of the NYSE that govern how brokers may vote shares for which they have not received voting instructions from the beneficial owner, brokers are permitted to exercise discretionary voting authority only on “routine” matters. Under the rules of the NYSE, none of the Nabors proposals are routine matters. Accordingly, brokers will not have such discretionary authority to vote on the Nabors proposals.

Because the only proposals for consideration at the Nabors special general meeting are non-routine proposals, it is not expected that there will be any broker non-votes at such meeting. However, if there are any broker non-votes, they will not be counted in determining the outcome of and will have no effect on (i) the Nabors share issuance proposal and (ii) the Nabors adjournment proposal.

If there are any broker non-votes, they will have (i) the same effect as a vote “AGAINST” the Parker merger proposal and (ii) no effect on the Parker adjournment proposal.

If you hold Nabors common shares in “street name” through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the Nabors special general meeting.

Q:	What will happen if I fail to vote or I abstain from voting?

A:

Nabors Shareholders: Assuming a quorum is present, if you fail to attend the Nabors special general meeting virtually and do not vote by proxy, it will not have any effect on the vote for the Nabors share issuance proposal or the Nabors adjournment proposal; however, if you attend the Nabors special general meeting virtually and abstain or mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” (i) the Nabors share issuance proposal, and (ii) the Nabors adjournment proposal.

Parker Stockholders: Assuming a quorum is present, if you fail to attend the Parker special meeting virtually and do not vote by proxy, it will have (i) the same effect as a vote “AGAINST” the Parker merger proposal and (ii) no effect on the Parker adjournment proposal.

If you attend the Parker special meeting and abstain or mark your proxy or voting instructions to abstain on the Parker merger proposal, it will have the same effect as a vote “AGAINST” the Parker merger proposal. If you attend the Parker special meeting and abstain or mark your proxy or voting instructions to abstain on the Parker adjournment proposal if necessary or appropriate, it will have no effect on the Parker adjournment proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

Nabors Shareholders: If you properly complete and sign your proxy card but do not indicate how your Nabors common shares should be voted on a proposal, the Nabors common shares represented by your proxy will be voted as the Nabors board of directors recommends and, therefore, “FOR” (i) the Nabors share issuance proposal and (ii) the Nabors adjournment proposal.

Parker Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of Parker common stock should be voted on a proposal, the shares of Parker common stock represented by your proxy will be voted as the Parker board of directors recommends and, therefore, “FOR” (i) the Parker merger proposal and (ii) the Parker adjournment proposal.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes.

If you are the record holder of either Nabors common shares or Parker common stock: You can change your vote or revoke your proxy at any time before the beginning of the applicable special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

•

attending the special meeting and voting virtually via the Nabors special general meeting website or the Parker special meeting website, as applicable, which will automatically cancel any proxy previously given.

Please note that merely attending the Nabors special general meeting or the Parker special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by the Corporate Secretary of Nabors or Parker, as applicable, no later than the beginning of the applicable special meeting.

Regardless of the method used to deliver your previous proxy, you may revoke your proxy by any of the above methods.

If you hold shares of either Nabors or Parker in “street name”: If your shares are held in “street name” through a bank, broker or other nominee, you must contact your bank, broker or other nominee to change your vote.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Parker common stock?

A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. While the obligation of each of Nabors and Parker to complete the merger is not conditioned upon the receipt by either of Nabors or Parker of a tax opinion from its counsel or any other counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Parker has obtained a tax opinion from its counsel, Akin Gump Strauss Hauer & Feld LLP, in the form included as Exhibit 8.1. Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences”) of Parker common stock generally will not recognize gain or loss except with respect to cash received in connection with the disbursement of the Barge Rig Holdback Amount, if the Closing Price is less than the Lower Collar Price or paid in lieu of fractional Nabors common shares (as discussed below). A U.S. holder of Parker common stock who receives cash in addition to Nabors common shares will recognize gain (but not loss) for U.S. federal income tax purposes in an amount equal to the lesser of (i) the amount of gain realized (consisting of the excess, if any, of the sum of the amount of cash and the fair market value, as of the effective time of the merger, of the Nabors common shares received in the merger over that stockholder’s adjusted tax basis in its Parker common stock surrendered) and (ii) the aggregate amount of cash received in the merger (including cash received in connection with the disbursement of the certain amounts received in connection with the Barge Rig Holdback Amount, cash received if the Closing Price is less than the Lower Collar Price and cash received in lieu of fractional Nabors common shares). If, however, cash received by Parker stockholders in respect of their Parker common stock (e.g., from cash received if the Closing Price is lower than the Lower Collar Price, cash received in connection with the disbursement of certain amounts received in connection with the Barge Rig Holdback Amount and cash received in lieu of fractional Nabors common shares) exceeds 20% of the total consideration received in respect of Parker common stock, then the merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the merger would be fully taxable to Parker stockholders. For further information, see “Material U.S. Federal Income Tax Consequences”.

Your tax consequences will depend on your individual situation. Accordingly, please consult your own tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:

Nabors and Parker hope to complete the merger as soon as reasonably possible and expect the closing of the merger to occur in the first quarter of 2025. However, the merger is subject to the satisfaction or waiver of certain conditions to completion of the merger, and it is possible that factors outside the control of Nabors and Parker could result in the merger being completed at an earlier time, a later time or not at all.

Q:	What are the conditions to consummate the merger?

A:	The respective obligations of Nabors, Parker and Merger Sub to effect the merger and otherwise consummate the transactions are subject to the satisfaction or waiver of certain conditions at or before the closing date of the merger (the “closing date”), including but not limited to: (i) the receipt of the required approvals of Nabors shareholders and Parker stockholders; (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), as amended, and the receipt of certain consents or clearances under the antitrust or foreign direct investment laws of certain foreign jurisdictions; (iii) the approval for listing on the NYSE of the Nabors common shares to be issued in accordance with the merger agreement; (iv) the absence of any law or order preventing consummation of the merger; (v) the effectiveness of this Registration Statement on Form S-4, and the absence of any stop order issued by the SEC or related proceeding commenced or threatened in writing by the SEC, in each case suspending the effectiveness of the Form S-4; (vi) the final determination of the net debt of Parker; and (vii) the number of shares of Parker common stock that have properly exercised appraisal rights under Delaware law in respect of such shares not representing 10% or more of the issued and outstanding shares of Parker common stock.

The obligation of each party to consummate the merger is also subject to other customary closing conditions, including, among others, subject to customary materiality qualifiers, the accuracy of the representations and warranties contained in the merger agreement and the performance in all material respects by the other party of its covenants under the merger agreement. Nabors’ and Merger Sub’s obligation to consummate the merger is also subject to certain restrictive covenant agreements remaining in full force and effect in accordance with the terms thereof and the delivery by Parker to Nabors of certain consents in respect of certain letters of credit of Parker. See “The Merger Agreement—Conditions to Completion of the Merger” for more information.

Q:	What happens if the merger is not completed?

A:

If the Nabors share issuance proposal is not approved by Nabors shareholders, if the Parker merger proposal is not approved by Parker stockholders or if the merger is not completed for any other reason, Parker stockholders will not receive any form of consideration for the Parker common stock they own in connection with the merger. Instead, Parker will remain an independent company. If the mutual conditions to closing the merger are satisfied and Parker has satisfied its closing conditions, Nabors may be obligated to pay Parker a termination fee of $10,000,000 (the “termination fee”) if the merger agreement is terminated by Parker under certain circumstances. Further, if the mutual conditions to closing the merger are satisfied and Nabors has satisfied its closing conditions, Parker may be obligated to pay Nabors the termination fee if the merger agreement is terminated by Nabors under certain circumstances.

Q:	Do I need to do anything with my shares of common stock other than vote for the proposals at the applicable special meeting?

A:	Nabors Shareholders: If you are a Nabors shareholder, after the merger is completed, you are not required to take any action with respect to your Nabors common shares.

Parker Stockholders: If you are a Parker stockholder, after the merger is completed, each share of Parker common stock that you hold will be converted automatically into the right to receive a number of Nabors common shares based on the per share merger consideration together with cash (without interest) (i) if the Closing Price is less than the Lower Collar Price, (ii) in lieu of any fractional shares and/or (iii) in connection with the Barge Rig Holdback Amount. You do not need to take any action at this time. A letter of transmittal and instructions for the surrender of shares of Parker common stock will be mailed to Parker stockholders shortly after the completion of the merger.

Q:	Are shareholders entitled to appraisal rights?

A:

The holders of Nabors common shares are not entitled to appraisal rights in connection with the merger under Bermuda law. Parker stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. Parker common stock held by stockholders that do not vote for approval of the merger and make a demand for appraisal in accordance with Delaware law will not be converted into Nabors common shares, but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law. If the proportion of such “dissenting shares” equals or exceeds 10% of Parker issued and outstanding common stock, the parties cannot consummate the merger, absent a waiver by both Parker and Nabors of such closing condition.

For more information regarding appraisal rights, see “The Merger—Appraisal Rights”. In addition, the full text of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:	What happens if I transfer my shares of Parker common stock before the Parker special meeting?

A:

The record date for the Parker special meeting is earlier than the date of the Parker special meeting and the date that the merger is expected to be completed. If you transfer your shares of Parker common stock after the Parker record date but before the Parker special meeting, you will retain your right to vote at the Parker special meeting but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q:	What happens if I transfer my Nabors common shares before the Nabors general special meeting?

A:

The record date for the Nabors special general meeting is earlier than the date of the Nabors special general meeting and the date that the merger is expected to be completed. If you transfer your Nabors common shares after the Nabors record date but before the Nabors special general meeting, you will retain your right to vote at the Nabors special general meeting.

Q:	What does it mean if I receive more than one set of materials?

A:

This means you own both Nabors common shares and shares of Parker common stock or you own Nabors common shares or shares of Parker common stock that are registered under different names. For example, you may own some shares directly as a shareholder/stockholder of record and other shares through a bank, broker or other nominee or you may own shares through more than one bank, broker or other nominee. In these situations, you will receive multiple sets of proxy materials. You must complete, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the voting instruction forms you receive in order to vote all of the Nabors common shares and/or shares of Parker common stock that you own. Each proxy card you receive will come with its own self-addressed, stamped envelope; if you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q:	How can I find out more information?

A:	For more information about Nabors and Parker, see the sections titled “Information about Parker” and “Where You Can Find More Information”, respectively.

Q:	Who can help answer my questions?

A:

Nabors shareholders who have questions about the merger, the matters to be voted on at the Nabors special general meeting or how to submit a proxy, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

Nabors Corporate Services, Inc.

515 West Greens Road, Suite 1200,

Houston, Texas 77067

Attn: Investor Relations

Phone Number: (281) 775-2423

Parker stockholders who have questions about the merger, the matters to be voted on at the Parker special meeting or how to submit a proxy, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

Parker Drilling Company

2103 CityWest Blvd., Suite 400

Houston, TX 77042

Attn: Investor Relations

Phone Number: (281) 406-2000

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the Nabors and Parker special meetings. Nabors and Parker urge you to read the remainder of this joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section titled “Where You Can Find More Information”. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

Nabors Industries Ltd.

Nabors owns and operates one of the world’s largest land-based drilling rig fleets and is a provider of offshore platform rigs in the United States and international markets. Nabors also provides performance tools, directional drilling services, tubular running services and innovative technologies for its own rig fleet and those operated by third parties. In addition, Nabors manufactures advanced drilling equipment and provides drilling rig instrumentation. Nabors also has a portfolio of technologies designed to drive energy efficiency and emissions reductions on its rigs and for its third-party customers. In today’s performance-driven environment, Nabors believes it is well positioned to seamlessly integrate downhole hardware, surface equipment and software solutions into its AC rig designs. Leveraging its advanced drilling automation capabilities, Nabors’ highly skilled workforce continues to set new standards for operational excellence and transform its industry.

With operations in over 15 countries, Nabors is a global provider of drilling and drilling-related services for land-based and offshore oil and natural gas wells, with a fleet of rigs and drilling-related equipment which, as of December 31, 2023 included:

•	291 actively marketed rigs for land-based drilling operations in the United States and various countries throughout the world; and

•	28 actively marketed rigs for offshore platform drilling operations in the United States and multiple international markets.

Nabors’ common stock is traded on the NYSE under the symbol “NBR.”

The principal executive offices of Nabors are located at Crown House, Second Floor, 4 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and Nabors’ telephone number is (441) 292-1510. Additional information about Nabors and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Parker Drilling Company

Parker was established as “Parker Drilling Company” in 1934 and later incorporated in the state of Delaware in 1976.

Parker is an integrated service provider of advanced wellbore construction solutions for transitioning energy markets. Its global technology-enabled products and services optimize performance and minimize risk to both hydrocarbon and energy transition applications, including geothermal, well abandonment, and carbon capture sequestration (“CCS”) markets. Parker has operated in over 60 countries since beginning operations in 1934, making it among the most geographically experienced drilling contractors and rental tools providers in the world. It currently has operations in 14 countries. Parker has participated in numerous world records for deep and extended-reach drilling and is an industry leader in quality, health, safety and environmental practices.

Parker’s business is comprised of two main business lines: (1) rental tools services and (2) drilling services.

The principal executive offices of Parker are located at 2103 CityWest Blvd., Suite 400, Houston, Texas 77042, and Parker’s telephone number is (281) 406-2000. For more information about Parker, see the section titled “Information about Parker.”

Nabors SubA Corporation

Nabors SubA Corporation (“Merger Sub”), a wholly owned subsidiary of Nabors, is a Delaware corporation that was formed on September 26, 2024 for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into Parker, with Parker surviving the merger as a wholly owned subsidiary of Nabors.

The Meetings

The Nabors Special General Meeting

The special general meeting of Nabors shareholders will be held virtually via the Nabors special general meeting website at www.virtualshareholdermeeting.com/NBR2025SM, at 10:00 a.m. Central Time on January 17, 2025, unless adjourned or postponed. The special general meeting of Nabors shareholders is being held to consider and vote on:

•	the Nabors share issuance proposal; and

•	the Nabors adjournment proposal.

Completion of the merger is conditioned on approval by Nabors shareholders of the Nabors share issuance proposal.

The record date for the Nabors special general meeting is December 3, 2024. Only record holders of Nabors common shares at the close of business on the Nabors record date are entitled to notice of, and to vote at, the Nabors special general meeting. At the close of business on the Nabors record date, Nabors’ only outstanding class of voting securities was the Nabors common shares, and 10,709,103 Nabors common shares were issued and outstanding, including 1,161,283 Nabors common shares held by Nabors’ subsidiaries and 556,489 Nabors common shares owned by Nabors directors and executive officers. The Nabors directors and executive officers are currently expected to vote their shares in favor of each Nabors proposal listed above. A list of the Nabors shareholders of record who are entitled to vote at the Nabors special general meeting will be available for inspection by any Nabors shareholder for any purpose germane to the special general meeting during ordinary business hours for the 10 days preceding the Nabors special general meeting at the offices of Nabors’ subsidiary, Nabors Corporate Services, Inc., located at 515 W. Greens Rd., Houston, Texas 77067 and during the Nabors special general meeting on the Nabors special general meeting website.

With respect to each Nabors proposal listed above, Nabors shareholders may cast one vote for each Nabors common share that they own as of the Nabors record date. The Nabors share issuance proposal requires the affirmative vote of a majority of the Nabors common shares present virtually or represented by proxy at the Nabors special general meeting and entitled to vote thereon, assuming a quorum is present. The Nabors adjournment proposal requires the affirmative vote of a majority of the Nabors common shares present virtually or represented by proxy at the Nabors special general meeting and entitled to vote on the proposal, regardless of whether there is a quorum.

No business may be transacted at the Nabors special general meeting unless a quorum is present. If a quorum is not present at the Nabors special general meeting, or if a quorum is present at the Nabors special general meeting but there are not sufficient votes at the time of the special general meeting to approve the Nabors share issuance proposal, then the chairman of the meeting has the power to adjourn the meeting, or, alternatively, Nabors shareholders may be asked to vote on the Nabors adjournment proposal. No notice of an adjourned meeting need be given unless the date, time and place of the resumption of the meeting are not announced at the adjourned meeting, the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

Reasons for the Merger; Recommendation of the Nabors Board of Directors

The Nabors board of directors unanimously (i) determined that the merger agreement and the transactions are advisable, and in the best interests of, Nabors and its shareholders, (ii) authorized the execution and delivery of the merger agreement and the other documents entered in connection with the merger (together with the merger agreement, the “transaction documents”) and approved and declared advisable the consummation of the merger, (iii) directed that the merger agreement and the merger be submitted for the consideration of the Nabors shareholders and (iv) resolved to recommend that the Nabors shareholders approve the issuance of Nabors common shares in connection with the merger on the terms and subject to the conditions set forth in the merger agreement. Accordingly, the Nabors board of directors unanimously recommends that Nabors shareholders vote “FOR” the Nabors share issuance proposal and “FOR” the Nabors adjournment proposal. For more information regarding the factors considered by the Nabors board of directors in reaching its decisions relating to its recommendation, see the section titled “The Merger—Nabors’ Reasons for the Merger; Recommendation of the Nabors Board of Directors.”

The Parker Special Meeting

The special meeting of Parker stockholders will be held virtually via the Parker special meeting website at www.virtualshareholdermeeting.com/PKDC2025SM, at 9:00 a.m. Central Time on January 17, 2025, unless adjourned or postponed. The special meeting of Parker stockholders is being held to consider and vote on:

•	the Parker merger proposal; and

•	the Parker adjournment proposal.

Completion of the merger is conditioned on approval by Parker stockholders of the Parker merger proposal.

The Parker record date is December 3, 2024. Only record holders of Parker common stock at the close of business on such date are entitled to notice of, and to vote at, the Parker special meeting. At the close of business on the Parker record date, Parker’s only outstanding class of voting securities was the Parker common stock, and 15,050,836 shares of Parker common stock were issued and outstanding, of which approximately 0.24% were owned and entitled to be voted by Parker directors and executive officers. The Parker directors and executive officers are currently expected to vote their shares in favor of each Parker proposal listed above. A list of the Parker stockholders of record who are entitled to vote at the Parker special meeting will be available for inspection by any Parker stockholder for any purpose germane to the special meeting during ordinary business hours for the 10 days preceding the Parker special meeting at the offices of Parker located at 2103 CityWest Blvd., Suite 400, Houston, TX 77042 and during the Parker special meeting on the Parker special meeting website.

Concurrently with the execution of the merger agreement, certain stockholders of Parker (collectively, the “supporting stockholders”) entered into a voting and support agreement with Nabors (the “voting and support agreement”), pursuant to which the supporting stockholders have agreed to, among other things, vote their shares of Parker common stock in favor of Parker merger proposal. The supporting stockholders owned approximately 85.04% of the outstanding shares of Parker common stock as of the date of the voting and support agreement.

With respect to each Parker proposal listed above, Parker stockholders may cast one vote for each share of Parker common stock that they own as of the Parker record date. The Parker merger proposal requires the affirmative vote of a majority of the outstanding shares of Parker common stock entitled to vote thereon. The Parker adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal.

No business may be transacted at the Parker special meeting unless a quorum is present. If a quorum is not present at the Parker special meeting, or if a quorum is present at the Parker special meeting but there are not sufficient votes at the time of the special meeting to approve the Parker merger proposal, then the chairman of the meeting has the power to adjourn the meeting, or, alternatively, Parker stockholders may be asked to vote on the Parker adjournment proposal. No notice of an adjourned meeting need be given unless the date, time and place of the resumption of the meeting are not announced at the adjourned meeting, the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

Reasons for the Merger; Recommendation of the Parker Board of Directors

The Parker board of directors unanimously determined that the merger agreement and the transactions are advisable, fair to, and in the best interests of Parker and its stockholders, authorized the execution and delivery of the merger agreement and the other transaction documents and approved, directed that the merger agreement and the other transaction documents be submitted for the consideration of Parker stockholders and declared advisable the consummation of the transactions including the merger and resolved to recommend that the holders of Parker common stock approve and adopt the Parker merger agreement proposal. Accordingly, the Parker board of directors unanimously recommends that Parker stockholders vote “FOR” the Parker merger agreement proposal. For more information regarding the factors considered by the Parker board of directors in reaching its decisions relating to its recommendation, see the section titled “The Merger—Parker’s Reasons for the Merger; Recommendation of the Parker Board of Directors.”

The Merger

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Nabors and Parker encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section titled “The Merger Agreement”.

Form of the Merger

Subject to the terms and conditions of the merger agreement, at the effective time, Merger Sub, a wholly owned subsidiary of Nabors that was formed for the sole purpose of effecting the merger, will merge with and into Parker. Parker will survive the merger and become a wholly owned subsidiary of Nabors.

Merger Consideration

If the merger is completed, each share of Parker common stock issued and outstanding immediately prior to the effective time (other than dissenting shares) will be converted into the right to receive a number of Nabors common shares and, in certain circumstances, a payment in cash (i) as set forth below if the Closing Price is less than the Lower Collar Price (each as defined below), (ii) in lieu of any fractional shares and/or (iii) in connection with the Barge Rig Holdback Amount (the “merger consideration”). Subject to certain adjustments as described in the merger agreement, the stock portion of the merger consideration will be calculated as follows:

•

if the volume weighted average price (“VWAP”) of one Nabors common share on the NYSE for the 15 trading days ended on the fifth trading day prior to the date on which the closing of the merger occurs (the “Closing Price”) is (i) less than or equal to $99.62 (the “Upper Collar Price”) and (ii) greater than or equal to $42.70 (the “Lower Collar Price”), the merger consideration will consist of 4,800,000 Nabors common shares;

•

if the Closing Price is greater than the Upper Collar Price, the merger consideration will consist of the number of Nabors common shares with a value equal to $478,176,000 (the “Upper Collar Value”) divided by the Closing Price; and

•

if the Closing Price is less than the Lower Collar Price, the merger consideration will equal (i) 4,800,000 Nabors common shares plus (ii) an amount of cash which equals (x) $204,960,000 minus (y)(1) 4,800,000 multiplied by (2) the Closing Price.

•	Each Parker stockholder’s pro rata share of the merger consideration is referred to as the “per share merger consideration.”

Treatment of Parker Incentive Plan Unit Awards

Each outstanding Parker stock-settled restricted stock unit award, whether or not vested, will automatically become fully vested, cancelled and settleable into shares of Parker common stock. Parker will be deemed to have issued to each holder of such Parker stock-settled restricted stock unit award the number of shares of Parker common stock that would have been issued to such holder had such Parker stock-settled restricted stock unit award been settled in shares of Parker common stock after deducting the number of shares used to satisfy such holder’s tax withholding liability. At the effective time, each outstanding share of Parker common stock deemed to have been issued in connection with the Parker stock-settled restricted stock unit awards will be converted into the right to receive (without interest) the per share merger consideration.

Treatment of Parker Incentive Plan Performance-Based Restricted Stock Unit Awards

Each outstanding Parker performance-based restricted stock unit award, whether or not vested, will automatically become fully vested (to the extent the applicable performance criteria have been met), cancelled and settleable into shares of Parker common stock. Parker will be deemed to have issued to each holder of such Parker performance-based restricted stock unit award the number of shares of Parker common stock that would have been issued to such holder had such Parker performance-based restricted stock unit award been settled in shares of Parker common stock after deducting the number of shares used to satisfy such holder’s tax withholding liability. At the effective time, each outstanding share of Parker common stock deemed to have been issued in connection with the Parker performance-based restricted stock unit awards will be converted into the right to receive (without interest) the per share merger consideration. Any Parker performance-based restricted stock unit award that does not vest in accordance with its terms immediately prior to the effective time will be terminated and forfeited for no consideration at the effective time.

Treatment of Parker Incentive Plan Cash-Settled Restricted Stock Unit Awards

Each outstanding Parker cash-settled restricted stock unit award, whether or not vested, will automatically become fully vested, cancelled and settleable into an amount of cash (without interest) equal to the product of (x) the number of Nabors common shares into which each Parker cash-settled restricted stock unit award would be convertible if such Parker cash-settled restricted stock unit award were converted into the number of shares of Parker common stock underlying such Parker cash-settled restricted stock unit award and (y) the VWAP of one Nabors common share for the 15 trading days ended on the fifth day prior to the closing date. At the effective time, Nabors will, or will cause Parker to, pay through its payroll systems all amounts payable to holders of cash-settled restricted stock unit awards.

Treatment of Parker Incentive Plan Stock Option Awards

Each outstanding Parker option award, whether or not vested or exercisable, will automatically vest and become exercisable into shares of Parker common stock and Parker will be deemed to have issued to each option holder the number of shares of Parker common stock that would have been issued to such option holder upon a “cashless exercise” of such Parker option award having been cancelled and then settled in shares of Parker common stock after giving effect to the deduction of the number of shares of Parker common stock otherwise issuable in connection with the exercise of such Parker option award that is used to satisfy (x) the aggregate amount of exercise price of such Parker option award and (y) the option holder’s tax withholding liability thereunder. At the effective time, each share of Parker common stock deemed to have been issued by Parker to the option holders upon cancellation and settlement of the Parker option awards will be converted into the right to receive (without interest) the per share merger consideration.

Expected Timing of the Merger

Nabors and Parker hope to complete the merger as soon as reasonably possible and expect the closing of the merger to occur in the first quarter of 2025. However, the merger is subject to the satisfaction or waiver of certain conditions to completion of the merger, and it is possible that factors outside the control of Nabors and Parker could result in the merger being completed at an earlier time, a later time or not at all.

Conditions to Completion of the Merger

The respective obligations of Nabors, Parker and Merger Sub to effect the merger and otherwise consummate the transactions are subject to the satisfaction or waiver of the following conditions at or before the closing date:

•

effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of a stop order suspending the effectiveness of such registration statement on Form S-4 or proceedings initiated or threatened by the SEC for that purpose;

•	approval of the Parker merger proposal;

•	approval of the Nabors shares issuance proposal;

•	authorization for the listing on the NYSE of the Nabors common shares to be issued in connection with the merger, subject to official notice of issuance;

•

expiration or termination of any waiting periods applicable to the consummation of the merger and the transactions under the HSR Act and receipt of any necessary actions or nonaction, waivers, consents, clearances, approvals under other antitrust laws and foreign direct investment laws;

•

absence of any laws, temporary restraining orders, preliminary or permanent injunctions or other orders that have the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•	final determination of final net debt of Parker;

•	the proportion of dissenting shares relative to issued and outstanding shares of Parker common stock not equaling or exceeding 10%;

•	finalization of the excess transaction expense amount;

•	the accuracy of the representations and warranties of Nabors and Parker, as applicable, made in the merger agreement (subject to the materiality standards set forth in the merger agreement);

•

the performance of and compliance with, in all material respects, all covenants and obligations required to be performed or complied with by Nabors or Parker, as applicable, under the merger agreement on or prior to the closing date;

•	receipt by each of Nabors and Parker of an officer’s certificate of Parker or Nabors, as applicable, certifying satisfaction of the conditions described in the preceding two bullet points; and

•	receipt by Nabors and Parker of all closing deliverables required under the merger agreement.

In addition, Nabors’ obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•

the restrictive covenant agreements provided in the Transition, Separation and General Release Agreement, by and between the Company and Quail Tools, LLC, on the one hand, and Marc White, Keith White and Wayne White, on the other hand, remaining in full force and effect;

•

for any letters of credit of Parker or its subsidiaries issued under the ABL Credit Agreement (as defined below) that are issued directly to a beneficiary, with limited exceptions, the receipt by Nabors of a written consent from each beneficiary approving the replacement of the applicable letter of credit with Nabors’ standby letter of credit or surety bond;

•	the receipt by Nabors of an irrevocable proxy and power of attorney from each supporting stockholder pursuant to the voting and lock-up agreement (as defined below); and

•	the absence of a material adverse effect.

In addition, Parker’s obligations to effect the merger are subject to the satisfaction or waiver of the following additional condition:

•	the absence of a material adverse effect.

No Solicitation of Competing Proposals

Parker and its subsidiaries have agreed that they will, and will cause their respective affiliates and representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person (other than Nabors and its representatives) conducted prior to the execution of the merger agreement with respect to certain proposal to acquire Parker, request the return or destruction of all confidential information previously provided to such parties by or on behalf of Parker or its subsidiaries and immediately prohibit any access by any person (other than Nabors and its representatives) to any physical or electronic data room relating to a possible Parker acquisition proposal.

In addition, Parker and its subsidiaries will not (i) initiate, discuss or encourage any business combination transaction other than the merger, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of any written offers, inquiries or proposals contemplating any business combination transaction other than the merger, (iii) furnish or cause to be furnished any information regarding the business, operations or assets of Parker in connection with any written offers, inquiries or proposals contemplating any business combination transaction other than the merger, (iv) approve, endorse or enter into any letter of intent or similar document relating to any written offers, inquiries or proposals contemplating any business combination transaction other than the merger or (v) otherwise assist in any effort or attempt regarding a possible Parker acquisition proposal.

Nabors has also agreed that it will, and will cause its subsidiaries and representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person conducted prior to the execution of the merger agreement with respect to a Parker acquisition proposal and prohibit any access by any such person to any physical or electronic data room relating to a possible Parker acquisition proposal.

Changes in Board Recommendations

The merger agreement generally provides that:

•

the Parker board of directors may not (i) withhold, withdraw, amend or qualify its recommendation that Parker stockholders approve and adopt the merger agreement, (ii) fail to recommend against (x) acceptance of any tender or exchange offers to Parker stockholders for outstanding shares of Parker common stock or (y) any written offers, inquiries or proposals contemplating any business combination transaction other than the merger or (iii) approve or recommend, or publicly declare advisable or publicly propose to approve or recommend, any written offers, inquiries or proposals contemplating any business combination transaction other than the merger; and

•	the Nabors board of directors may not change its recommendation that Nabors shareholders approve the issuance of Nabors common shares in connection with the merger.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the effective time under the following circumstances:

•	by mutual written consent of Nabors and Parker;

•	by either Nabors or Parker:

o

if the merger is not consummated by on or before May 29, 2025, unless the failure to close by that date is due to the failure of the terminating party to perform any of its material covenants or agreements under the merger agreement;

o

if any governmental entity of competent jurisdiction issues a final and nonappealable order, decree or judgment prohibiting the consummation of the merger or enacts, enters, promulgates, enforces or deems applicable a legal requirement that makes the consummation of the merger illegal or otherwise prohibited, provided that the terminating party will have used commercially reasonable efforts to defend against such order, decree or judgment and will have complied in all respects and taken all actions required by the covenants contained in the merger agreement related to obtaining government approvals and cooperation, provided further that this termination right will not be available to a party if such order, decree or judgment was primarily due to the action or inaction of such party;

•	by Nabors:

o	if the Parker stockholders fail to approve and adopt the merger agreement;

o

in the event of a material breach by Parker of any of its obligations under the covenants related to non-solicitation of Parker acquisition proposals and prohibiting the Parker board of directors from changing its recommendation that Parker stockholders vote in favor of the merger;

o	if an event, change, occurrence or circumstance takes place that has or could reasonably be expected to, individually or in the aggregate, cause a material adverse effect with respect to Parker;

o	with limited exceptions, if there has been a breach or inaccuracy of Parker’s representations and warranties or Parker breaches any of its covenants;

•	by Parker:

o	if the Nabors shareholders fail to approve the issuance of Nabors common shares in connection with the merger;

o	in the event of a material breach by Nabors of any of its obligations under the covenants related to non-solicitation of Parker acquisition proposals;

o	if an event, change, occurrence or circumstance takes place that has or could reasonably be expected to, individually or in the aggregate, cause a material adverse effect with respect to Nabors; or

o	with limited exceptions, if there has been a breach or inaccuracy of Nabors’ representations and warranties or Nabors breaches any of its covenants.

Termination Fees and Expenses

If the mutual conditions to closing of the merger are satisfied and Parker has satisfied its closing conditions, Nabors may be obligated to pay Parker a termination fee of $10,000,000 (the “termination fee”) if the merger agreement is terminated by Parker because (i) Nabors breaches its obligations related to solicitation of Parker acquisition proposals, (ii) an event, change, occurrence or circumstance takes place that has had or could reasonably be expected to have a material adverse effect with respect to Nabors or (iii) Nabors breaches its representations and warranties or covenants (with limited exceptions). If the mutual conditions to closing of the merger are satisfied and Nabors has satisfied its closing conditions, Parker may be obligated to pay Nabors the termination fee if the merger agreement is terminated by Nabors because (i) Parker breached its obligations related to solicitation of Parker acquisition proposals and the prohibition on the Parker board from changing its recommendation that Parker stockholders vote in favor of the merger, (ii) an event, change, occurrence or circumstance takes place that has had or could reasonably be expected to have a material adverse effect with respect to Parker or (iii) Parker breaches its representations and warranties or covenants (with limited exceptions).

Comparison of Rights of Nabors Shareholders and Parker Stockholders

The governing documents of Parker differ from the governing documents of Nabors. As a result, Parker stockholders that receive Nabors common shares as merger consideration will have different rights once they become shareholders of Nabors. These differences are described in detail under the section titled “Comparison of Rights of Nabors Shareholders and Parker Stockholders.”

Listing of Nabors Common Shares

It is a condition to the completion of the merger that the Nabors common shares to be issued to Parker stockholders be authorized for listing on the NYSE at the effective time, subject to official notice of issuance.

Interests of Nabors’ Directors and Executive Officers in the Merger

When considering the recommendation of the Nabors board of directors that Nabors shareholders vote “FOR” the Nabors share issuance proposal, Nabors shareholders should be aware that, aside from their interests as Nabors shareholders, Nabors directors and executive officers may have interests in the merger that could be different from, or in addition to, the interests of Nabors shareholders generally.

Interests of Parker Directors and Executive Officers in the Merger

When considering the recommendation of the Parker board of directors that Parker stockholders vote “FOR” the Parker merger proposal, Parker stockholders should be aware that, aside from their interests as Parker stockholders, Parker’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Parker stockholders generally. These interests include:

•

certain Parker executive officers are parties to employment agreements under which they will be eligible to receive severance following an involuntary termination of such executive officer’s employment during the 18-month period following the closing of the merger;

•

certain members of the Parker board of directors and certain Parker executive officers have Parker stock-settled restricted stock unit awards, Parker cash-settled restricted stock unit awards and Parker performance-based restricted stock unit awards. The treatment of Parker stock-settled restricted stock unit awards, Parker cash-settled restricted stock unit awards and Parker performance-based restricted stock unit awards is discussed in more detail in the sections entitled “The Merger—Treatment of Parker Incentive Plan Restricted Stock Unit Awards,” “The Merger—Treatment of Parker Incentive Plan Performance-Based Restricted Stock Unit Awards,” and “The Merger—Treatment of Parker Incentive Plan Cash-Settled Restricted Stock Unit Awards”; and

•

certain members of the Parker board of directors and certain executive officers will have the right to indemnification and continued coverage under applicable law, Parker’s organizational documents and any indemnification agreements currently in effect. Such members will also be indemnified pursuant to a directors’ and officers’ liability insurance policies for at least six years following the effective time of the merger. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance.”

Regulatory Clearances Required to Complete the Transactions.

Consummation of the merger is subject to the expiration or termination of any applicable waiting period under the HSR Act and approval under similar non-U.S. laws. On October 21, 2024, Nabors and Parker each filed Notification and Report Forms with the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”). On November 20, 2024, the waiting period under the HSR Act expired without a request for additional information or documentary material from the Antitrust Division or the FTC.

Consummation of the merger is also subject to the receipt of clearances, consents and approvals under certain specified antitrust regulatory laws in several foreign jurisdictions in which the companies have a sufficient market presence to require filings, namely: Colombia, Kazakhstan, Kuwait and Saudi Arabia. As of the date hereof, the parties have either submitted filings or are in the process of finalizing filings in these jurisdictions. See “The Merger—Regulatory Clearances Required for the Merger.”

Board of Directors and Executive Officers Following the Merger

Following the completion of the merger, it is anticipated that the Nabors board of directors will have seven members, consisting of the seven individuals currently serving on the Nabors board of directors as of the date of this joint proxy statement/prospectus.

Following the completion of the merger, it is anticipated that each of the Nabors executive officers will continue to serve in their current positions and under the same compensation plans and arrangements that were in place prior to the merger.

Appraisal Rights

The holders of Nabors common shares are not entitled to appraisal rights under Bermuda law in connection with the merger.

The holders of Parker common stock are entitled to appraisal rights in connection with the merger under Delaware law. Parker common stock held by stockholders that do not vote for approval of the merger and make a demand for appraisal in accordance with Delaware law will not be converted into Nabors common shares but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law. See “The Merger—Appraisal Rights”.

Accounting Treatment

Nabors prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with Nabors being considered the acquirer of Parker for accounting purposes. This means that Nabors will allocate the purchase price to the fair value of Parker’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill or deficit being recorded as a gain on bargain purchase. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Material U.S. Federal Income Tax Consequences

Nabors and Parker intend for the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences”) of Parker common stock generally will not recognize gain or loss except with respect to cash received in connection with the disbursement of the Barge Rig Holdback Amount, if the Closing Price is less than the Lower Collar Price, or paid in lieu of fractional Nabors common shares (as discussed below). A U.S. holder of Parker common stock who receives cash in addition to Nabors common shares will recognize gain (but not loss) for U.S. federal income tax purposes in an amount equal to the lesser of (i) the amount of gain realized (consisting of the excess, if any, of the sum of the amount of cash and the fair market value, as of the effective time of the merger, of the Nabors common shares received in the merger over that stockholder’s adjusted tax basis in its Parker common stock surrendered) and (ii) the aggregate amount of cash received in the merger (including cash received (a) if the Closing Price is less than the Lower Collar Price; (b) in lieu of fractional Nabors common shares and (c) in connection with the disbursement of the Barge Rig Holdback Amount). If, however, cash received by Parker stockholders in respect of their Parker common stock (e.g., from cash received if the Closing Price is lower than the Lower Collar Price, cash received in connection with the disbursement of certain amounts received in connection with the Barge Rig Holdback Amount and cash received in lieu of fractional Nabors common shares) exceeds 20% of the total consideration received in respect of Parker common stock, then the merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the merger would be fully taxable to Parker stockholders. Nabors shareholders will retain the Nabors common shares that they currently own and will not recognize any gain or loss for U.S. federal income tax purposes in connection with the merger.

You should read the section entitled “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Litigation Relating to the Merger

As of December 4, 2024, Nabors has received four demand letters from purported shareholders of Nabors. The demand letters generally allege that the disclosures contained in the joint proxy statement/prospectus filed by Nabors on October 31, 2024 were deficient and demand that Nabors provide certain corrective disclosures. Nabors and Parker believe that the assertions made in the demand letters are without merit. As of the date of this joint proxy statement/prospectus, no lawsuits regarding the merger have been filed against Nabors, Parker or either of their respective boards of directors. Neither Nabors nor Parker can predict the outcome of any potential litigation that may arise from the demand letters or otherwise, nor can they predict the amount of time and expense that may be required to resolve any potential litigation. For more information, see “The Merger—Litigation Relating to the Merger.”

Risk Factors

In evaluating the merger, in addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the risk factors relating to the merger and each of Nabors and Parker, a summary of which is set forth below, together with the other information included or incorporated by reference in this joint proxy statement/prospectus.

Risk Factors Relating to the Merger

•

The market value of Nabors common shares could be negatively affected by risks and conditions that apply to Nabors, which may be different from the risks and conditions applicable to Parker, and Nabors shareholders will have different rights than Parker stockholders.

•	Current Nabors shareholders will have a reduced ownership and voting interest in the combined company after the merger.

•	The merger is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all.
•	Failure to complete the merger could negatively impact the future business and financial results of Nabors and Parker.
•

The merger agreement contains provisions that limit each party’s ability to pursue alternatives to the merger, could discourage a potential competing acquiror of Parker from making a favorable alternative transaction proposal and, in specified circumstances, could require either party to pay a termination fee.

•	Parker’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Parker stockholders generally.
•	Completion of the merger may trigger change in control or other provisions in certain agreements to which Parker is a party.
•	Nabors and Parker may be unable to obtain the regulatory clearances and approvals required to complete the merger.
•	The pendency of the merger could adversely affect the business and operations of Nabors and Parker.
•	If the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, the stockholders of Parker may be required to pay substantial U.S. federal income taxes.
•

The business relationships of Nabors and Parker may be subject to disruption due to uncertainty associated with the merger, which could have a material adverse effect on the results of operations, cash flows and financial position of Nabors or Parker pending and following the merger.

•	The merger agreement subjects Nabors and Parker to restrictions on their respective business activities prior to the effective time.
•	Litigation relating to the merger could result in an injunction preventing the completion of the merger and/or substantial costs to Nabors and Parker.

Risk Factors Relating to the Combined Company Following the Merger

•	The combined company’s debt may limit its financial flexibility.
•	The failure to integrate successfully the businesses of Nabors and Parker in the expected timeframe would adversely affect the combined company’s future results following the merger.
•	The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.
•	The combined company is expected to incur substantial expenses related to the merger.
•

The merger may result in a loss of customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners and may result in the modification or termination of existing contracts.

•

The unaudited prospective financial information for Nabors and Parker included in this joint proxy statement/prospectus reflects management estimates and may not prove to be reflective of actual future results.

•

The unaudited pro forma financial information included in this document is presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

•	Uncertainties associated with the merger may cause a loss of key employees, which could adversely affect the future business and operations of the combined company.
•

The market price of the combined company’s common shares may be volatile, and holders of the combined company’s common share could lose a significant portion of their investment due to drops in the market price of the combined company’s common share following completion of the merger.

•	Business issues currently faced by Nabors or Parker may be imputed to the operations of the other.
•

The combined company may not be able to utilize a portion of Nabors’ or Parker’s net operating loss carry forwards (“NOLs”) to offset future taxable income for U.S. federal tax purposes, which could adversely affect the combined company’s net income and cash flows.

•

Fluctuations in oil and natural gas prices could adversely affect drilling, completion and production activities by oil and natural gas companies and the combined company’s valuation, revenues, cash flows and profitability.

Risk Factors Relating to Nabors

•

Nabors’ business is and will be subject to the risks described in Nabors’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as such risks may be updated or supplemented in its subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, to the extent incorporated by reference into this joint proxy statement/prospectus.

Risk Factors Relating to Parker

•

Parker’s business and financial performance depends primarily upon the general level of activity in the oil and natural gas industry, and therefore, volatility of prices for oil and natural gas has had, and may continue to have, a material adverse effect on its financial condition, results of operations, and cash flows.

•

Demand for the majority of Parker’s services is substantially dependent on the levels of expenditures by the oil and natural gas industry. A substantial or an extended decline in oil and natural gas prices could result in lower expenditures by the oil and natural gas industry, which could have a material adverse effect on Parker’s financial condition, results of operations, and cash flows.

•	Parker’s international operations are subject to governmental regulation and other risks.
•	Parker’s business, financial condition and results of operations may be affected by economic sanctions and export controls, including those targeting Russia.
•	The contract drilling and the rental tools services businesses are highly competitive and cyclical, with intense price competition.
•

Rig upgrade, refurbishment and construction projects are subject to risks and uncertainties, including delays and cost overruns, which could have an adverse impact on Parker’s results of operations and cash flows.

•	The change of Parker’s management and other personnel may reduce Parker’s competitiveness and harm prospects for future success.
•	Increased scrutiny and changing stakeholder expectations with respect to environmental, social and governance (“ESG”) matters may impact Parker’s business and expose Parker to additional risks.
•

New technologies may cause Parker’s drilling methods and equipment to become less competitive and it may become necessary to incur higher levels of operating and capital expenditures in order to keep pace with the disruptive trends in the drilling industry. Growth through the building of new drilling rigs and improvement of existing rigs is not assured.

•

Parker has a significant amount of debt. Parker’s debt levels and debt agreement restrictions may have significant consequences for its future prospects, including limiting its liquidity and flexibility in obtaining additional financing or refinancing its existing high interest debt and in pursuing other business opportunities.

•	Parker is subject to hazards customary for drilling operations, which could adversely affect its financial performance if it is not adequately indemnified or insured.
•	Service contracts with national oil companies may expose Parker to greater risks than it normally assumes in service contracts with non-governmental customers.
•	Increased regulation of hydraulic fracturing could result in reductions or delays in drilling and completing new oil and natural gas wells, which could adversely impact the demand for rental tools.

Market Prices

The following table shows the closing sale prices of Nabors common shares as reported on the NYSE as of October 14, 2024, the last full trading day before public announcement of the merger and as of November 29, 2024, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus.

	Nabors Common Shares	Number of Nabors Common Shares to be Issued(1)	Cash Payment(1)	Estimated Equivalent Per Parker Share(2)
October 14, 2024	$77.52	4,800,000	N/A	$24.72
November 29, 2024	$73.43	4,800,000	N/A	$23.42

(1)

The merger consideration that Parker stockholders will be entitled to receive in connection with the consummation of the merger will be determined as follows: (i) if the Closing Price is (a) less than or equal to the Upper Collar Price and (b) greater than or equal to the Lower Collar Price, the merger consideration will consist of 4,800,000 Nabors common shares; (ii) if the Closing Price is greater than the Upper Collar Price, the merger consideration will equal the Upper Collar Value divided by the Closing Price; and (iii) if the Closing Price is less than the Lower Collar Price, the merger consideration will equal (a) 4,800,000 Nabors common shares plus (b) an amount of cash which equals (x) the Lower Collar Value minus (y)(1) 4,800,000 multiplied by (2) the Closing Price. This calculation does not reflect the Barge Rig Holdback Amount.

(2)

The estimated equivalent per share value at the closing of the merger will be determined based on the sum of the cash consideration payable to Parker stockholders and the share consideration payable to Parker stockholders, which will be equal to the product of the price of Nabors common shares on the closing date and the number of shares received pursuant to the per share merger consideration.

The market price of Nabors common shares will fluctuate prior to the merger. Nabors shareholders and Parker stockholders are urged to obtain current market quotations for the shares prior to making any decision with respect to the merger.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the federal securities laws that are not limited to historical facts, but reflect Nabors’ and/or Parker’s current beliefs, expectations or intentions regarding future events. Statements in this joint proxy statement/prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act, and Section 27A of the Securities Act. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Nabors’ and Parker’s expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by shareholders and stockholders; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction.

Although Nabors and Parker believe the expectations reflected in such forward-looking statements are reasonable, such expectations may not occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined company to be materially different from actual future results expressed or implied by the forward-looking statements. These risks and uncertainties also include those set forth under “Risk Factors,” as well as, among others, risks and uncertainties relating to:

•

the market value of Nabors common shares could be negatively affected by risks and conditions that apply to Nabors, which may be different from the risks and conditions applicable to Parker, and Nabors shareholders will have different rights than Parker stockholders;

•	current Nabors shareholders will have a reduced ownership and voting interest in the combined company after the merger;

•	the merger is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all;

•	failure to complete the merger could negatively impact the future business and financial results of Nabors and Parker ;

•

the merger agreement contains provisions that limit each party’s ability to pursue alternatives to the merger, could discourage a potential competing acquiror of Parker from making a favorable alternative transaction proposal and, in specified circumstances, could require either party to pay a termination fee to the other party;

•	Parker’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Parker stockholders generally;

•	completion of the merger may trigger change in control or other provisions in certain agreements to which Parker is a party;

•

Nabors and Parker may be unable to obtain the regulatory clearances and approvals required to complete the merger or, in order to do so, Nabors and Parker may be required to comply with material restrictions or conditions;

•	the pendency of the merger could adversely affect the business and operations of Nabors and Parker;

•	if the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, the stockholders of Parker may be required to pay substantial U.S. federal income taxes;

•

the business relationships of Nabors and Parker may be subject to disruption due to uncertainty associated with the merger, which could have a material adverse effect on the results of operations, cash flows and financial position of Nabors or Parker pending and following the merger;

•	the merger agreement subjects Nabors and Parker to restrictions on their respective business activities prior to the effective time;

•	Nabors and Parker are expected to incur significant transaction costs in connection with the merger, which may be in excess of those anticipated by them;

•	litigation relating to the merger could result in an injunction preventing the completion of the merger and/or substantial costs to Nabors and Parker;

•	the merger may be completed even though material adverse changes subsequent to the announcement of the merger, such as industry-wide changes or other events, may occur;

•	the combined company’s debt may limit its financial flexibility;

•	the failure to integrate successfully the businesses of Nabors and Parker in the expected timeframe would adversely affect the combined company’s future results following the merger;

•	the future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger;

•	the combined company is expected to incur substantial expenses related to the merger and the integration of Nabors and Parker;

•

the merger may result in a loss of customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners and may result in the modification or termination of existing contracts;

•

the unaudited prospective financial information for Nabors and Parker included in this joint proxy statement/prospectus reflects management estimates and may not prove to be reflective of actual future results;

•

the unaudited pro forma financial information included in this document is presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger;

•	uncertainty about the merger and diversion of management could harm the combined company following the merger;

•	uncertainties associated with the merger may cause a loss of key employees, which could adversely affect the future business and operations of the combined company;

•

the market price of the combined company’s common shares may be volatile, and holders of the combined company’s common share could lose a significant portion of their investment due to drops in the market price of the combined company’s common share following completion of the merger;

•	business issues currently faced by Nabors or Parker may be imputed to the operations of the other;

•

the combined company may not be able to utilize a portion of Nabors’ or Parker’s net operating loss carry forwards (“NOLs”) to offset future taxable income for U.S. federal tax purposes, which could adversely affect the combined company’s net income and cash flows; and

•

fluctuations in oil and natural gas prices could adversely affect drilling, completion and production activities by oil and natural gas companies and the combined company’s valuation, revenues, cash flows and profitability.

Nabors and Parker caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Nabors’ most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. The forward-looking statements speak only as of the date made and, other than as required by law, neither Nabors nor Parker undertake any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise. In the event that a party does update any forward-looking statement, no inference should be made that the parties will make additional updates with respect to that statement, related matters or any other forward-looking statements. All subsequent written and oral forward-looking statements concerning Nabors, Parker, the merger or other matters and attributable to Nabors or Parker or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section titled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for any of the proposals described in this joint proxy statement/prospectus. In addition, you should read and consider the risks associated with each of the businesses of Nabors and Parker because these risks will also affect the combined company following the merger. The risks related to Nabors’ business can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as those risks may be updated or supplemented in its subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, to the extent incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information”.

Risk Factors Relating to the Merger

The market value of Nabors common shares could be negatively affected by risks and conditions that apply to Nabors, which may be different from the risks and conditions applicable to Parker, and Nabors shareholders will have different rights than Parker stockholders.

Following the merger, shareholders of Nabors and former stockholders of Parker will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. The business of Nabors and its subsidiaries and other companies it may acquire in the future are different from those of Parker. There is a risk that various factors, conditions and developments that would not affect the price of Parker common stock could negatively affect the price of Nabors common shares. Current shareholders of Nabors and current stockholders of Parker may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, including in order to comply with institutional investing guidelines, to increase diversification, to track any rebalancing of stock indices in which Nabors common shares are included, to respond to the risk profile of the combined company or to realize a gain. In addition, if, following the merger, large amounts of Nabors common shares are sold, the price of Nabors common shares could decline.

Holders of Nabors common shares will have rights as Nabors shareholders that differ from the rights they had as Parker stockholders before the merger. For a detailed comparison of the rights of Nabors shareholders to the rights of Parker stockholders, see “Comparison of Rights of Nabors Shareholders and Parker Stockholders”.

Current Nabors shareholders will have a reduced ownership and voting interest in the combined company after the merger.

Nabors will issue up to 4,800,000 Nabors common shares to Parker stockholders in the merger. As a result of these issuances, Parker stockholders are expected to hold up to approximately 31% of the combined company’s outstanding common shares immediately following completion of the merger.

Nabors shareholders currently have the right to vote for Nabors’ directors and on other matters affecting the company. Each Nabors shareholder will remain a shareholder of Nabors with a percentage ownership of the combined company that will be smaller than the shareholder’s percentage of Nabors prior to the merger. As a result of these reduced ownership percentages, Nabors shareholders will have less voting power in the combined company than they now have with respect to Nabors.

The merger is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all.

The merger is subject to a number of conditions beyond Nabors’ and Parker’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these conditions will be satisfied. Any delay in completing the merger could cause the combined company not to realize some or all of the benefits that we expect to achieve if the merger is successfully completed within its expected time frame. See section titled “The Merger Agreement—Conditions to Completion of the Merger”.

Failure to complete the merger could negatively impact the future business and financial results of Nabors and Parker.

The merger is subject to a number of conditions beyond Nabors’ and Parker’s control that may prevent, delay or otherwise materially adversely affect its completion. Such conditions include, but are not limited to, regulatory approval from the FTC and Department of Justice as required under the HSR Act and certain clearances, consents and approvals under certain specified antitrust regulatory laws in several foreign jurisdictions in which the companies have a sufficient market presence to require filings. We cannot make any assurances that we will be able to satisfy all of the conditions to the merger or succeed in any litigation brought in connection with the merger. If the merger is not completed, our financial results may be adversely affected and we will be subject to several risks, including but not limited to:

•

Parker being required to pay Nabors a termination fee of $10,000,000 or Nabors being required to pay Parker a termination fee of $10,000,000, under certain circumstances provided in the merger agreement;

•	payment of costs relating to the merger, such as legal, accounting, financial advisor and printing fees;

•	the focus of each company’s management team on the merger instead of the pursuit of other opportunities that could have been beneficial to such company; and

•	the potential occurrence of litigation related to any failure to complete the merger.

In addition, if the merger is not completed, Nabors and/or Parker may experience negative reactions from the financial markets and from their respective customers and employees. If the merger is not completed, Parker and Nabors cannot assure their respective stockholders that these risks will not materialize and will not materially and adversely affect the business, financial results and stock price of Parker or Nabors.

The merger agreement contains provisions that restrict Parker’s ability to pursue alternatives to the merger, could discourage a potential competing acquiror of Parker from making a favorable alternative transaction proposal and, in specified circumstances, could require Parker to pay a termination fee to Nabors.

The merger agreement contains “non-solicitation” provisions that restrict Parker’s ability to, among other things, directly or indirectly discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into any business combination transaction for any amount of the assets or equity interests of Parker. In addition, Parker may not terminate the merger agreement to accept an alternative proposal. Moreover, in certain circumstances, Parker may be required to pay Nabors a termination fee of $10,000,000 under certain circumstances provided in the merger agreement.

These provisions could discourage a potential third party that might have an interest in acquiring all or a significant portion of Parker from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger. In addition, these provisions might result in a potential third-party acquirer proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

See “The Merger Agreement—No Solicitation of Competing Proposals”, “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees and Expenses”.

Parker’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Parker stockholders generally.

In considering the recommendation of the Parker board of directors that Parker stockholders vote in favor of the Parker merger proposal, Parker stockholders should be aware of and take into account the fact that Parker directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Parker stockholders generally. These interests include, among others, severance payments, rights to continuing indemnification and directors’ and officers’ liability insurance and accelerated vesting of outstanding equity awards held by non-employee directors. See “The Merger—Interests of Parker Directors and Executive Officers in the Merger” for a more detailed description of these interests. The Parker board of directors was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the merger, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in recommending that the Parker stockholders approve the Parker merger proposal.

Completion of the merger will trigger change in control or other provisions in certain agreements to which Parker is a party.

The completion of the merger will trigger change in control or other provisions in certain agreements to which Parker is a party. If Nabors and Parker are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Nabors and Parker are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Parker or the combined company.

Nabors and Parker may be unable to obtain the regulatory clearances and approvals required to complete the merger or, in order to do so, Nabors and Parker may be required to comply with material restrictions or conditions.

Under the HSR Act, neither Nabors nor Parker may complete the merger until required information and materials are furnished to the Antitrust Division and the FTC, and the applicable waiting period under the HSR Act terminates or expires. On October 21, 2024, Nabors and Parker each filed Notification and Report Forms with the Antitrust Division and the FTC. On November 20, 2024, the waiting period under the HSR Act expired without a request for additional information or documentary material from the Antitrust Division or the FTC.

Consummation of the merger is also subject to the receipt of clearances, consents and approvals under certain specified antitrust regulatory laws in several foreign jurisdictions in which the companies have a sufficient market presence to require filings, namely: Colombia, Kazakhstan, Kuwait, and Saudi Arabia. As of the date hereof, the parties have either submitted filings or are in the process of finalizing filings in these jurisdictions. The merger may also be subject to the regulatory requirements of other municipal, state, federal, or foreign governmental agencies and authorities. Regulatory entities may impose certain requirements or obligations as conditions for their approval or in connection with their review.

At any time before or after consummation of the merger, notwithstanding the expiration of the applicable waiting period under the HSR Act, the FTC, the Antitrust Division or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of Nabors or Parker or their respective subsidiaries or requiring Nabors or Parker to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the expiration of the applicable waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Nabors or Parker. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Neither Nabors nor Parker can provide any assurance that they will obtain the necessary clearances, approvals or expirations or terminations of applicable waiting periods in a timely manner or at all, or that any conditions to such clearances, approvals, expirations or terminations will not have a material adverse effect on the combined company following the merger or result in the abandonment of the merger.

Additionally, even after the above-described clearances and approvals have been obtained, and statutory waiting periods have expired or terminated, and even after completion of the merger, governmental authorities could seek to challenge the merger. Nabors or Parker may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

The pendency of the merger could adversely affect the business and operations of Nabors and Parker.

In connection with the pending merger, some customers or vendors of each of Nabors and Parker may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of Nabors and Parker regardless of whether the merger is completed. Similarly, current and prospective employees of Nabors and Parker may experience uncertainty about their future roles with Parker following the merger, which may materially adversely affect the ability of each of Nabors and Parker to attract, retain and motivate key personnel during the pendency of the merger and which may materially adversely divert attention from the daily activities of Nabors’ and Parker’s existing employees.

Due to operating covenants in the merger agreement, each of Nabors and Parker may be unable, during the pendency of the merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial to Nabors or Parker, as applicable. Further, the process of seeking to consummate the merger could also divert the focus of management of either company from pursuing other opportunities that could be beneficial to it, without realizing any of the benefits which might have resulted had the merger been completed.

If the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, the stockholders of Parker may be required to pay substantial U.S. federal income taxes.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Nabors and Parker shall report it as such for U.S. federal, state and local income tax purposes. While the obligation of Nabors and Parker to complete the merger is not conditioned upon the receipt by either of Nabors or Parker of a tax opinion from its counsel or any other counsel on the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code, Parker has obtained a tax opinion from its counsel, Akin Gump Strauss Hauer & Feld LLP, in the form included as Exhibit 8.1. Neither Nabors nor Parker intends to obtain a ruling from the IRS with respect to the tax consequences of the merger. Accordingly, there can be no assurances that the IRS will not assert, or that a court will not sustain, a position contrary to the one described here. If the IRS or a court determines that the merger should not be treated as a “reorganization” within the meaning of Section 368(a) of the Code, upon the exchange of Parker common stock for Nabors common shares pursuant to the merger, a holder of Parker common stock generally would recognize taxable gain or loss as if it sold its shares of Parker common stock. If, however, cash received by Parker stockholders in respect of their Parker common stock (e.g., from cash received if the Closing Price is lower than the Lower Collar Price, cash received in connection with the disbursement of certain amounts received in connection with the Barge Rig Holdback Amount and cash received in lieu of fractional Nabors common shares) exceeds 20% of the total consideration received in respect of Parker common stock, then the merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the merger would be fully taxable to Parker stockholders. See “Material U.S. Federal Income Tax Consequences”.

The business relationships of Nabors and Parker may be subject to disruption due to uncertainty associated with the merger, which could have a material adverse effect on the results of operations, cash flows and financial position of Nabors or Parker pending and following the merger.

Parties with which Nabors and Parker do business may experience uncertainty associated with the merger, including with respect to current or future business relationships with the combined company following the merger. Nabors’ and Parker’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners may attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships or consider entering into business relationships with parties other than Nabors or Parker prior to or following the merger. These disruptions could have a material and adverse effect on the results of operations, cash flows and financial position of Nabors or Parker, regardless of whether the merger is completed, as well as a material and adverse effect on Nabors’ ability to realize the expected cost savings and other benefits of the merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

The merger agreement subjects Nabors and Parker to restrictions on their respective business activities prior to the effective time.

The merger agreement subjects Nabors and Parker to restrictions on their respective business activities prior to the effective time. The merger agreement obligates each of Nabors and Parker to use its commercially reasonable efforts to carry on its business in the ordinary course in all material respects, and the merger agreement obligates each of Nabors and Parker to use its commercially reasonable efforts to conduct its business in the ordinary course of business in all material respects and preserve substantially intact its present business organization, except as otherwise expressly contemplated by the merger agreement. These restrictions could prevent Nabors and Parker from pursuing certain business opportunities that arise prior to the effective time and are outside the ordinary course of business.

Nabors and Parker are expected to incur significant transaction costs in connection with the merger, which may be in excess of those anticipated by them.

Nabors and Parker have incurred and are expected to continue to incur significant non-recurring costs associated with negotiating and completing the merger, combining the operations of the two companies and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by Nabors and Parker whether or not the merger is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors, employee retention, severance and benefit costs and filing fees. Nabors will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. Nabors and Parker will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the merger and the integration of the two companies’ businesses. While Nabors and Parker have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not offset integration-related costs and achieve a net benefit in the near term, or at all. The costs described above and any unanticipated costs and expenses, many of which will be borne by Nabors and Parker even if the merger is not completed, could have an adverse effect on Nabors’ or Parker’s financial condition and operating results.

Litigation relating to the merger could result in an injunction preventing the completion of the merger and/or substantial costs to Nabors and Parker.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into acquisition, merger, or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Nabors’ and Parker’s respective liquidity and financial condition.

Lawsuits that have been or may be brought against Nabors, Parker or their respective directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the merger agreement already implemented and to otherwise enjoin the parties from consummating the merger. One of the conditions to the closing of the merger is that no law or governmental order is in effect that restrains, enjoins, makes illegal or otherwise prohibits the closing of the merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, that injunction may delay or prevent the merger from being completed within the expected timeframe or at all, which may adversely affect Nabors’ and Parker’s respective business, financial position and results of operation. Either Nabors or Parker may terminate the merger agreement if any governmental order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions becomes final and nonappealable, so long as the party seeking to terminate the merger agreement has used its reasonable best efforts prevent the entry of and to remove such governmental order in accordance with the terms of the merger agreement.

There can be no assurance that any of the defendants will be successful in the outcome of any current or future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Nabors’ or Parker’s business, financial condition, results of operations and cash flows.

The merger may be completed even though material adverse changes subsequent to the announcement of the merger, such as industry-wide changes or other events, may occur.

In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party. However, some types of changes do not permit either party to refuse to complete the transaction, even if such changes would have a material adverse effect on either of the parties. For example, a worsening of Nabors’ or Parker’s financial condition or results of operations due to a decrease in commodity prices or general economic conditions would not give the other party the right to refuse to complete the merger. In addition, the parties have the ability, but are under no obligation, to waive any material adverse change that results in the failure of a closing condition and instead proceed with completing the merger. If adverse changes occur that affect either party, but the parties are still required or voluntarily decide to complete the transaction, Nabors’ share price, business and financial results after the merger may suffer.

Risk Factors Relating to the Combined Company Following the Merger

The combined company’s debt may limit its financial flexibility.

As of November 26, 2024, Nabors had outstanding borrowings of $51.5 million in letters of credit outstanding under its credit facility. In connection with the consummation of the merger, Nabors currently intends to repay Parker’s outstanding indebtedness and to fund all or a portion of the repayment with a mixture of cash on hand and borrowings under Nabors’ existing credit facility and other such financing instruments such as term loans. As of September 30, 2024, Parker had a total of $177.8 million in principal amount of the Term Loan (as defined below) outstanding under its Term Loan Credit Agreement (as defined below); as of such date, Parker had no outstanding borrowings under its ABL Credit Facility (as defined below) and $14.7 million in letters of credit outstanding under such facility. In addition, the combined company may incur additional debt from time to time in connection with the financing of operations, acquisitions, recapitalizations and refinancings. The level of the combined company’s debt could have several important effects on future operations, including, among others:

•	a significant portion of the combined company’s income from operations may be applied to the payment of principal and interest on the debt and will not be available for other purposes;

•

covenants contained in the combined company’s existing and future debt arrangements may require the combined company to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

•

the combined company’s ability to obtain additional financing for capital expenditures, acquisitions, general corporate and other purposes may be limited or burdened by increased costs or more restrictive covenants;

•	the combined company may not be able to refinance or extend the term of the existing debt on favourable terms or at all which would have a material effect on its ability to continue operations;

•	the combined company may be at a competitive disadvantage to similar companies that have less debt;

•	the combined company’s vulnerability to adverse economic and industry conditions may increase; and

•	the combined company may face limitations on its flexibility to plan for and react to changes in its business and the industries in which it operates.

The failure to integrate successfully the businesses of Nabors and Parker in the expected timeframe or to effectively manage the consolidated company post-merger would adversely affect the combined company’s future results following the merger.

The merger involves the integration of two companies that currently operate independently. The success of the merger will depend—in large part—on the ability of the combined company to realize the anticipated benefits, including expected synergies, cost savings, increased innovation and operational efficiencies, from combining the businesses of Nabors and Parker. To realize these anticipated benefits, the businesses of Nabors and Parker must be successfully integrated. This integration will be complex and time-consuming. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company not achieving the anticipated benefits of the merger.

Potential difficulties that may be encountered in the integration process include the following:

•	preserving Nabors’ and Parker’s relationships with existing customers and vendors;

•	complexities associated with managing the larger, more complex combined business;

•	complexities associated with integrating the workforces of the two companies, including issues retaining key management personnel at both companies;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger;

•	difficulty or inability to refinance the debt of the combined company or comply with the covenants thereof;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, systems, procedures and policies.

Any of these difficulties in successfully integrating the businesses of Nabors and Parker, or any delays in the integration process, could adversely affect the combined company’s ability to achieve the anticipated benefits of the merger and could adversely affect the combined company’s business, financial results, financial condition and stock price. Even if the combined company is able to integrate the business operations of Nabors and Parker successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings, increased innovation and operational efficiencies that Nabors and Parker currently expect from this integration or that these benefits will be achieved within the anticipated time frame or that these benefits will match Nabors’ or Parker’s current expectations. Following integration, the combined company’s future success will depend on its ability to manage its operations, which will be significantly larger than the size of either Nabors’ or Parker’s existing businesses. The failure to successfully integrate the two companies, to realize the expected benefits of the merger, or to manage the consolidated company’s operations, could have an adverse effect on the combined company.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either Nabors’ or Parker’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the merger and the integration of Nabors and Parker.

The combined company is expected to incur substantial expenses in connection with the merger and the integration of Nabors and Parker. There are many processes, policies, procedures, operations, technologies and systems that must be integrated, including accounting and finance, asset management, benefits, billing, drilling data solutions, health, safety and environment, human resources, maintenance, marketing, payroll and purchasing. While Nabors and Parker have assumed that a certain level of expenses will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses could result in the combined company’s taking charges against earnings following the completion of the merger, and the amount and timing of any such charges are uncertain at present.

The merger may result in a loss of customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners and may result in the modification or termination of existing contracts.

Following the merger, some of the customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners of Nabors or Parker may modify, terminate or scale back their current or prospective business relationships with the combined company. Some customers may not wish to source a larger percentage of their needs from a single company or may feel that the combined company is too closely allied with one of their competitors. In addition, Nabors and Parker have contracts with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners that may require Nabors or Parker to obtain consents from these other parties in connection with the merger, which may not be obtained on favorable terms or at all. If relationships with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners are adversely affected by the merger, or if the combined company loses the benefits of the contracts of Nabors or Parker, the combined company’s business, financial condition, results of operations and cash flows could suffer.

The unaudited prospective financial information for Nabors and Parker included in this joint proxy statement/prospectus reflects management estimates and may not prove to be reflective of actual future results.

In connection with the merger, Nabors and Parker prepared and considered, among other things, certain internal, unaudited prospective financial information for Nabors and Parker, respectively. This unaudited prospective financial information included assumptions regarding future operating cash flows, expenditures and growth of Nabors and Parker. This internal, unaudited prospective financial information speaks only as of the date made and, except as required by applicable securities laws, will not be updated. This unaudited prospective financial information is subject to significant economic, competitive, industry and other uncertainties, including the factors described under “Risk Factors” and “Special Note Regarding Forward-Looking Statements”, which factors and uncertainties may cause the unaudited prospective financial information or the underlying assumptions to be inaccurate. As a result of these contingencies, there can be no assurance that the unaudited prospective financial information of Nabors and Parker will be achieved in full, at all or within projected timeframes. In view of these uncertainties, the inclusion of the unaudited prospective financial information of Nabors and Parker in this joint proxy statement/prospectus should not be regarded as an indication that the board of directors of Nabors or Parker, Nabors, Parker, Merger Sub, or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

The unaudited prospective financial information was not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The unaudited prospective financial information included in this document has been prepared by, and is the responsibility of, the Nabors and Parker management teams. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports incorporated by reference in this document regarding Nabors and included herein regarding Parker relate to Nabors’ and Parker’s previously issued financial statements. They do not extend to the unaudited prospective financial information and should not be read to do so. Neither PricewaterhouseCoopers LLP, the independent registered public accounting firm for Nabors and Parker, nor any other independent registered public accounting firm has examined, or performed any procedures with respect to the unaudited prospective financial information. For additional information regarding the unaudited prospective financial information, see “The Merger—Certain Unaudited Prospective Financial Information of Nabors and Parker”.

The unaudited pro forma financial information included in this document is presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The unaudited pro forma financial information contained in this document is presented for illustrative purposes only, is based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. The actual financial condition and results of operations of the combined company following the merger may not be consistent with—or evident from—this unaudited pro forma financial information. In addition, the assumptions used in preparing the unaudited pro forma financial information may prove to be inaccurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See “Unaudited Pro Forma Condensed Combined Financial Statements”.

Uncertainty about the merger and diversion of management could harm the combined company following the merger.

The combined company’s success will be dependent upon the experience and industry knowledge of its officers and other key employees. The merger could result in current and prospective employees’ experiencing uncertainty about their future with the combined company following the merger. These uncertainties may impair the ability of the combined company to retain, recruit or motivate key personnel. In addition, completion of the merger and integrating the companies’ operations will require a significant amount of time and attention from management of the two companies. The diversion of management’s attention away from ongoing operations could adversely affect business relationships of the combined company following the merger.

Uncertainties associated with the merger may cause a loss of key employees, which could adversely affect the future business and operations of the combined company.

Nabors and Parker are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company’s success until the merger and the combined company’s success after the merger will depend in part upon the ability of Nabors and Parker to retain key employees. Current and prospective employees of Nabors and Parker may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of Nabors and Parker to attract or retain key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key employees of Nabors and Parker to the same extent that Nabors and Parker have previously been able to attract or retain their own employees.

The market price of the combined company’s common shares may be volatile, and holders of the combined company’s common shares could lose a significant portion of their investment due to drops in the market price of the combined company’s common share following completion of the merger.

The market price of the combined company’s common shares may be volatile due to factors unrelated to the combined company’s operating performance or prospects. Specific factors that may have a significant effect on the market price for the combined company’s common shares include, among others, the following:

•	changes in stock market analyst recommendations or earnings estimates regarding the combined company, other companies comparable to it or companies in the industries it serves;

•	actual or anticipated fluctuations in the combined company’s results of operations or future prospects;

•	reaction to public announcements by the combined company;

•	strategic actions taken by the combined company or its competitors, such as acquisitions, divestitures or restructurings;

•

failure of the combined company to achieve the perceived benefits of the merger, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

•	adverse conditions in the financial market or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and the response to such events; and

•	sales of the combined company’s common shares by members of its management team or significant shareholders.

If, following the merger, large amounts of the combined company’s common shares are sold, the price could decline.

Business issues currently faced by Nabors or Parker may be imputed to the operations of the other.

To the extent that either Nabors or Parker currently has or is perceived by customers to have operational challenges, such as service performance, safety issues or workforce issues, those challenges may raise concerns by existing customers of the other company following the merger, which may limit or impede the combined company’s future ability to obtain additional work from those customers.

The combined company may not be able to utilize a portion of Nabors’ or Parker’s net operating loss carry forwards (“NOLs”) to offset future taxable income for U.S. federal tax purposes, which could adversely affect the combined company’s net income and cash flows.

As of September 30, 2024, Parker had federal income tax NOLs of approximately $28.0 million, net of estimated cancellation of indebtedness income and Section 382 limitations, which will expire between 2035 and 2037, and $19.1 million have an indefinite life. As of September 30, 2024, Nabors had federal income tax NOLs of approximately $559.3 million, all of which have an indefinite life. Utilization of these NOLs depends on many factors, including the combined company’s future taxable income, which cannot be predicted with any accuracy. In addition, Section 382 of the Code generally imposes an annual limitation on the amount of an NOL that may be used to offset taxable income when a corporation has undergone an “ownership change” (as determined under Section 382). Determining the limitations under Section 382 is technical and highly complex. An ownership change generally occurs if one or more shareholders (or groups of shareholders) who are each deemed to own at least 5% of the corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. For these reasons, the combined company may not be able to realize a material portion of Parker’s NOLs, which could result in the combined company facing increased future tax liability.

Fluctuations in oil and natural gas prices could adversely affect drilling, completion and production activities by oil and natural gas companies and the combined company’s valuation, revenues, cash flows and profitability.

Following the completion of the merger, the combined company’s operations, demand for its services, and the rates it will be able to charge for such services depend on the level of spending by oil and gas companies for exploration, development and production activities. Both short-term and long-term trends in oil and natural gas prices affect these activity levels. Oil and natural gas prices, as well as the level of drilling, exploration and production activity, have been highly volatile for several years and are expected to continue to be volatile for the foreseeable future. Declines in oil prices are primarily caused by, among other things, an excess of supply of crude oil in relation to demand, in addition to significant shocks to regional and global economies such as the COVID-19 pandemic and regional and global conflicts, especially in significant oil-producing regions around the world. Worldwide military, political, public health, and economic events, including initiatives by the Organization of Petroleum Exporting Countries (“OPEC”) and OPEC+, uncertainty in capital and commodities markets, and the ability of oil and natural gas producers to access capital, and the extent to which they are willing or able to deploy capital, affect both the supply of and demand for oil and natural gas. In addition, weather conditions, governmental regulation (both in the United States and elsewhere) related to the development/production and use of oil and natural gas, levels of consumer demand for oil and natural gas, general and global economic conditions, oil and gas production levels by non-OPEC countries, decisions by oil and gas producers to continue producing oil and gas despite excess supply, the availability and demand for drilling equipment and pipeline capacity, availability and pricing of alternative energy sources, as well as governmental programs that incentivize the use of alternative energy, public perception of fossil fuel use and other factors beyond our control may also affect the supply of and demand for oil and natural gas, and thereby affect the price of oil and natural gas.

Lower oil and natural gas prices also could adversely affect our cash forecast models used to determine whether the carrying values of our long-lived assets exceed our future cash flows, which could result in future impairment to our long-lived assets. Lower oil and natural gas prices also could affect our ability to retain skilled rig personnel and affect our ability to access capital to finance and grow our business. There can be no assurances as to the future level of demand for our services or future conditions in the oil and natural gas and oilfield services industries.

Risk Factors Relating to Nabors

Nabors’ business is and will be subject to the risks described in Nabors’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as such risks may be updated or supplemented in its subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, to the extent incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information”.

Risk Factors Relating to Parker

As a result of entering into the merger agreement, Parker’s business is and will be subject to the risks described above. In addition, following completion of the merger, the combined company will be subject to the following risks:

Parker’s business and financial performance depends primarily upon the general level of activity in the oil and natural gas industry, and therefore, volatility of prices for oil and natural gas has had, and may continue to have, a material adverse effect on its financial condition, results of operations, and cash flows.

Oil and natural gas prices and market expectations regarding potential changes in these prices are volatile and are likely to continue to be volatile in the future. Increases or decreases in oil and natural gas prices and expectations of future prices could have an impact on Parker’s customers’ long-term exploration and development activities, which in turn could materially affect its business and financial performance. Furthermore, higher oil and natural gas prices do not necessarily result immediately in increased drilling activity because Parker’s customers’ expectations of future oil and natural gas prices typically drive demand for its drilling services. The oil and natural gas industry has historically experienced periodic downturns, which have been characterized by diminished demand for oilfield services and downward pressure on the prices Parker charges. A prolonged downturn in the oil and natural gas industry could result in a further reduction in demand for oilfield services and could continue to adversely affect Parker’s financial condition, results of operations, and cash flows. Oil and natural gas prices and demand for Parker’s services also depend upon numerous factors which are beyond its control, including:

•	the level of supply and demand for oil and natural gas;

•	the cost of exploring for, producing, and delivering oil and natural gas;

•	expectations regarding future energy prices;

•	advances in exploration, development, and production technology;

•	the ability of the OPEC to set and maintain production levels and prices;

•	the level of production by non-OPEC countries;

•	the adoption or repeal of laws and government regulations, both in the United States and other countries;

•	the imposition or lifting of economic sanctions against certain regions, persons, and other entities;

•	the number of ongoing and recently completed rig construction projects which may create overcapacity;

•	local and worldwide military, political, and economic events, including military action in the Middle East and the Russia-Ukraine war;

•	weather conditions and natural disasters;

•	the occurrence or threat of epidemic or pandemic diseases, such as the COVID-19 pandemic, or any government response to such occurrence or threat;

•	expansion or contraction of worldwide economic activity, which affects levels of consumer and industrial demand;

•	the rate of discovery of new oil and natural gas reserves;

•	domestic and foreign tax policies;

•	acts of terrorism in the United States or elsewhere;

•

increased demand for alternative energy sources and electric vehicles, including government initiatives to promote the use of renewable energy sources and the growing public sentiment around alternatives to oil and gas; and

•	the policies of various governments regarding exploration and development of their oil and natural gas reserves.

Demand for the majority of Parker’s services is substantially dependent on the levels of expenditures by the oil and natural gas industry. A substantial or an extended decline in oil and natural gas prices could result in lower expenditures by the oil and natural gas industry, which could have a material adverse effect on Parker’s financial condition, results of operations, and cash flows.

Demand for the majority of Parker’s services depends substantially on the level of expenditures for the exploration, development, and production of oil or natural gas reserves by the major, independent, and national oil and natural gas E&P companies and large integrated service companies that comprise Parker’s customer base. These expenditures are generally dependent on the industry’s view of future oil and natural gas prices and are sensitive to the industry’s view of future economic growth and the resulting impact on demand for oil and natural gas, including a heightened emphasis by E&P companies’ investors demanding cash flow returns which can limit the number of wells being drilled. For example, prolonged low commodity prices experienced by the oil and natural gas industry during 2015, 2016 and 2020, combined with adverse changes in the capital and credit markets, caused many exploration and production companies to reduce their capital budgets and drilling activity. This led to decreased utilization and dayrates and a reduction or discontinuation of drilling levels, causing an oversupply of drilling rigs. Future declines in oil and natural gas prices may similarly result in project modifications, delays or cancellations, general business disruptions, and delays in payment of, or nonpayment of, amounts that are owed to Parker, any of which could have a material adverse effect on its financial condition, results of operations, and cash flows.

Failure to comply with anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, could result in fines, criminal penalties, negative commercial consequences and an adverse effect on Parker’s business.

The U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, and similar anti-corruption laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments or providing improper benefits for the purpose of obtaining or retaining business, directing business to any person or corporate entity, or obtaining any unfair advantage. Parker’s policies mandate compliance with these anti-corruption laws. However, Parker operates in many parts of the world that experience corruption, and its activities create the risk of unauthorized payments or offers of payments by its employees or agents that could be in violation of anti-corruption laws, even though some of these parties are not subject to Parker’s control. If Parker is found to be liable for violations of these laws either due to its own acts or omissions or due to the acts or omissions of others (including its joint ventures partners, its agents or other third-party representatives), it could suffer from severe commercial, civil, and criminal penalties or other sanctions, which could have a material adverse effect on its business, financial condition, and results of operations. In addition, any major violations could have a significant effect on Parker’s reputation and consequently on its ability to win future business and maintain existing customer and supplier relationships.

Parker’s international operations are subject to governmental regulation and other risks.

Parker derives a significant portion of its revenues from its international operations. For the year ended December 31, 2023, Parker derived approximately 31.5 percent of its revenues from operations in countries other than the United States. For the nine months ended September 30, 2024, Parker derived approximately 39.2 percent of its revenues from operations in countries other than the United States. Parker’s international operations are subject to the following risks, among others:

•	political, social, and economic instability, war, terrorism, and civil disturbances;

•

economic sanctions imposed by the U.S. government against other countries, groups, or individuals, or economic sanctions imposed by other governments against the U.S. or businesses incorporated in the U.S.;

•	limitations on insurance coverage, such as war risk coverage, in certain areas;

•	expropriation, confiscatory taxation, and nationalization of its assets;

•

foreign laws and governmental regulation, including inconsistencies and unexpected changes in laws or regulatory requirements, and changes in interpretations or enforcement of existing laws or regulations;

•	increases in governmental royalties;

•	import-export quotas, duties, tariffs or other trade barriers;

•	hiring and retaining skilled and experienced workers, some of whom are represented by foreign labor unions;

•	work stoppages and other labor unrest;

•	damage to its equipment or violence directed at its employees, including kidnapping;

•	transportation delays and interruptions, including piracy of vessels transporting its people or equipment;

•	unfavorable changes in foreign monetary and tax policies;

•	solicitation by government officials for improper payments or other forms of corruption;

•	foreign currency fluctuations and restrictions on currency repatriation;

•	access to or control of networks and confidential information due to local government controls and vulnerability of local networks to cyber risks;

•	limitations on its ability to enforce legal rights and remedies;

•	repudiation, nullification, modification, or renegotiation of contracts; and

•	other forms of governmental regulation and economic conditions that are beyond its control.

Parker currently has operations in 14 countries. Parker’s operations are subject to interruption, suspension, and possible expropriation due to terrorism, war, civil disturbances, political and capital instability, and similar events, and it has previously suffered loss of revenues and damage to equipment due to political violence. Civil and political disturbances in international locations may affect Parker’s operations. Parker may not be able to obtain insurance policies covering risks associated with these types of events, especially political violence coverage, and such policies may only be available with premiums that are not commercially reasonable.

Parker’s international operations are subject to the laws and regulations of a number of countries with political, regulatory and judicial systems and regimes that may differ significantly from those in the U.S. Parker’s ability to compete in international contract drilling and rental tool services markets may be adversely affected by foreign governmental regulations and/or policies that favor the awarding of contracts to contractors in which nationals of those foreign countries have substantial ownership interests or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, Parker’s foreign subsidiaries may face governmentally imposed restrictions or fees from time to time on the transfer of funds to itself.

In addition, tax and other laws and regulations in some foreign countries are not always interpreted consistently among local, regional, and national authorities, which can result in disputes between Parker and governing authorities. The ultimate outcome of these disputes is never certain, and it is possible that the outcomes could have an adverse effect on Parker’s financial performance.

A portion of the workers Parker employs in its international operations are members of labor unions or otherwise subject to collective bargaining. Parker may not be able to hire and retain a sufficient number of skilled and experienced workers for wages and other benefits that it believes are commercially reasonable.

Parker may experience currency exchange losses where revenues are received or expenses are paid in nonconvertible currencies or where it does not take protective measures against exposure to a foreign currency. Parker may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available to the country of operation, controls over currency exchange, or controls over the repatriation of income or capital. Given the international scope of Parker’s operations, Parker is exposed to risks of currency fluctuation and restrictions on currency repatriation. Parker attempts to limit the risks of currency fluctuation and restrictions on currency repatriation where possible by obtaining contracts payable in U.S. dollars or freely convertible foreign currency. In addition, some parties with which Parker does business could require that all or a portion of its revenues be paid in local currencies. Foreign currency fluctuations, therefore, could have a material adverse effect upon Parker’s results of operations and financial condition.

The shipment of goods, services and technology across international borders subjects Parker to extensive trade laws and regulations. Parker’s import activities are governed by the unique customs laws and regulations of each of the countries where it operates. Moreover, many countries, including the U.S., control the export and re-export of certain goods, services, and technology and impose related export recordkeeping and reporting obligations. The laws and regulations concerning import activity, export recordkeeping and reporting, export control, and economic sanctions are complex and constantly changing. These laws and regulations can cause delays in shipments, unscheduled operational downtime and other operational disruptions. Moreover, any failure to comply with applicable legal and regulatory trading obligations could result in criminal and civil penalties and sanctions, such as fines, imprisonment, debarment from governmental contracts, seizure of shipments, and loss of import and export privileges. Reputational damage can also result from any failure to comply with such obligations.

Parker’s business, financial condition and results of operations may be affected by economic sanctions and export controls, including those targeting Russia.

During 2014, the United States, the European Union, the United Kingdom and certain other countries imposed sanctions on certain sectors of the Russian economy, and on certain individuals and entities, and additional sanctions have been imposed since 2014, including with respect to the energy sector. In response to Russia’s military action in Ukraine in 2022, the United States, the European Union and the United Kingdom, among others, have imposed significant economic sanctions and export control measures on Russia and others supporting Russia’s military and political actions in Ukraine, including blocking or “asset freezing” sanctions on designated entities and individuals; restrictions on the Russian energy and financial sectors; blocking economic activity in certain areas of Ukraine not controlled by the Ukrainian government; prohibitions in relation to investment in Russia; prohibitions and restrictions relating to Russian origin oil and oil products; and export controls limiting the export of a wide range of goods and technical assistance to Russia. In response, Russia has implemented counter-sanctions, including restrictions on the divestment from Russian assets by foreign investors and restrictions on the payments of dividends and transfers of funds out of Russia by foreign investors. Existing and future economic sanctions, export controls, import controls and other measures, as well as the existing and potential further responses from Russia or other countries to such economic sanctions, and further tensions and military actions, could adversely affect the global economy and financial markets and could adversely affect Parker’s business, financial condition and results of operations.

The contract drilling and the rental tools services businesses are highly competitive and cyclical, with intense price competition.

The contract drilling and rental tools services markets are highly competitive and many of Parker’s competitors in both the contract drilling and rental tools services businesses may possess greater financial resources than Parker does. Some of Parker’s competitors are incorporated in countries that may provide them with significant tax advantages that are not available to Parker as a U.S. company and which may impair its ability to compete with them for many projects.

Contract drilling companies compete primarily on a regional basis, and competition may vary significantly from region to region at any particular time. Many drilling and workover rigs and drilling-related rental tools can be moved from one region to another in response to changes in levels of activity, provided market conditions warrant, which may result in an oversupply of rigs and rental tools in an area. Many competitors construct rigs during periods of high energy prices and, consequently, the number of rigs available in some of the markets in which Parker operates can exceed the demand for rigs for extended periods of time, resulting in intense price competition. Most drilling contracts are awarded on the basis of competitive bids, which also results in price competition.

Historically, the drilling and rental tools services industry has been highly cyclical, with periods of high demand, limited equipment supply and high dayrates often followed by periods of low demand, excess equipment supply and low dayrates. Periods of low demand and excess equipment supply intensify the competition in the industry and often result in equipment being idle for long periods of time. During periods of decreased demand, Parker typically experiences significant reductions in dayrates and utilization. Parker, or its competition, may move rigs or other equipment such as rental tools from one geographic location to another location, the cost of which may be substantial. If Parker experiences decreases in dayrates, inability to increase or even maintain its market share, or if it cannot keep its equipment utilized, its financial performance will be adversely impacted. Prolonged periods of low utilization, decreased market share, and lower dayrates could result in the recognition of impairment charges on certain of Parker’s rigs if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these rigs may not be recoverable.

Parker must renew customer contracts to remain competitive.

Parker’s ability to renew existing customer contracts, or obtain new contracts, and the terms of any such contracts depends on market conditions and its customers’ future drilling plans, which are subject to change. Due to the highly competitive nature of the industry, which can be exacerbated during periods of depressed market conditions, Parker may not be able to renew or replace expiring contracts or, if it is able to, it may not be able to secure or improve existing dayrates or other material terms, which could have an adverse effect on its business, financial condition and results of operations.

Rig upgrade, refurbishment and construction projects are subject to risks and uncertainties, including delays and cost overruns, which could have an adverse impact on Parker’s results of operations and cash flows.

Parker regularly makes significant expenditures in connection with upgrading and refurbishing its rig fleet. These activities include planned upgrades to maintain quality standards, routine maintenance and repairs, changes made at the request of customers, and changes made to comply with environmental or other regulations. Rig upgrade, refurbishment, and construction projects are subject to the risks of delay or cost overruns inherent in any large construction project, including the following:

•	shortages of equipment or skilled labor;

•	unforeseen engineering problems;

•	unanticipated change orders;

•	work stoppages;

•	adverse weather conditions;

•	unexpectedly long delivery times for manufactured rig components;

•	unanticipated repairs to correct defects in construction not covered by warranty;

•	failure or delay of third-party equipment vendors or service providers;

•	unforeseen increases in the cost of equipment, labor or raw materials, particularly steel;

•	disputes with customers, shipyards or suppliers;

•	latent damages or deterioration to hull, equipment and machinery in excess of engineering estimates and assumptions;

•	financial or other difficulties with current customers at shipyards and suppliers;

•	loss of revenues associated with downtime to remedy malfunctioning equipment not covered by warranty;

•	unanticipated cost increases;

•	loss of revenues and payments of liquidated damages for downtime to perform repairs associated with defects, unanticipated equipment refurbishment and delays in commencement of operations; and

•	lack of ability to obtain the required permits or approvals, including import/export documentation.

Any one of the above risks could adversely affect Parker’s financial condition and results of operations. Delays in the delivery of rigs being constructed or undergoing upgrade, refurbishment, or repair may, in many cases, delay commencement of a drilling contract resulting in a loss of revenues to Parker, and may also cause its customer to renegotiate the drilling contract for the rig or terminate or shorten the term of the contract under applicable late delivery clauses, if any. If one of these contracts is terminated, Parker may not be able to secure a replacement contract on as favorable terms, if at all. Additionally, actual expenditures for required upgrades or to refurbish or construct rigs could exceed Parker’s planned capital expenditures, impairing its ability to service its debt obligations.

The change of Parker’s management and other personnel may reduce Parker’s competitiveness and harm prospects for future success.

Following the completion of the merger, it is anticipated that some of Parker’s present management and other personnel will no longer be employed by Parker or will remain with Parker in substantially different roles. The loss of Parker’s personnel and transition of new personnel could reduce its competitiveness and harm prospects for future success, which may adversely affect its business, financial condition and results of operations.

Failure to attract and retain skilled and experienced personnel could affect Parker’s operations.

Parker requires skilled, trained, and experienced personnel to provide its customers with the highest quality technical services and support for its drilling operations. Parker competes with other oilfield services businesses and other employers to attract and retain qualified personnel with the technical skills and experience it requires. Competition for skilled labor and other labor required for Parker’s operations intensifies as the number of rigs activated or added to worldwide fleets or under construction increases, creating upward pressure on wages. In periods of high utilization, Parker has found it more difficult to find and retain qualified individuals. A shortage in the available labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for Parker to attract and retain personnel and could require Parker to enhance its wage and benefits packages. Increases in Parker’s operating costs could adversely affect its business and financial results. Moreover, the shortages of qualified personnel or the inability to obtain and retain qualified personnel could negatively affect the quality, safety, and timeliness of Parker’s operations.

Increased scrutiny and changing stakeholder expectations with respect to environmental, social and governance (“ESG”) matters may impact Parker’s business and expose Parker to additional risks.

In recent years, companies across all industries are facing increasing scrutiny from stakeholders related to their ESG and sustainability practices. Failure or a perception (whether or not valid) of failure to implement an ESG strategy or achieve sustainability goals Parker has set could damage its reputation, causing its stakeholders to lose confidence in Parker, and negatively impact its operations. There can be no assurance that Parker will be able to accomplish any announced goals, initiatives, commitments or objectives related to its ESG strategy, as statements regarding the same reflect its current plans and aspirations and are not guarantees that Parker will be able to achieve them within the timelines it announces, or at all.

Further, Parker’s business and growth opportunities require it to have strong relationships with various key stakeholders, including its stockholders, employees, suppliers, customers, local communities and others. Parker may face pressures from stakeholders, many of whom are increasingly focused on climate change, to prioritize sustainable energy practices, reduce its carbon footprint and promote sustainability while at the same time remaining a successfully operating public company. If Parker does not successfully manage expectations across these varied stakeholder interests, it could erode Parker’s stakeholder trust and thereby affect its brand and reputation. Such erosion of confidence could negatively impact Parker’s business through decreased demand and growth opportunities, delays in projects, increased legal action and regulatory oversight, adverse press coverage and other adverse public statements, difficulty hiring and retaining top talent, difficulty obtaining necessary approvals and permits from governments and regulatory agencies on a timely basis and on acceptable terms and difficulty securing investors and access to capital.

New technologies may cause Parker’s drilling methods and equipment to become less competitive and it may become necessary to incur higher levels of operating and capital expenditures in order to keep pace with the disruptive trends in the drilling industry. Growth through the building of new drilling rigs and improvement of existing rigs is not assured.

The market for Parker’s services is characterized by continual technological developments that have resulted in, and will likely continue to result in, substantial improvements in the functionality and performance of rigs and equipment. Parker’s customers increasingly demand the services of newer, higher specification drilling rigs and related equipment. Accordingly, Parker may have to allocate a higher proportion of its capital expenditures to improve the technological aspects of its existing rigs and other equipment, purchase and construct newer, higher specification drilling rigs and other equipment to meet the increasingly sophisticated needs of its customers and develop new and improved technology and data analytics.

Although a component of Parker’s strategy is to develop and use advanced oil and natural gas drilling technology, changes in technology or improvements on existing technology by competitors could make its equipment less competitive. There can be no assurance that Parker will:

•	have sufficient capital resources to improve existing rigs or build new, technologically advanced drilling rigs or rental tools;

•

avoid cost overruns inherent in large fabricated projects resulting from numerous factors such as shortages or unscheduled delays in delivery of equipment or materials, inadequate levels of skilled labor, design and engineering problems, and financial or other difficulties;

•	successfully deploy idle, stacked, new or upgraded drilling rigs or rental tools;

•	effectively manage the size or growth of its organization and drilling rigs and tools;

•	develop competitive technologies or choose the right technologies to develop;

•	maintain crews necessary to operate existing or additional drilling rigs or rental tools; or,

•	successfully improve its financial condition, results of operations, business or prospects as a result of improving existing rigs or rental tools with updated technology.

If Parker is successful in developing new technologies for use in its business, there is no guarantee of future demand for those technologies. Customers may be financially incapable or otherwise reluctant or unwilling to adopt Parker’s new technologies or may choose competing technologies. Parker may also have difficulty negotiating satisfactory terms for its technology services or may be unable to secure prices sufficient to obtain expected returns on its investment in the research and development of new technologies.

Furthermore, Parker expects its competitors to continue to improve their own technology systems. Such improvements could potentially allow Parker’s competitors to improve their drilling efficiency and service quality. Parker’s ability to continue to innovate its own technology infrastructure and appropriately anticipate and address its customers’ needs will affect its ability to compete.

Development of new technology is critical to maintaining Parker’s competitiveness. There can be no assurance that Parker will be able to successfully develop technology that its customers demand. If Parker is not successful in keeping pace with technological advances and trends (including trends in favor of emissions-reducing technologies) or if Parker fails to deliver such technologies to its customers in a timely and cost-effective manner suitable to their needs, demand for its services could decline and Parker could lose market share. Furthermore, if Parker’s equipment or proprietary technologies become obsolete, the value of its intellectual property may be reduced, or one or more technologies that Parker may implement in the future may not work as it expects and its business, financial condition, results of operations and reputation could be adversely affected as a result. If competing technologies are viewed as superior to Parker’s, it could affect Parker’s competitiveness. Additionally, new technologies, services or standards could render some of Parker’s services, drilling rigs or equipment obsolete, which could reduce its competitiveness and have a material adverse effect on its business, financial condition and results of operations.

Limitations on Parker’s ability to obtain, maintain, protect or enforce its intellectual property rights, including its trade secrets, could cause a loss in revenues and any competitive advantage Parker holds.

There can be no assurance that the steps Parker takes to obtain, maintain, protect and enforce its intellectual property rights will be adequate. Some of Parker’s products or services, and the processes it uses to produce or provide them, have been granted patent protection, have patent applications pending, or are trade secrets. Parker’s business may be adversely affected when its patents are unenforceable, the claims allowed under its patents are not sufficient to protect its technology, its patent applications are denied, or its trade secrets are not adequately protected. Patent protection on some types of technology, such as software or machine learning processes, may not be available in certain countries in which Parker operates. Parker’s competitors may also be able to develop technology independently like Parker’s without infringing on its patents or gaining access to its trade secrets, which could adversely affect its financial condition, results of operations and cash flows.

Technology disputes could negatively affect Parker’s operations or increase its costs.

Parker’s services and products use proprietary technology and equipment, which can involve potential infringement of a third party’s rights, or a third party’s infringement of its rights, including patent rights. The majority of the intellectual property rights relating to Parker’s drilling rigs and related services are owned by Parker or certain of its supplying vendors. However, in the event that Parker or one of its customers or supplying vendors becomes involved in a dispute over infringement of intellectual property rights relating to equipment or technology owned or used by Parker, services performed by Parker or products provided by Parker, Parker may lose access to important equipment or technology or its ability to provide services or products, or Parker could be required to cease use of some equipment or technology or be forced to invest or develop replacement technologies to enhance its equipment, technology, services or products. Parker could also be required to pay license fees or royalties for the use of equipment or technology or provision of services or products. In addition, Parker may lose a competitive advantage in the event it is unsuccessful in enforcing its rights against third parties. Regardless of the merits, any such claims generally result in significant legal and other costs, including reputational harm, and may distract management from running Parker’s business. Technology disputes involving Parker or its customers or supplying vendors could have a material adverse effect on its business, financial condition, cash flows and results of operations.

Improvements in or new discoveries of alternative energy technologies could have a material adverse effect on Parker’s financial condition and results of operations.

Since Parker’s business depends on the level of activity in the oil and natural gas industry, any improvement in or new discoveries of alternative energy technologies that increase the effectiveness (economic or otherwise), use or availability of alternative forms of energy and reduce the demand for oil and natural gas could have a material adverse effect on its business, financial condition and results of operations.

Parker’s current operations and future growth may require significant additional capital, and the amount and terms of its indebtedness could impair its ability to fund its capital requirements.

Parker’s business requires substantial capital. Parker may require additional capital in the event of growth opportunities, unanticipated maintenance requirements, or significant departures from its current business plan.

Additional financing may not be available on a timely basis or on terms acceptable to Parker and within the limitations contained in the ABL Credit Agreement and the Term Loan Credit Agreement or any other future debt agreements. Failure to obtain additional financing, should the need for it develop, could impair Parker’s ability to fund capital expenditure requirements and meet debt service requirements and could have an adverse effect on its business.

Parker has a significant amount of debt. Parker’s debt levels and debt agreement restrictions may have significant consequences for its future prospects, including limiting its liquidity and flexibility in obtaining additional financing or refinancing its existing high interest debt and in pursuing other business opportunities.

As of September 30, 2024, Parker had:

•	$177.8 million principal amount of debt;

•	$47.9 million of undiscounted operating lease liabilities; and

•	$14.7 million in supporting letters of credit.

Parker’s ability to meet its debt service obligations depends on its ability to generate positive cash flows from operations. Parker has in the past, and may in the future, incur negative cash flows from one or more segments of its operating activities. Parker’s future cash flows from operating activities will be influenced by the demand for its drilling services, the utilization of its rigs, the dayrates that it receives for its rigs, demand for its rental tools, oil and natural gas prices, general economic conditions, and other factors affecting its operations, many of which are beyond its control.

If Parker is unable to service its debt obligations, it may have to take one or more of the following actions:

•	delay spending on capital projects, including maintenance projects and the acquisition or construction of additional rigs, rental tools, and other assets;

•	issue additional equity;

•	sell assets; or

•	restructure or refinance its debt.

Despite Parker’s current level of indebtedness, it may still incur more debt. This could further exacerbate the risks associated with its indebtedness, including limiting its liquidity and its ability to pursue other business opportunities.

Parker may be able to incur additional indebtedness in the future, subject to certain limitations, including under the ABL Credit Facility and the Term Loan. If Parker incurs new debt on top of its existing debt, the related risks that it now faces could increase. Parker’s level of indebtedness could, for instance, prevent it from engaging in transactions that might otherwise be beneficial to it or from making desirable capital expenditures. This could put Parker at a competitive disadvantage relative to other less leveraged competitors that have more cash flow to devote to their operations. Additionally, Parker’s ABL Credit Facility provides, and any future credit facilities may provide, for variable interest rates, which may increase or decrease its interest expense. Furthermore, the incurrence of additional indebtedness could make it more difficult to satisfy Parker’s existing financial obligations.

Parker is subject to various covenants and events of default under the ABL Credit Facility and the Term Loan Credit Agreement. In general, certain of these covenants limit Parker’s ability, subject to certain exceptions, to take certain actions, including:

•	selling assets outside the ordinary course of business;

•	consolidating, merging, amalgamating, liquidating, dividing, winding up, dissolving or otherwise disposing of all or substantially all of its assets;

•	granting liens; and

•	financing its investments.

If Parker fails to comply with these covenants or an event of default occurs under the ABL Credit Agreement or the Term Loan Credit Agreement, its liquidity, financial condition or operations may be materially impacted.

Parker is subject to hazards customary for drilling operations, which could adversely affect its financial performance if it is not adequately indemnified or insured.

Substantially all of Parker’s operations are subject to hazards that are customary for oil and natural gas drilling operations, including blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, cratering, oil and natural gas well fires and explosions, natural disasters, pollution, mechanical failure, and damage or loss during transportation. Some of Parker’s fleet is also subject to hazards inherent in marine operations, either while on-site or during mobilization, such as capsizing, sinking, grounding, collision, damage from severe weather, and marine life infestations. These hazards could result in damage to or destruction of drilling equipment, personal injury and property damage, suspension of operations, or environmental damage, which could lead to claims by third parties or customers, suspension of operations, and contract terminations. Parker has had accidents in the past due to some of these hazards. Typically, Parker is indemnified by its customers for injuries and property damage resulting from these types of events (except for injury to its employees and subcontractors and property damage to its and its subcontractors’ equipment). However, Parker could be exposed to significant loss if adequate indemnity provisions or insurance are not in place, if indemnity provisions are unenforceable or otherwise invalid, or if its customers are unable or unwilling to satisfy any indemnity obligations. Parker may not be able to insure against these risks or to obtain indemnification to adequately protect itself against liability from all of the consequences of the hazards and risks described above. The occurrence of an event not fully insured against or for which Parker is not indemnified, or the failure of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, insurance may not continue to be available to cover any or all of these risks. For example, pollution, reservoir damage and environmental risks generally are not fully insurable. Even if such insurance is available, insurance premiums or other costs may rise significantly in the future, making the cost of such insurance prohibitive.

Certain areas in and near the Gulf of Mexico (“GOM”) are subject to hurricanes and other extreme weather conditions. When operating in and near the GOM, Parker’s drilling rigs and rental tools may be located in areas that could cause them to be susceptible to damage or total loss by these storms. In addition, damage caused by high winds and turbulent seas to Parker’s rigs, shore bases, and corporate infrastructure could potentially cause Parker to curtail operations for significant periods of time until the effects of the damage can be repaired. In addition, Parker’s rigs in arctic regions can be affected by seasonal weather so severe that conditions are deemed too unsafe for operations.

Parker is not fully insured against all risks associated with its business.

Parker ordinarily maintains insurance against certain losses and liabilities arising from its operations. However, Parker does not insure against all operational risks in the course of its business. Due to the high cost, high self-insured retention, and limited coverage for windstorms in the GOM Parker has elected not to purchase windstorm insurance for its inland barges in the GOM. Although Parker has retained the risk for physical loss or damage for these rigs arising from a named windstorm, it has procured insurance coverage for removal of a wreck caused by a windstorm. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on Parker’s business activities, financial position, and results of operations.

Parker’s backlog of contracted revenues may not be fully realized and may reduce significantly in the future, which may have a material adverse effect on its financial position, results of operations, or cash flows.

Parker’s expected revenues under existing contracts (“contracted revenues”) may not be fully realized due to a number of factors, including rig or equipment downtime or suspension of operations. Several factors could cause downtime or a suspension of operations, many of which are beyond Parker’s control, including:

•	breakdowns of its equipment or the equipment of others necessary for continuation of operations;

•	work stoppages, including labor strikes;

•	shortages of material and skilled labor;

•	severe weather or harsh operating conditions;

•	the occurrence or threat of epidemic or pandemic diseases, or any government response to such occurrence or threat;

•	the early termination of contracts; and

•	force majeure events.

Liquidity issues could lead Parker’s customers to go into bankruptcy or could encourage its customers to seek to repudiate, cancel, or renegotiate its contracts for various reasons. Some of Parker’s contracts permit early termination of the contract by the customer for convenience (without cause), generally exercisable upon advance notice to Parker and in some cases without making an early termination payment to Parker. There can be no assurance that Parker’s customers will be able or willing to fulfill their contractual commitments to Parker.

Significant declines in oil prices, the perceived risk of low oil prices for an extended period, and the resulting downward pressure on utilization may cause some customers to consider early termination of select contracts despite having to pay early termination fees in some cases. In addition, customers may request to re-negotiate the terms of existing contracts. Furthermore, as Parker’s existing contracts roll off, it may be unable to secure replacement contracts for its rigs, equipment or services. Therefore, revenues recorded in future periods could differ materially from Parker’s current contracted revenues, which could have a material adverse effect on its financial position, results of operations or cash flows.

Parker relies on third-party suppliers, manufacturers and service providers to secure equipment, components and parts used in rig operations, conversions, upgrades and construction.

Parker’s reliance on third-party suppliers, manufacturers and service providers to provide equipment and services exposes it to volatility in the quality, price and availability of such items. Certain components, parts and equipment that Parker uses in its operations may be available only from a small number of suppliers, manufacturers or service providers. The failure of one or more third-party suppliers, manufacturers or service providers to provide equipment, components, parts or services, whether due to capacity constraints, labor shortages or other labor-related difficulties, production or delivery disruptions, price increases, quality control issues, recalls or other decreased availability of parts and equipment, is beyond Parker’s control and could materially disrupt its operations or result in the delay, renegotiation or cancellation of drilling contracts, thereby causing a loss of contract drilling backlog and/or revenues, as well as an increase in operating costs.

Additionally, Parker’s suppliers, manufacturers, and service providers could be negatively affected by changes in industry conditions or global economic conditions. If certain of Parker’s suppliers, manufacturers or service providers were to curtail or discontinue their business as a result of such conditions, it could result in a reduction or interruption in supplies or equipment available to Parker and/or a significant increase in the price of such supplies and equipment, which could adversely affect its business, financial condition and results of operations. In addition, issues with the global supply chain, whether caused by the Ukraine/Russia conflict or other reasons, could make it more difficult for Parker’s suppliers to meet its requirements in a timely manner, if at all, which could ultimately result in an adverse effect on its operations.

Parker’s operating expense includes fixed costs that may not decline in proportion to decreases in rig utilization and dayrates.

Parker’s operating expense includes all direct and indirect costs associated with the operation, maintenance and support of its drilling and related equipment, many of which are not affected by changes in dayrates and some of which are not affected by utilization. During periods of reduced revenues and/or activity, certain of Parker’s fixed costs (such as depreciation) may not decline and often Parker may incur additional costs. During times of reduced utilization, reductions in costs may not be immediate as Parker may not be able to fully reduce the cost of its support operations in a particular geographic region due to the need to support the remaining drilling rigs in that region. Accordingly, a decline in revenues due to lower dayrates and/or utilization may not be offset by a corresponding decrease in drilling services and solutions expense, which could have a material adverse effect on Parker’s business, financial condition and results of operations.

Parker is exposed to counterparty credit risk. Nonpayment and nonperformance by Parker’s customers, suppliers or vendors could adversely impact its operations, cash flows and financial condition.

Weak economic conditions, volatility in the banking sector and/or widespread financial distress could reduce the liquidity of Parker’s customers, suppliers or vendors, making it more difficult for them to meet their obligations to Parker. Severe financial problems encountered by Parker’s customers, suppliers and vendors could limit its ability to collect amounts owed to Parker or to enforce the performance of obligations owed to Parker under contractual arrangements and/or limit its ability to enter into future contractual arrangements with such customers, suppliers or vendors. In the event that any of Parker’s customers were to enter into bankruptcy, Parker could lose all or a portion of the amounts owed to it by such customer, and it may be forced to cancel all or a portion of its contracts with such customer at a significant expense.

In addition, nonperformance by suppliers or vendors who have committed to provide Parker with critical products or services could raise its costs or interfere with its ability to successfully conduct its business. These factors, combined with volatile prices of oil and natural gas, may precipitate a continued economic slowdown and/or a recession.

Certain of Parker’s contracts are subject to cancellation by its customers without penalty and with little or no notice.

In periods of extended market weakness, Parker’s customers may not be able to honor the terms of existing contracts, may terminate contracts even where there may be onerous termination fees, or may seek to renegotiate contract dayrates and terms in light of depressed market conditions. Certain of Parker’s contracts are subject to cancellation by its customers without penalty and with relatively little or no notice. Significant declines in oil prices, the perceived risk of low oil prices for an extended period, and the resulting downward pressure on utilization may cause some customers to consider early termination of select contracts despite having to pay early termination fees in some cases. When drilling market conditions are depressed, a customer may no longer need a rig or rental tools currently under contract or may be able to obtain comparable equipment at lower dayrates. Further, due to government actions, a customer may no longer be able to operate in, or it may not be economical to operate in, certain regions. As a result, customers may leverage their termination rights in an effort to renegotiate contract terms.

Parker’s customers may also seek to terminate contracts for cause, such as the loss of or major damage to the drilling unit or other events that cause the suspension of drilling operations beyond a specified period of time. If Parker experiences operational problems or if its equipment fails to function properly and cannot be repaired promptly, its customers will not be able to engage in drilling operations and may have the right to terminate the contracts. If equipment is not timely delivered to a customer or does not pass acceptance testing, a customer may in certain circumstances have the right to terminate the contract. The payment of a termination fee may not fully compensate Parker for the loss of the contract. Early termination of a contract may result in a rig or other equipment being idle for an extended period of time. The likelihood that a customer may seek to terminate a contract is increased during periods of market weakness. The cancellation or renegotiation of a number of Parker’s contracts could materially reduce its revenues and profitability.

Service contracts with national oil companies may expose Parker to greater risks than it normally assumes in service contracts with non-governmental customers.

Parker currently provides services and owns rigs and other equipment that may be used in connection with projects involving national oil companies. In the future, Parker may expand its international operations and enter into additional, significant contracts or subcontracts relating to projects with national oil companies. The terms of these contracts may require Parker to resolve disputes in jurisdictions with less robust legal systems and may contain non-negotiable provisions and may expose Parker to greater commercial, political, environmental, operational, and other risks than it assumes in other contracts. These contracts may also expose Parker to materially greater environmental liability and other claims for damages (including consequential damages) and personal injury related to its operations, or the risk that the contract may be terminated by its customer without cause on short-term notice, contractually or by governmental action, or under certain conditions that may not provide Parker with an early termination payment. Parker can provide no assurance that increased risk exposure will not have an adverse impact on its future operations or that it will not increase the number of rigs or amount of equipment and services contracted to national oil companies with commensurate additional contractual risks. Risks that accompany contracts relating to projects with national oil companies could ultimately have a material adverse impact on Parker’s business, financial condition, and results of operation.

Parker derives a significant amount of its revenues from a few major customers. The loss of a significant customer could adversely affect Parker’s business, financial condition and results of operations.

A substantial percentage of Parker’s revenues are generated from a relatively small number of customers and the loss of a significant customer could adversely affect Parker. Parker’s largest customer accounted for approximately 13.6 percent of its consolidated revenues from continuing operations for the year ended December 31, 2023. Parker’s largest customer constituted approximately 15.6 percent of its consolidated revenue for the nine months ended September 30, 2024. Parker’s consolidated results of operations could be adversely affected if any of its significant customers terminate their contracts with Parker, fail to renew its existing contracts, or do not award new contracts to Parker. Replacing significant customers is difficult, and it is unlikely Parker would be able to replace such a loss in revenue from a single or a few larger customers. The loss of one or more of its larger customers could have a material adverse effect on Parker’s business, financial condition, results of operations and ability to meet its obligations. In addition, if a significant customer experiences liquidity constraints or other financial difficulties it may be unable to make required payments to Parker or seek to renegotiate contracts, which could adversely affect its liquidity and profitability. Financial difficulties experienced by customers could also adversely affect Parker’s utilization rates in the affected market and may cause its counterparties to seek modifications to its contracts with them. Furthermore, potential consolidation among oil and natural gas exploration and production companies may reduce the number of available customers.

Inflation could adversely impact Parker’s ability to control costs, including operating expenses and capital costs.

Although inflation had been relatively low in recent years, it rose significantly in the second half of 2021 and continued through 2023. In addition, global and industry-wide supply chain disruptions have resulted in shortages in labor, materials and services. Such shortages have resulted in inflationary cost increases for labor, materials and services and could continue to cause costs to increase, as well as a scarcity of certain products and raw materials. To the extent inflation remains elevated, Parker may experience further cost increases for its operations, as well as increased labor costs. Parker cannot predict any future trends in the rate of inflation, and a significant increase in inflation could negatively impact its business, financial condition and results of operations.

Parker’s acquisitions, dispositions, and investments may not result in the realization of savings, the creation of efficiencies, the generation of cash or income, or the reduction of risk, which may have a material adverse effect on its liquidity, consolidated results of operations, and consolidated financial condition.

Parker continually seeks opportunities to maximize efficiency and value through various transactions, including purchases or sales of assets, businesses, investments, or joint ventures. These transactions are intended to result in the realization of savings, the creation of efficiencies, the offering of new products or services, the generation of cash or income, or the reduction of risk. These transactions may also affect Parker’s consolidated results of operations.

These transactions also involve risks, and Parker cannot ensure that:

•	any acquisitions would result in an increase in income or earnings per share;

•	any acquisitions would be successfully integrated into its operations and internal controls;

•	the due diligence prior to an acquisition would uncover situations that could result in financial or legal exposure, or that it will appropriately quantify the exposure from known risks;

•	any disposition would not result in decreased earnings, revenues, or cash flow;

•	use of cash for acquisitions would not adversely affect its cash available for capital expenditures and other uses;

•	any dispositions, investments, acquisitions, or integrations would not divert management resources; or

•	any dispositions, investments, acquisitions, or integrations would not have a material adverse effect on its results of operations or financial condition.

Parker’s operations are subject to various governmental laws and regulations which require compliance that can be burdensome and expensive.

Parker’s oil and natural gas operations are subject to various federal, state and local governmental regulations that may be changed from time to time in response to economic and political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, permit revocations, requirements for additional pollution controls and injunctions limiting or prohibiting some or all of Parker’s operations. Further, these laws and regulations impose strict requirements for water and air pollution control and solid waste management. Significant expenditures may be required to comply with governmental laws and regulations applicable to Parker. Even if federal regulatory burdens temporarily ease, the historic trend of more expansive and stricter environmental legislation and regulations may continue in the long-term, and at the state and local levels.

Regulation of greenhouse gases and climate change could have a negative impact on Parker’s business.

Some scientific studies have suggested that emissions of GHGs may be contributing to warming of the earth’s atmosphere and other climatic changes. Such studies have resulted in increased local, state, regional, national, and international attention and actions relating to issues of climate change and the effect of GHG emissions, particularly emissions from fossil fuels. For example, the Infrastructure Investment and Jobs Act and the IRA include billions of dollars in incentives for the development of renewable energy, clean hydrogen, clean fuels, electric vehicles, investments in advanced biofuels and supporting infrastructure and carbon capture and sequestration. Also, in March 2024, the EPA finalized ambitious rules to reduce harmful air pollutant emissions, including GHGs, from light-, medium-, and heavy-duty vehicles beginning in model year 2027. These incentives and regulations could accelerate the transition of the economy away from the use of fossil fuels towards lower- or zero-carbon emissions alternatives, which could decrease demand for, and in turn the prices of, oil and natural gas and adversely impact Parker’s business. In addition, the IRA imposes the first ever federal fee on the emission of GHGs through a methane emissions charge, which could increase Parker’s operating costs and thereby adversely impact Parker’s business, financial condition and cash flows. In addition, a number of states have either proposed or implemented restrictions on GHG emissions. International accords such as the Paris Agreement may result in additional regulations to control GHG emissions. Other developments focused on restricting GHG emissions include but are not limited to the Kyoto Protocol; the European Union Emission Trading System; the United Kingdom’s Carbon Reduction Commitment; and, in the U.S., the Regional Greenhouse Gas Initiative, the Western Regional Climate Action Initiative, and various state programs. These regulations could also adversely affect market demand or pricing for Parker’s services, by affecting the price of, or reducing the demand for, fossil fuels or providing competitive advantages to competing fuels and energy sources.

Because Parker’s business depends on the level of activity in the oil and natural gas industry, existing or future laws, regulations, treaties, or international agreements related to GHGs and climate change, including incentives to conserve energy or use alternative energy sources, could have a negative impact on Parker’s business if such laws, regulations, treaties, or international agreements reduce the worldwide demand for oil and natural gas or otherwise result in reduced economic activity generally. In addition, such laws, regulations, treaties, or international agreements could result in increased compliance costs or additional operating restrictions, which may have a negative impact on Parker’s business. In addition to potential impacts on Parker’s business directly or indirectly resulting from climate-change legislation or regulations, Parker’s business also could be negatively affected by climate-change related physical changes or changes in weather patterns. An increase in severe weather patterns could result in damages to or loss of Parker’s rigs, impact Parker’s ability to conduct Parker’s operations and/or result in a disruption of Parker’s customers’ operations.

The ultimate impact of GHG emissions and climate change-related agreements, legislation, regulation, and government actions on Parker’s financial performance is highly uncertain because Parker is unable to predict with certainty, for a multitude of individual jurisdictions, the outcome of political decision-making processes, including the actual laws and regulations enacted, the variables and trade-offs that inevitably occur in connection with such processes, and market conditions, including the responses of consumers to such changes.

Restrictions on drilling activities intended to protect certain species of wildlife may adversely affect Parker’s ability to conduct drilling activities in some of the areas where Parker operates.

Oil and natural gas operations in Parker’s operating areas can be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect various wildlife. Seasonal restrictions may limit Parker’s ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling is allowed. These constraints and the resulting shortages or high costs could delay Parker’s operations and materially increase Parker’s operating and capital costs. Permanent restrictions imposed to protect threatened or endangered species could prohibit drilling in certain areas or require the implementation of expensive mitigation measures. The designation of previously unprotected species in areas where Parker operates as threatened or endangered could cause Parker to incur increased costs arising from species protection measures or could result in limitations on Parker’s drilling activities.

Parker is regularly involved in litigation, some of which may be material.

Parker is regularly involved in litigation, claims, and disputes incidental to its business, which at times may involve claims for significant monetary amounts, some of which would not be covered by insurance. Parker undertakes all reasonable steps to defend itself in such lawsuits. Nevertheless, Parker cannot predict the ultimate outcome of such lawsuits and any resolution which is adverse to it could have a material adverse effect on its financial condition.

Increased regulation of hydraulic fracturing could result in reductions or delays in drilling and completing new oil and natural gas wells, which could adversely impact the demand for rental tools.

Hydraulic fracturing is a process sometimes used in the completion of oil and natural gas wells whereby water, other liquids, sand, and chemicals are injected under pressure into subsurface formations to stimulate natural gas and, oil production. Various governmental entities (within and outside the United States) are in the process of studying, restricting, regulating, or preparing to regulate hydraulic fracturing, directly and indirectly. Many state governments require the disclosure of chemicals used in the fracturing process and, due to concerns raised relating to potential impacts of hydraulic fracturing, including on groundwater quality and seismic activity, legislative and regulatory efforts at the federal level and in some state and local jurisdictions have been initiated to render permitting and compliance requirements more stringent for hydraulic fracturing or prohibit the activity altogether. Parker does not directly engage in hydraulic fracturing activities. However, these and other developments could cause operational delays or increased costs in exploration and production, which could adversely affect the demand for Parker’s rental tools.

Parker’s operations are subject to cyber-attacks or other cyber incidents that could have a material adverse effect on its business, consolidated results of operations, and consolidated financial condition.

Parker’s operations are increasingly dependent on information technologies and services, whether such systems are its own or those of its vendors, service providers or customers. Threats to information technology systems associated with cybersecurity risks and cyber incidents or attacks continue to grow, and include, among other things, storms and natural disasters, terrorist attacks, utility outages, theft, viruses, phishing, malware, design defects, human error, and complications encountered as existing systems are maintained, repaired, replaced, or upgraded. The techniques and sophistication used to conduct cyberattacks and compromise information technology infrastructure, as well as the sources and targets of these attacks, change and are often not recognized until such attacks are launched or have been in place for some time. In addition, there has been an increase in state-sponsored cyberattacks, which are often conducted by capable, well-funded groups. The rapid evolution and increased adoption of artificial intelligence technologies amplifies these concerns.

Risks associated with these threats include, among other things:

•	theft or misappropriation of funds;

•	loss, corruption, or misappropriation of intellectual property, or other proprietary, confidential or personally identifiable information (including customer, supplier, or employee data);

•	disruption or impairment of Parker’s and its customers’ business operations and safety procedures;

•	damage to Parker’s reputation with its customers and the market;

•	the perception of Parker’s products or services as having security vulnerabilities;

•	exposure to litigation and legal and regulatory costs;

•	loss or damage to Parker’s worksite data delivery systems; and

•	increased costs to prevent, respond to or mitigate cybersecurity events.

Any perceived or actual electronic or physical security breach involving the misappropriation, loss, or other unauthorized disclosure of confidential or personally identifiable information, including penetration of Parker’s systems security, whether by it or by a third party, could disrupt its business, damage its reputation and its relationships with its customers or employees, expose Parker to risks of litigation, significant fines and penalties and liability, result in the deterioration of its customers’ and employees’ confidence in Parker, and adversely affect its business, results of operations and financial condition. Although Parker utilizes various procedures and controls to mitigate its exposure to such risk, cybersecurity attacks and other cyber events are evolving and unpredictable. Moreover, Parker has no control over the information technology systems of its customers, suppliers, and others with which its systems may connect and communicate. As a result, the occurrence of a cyber incident could go unnoticed for a period time.

Parker cannot ensure that its cybersecurity insurance will be sufficient to cover any particular losses it may experience as a result of such cyberattacks. Any breach in the security of its information systems or those of its service providers could lead to an interruption in the operation of its systems or loss, disclosure or misappropriation of its business information or other unintended consequences. Such cyber incidents could have a material adverse effect on Parker’s business, financial condition and results of operations.

THE COMPANIES

Nabors Industries Ltd.

Nabors owns and operates one of the world’s largest land-based drilling rig fleets and is a provider of offshore platform rigs in the United States and international markets. Nabors also provides performance tools, directional drilling services, tubular running services and innovative technologies for its own rig fleet and those operated by third parties. In addition, Nabors manufactures advanced drilling equipment and provides drilling rig instrumentation. Nabors also has a portfolio of technologies designed to drive energy efficiency and emissions reductions on its rigs and for its third-party customers. In today’s performance-driven environment, Nabors believes it is well positioned to seamlessly integrate downhole hardware, surface equipment and software solutions into its AC rig designs. Leveraging its advanced drilling automation capabilities, Nabors’ highly skilled workforce continues to set new standards for operational excellence and transform its industry.

With operations in over 15 countries, Nabors is a global provider of drilling and drilling-related services for land-based and offshore oil and natural gas wells, with a fleet of rigs and drilling-related equipment which, as of December 31, 2023, included:

•	291 actively marketed rigs for land-based drilling operations in the United States and various countries throughout the world; and

•	8 actively marketed rigs for offshore platform drilling operations in the United States and multiple international markets.

Nabors’ common stock is traded on the NYSE under the symbol “NBR.”

The principal executive offices of Nabors are located at Crown House, Second Floor, 4 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and Nabors’ telephone number is (441) 292-1510.Additional information about Nabors and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information”.

Parker Drilling Company

Parker was established as “Parker Drilling Company” in 1934 and later incorporated in the state of Delaware in 1976.

Parker is an integrated service provider of advanced wellbore construction solutions for transitioning energy markets. Its global technology-enabled products and services optimize performance and minimize risk to both hydrocarbon and energy transition applications, including geothermal, well abandonment, and CCS markets. Parker has operated in over 60 countries since beginning operations in 1934, making it among the most geographically experienced drilling contractors and rental tools providers in the world. It currently has operations in 14 countries. Parker has participated in numerous world records for deep and extended-reach drilling and is an industry leader in quality, health, safety and environmental practices.

Parker’s business is comprised of two main business lines: (1) rental tools services and (2) drilling services.

The principal executive offices of Parker are located at 2103 CityWest Blvd., Suite 400, Houston, Texas 77042, and Parker’s telephone number is (281) 406-2000. For more information about Parker, see the section titled “Information about Parker.”

Nabors SubA Corporation

Nabors SubA Corporation (“Merger Sub”), a wholly owned subsidiary of Nabors, is a Delaware corporation that was formed on September 26, 2024 for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into Parker, with Parker surviving the merger as a wholly owned subsidiary of Nabors.

THE NABORS SPECIAL GENERAL MEETING

This joint proxy statement/prospectus is being provided to the Nabors shareholders as part of a solicitation of proxies by the Nabors board of directors for use at the Nabors special general meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Nabors shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Nabors special general meeting.

Date, Time and Place

The special general meeting of Nabors shareholders will be held virtually via the Nabors special general meeting website at 10:00 a.m. Central Time on January 17, 2025, unless adjourned or postponed.

Purpose of the Nabors Special General Meeting

At the Nabors special general meeting, Nabors shareholders will be asked to consider and vote on the following:

•	the Nabors share issuance proposal; and

•	the Nabors adjournment proposal.

Completion of the merger is conditioned on approval of the Nabors share issuance proposal.

Recommendation of the Nabors Board of Directors

The Nabors board of directors unanimously (i) determined that the merger agreement and the transactions are advisable, and in the best interests of, Nabors and its shareholders, (ii) authorized the execution and delivery of the merger agreement and the transaction documents and approved and declared advisable the consummation of the transactions, including the merger, (iii) directed that the merger agreement and the merger be submitted for the consideration of the Nabors shareholders and (iv) resolved to recommend that the Nabors shareholders approve the issuance of Nabors common shares in connection with the merger on the terms and subject to the conditions set forth in the merger agreement. The Nabors board of directors unanimously recommends that Nabors shareholders vote “FOR” the Nabors share issuance proposal and “FOR” the Nabors adjournment proposal.

Nabors shareholders should read carefully this joint proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety for more detailed information concerning the merger and the other transactions.

Nabors Record Date; Shareholders Entitled to Vote

The record date for the Nabors special general meeting is December 3, 2024. Only record holders of Nabors common shares at the close of business on the Nabors record date are entitled to notice of, and to vote at, the Nabors special general meeting. At the close of business on the record date, Nabors’ only outstanding class of voting securities was the Nabors common shares, and 10,709,103 Nabors common shares were issued and outstanding, including 1,161,283 Nabors common shares held by Nabors’ subsidiaries and 556,489 Nabors common shares owned by Nabors’ directors and executive officers. A list of the Nabors shareholders of record who are entitled to vote at the Nabors special general meeting will be available for inspection by any Nabors shareholder for any purpose germane to the special general meeting during ordinary business hours for the ten days preceding the Nabors special general meeting at the offices of Nabors Industries Ltd. at Crown House, 2nd Floor, 4 Par-la-Ville Road, Hamilton, HM08, Bermuda and during the Nabors special general meeting on the Nabors special general meeting website.

Each common share of Nabors issued and outstanding on the Nabors record date is entitled to one vote on each proposal and any other matter coming before the Nabors special general meeting.

Voting by Nabors’ Directors and Executive Officers

At the close of business on the Nabors record date, Nabors directors and executive officers were entitled to vote approximately 5.20% of the Nabors common shares issued and outstanding on that date. The Nabors directors and executive officers are currently expected to vote their shares in favor of all Nabors proposals.

Quorum

No business may be transacted at the Nabors special general meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the voting power of all issued and outstanding Nabors common shares entitled to vote at the Nabors special general meeting must be present virtually or represented by proxy to constitute a quorum. If a quorum is not present at the Nabors special general meeting, or if a quorum is present at the Nabors special general meeting but there are not sufficient votes at the time of the Nabors special general meeting to approve the Nabors share issuance proposal, then the chairman of the meeting has the power to adjourn the meeting, or, alternatively, Nabors shareholders may be asked to vote on the Nabors adjournment proposal. No notice of an adjourned meeting need be given unless the date, time and place of the resumption of the meeting are not announced at the adjourned meeting, the adjournment is for more than 30 days, or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which cases a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the Nabors special general meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Nabors special general meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All Nabors common shares represented at the Nabors special general meeting, including shares that are represented but that vote to abstain from voting on one or more proposals, will be treated as present for purposes of determining the presence of a quorum.

Required Vote

The required votes to approve the Nabors proposals are as follows:

•

the Nabors share issuance proposal requires the affirmative vote of a majority of the Nabors common shares present virtually or represented by proxy at the Nabors special general meeting and entitled to vote on the proposal, assuming a quorum is present. Each Nabors common share issued and outstanding on the record date for the Nabors special general meeting is entitled to one vote on this proposal. Assuming a quorum is present, broker non-votes (if any) and shares that are not present virtually or by proxy will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•

the Nabors adjournment proposal requires the affirmative vote of a majority of the Nabors common shares present virtually or represented by proxy at the Nabors special general meeting and entitled to vote on the proposal, regardless of whether there is a quorum. Each Nabors common share issued and outstanding on the record date for the Nabors special general meeting is entitled to one vote on this proposal. Broker non-votes (if any) and shares that are not present virtually or by proxy will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Nabors common shares at the close of business on the record date for the Nabors special general meeting, a proxy card is enclosed for your use. Nabors requests that you vote your shares as promptly as possible by (i) accessing the internet site listed on the Nabors proxy card, (ii) calling the toll-free number listed on the Nabors proxy card or (iii) submitting your Nabors proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the Nabors common shares represented by it will be voted at the Nabors special general meeting in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the Nabors common shares represented are to be voted with regard to a particular proposal, the Nabors common shares represented by the proxy will be voted in accordance with the recommendation of the Nabors board of directors and, therefore, “FOR” the Nabors share issuance proposal and “FOR” the Nabors adjournment proposal.

At the date hereof, the Nabors board of directors has no knowledge of any business that will be presented for consideration at the Nabors special general meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Nabors’ Notice of Special General Meeting of Shareholders. If any other matter is properly presented at the Nabors special general meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of Nabors common shares on the Nabors record date, please sign and return the enclosed proxy card or vote via the internet or telephone regardless of whether you plan to attend the Nabors special general meeting virtually. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m. Eastern Time, on January 16, 2025 to ensure that the proxies are voted.

Shares Held in Street Name

If you hold Nabors common shares through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name without the meeting control number located on the voting instructions provided by your bank, broker or other nominee and meeting password located on your proxy card. Furthermore, brokers, banks or other nominees who hold Nabors common shares on behalf of their customers may not give a proxy to Nabors to vote those shares without specific instructions from their customers.

If you are a Nabors shareholder and you do not instruct your broker, bank or other nominee on how to vote your Nabors common shares, your broker, bank or other nominee may not vote your shares on any of the Nabors proposals.

Voting Virtually

If you plan to attend the Nabors special general meeting virtually and wish to vote virtually, you will need the meeting control number and meeting password located on your proxy card. If your shares are held in “street name,” through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

Revocation of Proxies

If you are the record holder of Nabors common shares, you can change your vote or revoke your proxy at any time before the beginning of the Nabors special general meeting. You can do this by:

•

timely delivering a signed written notice of revocation to the Corporate Secretary in person or the Company’s principal executive offices at Crown House, 2nd Floor, 4 Par-la-Ville Road, Hamilton, HM08, Bermuda or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda;

•	timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

•	attending the Nabors special general meeting and voting virtually via the Nabors special general meeting website, which will automatically cancel any proxy previously given.

Please note that merely attending the Nabors special general meeting virtually without voting will not revoke any proxy that you have previously given or change your vote. If your shares are held in “street name” through a broker, bank or other nominee and you deliver voting instructions to the record holder of those shares, please follow the instructions by your bank, broker or other nominee to change your vote.

Solicitation of Proxies

Nabors is soliciting proxies for the Nabors special general meeting from its shareholders. In accordance with the merger agreement, Nabors will pay its own cost of soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Nabors’ officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Nabors will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Nabors common shares. Nabors may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help ensure the presence virtually or by proxy of the holders of the largest number of Nabors common shares possible, Nabors has engaged Georgeson LLC (“Georgeson”), a proxy solicitation firm, to solicit proxies on Nabors’ behalf. Nabors has agreed to pay Georgeson a proxy solicitation fee not to exceed $30,000. Nabors will also reimburse Georgeson for its reasonable out-of- pocket costs and expenses.

Adjournments

The Nabors special general meeting may be adjourned from time to time by the chairman of the Nabors special general meeting, by a majority vote of the Nabors board of directors or by the affirmative vote of a majority of the Nabors common shares, present virtually or by proxy at the Nabors special general meeting and entitled to vote thereon, regardless of whether there is a quorum, without further notice other than by an announcement made at the Nabors special general meeting. If a quorum is not present at the Nabors special general meeting, or if a quorum is present at the Nabors special general meeting but there are not sufficient votes at the time of the Nabors special general meeting to approve Nabors share issuance proposal, then Nabors shareholders may be asked to vote on the Nabors adjournment proposal in order to permit the further solicitation of proxies.

THE PARKER SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the Parker stockholders as part of a solicitation of proxies by the Parker board of directors for use at the Parker special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Parker stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Parker special meeting.

Date, Time and Place

The special meeting of Parker stockholders will be held virtually via the Parker special meeting website at 9:00 a.m. Central Time on January 17, 2025, unless adjourned or postponed.

Purpose of the Parker Special Meeting

At the Parker special meeting, Parker stockholders will be asked to consider and vote on the following:

•	the Parker merger proposal; and

•	the Parker adjournment proposal.

Completion of the merger is conditioned on approval of the Parker merger proposal.

Recommendation of the Parker Board of Directors

The Parker board of directors unanimously determined that the merger agreement and the transactions are advisable, fair to, and in the best interests of Parker and its stockholders, authorized the execution and delivery of the merger agreement and the other transaction documents and approved, directed that the merger agreement and the other transaction documents be submitted for the consideration of Parker stockholders and declared advisable the consummation of the transactions and resolved to recommend that the holders of Parker common stock approve and adopt the merger agreement and the transactions. The Parker board of directors unanimously recommends that Parker stockholders vote “FOR” the Parker merger proposal and “FOR” the Parker adjournment proposal.

Parker stockholders should read carefully this joint proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety for more detailed information concerning the merger and the transactions.

Parker Record Date; Stockholders Entitled to Vote

The Parker board of directors has fixed the close of business on December 3, 2024 as the Parker record date. Only Parker stockholders of record as of the Parker record date are entitled to receive notice of, and to vote at, the Parker special meeting. A complete list of such stockholders will be available for inspection by Parker stockholders for any purpose germane to the Parker special meeting during ordinary business hours for the ten days preceding the Parker special meeting at the offices of Parker located at 2103 CityWest Blvd., Suite 400, Houston, TX 77042 and during the Parker special meeting on the Parker special meeting website.

Each share of Parker common stock outstanding on the Parker record date is entitled to one vote on each proposal and any other matter coming before the Parker special meeting.

Voting by Parker’s Directors and Executive Officers

At the close of business on the Parker record date, Parker directors and executive officers were entitled to vote 36,796 shares of Parker common stock or approximately 0.24% of the Parker common stock outstanding on that date. The Parker directors and executive officers are currently expected to vote their shares in favor of all Parker proposals.

Voting by Parker’s Supporting Stockholders

Concurrently with the execution of the merger agreement, the supporting stockholders entered into a voting and support agreement with Nabors, pursuant to which the supporting stockholders have agreed, among other things, vote their shares of Parker common stock in favor of Parker merger proposal. The supporting stockholders owned approximately 85.04% of the outstanding shares of Parker common stock as of the date of the voting and support agreement.

Quorum

No business may be transacted at the Parker special meeting unless a quorum is present. Stockholders who hold shares of Parker common stock representing at least a majority of the voting power of all outstanding Parker common stock entitled to vote at the meeting of Parker stockholders must be present virtually (via the Parker special meeting website) or represented by proxy to constitute a quorum. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the Parker special meeting to approve the Parker merger proposal, then the chairman of the meeting has the power to adjourn the meeting, or, alternatively, Parker stockholders may be asked to vote on the Parker adjournment proposal. No notice of an adjourned meeting need be given unless the date, time and place of the resumption of the meeting are not announced at the adjourned meeting, the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Parker special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of Parker common stock represented and entitled to vote at the Parker special meeting, including shares that are represented but that vote to abstain from voting on one or more proposals, will be treated as present for purposes of determining the presence of a quorum.

Required Vote

The required votes to approve the Parker proposals are as follows:

•

the Parker merger proposal requires the affirmative vote of a majority of the outstanding shares of Parker common stock entitled to vote on such proposal. Each share of Parker common stock outstanding on the record date for the Parker special meeting is entitled to one vote on this proposal. Shares that are not present virtually (via the Parker special meeting website) or by proxy, abstentions and broker non-votes (if any) will have the same effect as a vote “AGAINST” the approval of such proposal.

•

the Parker adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal. Each share of Parker common stock outstanding on the record date for the Parker special meeting is entitled to one vote on this proposal. Shares that are not present virtually (via the Parker special meeting website) or by proxy, abstentions and broker non-votes (if any) will have no effect on the vote for this proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Parker common stock at the close of business on the Parker record date, a proxy card is enclosed for your use. Parker requests that you vote your shares as promptly as possible by (i) accessing the internet site listed on the Parker proxy card, (ii) calling the toll-free number listed on the Parker proxy card or (iii) submitting your Parker proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy card is returned properly executed, the shares of Parker common stock represented by it will be voted at the Parker special meeting in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy card is returned without an indication as to how the shares of Parker common stock represented are to be voted with regard to a particular proposal, the shares of Parker common stock represented by the proxy will be voted in accordance with the recommendation of the Parker board of directors and, therefore, “FOR” the Parker merger proposal and “FOR” the Parker adjournment proposal.

At the date hereof, the Parker board of directors has no knowledge of any business that will be presented for consideration at the Parker special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Parker’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Parker special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of Parker common stock on the Parker record date, please sign and return the enclosed proxy card or vote via the internet or telephone regardless of whether you plan to attend the Parker special meeting virtually. Proxies submitted through the specified internet website or by phone must be received by 10:59 p.m., Central Time, on January 16, 2025 to ensure that the proxies are voted.

Shares Held in Street Name

If you hold Parker common stock through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Parker or by voting virtually (via the Parker special meeting website) at the Parker special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of Parker common stock on behalf of their customers may not give a proxy to Parker to vote those shares without specific instructions from their customers.

If you are a Parker stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Parker proposals.

Voting Virtually

You will be able to attend the Parker special meeting virtually, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.virtualshareholdermeeting.com/PKDC2025SM and entering the 16-digit control number included on your proxy card or voting instruction form that accompany your proxy materials from your specific bank/broker.

Revocation of Proxies

If you are the record holder of Parker common stock, you can change your vote or revoke your proxy at any time before the beginning of the Parker special meeting. You can do this by:

•	giving written notice to Parker’s corporate secretary;

•	delivering a valid, later-dated proxy or a later-dated vote by telephone or on the internet in a timely manner; or

•	voting virtually at the Parker special meeting.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

2103 CityWest Blvd., Suite 400

Houston, TX 77042

Telephone: (281) 406-2000

Attention: Corporate Secretary

If your shares are held in “street name” through a broker, bank or other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instruction if the record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Adjournments

The Parker special meeting may be adjourned from time to time by the chairman of the Parker special meeting, whether or not there is a quorum. If a quorum is not present at the Parker special meeting, or if a quorum is present at the Parker special meeting but there are not sufficient votes at the time of the special meeting to approve the Parker merger proposal, then Parker stockholders may be asked to vote on the Parker adjournment proposal in order to permit the further solicitation of proxies. No notice of an adjourned meeting need be given unless the date, time and place of the resumption of the meeting are not announced at the adjourned meeting, the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the Parker special meeting.

THE MERGER

Effects of the Merger

At the effective time, Merger Sub, a wholly owned subsidiary of Nabors that was formed for the sole purpose of effecting the merger, will merge with and into Parker. Parker will survive the merger and become a wholly owned subsidiary of Nabors.

In the merger, each share of Parker common stock outstanding immediately prior to the effective time, other than shares owned by Parker and its wholly owned subsidiaries, shares owned by Nabors or Merger Sub and shares for which appraisal rights held by Parker stockholders have been perfected, will be converted at the effective time into the right to receive a number of Nabors common shares based upon the per share merger consideration, and cash (without interest) paid (i) if the Closing Price is lower than the Lower Collar Price; (ii) in lieu of fractional shares and (iii) in connection with the right to receive cash consideration in connection with the disbursement of the Barge Rig Holdback Amount. After the closing, Nabors shareholders will continue to hold their existing Nabors common shares.

Background of the Merger

The management and boards of directors of both Nabors and Parker regularly review the performance, strategy, competitive position, opportunities and prospects of their respective companies, in light of the current macroeconomic environment and developments in the oil and gas sector. As part of this review, Nabors has considered strategic acquisitions on an opportunistic basis from time to time. As described below, Parker pursued a sales process, the outcome of which was the election to proceed in a merger with Nabors.

Nabors and Parker are well known to each other through industry connections. The Nabors board of directors viewed Parker as a strong merger partner because, among other things, the combined company would have a more diversified client mix, additional service offerings, increased geographical diversity, and improved financial flexibility from improved leverage metrics. In addition, the merger would result in cost savings in future years through the elimination of duplicate administrative responsibilities and the opportunity for additional revenue generation opportunities by providing customers with a wider range of services.

In February of 2023, the Finance & Strategic Planning committee of the Parker board of directors (the “F&SP Committee”) authorized the launch of the Parker sales process. Thereafter, Moelis & Company (“Moelis”), financial advisor to Parker, approached Nabors to assess Nabors’ interest in potentially acquiring an oil field services company that provides rental tools, drilling, and well construction services. In March 2023, Nabors executed a non-disclosure agreement with Parker and subsequently received a confidential information memorandum from Moelis. In late March 2023, the Parker board of directors, Parker management and Moelis discussed postponing the formal sales process in light of unfavorable market conditions. In April 2023, Nabors met with Moelis to discuss Parker and the opportunity, and the Parker board of directors and Parker management further discussed the sales process in light of market conditions. In June 2023, Moelis presented an update to the Parker board of directors and Parker management on the sales process, including updates regarding various potential counterparties (including Nabors). During its July 2023 meeting, the Nabors board of directors discussed several potential acquisition candidates, and as one option Nabors’ management provided the board of directors with an overview of Parker and the potential benefits of a transaction. Subsequently, Moelis informed Nabors that Parker’s exploratory sales process had been tabled due to overall poor market conditions, with the potential to restart at a later date.

In September 2023, Moelis and Parker management provided another update to the Parker board of directors regarding the macroeconomic environment and other considerations. In November 2023, Moelis presented an illustrative process timeline for a potential re-launch of the Parker sales process and certain potential bidders to target in such process (including Nabors). Parker also formally re-engaged Moelis as financial advisor for the Parker sales process at the end of 2023.

On January 10, 2024, Moelis and Parker management presented an update to the F&SP Committee on the potential re-launch of the Parker sales process and related discussions. In February 2024, Moelis contacted Nabors and conveyed that Parker’s owners were seeking to monetize their stake in Parker, but that Parker was not yet conducting a broad sales process. Nabors indicated it was interested in evaluating Parker on a negotiated basis.

On March 1, 2024, and April 15, 2024, Moelis presented updates to the F&SP Committee and Parker management regarding its discussions with certain potential bidders for Parker (including, but not limited to, Nabors).

On March 8, 2024, Moelis presented an update to the Parker board of directors and Parker management on the Parker sales process and related discussions with potential bidders.

On April 17, 2024, the parties entered into a mutual non-disclosure agreement, which contained customary provisions relating to the sharing of non-public information in connection with the preliminary due diligence and evaluation of a potential business combination, as well as customary standstill restrictions. Shortly thereafter, Moelis shared an updated confidential information memorandum, financial model and quality of earnings workbook with Nabors and discussed arrangements for a management presentation by Parker to Nabors.

On April 26, 2024, Nabors held an initial call with Moelis to discuss the potential transaction including a preliminary timeline and immediate next steps. That same day, Nabors contacted Intrepid Financial Partners (“Intrepid”), seeking to engage them to act as the financial advisor to Nabors with respect to a potential business combination with Parker. Nabors and Intrepid executed an engagement letter on May 9, 2024.

On April 29, 2024, Parker management presented an update to the Parker board of directors on the Parker sales process and related discussions.

On May 6, 2024, Intrepid held initial calls with Moelis to discuss the potential valuation of Parker and the form of consideration in a potential business combination between the two companies. That same day, Moelis populated a virtual dataroom to facilitate the exchange of diligence information related to Parker. Nabors, with assistance from Intrepid, began conducting preliminary due diligence of Parker’s business and financial information in preparation for a forthcoming management presentation to be given by Parker.

Between May 6, 2024, and May 23, 2024, Intrepid and Moelis held several calls to discuss progress on the diligence request information.

On May 23, 2024, Nabors, Intrepid and Moelis attended a management presentation held by Parker at the offices of Moelis, where Parker presented information about Parker’s business, operations, management, product and service portfolio, and financials, as well as a high-level summary regarding potential cost synergies from a business combination between Nabors and Parker.

On May 24, 2024, Moelis and Parker management presented an update to the Parker board of directors on the Parker sales process and related discussions.

On May 28, 2024, Intrepid and Moelis participated in a teleconference regarding the potential terms of a business combination between Nabors and Parker. Intrepid indicated that Nabors was in the process of preparing a letter proposing such a transaction.

On June 4, 2024, following discussions among Nabors’ management team and Intrepid, and believing a potential business combination with Parker would be a strategically beneficial transaction for Nabors and its shareholders, Anthony G. Petrello, Nabors’ Chairperson, President and Chief Executive Officer, sent a letter to Sandy Esslemont, President and Chief Executive Officer of Parker, proposing a merger transaction whereby Nabors would issue 4,600,000 Nabors common shares to shareholders of Parker in order to acquire 100% of the outstanding shares of Parker’s common stock.

On June 7, 2024, Moelis, Parker management, and the F&SP Committee discussed an overview of Nabors’ proposal (including the economics thereof), the illustrative benefits of such potential transaction to Parker shareholders (including equity value uplift), and an overview of Nabors and its market metrics. Moelis, Parker management, and the F&SP Committee also discussed a proposed counteroffer to Nabors’ proposal, including an increase of the pro forma equity ownership of Parker stockholders in Nabors to approximately 40%.

Between June 10, 2024, through transaction announcement on October 15, 2024, Intrepid and Moelis held several discussions regarding the transaction.

On June 14, 2024, Moelis, Parker management and the F&SP Committee discussed further a counterproposal from Parker to Nabors that would result in former Parker stockholders receiving 42% of outstanding common shares of the combined company and, on June 17, 2024, Mr. Esslemont sent Mr. Petrello a reply letter with such counterproposal. The letter also requested the addition of two Parker representatives to the board of directors of the combined company.

Nabors’ management team and Intrepid reviewed and discussed Mr. Esslemont’s counterproposal, concluding that the terms did not fairly reflect the relative values of the two companies. On June 19, 2024, Intrepid communicated this position to Moelis and informed them that Nabors was preparing a letter terminating negotiations. Moelis requested that Nabors delay sending such letter to provide Moelis time to review with Parker the status of discussions, and Moelis and Intrepid engaged in further discussion regarding the potential terms of a transaction.

On June 21, 2024, following internal discussions between Nabors management and Intrepid, Nabors authorized Intrepid to submit a verbal counterproposal to Moelis, proposing a merger transaction whereby Nabors would issue an aggregate of 4,800,000 Nabors common shares to stockholders of Parker to acquire 100% of the outstanding shares of Parker common stock.

Between June 22, 2024, and June 28, 2024, Intrepid and Moelis discussed the latest proposal from Nabors. During these discussions, Moelis discussed using the proceeds from the in-process sale of one of Parker’s barge rigs to effectively increase the consideration paid to Parker stockholders, if received prior to closing. In addition, Intrepid indicated that Nabors was considering modifying the structure of its proposal to include a collar.

On June 28, 2024, Moelis, Parker management, and the F&SP Committee discussed a counteroffer proposing a merger transaction whereby Parker stockholders would receive, in the aggregate, (i) 4,800,000 Nabors common shares, plus (ii) the proceeds of the pending barge rig sale by Parker, expected to be $30 million. The proposal also included a termination fee of $25 million payable to Parker if the transaction failed to close and a lock-up whereby 60% of Nabors common shares issued to Parker stockholders could not be traded for the first 90 days following closing of the merger transaction. Following the F&SP Committee meeting, on behalf of Parker, Moelis sent Intrepid a summary term sheet reflecting this counteroffer.

On July 9, 2024, following discussions among Nabors management and members of the Nabors board of directors, including an assessment of Parker’s June 28th proposal, Nabors sent a letter responding to Parker’s June 28th term sheet, which attached a term sheet detailing Nabors’ counterproposal. The term sheet proposed the issuance of 4,800,000 Nabors common shares as consideration in a combination of Nabors and Parker, subject to a collar providing that: (x) if the volume weighted average price for Nabors common shares over the 15 trading days ending five days prior to closing exceeded $88.35 (a share price 25 percent above the $71.16 closing share price of June 28, 2024), the number of Nabors common shares issued would be reduced so the aggregate value of the issued shares equalled $426,960,000; and (y) if the volume weighted average price for Nabors common shares over the 15 trading days ending five days prior to closing was less than $53.37 (a share price 25 percent below the $71.16 closing share price of June 28, 2024), in addition to the shares of Nabors common stock, Nabors would pay a cash amount such that the aggregate value of the merger consideration equalled $256,176,000. The term sheet also provided, among other things, that: (1) any proceeds from the Parker barge rig sales received prior to closing would be paid to Parker stockholders, but all other cash generated after June 30,2024 would remain with Parker and for the ultimate benefit of the combined company; (2) to the extent net debt of Parker at closing exceeded $105 million, consideration would be adjusted downwards; (3) at Closing, Nabors would cover up to $22.5 million of Parker’s transaction expenses; (4) each party would pay the other a $10 million termination fee if it failed to close after satisfaction or waiver of all applicable closing conditions; (5) certain Parker stockholders would execute a lock-up agreement whereby 60% of Nabors common shares it received could not be traded for the first 90 days following closing of the merger transaction, and a post-closing voting agreement where it would agree to vote its Nabors common shares as directed by the Nabors board of directors; and (6) Nabors and Parker would enter into an exclusive negotiating period through September 30, 2024.

On July 10, 2024, Parker management sent a note to the F&SP Committee with its observations regarding Nabors’ July 9, 2024 counterproposal.

On July 11, 2024, Moelis, Parker management, and the F&SP Committee discussed and, on July 14, 2024, Moelis delivered to Nabors and Intrepid a revised draft of the term sheet from Parker that, among other things, eliminated the collar, increased the expense reimbursement to $25 million, provided for a $20 million termination fee payable by Nabors if its shareholders failed to approve the transaction, and added a termination right for Parker if Nabors’ stock underperformed a specified index by more than 15% following the closing.

Between July 14, 2024 and July 30, 2024, Nabors, Parker, Intrepid and Moelis engaged in multiple discussions regarding the terms of the potential business combination.

On July 18, 2024, the F&SP Committee and Parker management held further discussions regarding the terms of the potential business combination. On July 25, 2024, the Parker board of directors and Parker management held further discussions regarding the terms of the potential business combination.

On July 25, 2024, the board of directors of Nabors held an in-person meeting in Bermuda to discuss the potential transaction. In attendance at the meeting were certain senior officers of Nabors and Intrepid and Milbank LLP (“Milbank”), counsel to Nabors. At the board meeting, Intrepid provided an overview and a financial forecast for Parker and the board reviewed the proposed terms of the business combination, as well as potential alternative opportunities. The Nabors board of directors directed Mr. Petrello and Intrepid to proceed with negotiations on definitive documentation that was substantially aligned with the terms presented to the Nabors board of directors.

On July 30, 2024, the parties finalized and executed a non-binding term sheet including key terms for the proposed transaction, which expressly remained subject to the negotiation and entry into definitive documentation, the completion of due diligence, and Nabors’ receipt of representation and warranty insurance. The term sheet provided for the issuance of 4,800,000 Nabors common shares as consideration in a combination of Nabors and Parker, subject to a collar providing that: (x) if the volume weighted average price for Nabors common shares over the 15 trading days ending five days prior to closing exceeded $99.62 (a share price 40 percent above the $71.16 closing share price of June 28, 2024), the number of Nabors common shares issued would be reduced so the aggregate value of the issued shares equalled $478,176,000; and (y) if the volume weighted average price for Nabors common shares over the 15 trading days ending five days prior to closing was less than $42.70 (a share price 40 percent below the $71.16 closing share price of June 28, 2024), in addition to the issuance of Nabors common shares, Nabors would pay a cash amount such that the aggregate value of the merger consideration equalled $204,960,000. The term sheet also provided, among other things, that: (1) to the extent net debt of Parker at closing exceeds $100 million, consideration would be adjusted downwards; (2) at closing, Nabors would cover up to $34 million of Parker’s transaction expenses; and (3) certain Parker stockholders would execute a lock-up agreement whereby 60% of the total Nabors common shares issued in the transaction could not be traded for the first 90 days following closing of the merger transaction, and a post-closing voting agreement where it would agree to vote its common shares of Nabors as directed by the Nabors board of directors. Nabors and Parker also agreed to enter into an exclusive negotiating period through August 30, 2024.

Following execution of the term sheet, Haynes and Boone LLP (“Haynes and Boone”), counsel to Nabors, conducted legal due diligence of Parker.

On August 6, 2024, Moelis began populating Parker’s virtual data room with additional diligence items to facilitate the exchange of requested information.

On August 20, 2024, Haynes and Boone, on behalf of Nabors, distributed an initial draft of the merger agreement to Akin Gump Strauss Hauer & Feld LLP (“Akin”), counsel to Parker.

On August 21, 2024, Nabors, Parker, Moelis and Intrepid held a telephonic meeting to discuss the ongoing due diligence investigation by both parties, as well as the updated Parker financial forecasts and updated Nabors management projections.

On August 27, 2024, the Parker board of directors, Parker management, Moelis and Akin discussed an illustrative transaction timeline and a status update on the core transaction documents (merger agreement, voting agreements and registration rights agreement) and on due diligence workstreams.

On August 28, 2024, Nabors, Parker, Moelis and Intrepid held an additional telephonic due diligence meeting to discuss Parker’s July financial results as well as the status of the ongoing due diligence investigation and open points.

Throughout the end of August 2024 and first two weeks of September 2024, Haynes and Boone, on behalf of Nabors, and Akin, on behalf of Parker, exchanged drafts of the merger agreement in connection with discussions and negotiations among the parties and their respective counsels. Also, Haynes and Boone, on behalf of Nabors, Akin, on behalf of Parker, and counsel on behalf of one of Parker’s largest stockholders during this time period exchanged drafts of the voting agreements with certain Parker shareholders in connection with discussions and negotiations among the parties and their respective counsels.

From early September 2024 until September 26, 2024, Haynes and Boone, on behalf of Nabors, Akin, on behalf of Parker, and counsel on behalf of one of Parker’s largest stockholders during this time period exchanged drafts of the registration rights agreement with certain Parker shareholders in connection with discussions and negotiations among the parties and their respective counsels.

On September 12, 2024, Akin, on behalf of Parker, sent a first draft of Parker’s disclosure schedules to Haynes and Boone.

On September 15, 2024, Akin, on behalf of Parker, distributed a note to Haynes on Boone regarding open issues in the draft merger agreement, including the antitrust process, the barge rig holdback, exclusions from the representation and warranties insurance policy, the employment agreement, the resignations from certain individuals, the treatment of the Parker representations at closing, the termination fees, the definition of “Fraud”, the covenant regarding the use of cash by Parker, the treatment of the ABL Credit Agreement, proposed changes in provisions of certain of Parker’s representations and warranties, the net debt and purchase price related to incentive and management units, and the treatment of dissenting shares.

Following the September 15th correspondence, on September 18, 2024, Haynes and Boone sent a revised draft of the merger agreement to Akin for review, which included updated provisions regarding the net debt adjustment, treatment of dissenting shares, the Parker representations and warranties, the Nabors representations and warranties, Parker’s covenants for operating its business between signing and closing,

Nabors’ covenants for operating its business between signing and closing, the approval process for antitrust, Parker’s process for its special meeting, the closing conditions, termination rights and fees, limitations on warranties, and certain definitions.

On September 20, 2024, Mr. Petrello and Mr. Esslemont held a meeting to discuss the status of the transaction documents and negotiations, as well as select open items related to the merger agreement and disclosure schedules, including termination rights relating to antitrust approvals, directors and officers insurance coverage post-transaction for Parker, treatment of out of the money options for select personnel and other items.

Following Mr. Petrello’s and Mr. Esslemont’s latest meeting, the parties traded additional drafts of the merger agreement, reaching an agreement on several previous points of contention. Remaining open items included the terms of the interim covenant related to Nabors’ ability, between signing and closing, to pay cash upon conversion of Nabors convertible notes and to issue securities convertible into any options, warrants, calls or rights to acquire such interests.

From September 25 through October 9, 2024, representatives from Nabors’ and Parkers’ legal and financial teams continued negotiations to finalize the terms of the definitive merger agreement, and Nabors’ and Parkers’ representatives and legal advisors continued negotiations to finalize the voting agreements. During this time, senior management of Nabors and Parker, and each party’s respective legal and financial advisors, also worked to complete their respective due diligence investigations.

On September 29, 2024, the Parker board of directors, Parker management, Moelis and Akin discussed the latest terms of the proposed merger transaction, the potential benefits of such transaction to Parker stockholders and certain potential risks of such transaction to Parker. The parties also discussed the projected pro forma analysis of the combined financials of Nabors and Parker.

On October 9, 2024, the Nabors board of directors held a telephonic special informational meeting to discuss the transaction. In attendance at the meeting were certain senior officers of Nabors and representatives of Intrepid, Haynes and Boone and Milbank. Members of Nabors’ management team provided an overview of Parker and walked the Nabors board of directors through the material changes to the transaction since the July 25 board meeting. Following discussions and deliberations by the Nabors board of directors, Nabors management agreed to seek to finalize the terms of the merger agreement for review by the Nabors board of directors.

Between October 9, 2024 and October 13, 2024, Nabors’ and Parker’s representatives and legal and financial advisors finalized the outstanding terms of the merger agreement and addressed outstanding due diligence items.

On October 11, 2024, the Nabors board of directors held a telephonic special informational meeting to discuss the transaction. In attendance at the meeting were certain senior officers of Nabors and representatives of Milbank. Members of Nabors management team updated the Nabors board of directors on the status of negotiations, the latest plan for executing the merger agreement, and further thinking on the possible impact of the transaction on Nabors. Following discussion, management agreed to seek to finalize the terms of the merger agreement and to ask the Nabors board of directors to reconvene as needed over the weekend.

On October 13, 2024, the Parker board of directors, by unanimous written consent, (i) determined that the terms of the merger agreement and the transactions contemplated thereby were advisable and in the best interests of Parker and its shareholders, (ii) approved and declared advisable the merger agreement and related documents and the transactions contemplated thereby, (iii) authorized the execution and delivery of the merger agreement and related documents, (iv) directed that the merger agreement be submitted for consideration to the Parker shareholders and (v) recommended that Parker shareholders approve the merger agreement and the transactions contemplated thereby.

On October 14, 2024, the Nabors board of directors, by unanimous written consent, (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the issuance of shares in the transaction, were advisable and in the best interests of Nabors and its shareholders, (ii) approved and declared advisable the merger agreement and related documents and the transactions contemplated thereby, (iii) authorized the execution and delivery of the merger agreement and related documents, (iv) directed that the merger agreement be submitted for consideration to the Nabors shareholders and (v) resolved to recommend that Nabors shareholders approve the issuance of Nabors common shares in connection with the merger on the terms and subject to the conditions set forth in the merger agreement.

On October 14, 2024, Nabors and Parker executed the merger agreement and Nabors and certain Parker shareholders executed the voting agreements. A joint press release announcing the transaction was released prior to the opening of trading on October  15, 2024.

Nabors’ Reasons for the Merger; Recommendation of the Nabors Board of Directors

In approving the merger agreement and recommending that Nabors shareholders approve the issuance of shares of Nabors common shares to Parker stockholders as part of the merger, the Nabors board of directors consulted with members of Nabors’ management, as well as with Nabors’ outside legal and financial advisors. The Nabors board of directors also considered a number of substantive factors, both positive and negative, that the Nabors board of directors viewed as bearing on its decisions, as well as potential benefits and detriments of the merger to Nabors and its shareholders.

The principal factors that the Nabors board of directors viewed as supporting its decisions were:

Strategic Considerations. The Nabors board of directors considered a number of factors pertaining to the strategic rationale for the merger, including the following:

•

its knowledge of Nabors’ business, operations, financial condition, earnings and prospects and of Parker’s business, operations, financial condition, earnings and prospects, taking into account the results of Nabors’ due diligence on Parker;

•

its knowledge of the current environment and expected development of the drilling and oilfield services industry, current market and economic conditions and the likely effects of these factors on Nabors’ and Parker’s potential growth, development, productivity and strategic options;

•	the strategic and complementary nature of the merger and the resulting combined business portfolio;

•

the merger would allow for the opportunity to eliminate duplicate administrative functions, which are expected to result in opportunities for cost savings and revenue generation through enhanced operational logistics and synergies;

•

Parkers’ complementary lines of business that both capitalize on large scale industry trends, specifically the trend toward longer wellbore length, and advance Nabors’ strategy to integrate additional product and service content on drilling rigs;

•	the opportunity for the combined company to have more diversified client mix, including increased geographical diversity;

•	the addition of an established, low-capital-intensity rig O&M (operations and maintenance) business in major energy producing markets; and

•	strong similarities in the corporate and operational cultures of the two companies, particularly the emphasis on performance and safety.

Financial Considerations: The Nabors board of directors considered a number of factors pertaining to the financial flexibility and cost savings rationale for the merger, including the following:

•	the combined company will have a strengthened balance sheet with improved financial flexibility;

•	the increased public market liquidity resulting from the combined company’s larger public float and market cap;

•	economies of scale and significant expense savings from the elimination of duplicate costs, mainly in administrative functions;

•

opportunities to increase revenue by (i) expanding Nabors’ presence in the U.S. by adding Parker’s established tubular rentals business and (ii) enabling Parker’s lines of business to capitalize on Nabors’ established market position across large international markets; and

•	reduced requirements for capital expenditures as a result of benefits of scale at all levels of operations.

Recommendation of Management. The Nabors board of directors took into account the recommendation of the merger by Nabors management.

Consultation with Financial Advisor. The Nabors board of directors considered the financial analysis of Intrepid Financial Partners, which evaluated an overview of the current environment of the oil drilling and energy industry, the transaction structure, the terms of the merger agreement and the potential legal and financial risks pertaining to the merger agreement and corresponding transactions.

Terms of the Merger Agreement. The Nabors board of directors reviewed and considered the terms, and resulting effects, of the merger agreement, including, but not limited to, the following which the Nabors board of directors determined is beneficial to Nabors and its shareholders:

•

the upper and lower collar, the parties’ representations, warranties and covenants, the conditions to the parties’ respective obligations and the termination provisions of the merger agreement, as well as the Nabors board of directors’ evaluation of the likely time period necessary to close the transactions contemplated by the merger agreement;

•

that the consideration to be paid in respect of the Merger would enable Nabors shareholders to continue to own approximately 69% of the outstanding Nabors common shares following the merger, subject to a reduction pursuant to the terms of the merger agreement;

•

QBE Specialty Insurance Company and Great American E&S Insurance Company issue a representation and warranty insurance policy to Nabors to protect against breach of certain representations and warranties of the merger agreement;

•	Parker has agreed not to engage in negotiations with, or provide information to, a third party in connection any acquisition proposal or potential acquisition proposal;

•

in the event that certain conditions have been satisfied and Nabors is not in breach pursuant to the terms of the merger agreement, Nabors may terminate the merger agreement if (1) Parker has materially breached certain of its obligations pursuant to the terms of merger agreement, (2) Nabors sends Parker a written notice of an event which has had or could reasonably be expected to have a material adverse effect, or (3) there will have been a breach or inaccuracy of Parker’s representations and warranties or a failure to perform its covenants and agreements in the merger agreement, unless such failure is reasonably capable of being cured by the termination date, in which case, Parker will have a right to cure such failure before Nabors may terminate the merger agreement, in which case, following such termination, Parker will pay to Nabors an amount equal to $10,000,000; and

•	the probability that the conditions to completion of the merger would be satisfied prior to the termination date of the 227-day anniversary of the execution date of the merger agreement.

See the section titled “The Merger Agreement,” for a detailed discussion of the terms and conditions of the merger agreement.

Voting Agreements. The Nabors board of directors considered that certain Parker stockholders will enter into certain agreements with Nabors, in each case related to the merger and including a voting and support agreements, and a voting and lock-up agreements, which include requirements that certain Parker stockholders vote in favor of the merger to improve certainty of closing the Transactions, refrain from selling Nabors common shares for a certain period of time to prevent rapid sales of Nabors common shares, and enter certain standstill provisions with regards to Nabors.

Post-Merger Corporate Governance. The Nabors board of directors considered that the combined company would be led by Nabors’ existing board of directors and executive management team.

Tax Considerations. The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, Parker stockholders generally are not expected to recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Parker common stock for Nabors common shares pursuant to the merger, except with respect to cash received if the Closing Price is lower than the Lower Collar Price, cash received in connection with the disbursement of certain amounts received in connection with the Barge Rig Holdback Amount and cash received in lieu of fractional Nabors common shares.

Regulatory Approvals. The Nabors board of directors considered the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals (and the conditions to which such approvals might be subject) and the likelihood that all conditions to consummation of the merger will be satisfied.

The Nabors board of directors also considered certain potential risks, uncertainties, and other factors weighing negatively against the transactions contemplated by the merger agreement, including, but not limited to, those set forth below:

Business Risks. The Nabors board of directors considered certain risks associated with the merger, including:

•	the challenges of combining the businesses, operations and workforces of Parker and Nabors and realizing the anticipated benefits of the merger;

•	the business execution and integration risk after the merger is closed;

•	customer reaction to the transaction; and

•	the transaction costs to be incurred in connection with the merger.

Risk of Delay. The Nabors board of directors considered the risk that there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, including customary regulatory clearances, and as a result, it is possible that the merger could be delayed or might not be completed even if approved by each of Nabors’ shareholders and Parker’s stockholders. Additionally, the Nabors board of directors considered the risks and contingencies relating to the announcement and pendency of the merger and the risks and costs to Nabors if the merger does not close timely or does not close at all, including the impact on Nabors’ relationships with clients, employees and other third parties.

Diversion of Management. The Nabors board of directors considered the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the merger and implement merger integration efforts.

Dilution of Nabors Shareholders. The Nabors board of directors considered the fact that the merger would cause dilution to Nabors shareholders and the fact that Parker’s stockholders will own approximately 31% of the issued and outstanding Nabors common shares following the merger, subject to reduction pursuant to the terms of the merger agreement.

Terms and Conditions of the Merger Agreement. The Nabors board of directors considered certain terms and conditions of the merger agreement, including:

•	from the execution date of the merger agreement through the closing of the merger, Nabors will not (and will cause its subsidiaries not to, as applicable):

o

(A) make any distributions in respect of any of the equity or voting interests of Nabors, except for transactions below a certain non-cash value threshold specified in the terms of the merger agreement, (B) split, combine, or reclassify any of the equity or voting interests of Nabors, or (C) issue any other securities in respect of, in lieu of, or in substitution for shares of the capital stock or other equity or voting interests of Nabors, except for transactions below a certain non-cash value threshold specified in the terms of the merger agreement or issuance of preferred stock in a rights plan;

o	issue any shares of the equity or voting interests of the Nabors beyond exceptions specified in the terms of the merger agreement;

o

engage in any merger, consolidation, or asset purchase, solely to the extent such transaction would have a negative impact on the likelihood of the merger obtaining any required approvals under applicable antitrust laws;

o	amend Nabors’ organizational documents, subject to the right to implement a shareholder rights plan;

o	adopt, or cause any of its material subsidiaries to adopt, a plan or agreement of complete or partial liquidation, dissolution or other bankruptcy reorganization;

o	take any action which would adversely affect the ability of Nabors and Parker to consummate the transactions contemplated by the merger agreement; or

o	agree to do anything explicitly prohibited by the terms of the merger agreement.

•

in the event that certain conditions have been satisfied and Parker is not in breach pursuant to the terms of the merger agreement, Parker may terminate the merger agreement if (i) Nabors has materially breached certain of its obligations pursuant to the terms of the Merger Agreement, (ii) Parker sends Nabors a written notice of an event which has had or could reasonably be expected to have a material adverse effect on Nabors, or (iii) there will have been a breach or inaccuracy of Nabors’ representations and warranties or a failure to perform its covenants and agreements in the merger agreement, unless such failure is reasonably capable of being cured by the merger agreement termination date, in which case, Nabors will have a right to cure such failure before Parker may terminate the merger agreement, in which case, following such termination, Nabors shall pay to Parker an amount equal to $10,000,000.

This discussion of the information and factors considered by the Nabors board of directors in reaching its conclusions and recommendation includes the principal factors considered by the Nabors board of directors but is not intended to be exhaustive and may not include all of the factors considered by the Nabors board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Nabors board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to Nabors shareholders. Rather, the Nabors board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of Nabors management and outside legal and financial advisors. In addition, individual members of the Nabors board of directors may have assigned different weights to different factors.

The Nabors board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared the merger agreement, the merger and the other transactions contemplated by the merger agreement (including the issuance of Nabors common shares to Parker stockholders in connection with the merger) to be advisable and fair to and in the best interests of Nabors shareholders.

The Nabors board of directors unanimously recommends that Nabors shareholders vote “FOR” the Nabors share issuance proposal.

Parker’s Reasons for the Merger; Recommendation of the Parker Board of Directors

In reaching its decision to approve and declare advisable the merger agreement and the transactions, the Parker board of directors, as described in “—Background of the Merger,” held a number of meetings, consulted with Parker management and its outside legal advisor, Akin, and Moelis, as financial advisor, and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of Parker and Nabors. At its meeting held on September 29, 2024 and as subsequently approved by a unanimous written consent on October 13, 2024, after due consideration and consultation with Parker management and outside legal and financial advisors, the Parker board of directors unanimously approved and declared advisable the merger agreement and the transactions and recommended that Parker stockholders vote in favor of the adoption of the merger agreement.

In making its determination, approval, and in recommending that the Parker stockholders vote in favor of the adoption of the merger agreement, the Parker board of directors considered a number of factors (not necessarily in order of relative importance) that the Parker board of directors viewed as being generally positive or favorable in coming to its determination, approval, and related recommendation, including the following:

•

the combined company is anticipated to have significant scale and value as a premier drilling and completions provider in U.S. land and international markets, combining a leading land-based drilling rig fleet provider with a leading rental service provider;

•

the expectation that the combined company would have opportunity for revenue and earnings growth via revenue generation from existing assets, and complementary geographic overlap that allows access to a large, quality customer base, creating a more attractive investment opportunity;

•	the improved liquidity of Nabors common shares, given Nabors is a publicly traded company, as compared to Parker common stock, given Parker is a private company;

•

the expectation that, after the payment of certain one-time transaction costs, including severance costs, to be incurred in connection with the transaction, the merger would be accretive to earnings per share and cash flow per share in 2025;

•

that the merger and the merger consideration offered in connection therewith would provide Parker stockholders with ownership of approximately one-third of the combined company (based on fully diluted shares outstanding of the combined company) and therefore allow Parkers stockholders to participate in the equity value of the combined company, including any future growth and the expected cost synergies resulting from the merger;

•

that the consideration offered in connection with the merger is subject to a cash adjustment in favor of Parker stockholders in the event that the per share value of the Nabors’ stock is less than the base amount contemplated in the merger agreement, which provides certainty and immediate value to Parker stockholders, enabling them to realize value for their interest in Parker while reducing risks and uncertainties associated with stock-for-stock consideration;

•

the information and discussions with Parker management and outside advisors regarding each of Parker’s and Nabors’ business, assets, financial condition, results of operations, current business strategy and prospects, including the projected long-term financial results of each of Parker and Nabors as a stand-alone company, the size and scale of the combined company and the expected pro forma effect of the merger on the combined company and its ability to achieve future growth and generate additional returns for Parker stockholders;

•

the expectation that the combined company would be positioned for continued innovation and investment, as the merger would combine Parker’s and Nabors’ shared legacy of innovative research & development and a rich portfolio of proprietary technology capable of improving the combined company’s ability to invest in next generation opportunities in wellbore construction and related services;

•	the anticipated customer, supplier, employee and other key stakeholder reaction to the merger;

•

the significance that the supporting stockholders, which owned approximately 85.04% of the outstanding shares of Parker common stock as of the date of the voting and support agreement were obligated to, subject to the terms and conditions of the voting and support agreement, vote all shares of Parker common stock held by them (a) in favor of the adoption of the merger agreement and (b) against (i) any proposal made in opposition to the adoption of the merger agreement, (ii) any acquisition proposal and (iii) any action or agreement that would result in a breach of any representation, warranty, covenant or agreement or any other obligation of Parker under the merger agreement or supporting stockholders under the support agreement, as applicable, and as more fully described in “The Merger Agreement—Voting and Support Agreement;”

•

the Parker board of directors’ view, after consultation with Parker management and its outside legal advisors, concerning the likelihood that regulatory approvals and clearances necessary to consummate the merger would be obtained, without the imposition of conditions sufficiently material to preclude the merger;

•

the expected treatment of the merger as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences;”

•

the review by the Parker board of directors with Parker management and outside legal advisor of the structure of the merger and the financial and other terms of the merger agreement, including the parties’

representations, warranties and covenants, the conditions to their respective obligations and the termination provisions as well as the likelihood of consummation of the proposed transactions and the evaluation of the Parker board of directors of the likely time period necessary to complete the merger; the Parker board of directors also considered the following specific aspects of the merger agreement:

•

the nature of the closing conditions included in the merger agreement, including the exceptions to the events that would constitute a material adverse effect on either Parker or Nabors for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions;

•

that the representations and warranties of Parker or Nabors, as well as the interim operating covenants requiring the parties to conduct their respective businesses in the ordinary course prior to completion of the merger, subject to specific limitations, are generally appropriate for a transaction of this size and nature;

•

the requirement to use reasonable best efforts to obtain approvals or clearances by applicable competition authorities, including by Nabors refraining from taking any action that could cause, or reasonably be expected to cause a competition authority to not provide the requisite approvals or clearances;

•	the fact that the Outside Date (as defined in the merger agreement) under the merger agreement is intended to allow for sufficient time to complete the merger;

•

the availability of statutory appraisal rights to Parker stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with all required procedures under Section 262 of the DGCL; and

•

the anticipated timing of the consummation of the merger and the Parker board of directors’ conclusion that the merger could be completed in a reasonable time frame and in an orderly manner, reducing the period during which Parker’s business would be subject to the potential uncertainty of closing.

The Parker board of directors also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):

•

the difficulties and management challenges inherent in completing the merger and integrating the businesses, operations and workforces of Parker and Nabors and the risk of not capturing all of the anticipated cost synergies and the risk that other anticipated benefits of the merger might not be realized;

•

the amount of time it could take to complete the merger, including that completion of the merger depends on factors outside of Parker’s or Nabors’ control, and the risk that the pendency of the merger for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on Parker and/or Nabors, including their respective customer, supplier and other key stakeholder relationships;

•	the possible diversion of management and employee attention for an extended period of time during the pendency of the merger;

•	the risk that, despite the retention efforts of Parker and Nabors prior to the consummation of the merger, the combined company may lose key personnel;

•

the provisions of the merger agreement which prohibit Parker from soliciting or entertaining other acquisition offers and the potential payment to Nabors by Parker of a termination fee of $10,000,000, if the merger agreement is terminated in certain circumstances as described in “The Merger Agreement—Termination of the Merger Agreement—Termination Fees and Expenses;”

•

the risk that the $10,000,000 termination fee to which Parker may be entitled, subject to the terms and conditions of the merger agreement, if Nabors terminates the agreement in certain circumstances may not be sufficient to compensate Parker for the harm that it might suffer as a result of such termination;

•	the potential for litigation relating to the merger and the associated costs, burden and inconvenience involved in defending those proceedings;

•

the restrictions in the merger agreement on the conduct of Parker’s business during the period between execution of the merger agreement and the consummation of the merger, including that Parker must conduct its business only in the ordinary course, subject to specific limitations, which could negatively impact Parker’s ability to pursue certain business opportunities or strategic transactions;

•	the risk that Nabors shareholders may not approve the proposals at the Nabors special general meeting;

•

the risk that regulatory agencies may delay, object to and challenge the merger or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of Parker or prior to the closing, or the combined company following the effective time;

•

the substantial transaction costs to be incurred in connection with the execution of the merger agreement and completing the merger and the substantial time and effort of management required to consummate the merger and related disruptions to the operation of Parker’s business;

•	the risk that the merger might not be consummated in a timely manner, or at all, due to a failure of certain conditions to the closing of the merger; and

•	the risks of the type and nature described in “Risk Factors” and the matters described in “Special Note Regarding Forward-Looking Statements.”

The Parker board of directors considered all of these factors as a whole, as well as others, and, on balance, concluded that it supported a favorable determination to approve the merger agreement and to make its recommendation to Parker stockholders.

In addition, the Parker board of directors was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of Parker stockholders generally, including the treatment of equity awards held by such directors and executive officers in the merger described in “—Interests of Parker Directors and Executive Officers in the Merger” and the obligation of the combined company to indemnify Parker directors and officers against certain claims and liabilities.

The foregoing discussion of the information and factors that the Parker board of directors considered is not intended to be exhaustive, but rather is meant to include the material factors that the Parker board of directors considered. The Parker board of directors collectively reached the conclusion to approve the merger agreement and the transactions in light of the various factors described above and other factors that the members of the Parker board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the Parker board of directors considered in connection with its evaluation of the merger, the Parker board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Parker board of directors. Moreover, each member of the Parker board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors. The Parker board of directors based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, Parker management and Parker’s outside legal advisor. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing description of Parker’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in “Special Note Regarding Forward-Looking Statements.”

Certain Unaudited Prospective Financial Information of Nabors and Parker

Neither Nabors nor Parker as a matter of course makes public long-term projections as to its future earnings or other results because of, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Nabors and Parker are including the following summary of certain internal, unaudited prospective financial information from Nabors’ management’s projections for Nabors and Parker (described below under “—Unaudited Prospective Financial Information Prepared by Nabors”) solely because that information was made available to the Nabors board of directors. Similarly, the following summary of the unaudited prospective financial information from Parker’s management’s projections for Parker (described below under “—Unaudited Prospective Financial Information Prepared by Parker”) are included in this joint proxy statement/prospectus solely because that information was made available to the Parker board of directors. The inclusion of the below information should not be regarded as an indication that Nabors, Parker or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

The unaudited prospective financial information prepared by the respective managements of Nabors and Parker was, in general, prepared solely for Nabors’ and Parker’s internal use and is subjective in many respects.

The prospective financial information for Nabors was based solely upon information available to Nabors’ management and the prospective financial information for Parker was based solely upon information available to Parker’s management, in each case at the time of preparation. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this joint proxy statement/prospectus with numeric specificity, the information set forth in the summary of Nabors’ and Parker’s prospective financial information contained in this joint proxy statement/prospectus was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Nabors’ and Parker’s management. Both Nabors and Parker believe the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information both Nabors and Parker had at the time. However, important factors that may affect actual results and cause the results reflected in Nabors’ and Parker’s prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to their respective businesses, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this joint proxy statement/prospectus titled “Risk Factors.” See also “Special Note Regarding Forward-Looking Statements” and “Where You Can Find More Information.” The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.

The unaudited prospective financial information for Nabors and Parker includes Adjusted Gross Margin and Adjusted EBITDA, non-GAAP financial measures. Please see the tables below for a description of how

Nabors and Parker define Adjusted EBITDA and Adjusted Gross Margin. Nabors and Parker believe that Adjusted EBITDA and Adjusted Gross Margin provide information useful in assessing operating and financial performance across periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by Nabors and Parker may not be comparable to similarly titled measures used by other companies.

The unaudited prospective financial information for Nabors and Parker does not take into account all the possible financial and other effects on Nabors or Parker, respectively, of the merger, the effect on Nabors or Parker, respectively of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information for Nabors and Parker does not take into account the effect on Nabors or Parker, respectively, of any possible failure of the merger to occur. The inclusion of the unaudited prospective financial information for Nabors and Parker herein should not be deemed an admission or representation by Nabors, Parker, as applicable, or their respective affiliates, officers, directors, advisors or other representatives that it is viewed as material information of Nabors or Parker, particularly in light of the inherent risks and uncertainties associated with such forecasts.

The unaudited prospective financial information for Nabors and Parker was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for the preparation or presentation of financial forecasts. The unaudited prospective financial information included in this document has been prepared by, and is the responsibility of, the Nabors and Parker management teams, as applicable. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers reports incorporated by reference in this document relate to Parker’s and Nabors’ previously issued financial statements. They do not extend to the unaudited prospective financial information and should not be read to do so. Neither PricewaterhouseCoopers LLP, the independent registered public accounting firm for Nabors and Parker, nor any other independent accountants have examined or performed any procedures with respect to the unaudited prospective financial information.

The prospective financial information for Nabors and Parker does not take into account any circumstances or events occurring after the date that information was prepared. Nabors and Parker can give no assurance that, had Nabors’ prospective financial information or Parker’s prospective financial information, as applicable, been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Nabors and Parker do not intend to make publicly available any update or other revision to the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown not to be appropriate, or to reflect changes in general economic or industry conditions. Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth below. None of Nabors or Parker nor any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Nabors stockholder, Parker stockholder or any other person regarding either Nabors’ or Parker’s ultimate performance compared to the information contained in the prospective financial information or that financial and operating results will be achieved. Parker has made no representation to Nabors, in the merger agreement or otherwise, concerning the Parker prospective financial information. Similarly, Nabors has made no representation to Parker, in the merger agreement or otherwise, concerning the Nabors prospective financial information.

Unaudited Prospective Financial Information Prepared by Nabors.

Nabors Management Projections for Nabors. The following tables set forth certain summarized prospective financial information regarding Nabors for 2024 and 2025, which was prepared by Nabors management.

(Amounts in millions, except rig counts and daily values)

	FY-24 Est.	2025 Forecast
Average Rigs Working
US Drilling	77.0	85.5
International	84.7	95.0

Total Average Rigs Working	161.7	180.5

(In millions)

	FY-24 Est.	2025 Forecast
Operating Revenue
US Drilling	$1,058.2	$1,173.2
International Drilling	$1,469.5	$1,709.5
Drilling Solutions	$335.2	$405.0
Rig Technologies	$232.9	$303.0
Other Reconciling Items	$(65.5)	$(83.3)

Total Operating Revenue	$3,030.3	$3,507.40

(In millions)

	FY-24 Est.	% Rev.	2025 Forecast	% Rev.
Adjusted Gross Margin(1)
US Drilling	$486.1	45.9%	$528.1	45.0%
International Drilling	$506.6	34.5%	$620.70	36.3%
Drilling Solutions	$168.1	50.1%	$200.0	49.4%
Rig Technologies	$73.1	31.4%	$86.0	28.4%
Other Reconciling Items	$(16.5)		$(18.1)

Total Adjusted Gross Margin	$1,217.4	40.2%	$1,416.7	40.4%

(In millions)

	FY-24 Est.	% Rev.	2025 Forecast	% Rev.
Adjusted EBITDA(2)
US Drilling	$462.1	43.7%	$501.6	42.8%
International Drilling	$440.0	29.9%	$550.8	32.2%
Drilling Solutions	$137.6	41.1%	$170.0	42.0%
Rig Technologies	$38.5	16.5%	$50.0	16.5%
Other Reconciling Items	$(168.2)		$(166.0)

Total Adjusted EBITDA	$910.0	30.0%	$1,106.4	31.5%

(In millions)

	FY-24 Est.	% Rev.	2025 Forecast	% Rev.
Revenue per day
US Drilling	$37,356	-2.6%	$37,594	0.6%
International Drilling	$47,794	0.7%	$49,300	3.2%
Total Revenue per day	$42,729	0.1%	$43,755	2.4%

(In millions)

	FY-24 Est.	2025 Forecast
Adjusted Gross Margin per day
US Drilling	$16,942	$16,922
International Drilling	$16,380	$17,900

Total Adjusted Gross Margin per day	$16,652	$17,437

(Amounts in millions, except rig counts and daily values)

	FY-24 Est.	2025 Forecast
Capital Expense
Total Ops. excl. IK Rigs	$392.3	$340.0
Saudi IK Rigs	$190.2	$250.0
Corp	$7.2	$—

Total incl. IK Rigs + Corp	$589.6	$590.0

(1)	“Adjusted Gross Margin” represents operating income (loss) plus general and administrative costs, research and engineering costs and depreciation and amortization.
(2)	“Adjusted EBITDA” represents net income (loss) before income tax expense (benefit), investment income (loss), interest expense, other, net and depreciation and amortization.

The unaudited prospective financial information for Nabors was prepared on the following assumptions, among others:

•

Forecasted revenue is calculated based on the contracted revenue of a rig (where contracted revenue equals the contracted (or assumed) daily revenue multiplied by the number of calendar days on contract (or assumed on contract);

•	Forecasted dayrates through 2025 are based on Nabors’ management’s forecast with spot market dayrate assumptions;

•	Forecasted operating expenses through 2025 are based on Nabors’ management’s forecast;

•	Forecasted capital expenditures through 2025 are based on Nabors’ management’s forecast; and

•	Forecasted corporate items including corporate general and administrative expenses and reconciling items are based on Nabors’ management’s forecast through 2025.

Unaudited Prospective Financial Information Prepared by Parker.

The following table presents selected unaudited prospective financial information regarding Parker for 2024 through 2026 prepared by Parker management.

(Dollars in millions)	2024E	2025E	2026E
Revenue	$618.7	$691.7	$805.8
Adjusted EBITDA(1)	$182.0	$219.4	$275.3
Capex	$94.4	$109.1	$109.6

(1)

Solely for purposes of the unaudited prospective financial information for Parker, Adjusted EBITDA is a non-GAAP financial measure that excludes certain operating expenses, including stock-based compensation expense, that are included as net income, the most directly comparable GAAP financial measure. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss) or other measures prepared in accordance with GAAP.

In preparing the unaudited prospective financial information for Parker described above, Parker’s management made numerous assumptions regarding Parker’s business, including, but not limited to:

•

Market growth assumptions during the forecast period which were based on management’s views of macroeconomic patterns that influence the industry, including oil and gas commodity prices, drilling and completion spending and activity levels, and spending for intervention and other production enhancement services. Management’s view was informed by interactions with customers and from published industry information from reputable sources;

•	Revenue growth relied on a combination of the aforementioned market growth over the forecast period as well as continued expansion and market share gains;

•	Pricing levels were assumed to remain relatively stable throughout the forecast period and that any inflation in costs incurred would be passed through to customers;

•

Capital expenditures during the projection period were forecast to be sufficient to cover the maintenance capital needs of the organization as well as the capital needs required to achieve the forecasted growth in revenue;

•	Additional margin expansion would occur as a consequence of improved operating efficiency during the projection period; and

•	No material changes in domestic or international tax regimes would be experienced during the projection period and the effective tax rate would remain generally constant as a percentage of revenue.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, NABORS AND PARKER DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION FOR NABORS AND PARKER, AS APPLICABLE, TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE OF THE MERGER AGREEMENT OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING ANY SUCH INFORMATION IS NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Interests of Nabors Directors and Executive Officers in the Merger

In evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, and in recommending the Nabors share issuance proposal, the Nabors board of directors considered whether any executive officers or directors of Nabors have interests in the merger that may be different from, or in addition to, those of Nabors shareholders generally.

Following the completion of the merger, it is anticipated that each of the Nabors executive officers will continue to serve in their current positions and under the same compensation plans and arrangements that were in place prior to the merger. As described in Nabors’ 2024 Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2024 (the “Nabors 2024 proxy statement”), Nabors’ executive officers are party to existing employment agreements and other compensatory arrangements, and Nabors’ directors and executive officers hold equity-based awards pursuant to Nabors’ existing equity-based compensation plans. The occurrence of the merger will not give rise to the payment or receipt of any benefit under these existing employment agreements, compensatory arrangements or equity-based compensation plans. Equity-based awards outstanding under equity-based compensation plans will remain outstanding and continue to be governed by the same terms and conditions that applied prior to the consummation of the merger. In the event that the employment of any of Nabors’ executive officers terminates in connection with the merger, the existing agreements between Nabors and its executive officers will continue to govern each officer’s entitlement to severance benefits.

Nabors’ compensation committee has the discretion to implement any retention or incentive programs that it deems appropriate in connection with the merger, in order to properly incentivize and retain certain key employees (which could include executive officers) through the closing or during any period thereafter. As of the date of this joint proxy statement/prospectus, no decisions have been made with respect to any such programs.

A complete description of the estimated potential payments due to Nabors’ named executive officers in connection with certain termination events is set forth in the Nabors 2024 proxy statement under the heading “Potential Payments upon Termination or Change in Control.” See “Where You Can Find More Information”.

Interests of Parker Directors and Executive Officers in the Merger

In considering the recommendation of the Parker board of directors that stockholders vote “FOR” the Parker merger proposal, Parker stockholders should be aware that the executive officers and directors of Parker have interests in the merger that may be different from, or in addition to, those of Parker stockholders generally. The Parker board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, and in recommending the Parker merger proposal.

The following discussion sets forth certain of these interests in the merger for each director and executive officer of Parker. For purposes of this disclosure, the executive officers and directors of Parker are as follows:

•	Alexander (Sandy) Esslemont – President and Chief Executive Officer, Director;

•	Michael W. Sumruld – Senior Vice President, Chief Financial Officer;

•	Brage Johannessen – Senior Vice President, Chief Operating Officer;

•	Bryan R. Collins – Senior Vice President, Global Business Development;

•	Eugene Davis – Non-Executive Chairman;

•	Patrick Bartels – Director;

•	Michael Faust – Director;

•	Barry L. McMahan – Director;

•	Zaki Selim – Director; and

•	L. Spencer Wells – Director.

Severance Payments Under Employment Agreements with Parker’s Executive Officer

Alexander (Sandy) Esslemont Employment Agreement

Alexander (Sandy) Esslemont entered into an employment agreement with Parker and Parker Drilling Management Services Ltd., a Nevada corporation and wholly-owned subsidiary of Parker (together with Parker and/or any successor entity, the “Company”) on March 18, 2020, as amended on August 13, 2024 (the “Esslemont Agreement”). The Esslemont Agreement provides that, in the event that (i) Mr. Esslemont’s employment is terminated by the Company without “cause”, (ii) Mr. Esslemont’s employment with the Company is terminated upon the expiration of the “term of employment” and following the date the Company provides a “notice of non-renewal”, or (iii) Mr. Esslemont terminates his employment for “good reason” (each, a “Qualifying Termination”) on or within an eighteen (18) month period following a “change in control” (which will include the closing of the merger), subject to Mr. Esslemont’s timely execution, delivery and non-revocation of a release of claims against the Company and its affiliates, he will be entitled to the following payments and benefits: (w) an amount equal to three (3) times the sum of (1) Mr. Esslemont’s annual base salary as of the date notice of termination is provided to him or on the date immediately prior to the date his employment terminates and (2) Mr. Esslemont’s target annual bonus, payable in twelve equal monthly installments; (x) a portion of Mr. Esslemont’s annual incentive compensation based on actual performance or, if the closing occurs prior to March 31, 2025, the greater of actual performance or target, multiplied by a fraction, the numerator of which equals the number of days from the commencement of the incentive compensation fiscal year in which such termination occurs through the date of termination, and the denominator of which equal 365, payable on the normal annual incentive cash compensation payment date for senior officers whose employment has continued, and in no event later than the later of (1) March 15 of the year following the year in which the termination date occurred or (2) the sixtieth (60th) day following the termination date; (y) if the termination date occurs after the end of the Company’s fiscal year and prior to the payment of the annual incentive cash compensation for such year, the same annual incentive cash compensation to which Mr. Esslemont would have been entitled had Mr. Esslemont’s employment continued through the normal annual incentive cash compensation payment date, if any, or, if closing occurs prior to March 31, 2025, the greater of actual performance or his target annual bonus, payable on the normal annual incentive cash compensation payment date for senior officers whose employment has continued, and in no event later than the later of (1) March 15 of the year following the year in which the termination date occurred or (2) the sixtieth (60th) day following the termination date; and (z) payment for Mr. Esslemont’s (and Mr. Esslemont’s eligible dependents’) health care continuation premiums for a period of one-and-a-half years (1.5), payable in a cash lump sum on the sixtieth (60th) days following the termination date.

Michael W. Sumruld Employment Agreement

Michael W. Sumruld entered into an employment agreement with the Company on March 26, 2019, as amended on August 13, 2024 (the “Sumruld Agreement”). The Sumruld Agreement provides that, in the event that a Qualifying Termination occurs on or within an eighteen (18) month period following a “change in control” (which will include the closing of the merger), subject to Mr. Sumruld’s timely execution, delivery and non-revocation of a release of claims against the Company and its affiliates, he will be entitled to the following payments and benefits: (w) an amount equal to two (2) times the sum of (1) Mr. Sumruld’s annual base salary as of the date notice of termination is provided to him or the date immediately prior to the date his employment terminates and (2) Mr. Sumruld’s target annual bonus, payable in a cash lump sum on the sixtieth (60th) day following the termination date; (x) a portion of Mr. Sumruld’s annual incentive compensation based on actual performance or, if the closing occurs prior to March 31, 2025, the greater of actual performance or target, multiplied by a fraction, the numerator of which equals the number of days from the commencement of the incentive compensation fiscal year in which such termination occurs through the date of termination, and the denominator of which equal 365, payable on the normal annual incentive cash compensation payment date for senior officers whose employment has continued, and in no event later than the later of (1) March 15 of the year following the year in which the termination date occurred or (2) the sixtieth (60th) day following the termination date; (y) if the termination date occurs after the end of the Company’s fiscal year and prior to the payment of the annual incentive cash compensation for such year, the same annual incentive cash compensation to which Mr. Sumruld would have been entitled had Mr. Sumruld’s employment continued through the normal annual incentive cash compensation payment date, if any, or, if closing occurs prior to March 31, 2025, the greater of actual performance or his target annual bonus, payable on the normal annual incentive cash compensation payment date for senior officers whose employment has continued, and in no event later than the later of (1) March 15 of the year following the year in which the termination date occurred or (2) the sixtieth (60th) day following the termination date; and (z) payment for Mr. Sumruld’s (and Mr. Sumruld’s eligible dependents’) health care continuation premiums for a period of one-and-a-half years (1.5), payable in a cash lump sum on the sixtieth (60th) days following the termination date.

Brage Johannessen Employment Agreement

Brage Johannessen entered into an employment agreement with the Company on August 31, 2020, as amended on August 13, 2024 (the “Johannessen Agreement”). The Johannessen Agreement provides that, in the event that a Qualifying Termination occurs on or within an eighteen (18) month period following a “change in control” (which will include the closing of the merger), subject to Mr. Johannessen’s timely execution, delivery and non-revocation of a release of claims against the Company and its affiliates, he will be entitled to the following payments and benefits: (w) an amount equal to two (2) times the sum of (1) Mr. Johannessen’s annual base salary as of the date notice of termination is provided to him or the date immediately prior to the date his employment terminates and (2) Mr. Johannessen’s target annual bonus, payable in twelve equal monthly installments; (x) a portion of Mr. Johannessen’s annual incentive compensation based on actual performance or, if the closing occurs prior to March 31, 2025, the greater of actual performance or target, multiplied by a fraction, the numerator of which equals the number of days from the commencement of the incentive compensation fiscal year in which such termination occurs through the date of termination, and the denominator of which equal 365, payable on the normal annual incentive cash compensation payment date for senior officers whose employment has continued, and in no event later than the later of (1) March 15 of the year following the year in which the termination date occurred or (2) the sixtieth (60th) day following the termination date; (y) if the termination date occurs after the end of the Company’s fiscal year and prior to the payment of the annual incentive cash compensation for such year, the same annual incentive cash compensation to which Mr. Johannessen would have been entitled had Mr. Johannessen’s employment continued through the normal annual incentive cash compensation payment date, if any, or, if closing occurs prior to March 31, 2025, the greater of actual performance or his target annual bonus, payable on the normal annual incentive cash compensation payment date for senior officers whose employment has continued, and in no event later than the later of (1) March 15 of the year following the year in which the termination date occurred or (2) the sixtieth (60th) day following the termination date; and (z) payment for Mr. Johannessen’s (and Mr. Johannessen’s eligible dependents’) health care continuation premiums for a period of one-and-a-half years (1.5), payable in a cash lump sum on the sixtieth (60th) days following the termination date.

Bryan R. Collins Employment Agreement

Bryan R. Collins entered into an employment agreement with the Company on March 26, 2019, as amended on August 13, 2024 (the “Collins Agreement” and, together with the Esslemont Agreement, the Sumruld Agreement and the Johannessen Agreement, the “Executive Employment Agreements”). The Collins Agreement provides that, in the event that a Qualifying Termination occurs on or within an eighteen (18) month period following a “change in control” (which will include the closing of the merger), subject to Mr. Collins’s timely execution, delivery and non-revocation of a release of claims against the Company and its affiliates, he will be entitled to the following payments and benefits: (w) an amount equal to two (2) times the sum of (1) Mr. Collins’s annual base salary as of the date notice of termination is provided to him or the date immediately prior to the date his employment terminates and (2) Mr. Collins’s target annual bonus, payable in a cash lump sum payment on the sixtieth (60th) day following the termination date; (x) a portion of Mr. Collins’s annual incentive compensation based on actual performance or, if the closing occurs prior to March 31, 2025, the greater of actual performance or target, multiplied by a fraction, the numerator of which equals the number of days from the commencement of the incentive compensation fiscal year in which such termination occurs through the date of termination, and the denominator of which equal 365, payable on the normal annual incentive cash compensation payment date for senior officers whose employment has continued, and in no event later than the later of (1) March 15 of the year following the year in which the termination date occurred or (2) the sixtieth (60th) day following the termination date; (y) if the termination date occurs after the end of the Company’s fiscal year and prior to the payment of the annual incentive cash compensation for such year, the same annual incentive cash compensation to which Mr. Collins would have been entitled had Mr. Collins’s employment continued through the normal annual incentive cash compensation payment date, if any, or, if closing occurs prior to March 31, 2025, the greater of actual performance or his target annual bonus, payable on the normal annual incentive cash compensation payment date for senior officers whose employment has continued, and in no event later than the later of (1) March 15 of the year following the year in which the termination date occurred or (2) the sixtieth (60th) day following the termination date; and (z) payment for Mr. Collins’s (and Mr. Collins’s eligible dependents’) health care continuation premiums for a period of one-and-a-half years (1.5), payable in a cash lump sum on the sixtieth (60th) days following the termination date.

The Executive Employment Agreements provide for customary noncompetition and customer non-solicitation covenants for a period of one year following the date of termination and an employee non-solicitation covenant for a period of two years following the date of termination.

Treatment of Parker Equity and Equity-Based Awards

The merger agreement provides for the treatment set forth below with respect to the awards held by Parker’s non-employee directors and executive officers at the effective time.

Parker Stock-Settled Restricted Stock Unit Award. Each outstanding Parker stock-settled restricted stock unit award, whether or not vested, will automatically become fully vested, cancelled and settleable into shares of Parker common stock. Parker will be deemed to have issued to each holder of such Parker stock-settled restricted stock unit award the number of shares of Parker common stock that would have been issued to such holder had such Parker stock-settled restricted stock unit award been settled in shares of Parker common stock after deducting the number of shares used to satisfy such holder’s tax withholding liability. At the effective time, each outstanding share of Parker common stock deemed to have been issued in connection with the Parker stock-settled restricted stock unit awards will be converted into the right to receive (without interest) the per share merger consideration.

The following table sets forth, for each of Parker’s executive officers and non-employee directors who have served at any time since January 1, 2023, the aggregate number of shares of Parker common stock subject to outstanding Parker stock-settled restricted stock unit awards held by such executive officers and non-employee directors as of December 3, 2024 and the aggregate value of such awards assuming, as required under SEC rules, the closing price of a Nabors common share is $71.90 and the per share merger consideration is equal to 0.301213.

Name	Number of Shares Subject to Outstanding Parker Stock-Settled RSU Awards(#)	Value of Outstanding Parker Stock- Settled RSU Awards($)
Alexander (Sandy) Esslemont	143,026	3,097,545

Name	Number of Shares Subject to Outstanding Parker Stock-Settled RSU Awards(#)	Value of Outstanding Parker Stock- Settled RSU Awards($)

Michael W. Sumruld	63,458	1,374,324

Brage Johannessen	38,806	840,430

Bryan R. Collins	60,259	1,305,042

Eugene Davis	35,896	777,407

Patrick Bartels	25,640	555,291

Michael Faust	22,162	479,967

Barry L. McMahan	12,820	277,645

Zaki Selim	12,820	277,645

L. Spencer Wells	14,486	313,726

Parker Performance-Based Restricted Stock Unit Award. Immediately prior to the effective time, each outstanding Parker performance-based restricted stock unit award, whether or not vested, will automatically become fully vested (to the extent the applicable performance criteria have been met), cancelled and settleable into shares of Parker common stock. Parker will be deemed to have issued to each holder of such Parker performance-based restricted stock unit award the number of shares of Parker common stock that would have been issued to such holder had such Parker performance-based restricted stock unit award been settled in shares of Parker common stock after deducting the number of shares used to satisfy such holder’s tax withholding liability. At the effective time, each outstanding share of Parker common stock deemed to have been issued in connection with the Parker performance-based restricted stock unit awards will be converted into the right to receive (without interest) the per share merger consideration. Any Parker performance-based restricted stock unit award that does not vest in accordance with its terms immediately prior to the effective time will be terminated and forfeited for no consideration at the effective time.

The following table sets forth, for each Parker executive officer, the aggregate number of shares of Parker common stock subject to outstanding Parker performance-based restricted stock unit awards as of December 3, 2024 based on the deemed achievement of seventy-five percent (75%) of the maximum number of shares issuable and the aggregate value of such awards assuming, as required under SEC rules, the closing price of a Nabors common share is $71.90 and the per share merger consideration is equal to 0.301213. None of Parker’s non-employee directors hold Parker performance-based restricted stock unit awards as of December 3, 2024.

Name	Number of Shares Subject to Outstanding Parker Performance- Based Restricted Stock Unit Awards (#)	Value of Outstanding Parker Performance-Based Restricted Stock Unit Awards($)
Alexander (Sandy) Esslemont	125,438	2,716,638

Michael W. Sumruld	52,445	1,135,813

Brage Johannessen	50,570	1,095,205

Bryan R. Collins	44,945	973,384

Parker Cash-Settled Restricted Stock Unit Award. Each outstanding Parker cash-settled restricted stock unit award, whether or not vested, will automatically become fully vested, cancelled and settleable into an amount of cash (without interest) equal to the product of (x) the number of Nabors common shares into which each Parker cash-settled restricted stock unit award would be convertible if such Parker cash-settled restricted stock unit award were converted into the number of shares of Parker common stock underlying such Parker cash-

settled restricted stock unit award and (y) the VWAP of one Nabors common share for the 15 trading days ended on the fifth day prior to the closing date. At the effective time, Nabors will, or will cause Parker to, pay through its payroll systems all amounts payable to holders of cash-settled restricted stock unit awards.

The following table sets forth, for each of Parker’s non-employee directors who have served at any time since January 1, 2023, the aggregate number of shares of Parker common stock subject to the Parker cash-settled restricted stock unit awards held by such non-employee directors as of December 3, 2024 and the aggregate value of such awards assuming, as required under SEC rules, the closing price of a Nabors common share is $71.90 and the per share merger consideration is equal to 0.301213. None of Parker’s executive officers hold Parker cash-settled restricted stock unit awards as of December 3, 2024.

Name	Number of Shares Subject to Parker Cash-Settled Restricted Stock Unit Awards(#)	Value of Outstanding Parker Cash- Settled Restricted Stock Unit Awards($)
Michael Faust	3,478	75,324

Barry L. McMahan	12,821	277,667

Zaki Selim	12,821	277,667

L. Spencer Wells	11,154	241,565

None of Parker’s executive officers or non-employee directors hold Parker option awards.

Share Ownership

As described under “The Merger Agreement—Terms of the Merger; Merger Consideration,” executive officers and non-employee directors of Parker who beneficially own shares of Parker common stock will be entitled to receive the merger consideration in respect of each share of Parker common stock beneficially owned by them.

Indemnification and Insurance

Nabors has agreed that it and the surviving company will indemnify and hold harmless to the fullest extent as such individuals would be indemnified as of the date of the merger agreement under applicable law, Parker’s organizational documents and any indemnification agreements in effect as of the date of the merger agreement, each present and former (determined as of the effective time) director and officer of Parker or any of its subsidiaries or any person who prior to or at the effective time served at the request of Parker or any of its subsidiaries as a director or officer of another person in which Parker or any of its subsidiaries has an equity investment, in each case, when acting in such capacity (each, an “indemnified party”, and collectively the “indemnified parties”), against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, inquiries, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, including in connection with (i) the merger agreement or the transactions, and (ii) actions to enforce the provision within the merger agreement or any other indemnification or advancement right of any indemnified party, and Nabors and the surviving company will also advance expenses as incurred to the fullest extent that such individual would have been entitled to under applicable law, Parker’s organizational documents and any indemnification agreements in effect as of the date of the merger agreement, except that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.

Prior to the effective time, Parker will purchase (and pay in full the aggregate premium for) “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of Parker’s existing directors’ and officers’ insurance policies, and (ii) Parker’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the effective time (the “tail period”) from one or more insurance carriers with the same or better credit rating as Parker’s insurance carrier as of the date of the merger agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate to the insureds as the Parker’s existing policies with respect to matters existing or occurring at or prior to the effective time (including in connection with the merger agreement or the transactions).

During the tail period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time and rights to advancement of expenses relating thereto now existing in favor of any indemnified party as provided in the organizational documents of Parker and its subsidiaries or any indemnification agreement between such indemnified party and Parker or any of its subsidiaries, in each case, as in effect on the date of the merger agreement, will survive the merger and other transactions unchanged and will not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified party.

The indemnification, exculpation and insurance provisions in the merger agreement are for the benefit of and enforceable by each of the Indemnified Parties, who are third-party beneficiaries of such provisions. For additional information, please see “The Merger Agreement—Indemnification and Insurance.”

Board of Directors and Executive Officers Following the Merger

Following the completion of the merger, it is anticipated that the Nabors board of directors will have seven members, consisting of the seven individuals currently serving on the Nabors board of directors as of the date of this joint proxy statement/prospectus.

Following the completion of the merger, it is anticipated that each of the Nabors executive officers will continue to serve in their current positions and under the same compensation plans and arrangements that were in place prior to the merger:

Anthony G. Petrello	Chairperson, President and Chief Executive Officer
William Restrepo	Chief Financial Officer
Mark D. Andrews	Corporate Secretary

Regulatory Clearances Required for the Merger

Consummation of the merger is subject to the expiration or termination of any applicable waiting period under the HSR Act. On October 21, 2024, Nabors and Parker each filed Notification and Report Forms with the Antitrust Division and the FTC. On November 20, 2024, the waiting period under the HSR Act expired without a request for additional information or documentary material from the Antitrust Division or the FTC.

Consummation of the merger is also subject to the receipt of clearances, consents and approvals under certain specified antitrust regulatory laws in several foreign jurisdictions in which the companies have a sufficient market presence to require filings, namely; Colombia, Kazakhstan, Kuwait, and Saudi Arabia. As of the date hereof, the parties have either submitted filings or are in the process of finalizing filings in these jurisdictions.

Treatment of Parker Incentive Plan Restricted Stock Unit Awards

Each outstanding Parker stock-settled restricted stock unit award, whether or not vested, will automatically become fully vested, cancelled and settleable into shares of Parker common stock. Parker will be deemed to have issued to each holder of such Parker stock-settled restricted stock unit award the number of shares of Parker common stock that would have been issued to such holder had such Parker stock-settled restricted stock unit award been settled in shares of Parker common stock after deducting the number of shares used to satisfy such holder’s tax withholding liability. At the effective time, each outstanding share of Parker common stock deemed to have been issued in connection with the Parker stock-settled restricted stock unit awards will be converted into the right to receive (without interest) the per share merger consideration.

Treatment of Parker Incentive Plan Performance-Based Restricted Stock Unit Awards

Each outstanding Parker performance-based restricted stock unit award, whether or not vested, will automatically become fully vested (to the extent the applicable performance criteria have been met), cancelled and settleable into shares of Parker common stock. Parker will be deemed to have issued to each holder of such Parker performance-based restricted stock unit award the number of shares of Parker common stock that would have been issued to such holder had such Parker performance-based restricted stock unit award been settled in shares of Parker common stock after deducting the number of shares used to satisfy such holder’s tax withholding liability. At the effective time, each outstanding share of Parker common stock deemed to have been issued in connection with the Parker performance-based restricted stock unit awards will be converted into the right to receive (without interest) the per share merger consideration. Any Parker performance-based restricted stock unit award that does not vest in accordance with its terms immediately prior to the effective time will be terminated and forfeited for no consideration at the effective time.

Treatment of Parker Incentive Plan Cash-Settled Restricted Stock Unit Awards

Each outstanding Parker cash-settled restricted stock unit award, whether or not vested, will automatically become fully vested, cancelled and settleable into an amount of cash (without interest) equal to the product of (x) the number of Nabors common share into which each Parker cash-settled restricted stock unit award would be convertible if such Parker cash-settled restricted stock unit award were converted into the number of shares of Parker common stock underlying such Parker cash-settled restricted stock unit award and (y) the VWAP of one Nabors common share for the 15 trading days ended on the fifth day prior to the closing date. At the effective time, Nabors will, or will cause Parker to, pay through its payroll systems all amounts payable to holders of cash-settled restricted stock unit awards.

Treatment of Parker Incentive Plan Stock Option Awards

Each outstanding Parker option award, whether or not vested or exercisable, will automatically vest and become exercisable into shares of Parker common stock and Parker will be deemed to have issued to each option holder the number of shares of Parker common stock that would have been issued to such option holder upon a “cashless exercise” of such Parker option award having been cancelled and then settled in shares of Parker common stock after giving effect to the deduction of the number of shares of Parker common stock otherwise issuable in connection with the exercise of such Parker option award that is used to satisfy (x) the aggregate amount of exercise price of such Parker option award and (y) the option holder’s tax withholding liability thereunder. At the effective time, each share of Parker common stock deemed to have been issued by Parker to the option holders upon cancellation and settlement of the Parker option awards will be converted into the right to receive (without interest) the per share merger consideration.

Treatment of Parker Credit Agreements

Parker has both the ABL Credit Agreement and the Term Loan Credit Agreement with an aggregate outstanding principal and interest of $183.7 million as of September 30, 2024. If the Term Loan Credit Agreement is still in effect at the closing of the merger, then Nabors will either (a) refinance or repay it within thirty (30) days following the closing of the merger or (b) make the change of control repayment offer pursuant to the terms of the Term Loan Credit Agreement within thirty (30) days following the closing of the merger.

Parker and Nabors will use commercially reasonable efforts to obtain the written consent of the lender(s) under the ABL Credit Agreement or obtain an amendment providing for an extension of the term of the ABL Credit Agreement for a period of thirty (30) days following the closing of the merger. Prior to the closing of the merger, (x) for any letters of credit issued under the ABL Credit Agreement that are back-to-back letters of credit, Parker will use commercially reasonable efforts to cause the applicable local issuing bank to accept Nabors’ standby letter of credit or surety bond as a replacement therefor and (y) for any letters of issued under the ABL Credit Agreement that are issued directly to a beneficiary, Parker will use its reasonable best efforts to cause such beneficiary to provide a written consent approving the replacement of the applicable letter of credit with Nabors’ standby letter of credit or surety bond; provided, however, that, Parker will be permitted to cash collateralize any letters of credit up to an aggregate amount not to exceed $3,500,000; provided, further, that Parker will use reasonable best efforts to obtain the applicable written consent approving the replacement of the applicable letter of credit with Nabors’ standby letter of credit and not cash collateralize any such letters of credit as a result.

Dividend Policies

Nabors does not currently pay dividends. Any future decision to pay dividends on Nabors common shares will be at the discretion of the Nabors board of directors and will depend on the financial condition, results of operations, capital requirements and other factors that the Nabors board of directors may deem relevant. Subject to certain exceptions, the merger agreement prohibits Nabors (unless consented to by Parker, which consent may not be unreasonably conditioned, withheld, delayed or denied) from paying dividends to holders of Nabors common shares.

Parker does not currently pay dividends and does not anticipate declaring or providing any cash dividends to holders of Parker common stock in the foreseeable future. The merger agreement prohibits Parker (unless consented to in advance by Nabors, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to holders of Parker common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

Listing of Nabors Common Shares

It is a condition to the completion of the merger that the Nabors common shares issuable in accordance with the merger agreement be approved for listing on the NYSE, subject to official notice of issuance.

Appraisal Rights

Nabors

The holders of Nabors common shares are not entitled to appraisal rights in connection with the merger under Bermuda law.

Parker

If the merger is completed, holders of Parker common stock and beneficial owners who do not vote in favor of the Parker merger proposal are entitled to appraisal rights under Section 262 solely with respect to their shares of Parker common stock, provided that they comply with the conditions established by Section 262.

Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” or to a “holder of shares” or to a “holder of shares of Parker common stock” are to a record holder of Parker common stock. Unless the context requires otherwise, all references in Section 262 and in this summary to a “beneficial owner” are to a person who is the beneficial owner of shares of Parker common stock held either in voting trust or by a nominee on behalf of such person. Unless the context requires otherwise, all references in Section 262 and in this summary to a “person” are to any individual, corporation, partnership, unincorporated association or other entity. The discussion below is not a complete statement of the law regarding appraisal rights available to holders of Parker common stock under Delaware law and is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, the full text of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated into this proxy statement by reference. Holders of Parker common stock intending to exercise appraisal rights should carefully review the text of Section 262 of DGCL. Failure to follow precisely any of the statutory procedures set forth in Section 262 of DGCL may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that holders of Parker common stock exercise their appraisal rights under Delaware law. Under Section 262, when a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation must, not less than 20 days prior to the meeting, notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to shares of which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 or information directing the corporation’s stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement/prospectus constitutes Parker’s notice to holders of Parker common stock of the availability of appraisal rights in connection with the merger.

A stockholder or beneficial owner wishing to exercise the right to demand appraisal of his, her or its shares of Parker common stock must not vote in favor of the Parker merger proposal and must deliver to Parker a separate written demand for appraisal of his, her or its shares before the vote with respect to the Parker merger proposal is taken. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the merger at the Parker special meeting will constitute a waiver of appraisal rights. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval of the Parker merger proposal and the adoption of the merger agreement such that a proxy, abstention or vote against the Parker merger proposal will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. A stockholder exercising appraisal rights must hold of record the shares of Parker common stock on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. A demand for appraisal must reasonably inform Parker of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of Parker common stock held by such stockholder. A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Parker common stock. A demand for appraisal in respect of shares of Parker common stock should be executed by or on behalf of the beneficial owner and must reasonably inform Parker of the identity of the beneficial owner and that the beneficial owner intends thereby to demand an appraisal of such owner’s shares. The demand made by such beneficial owner must also (1) reasonably identify the holder of record of the shares of Parker common stock for which the demand is made, (2) be accompanied by documentary evidence of such beneficial owner’s continuous ownership of the stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the verified list required by Section 262(f). A beneficial owner exercising appraisal rights must own the shares of Parker common stock on the date the written demand for appraisal is made and must continue to own such shares through the effective date of the merger. If the merger is completed, within 10 days after the effective time, the surviving corporation must give written notice that the merger has become effective to each holder of Parker common stock or beneficial owner who has not voted in favor of the Parker merger proposal and has otherwise complied with Section 262.

All demands for appraisal should be addressed and delivered to Parker Drilling Company, 2103 CityWest Blvd., Suite 400, Houston, TX 77042, Attn: General Counsel, and must be executed by, or on behalf of, the stockholder of record of shares of Parker common stock. ALL DEMANDS MUST BE DELIVERED TO PARKER BEFORE THE VOTE ON THE PARKER MERGER PROPOSAL IS TAKEN AT THE PARKER SPECIAL MEETING.

If a holder of Parker common stock or beneficial owner fails to deliver a written demand for appraisal within the time period specified above, such holder’s or beneficial owner shares of Parker common stock will be cancelled for no additional consideration as provided for in the merger agreement, and will have no appraisal rights with respect to his, her or its shares of Parker common stock. Such holder of shares of Parker common stock or beneficial owner will be entitled to receive the per share merger consideration.

To be effective, a demand for appraisal by a holder of Parker common stock must be made by, or in the name of, the registered stockholder. Beneficial owners who do not also hold the shares of record may not also make appraisal demands to Parker. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner. If a stockholder holds shares of Parker common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of Parker common stock of record from the date of making the demand through the effective time.

If you hold your shares of Parker common stock in a brokerage account or in another custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

At any time within 60 days after the effective time, any holder of Parker common stock or beneficial owner who has demanded an appraisal, but has neither commenced an appraisal proceeding nor joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the per share merger consideration pursuant to the terms of the merger. If, following a demand for appraisal, a holder of Parker common stock or beneficial owner has withdrawn his, her or its demand for appraisal in accordance with Section 262, such stockholder or beneficial owner will receive no additional consideration for his, her or its shares of Parker common stock in accordance with the terms of the merger agreement.

Within 120 days after the effective time, any stockholder or beneficial owner who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive from the surviving corporation a written statement setting forth the aggregate number of shares not voted in favor of the Parker merger proposal and with respect to which demands for appraisal rights have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares. This written statement will be given to the requesting stockholder within 10 days after the stockholder’s written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder or beneficial owner who has complied with the conditions of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the “fair value” of the shares of Parker common stock held by all dissenting stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and Parker has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, holders of Parker common stock or beneficial owners who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is timely filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders and beneficial owners who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders and beneficial owners shown on the list at the addresses therein stated. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. After the Register in Chancery provides notice to those stockholders and the surviving corporation, if so ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders and beneficial owners who have demanded appraisal for their shares and who hold certificated shares of Parker common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder or beneficial owners fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder or beneficial owners.

After the Delaware Court of Chancery’s determination of the holders of Parker common stock or beneficial owners entitled to appraisal, an appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Parker common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262, interest on an appraisal award from the effective date through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder or beneficial owners entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (a) the difference, if any, between the amount paid and the “fair value” of the shares as determined by the Delaware Court of Chancery and (b) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation or by any stockholder or beneficial owners entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders or beneficial owners entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation and who has submitted such stockholder’s stock certificates to the Register in Chancery, if so required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262.

When the “fair value” is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if any, by the surviving corporation to the stockholders or beneficial owners entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by stock certificates upon the surrender to the surviving corporation of the stock certificates representing such stock.

In determining the “fair value” of the shares of Parker common stock, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that, in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that were known or that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Parker does not anticipate offering any consideration to any holder of Parker common stock or beneficial owners exercising appraisal rights. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon the application of a stockholder or beneficial owners, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder or beneficial owners in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such an order, each party bears its own expenses. From and after the effective time, no holder of Parker common stock or beneficial owners who has duly demanded appraisal in compliance with Section 262 shall be entitled to vote such shares of Parker common stock subject to that demand for any purpose, or to receive payments of dividends or any other distributions with respect to those shares, other than with respect to dividends or distributions payable to record stockholders as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder or beneficial owners delivers to the surviving corporation a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time, then the right of such stockholder or beneficial owners to appraisal will cease and that stockholder or beneficial owners will be entitled to receive no additional consideration in accordance with the terms of the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owners without the approval of the court, which approval may be conditioned upon any terms the Delaware Court of Chancery deems just. However, the foregoing will not affect the right of any holder of Parker common stock or beneficial owner who has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party to withdraw such stockholder’s or beneficial owner’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time.

Persons considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares. Although Parker believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and holders of record and beneficial owners of Parker common stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither Parker nor Nabors anticipates offering more than the per share merger consideration to any stockholder or beneficial owner exercising appraisal rights, and each of Parker and Nabors reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Parker common stock is less than the per share merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In such event, stockholders and beneficial owners will be entitled to receive the per share merger consideration for his, her, or its dissenting shares in accordance with the merger agreement. In view of the complexity of Section 262, holders of Parker common stock and beneficial owners who may wish to not approve the Parker merger proposal and instead pursue appraisal rights should consult their legal advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262, Section 262 will govern.

Litigation Relating to the Merger

As of December 4, 2024, Nabors has received four demand letters from purported shareholders of Nabors. The demand letters generally allege that the disclosures contained in the joint proxy statement/prospectus filed by Nabors on October 31, 2024 were deficient, and demand that Nabors provide certain corrective disclosures. Nabors and Parker believe that the assertions made in the demand letters are without merit. As of the date of this joint proxy statement/prospectus, no lawsuits regarding the merger have been filed against Nabors, Parker or either of their respective boards of directors. Neither Nabors nor Parker can predict the outcome of any potential litigation that may arise from the demand letters or otherwise, nor can they predict the amount of time and expense that may be required to resolve any potential litigation.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of Nabors and Parker are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Nabors shareholders and Parker stockholders are urged to read the merger agreement carefully and in its entirety—as well as this joint proxy statement/prospectus—before making any decisions regarding the merger, including with respect to the Parker merger proposal and the Nabors share issuance proposal.

The merger agreement is included in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Nabors or Parker. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	are not necessarily intended as statements of fact, but rather as a way of allocating the risk between the parties in the event that the statements therein prove to be inaccurate;

•

have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information”.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time, Merger Sub will merge with and into Parker. Parker will be the surviving corporation in the merger and will become a wholly owned subsidiary of Nabors. At the effective time, each outstanding share of Merger Sub common stock will be converted into and become one newly issued share of Parker common stock. Also at the effective time, each outstanding share of Parker common stock, other than dissenting shares, will be converted into the right to receive (without interest) the per share merger consideration.

Effective immediately prior to the effective time:

(1)

each outstanding Parker stock-settled restricted stock unit award, whether or not vested, will automatically become fully vested, canceled and settleable into shares of Parker common stock. Parker will be deemed to have issued to each holder of such Parker stock-settled restricted stock unit award the number of shares of Parker common stock that would have been issued to such holder had such Parker stock-settled restricted stock unit award been settled in shares of Parker common stock after deducting the number of shares used to satisfy such holder’s tax withholding liability. At the effective time, each outstanding share of Parker common stock deemed to have been issued in connection with the Parker stock-settled restricted stock unit awards will be converted into the right to receive (without interest) the per share merger consideration;

(2)

each outstanding Parker performance-based restricted stock unit award, whether or not vested, will automatically become fully vested (to the extent the applicable performance criteria have been met), canceled and settleable into shares of Parker common stock. Parker will be deemed to have issued to each holder of such Parker stock-settled restricted stock unit award the number of shares of Parker common stock that would have been issued to such holder had such Parker stock-settled restricted stock unit award been settled in shares of Parker common stock after deducting the number of shares used to satisfy such holder’s tax withholding liability. At the effective time, each outstanding share of Parker common stock deemed to have been issued in connection with the Parker stock-settled restricted stock unit awards will be converted into the right to receive (without interest) the per share merger consideration. Any Parker performance-based restricted stock unit award that does not vest in accordance with its terms immediately prior to the effective time will be terminated and forfeited for no consideration at the effective time;

(3)

each outstanding Parker cash-settled restricted stock unit award, whether or not vested, will automatically become fully vested, canceled and settleable into an amount of cash (without interest) equal to the product of (x) the number of Nabors common shares into which each Parker cash-settled restricted stock unit award would be convertible if such Parker cash-settled restricted stock unit award were converted into the number of shares of Parker common stock underlying such Parker cash-settled restricted stock unit award and (y) the VWAP of one Nabors common share for the 15 trading days ended on the fifth day prior to the closing date. At the effective time, Nabors will, or will cause Parker to, pay all amounts payable to holders of cash-settled restricted stock unit awards; and

(4)

each outstanding Parker option award, whether or not vested or exercisable, will automatically vest and become exercisable into shares of Parker common stock and Parker will be deemed to have issued to each option holder the number of shares of Parker common stock that would have been issued to such option holder upon a “cashless exercise” of such Parker option award having been canceled and then settled in shares of Parker common stock after giving effect to the deduction of the number of shares of Parker common stock otherwise issuable in connection with the exercise of such Parker option award that is used to satisfy (x) the aggregate amount of exercise price of such Parker option award and (y) the option holder’s tax withholding liability thereunder; provided, however, that Parker may enter into option cancellation agreements with any such option holder providing for settlement of Parker option awards at or prior to closing in Parker common stock, Parker stock-settled restricted stock unit Awards, or the merger consideration. At the effective time, each share of Parker common stock deemed to have been issued by Parker to the option holders upon cancellation and settlement of the Parker option awards will be converted into the right to receive (without interest) the per share merger consideration.

At the effective time, Nabors will, or will cause Parker to, pay the holders of Parker performance cash unit awards an amount equal to $100 multiplied by the amount of vested Parker performance cash unit awards (as if closing occurred on the closing date), payable in a lump sum at the effective time. Any unvested Parker performance cash unit awards immediately following consummation of the merger will be forfeited and canceled for no consideration.

No fractional Nabors common shares will be issued in connection with the merger. Instead, each Parker stockholder who otherwise would have been entitled to receive a fraction of a Nabors common share will receive cash (without interest) in lieu thereof, equal to the product (rounded to the nearest whole cent) of (i) the amount of such fractional share interest in a Nabors common shares to which such holder would be entitled pursuant to the merger agreement and (ii) the VWAP of one Nabors common share for the 15 trading days ended on the fifth day prior to the closing date.

Completion of the Merger

The closing of the merger will take place on the fifth business day following the date on which the last condition to the completion of the merger has been satisfied or waived, or such other date as Nabors and Parker may agree in writing. The merger will become effective at the date and time the parties file the certificate of merger with the Delaware Secretary of State, or at such subsequent time as agreed to in writing by Nabors and Parker and specified in the certificate of merger.

Nabors and Parker currently expect the closing of the merger to occur in the first quarter of 2025. However, as the merger is subject to the satisfaction or waiver of certain conditions to the completion of the merger described in the merger agreement, it is possible that factors outside the control of Nabors and Parker could result in the merger being completed at an earlier time, a later time or not at all.

Exchange of Shares in the Merger

On or prior to the effective time, Nabors will enter into an agreement with Computershare Trust Company, N.A. or another bank or trust company mutually agreed by Nabors and Parker to act as exchange agent for the holders of Parker common stock and converted equity awards in connection with the merger. At or prior to the effective time, Nabors will deposit or cause to be deposited with the exchange agent (i) an aggregate number of Nabors common shares to be issued in non-certificated book entry form sufficient to deliver the number of Nabors common shares required to be delivered in respect of any shares of Parker common stock and converted equity awards in connection with the merger and (ii) an aggregate amount of cash sufficient to deliver the amounts required in respect of the shares of Parker common stock and converted equity awards entitled to cash payment in connection with the merger.

To the extent not distributed prior to the effective time, as promptly as reasonably practicable (but in no event later than two business days after the effective time) Nabors will cause the exchange agent to mail to each holder of record of Parker common stock or converted equity awards (i) a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates will pass, only upon proper delivery of such certificates to the exchange agent, or in the case of book entry shares, the delivery of an “agent’s message” with respect to such shares and (ii) instructions for surrendering a certificate in exchange for merger consideration.

After the effective time, shares of Parker common stock, including shares for which appraisal rights held by Parker stockholders have been perfected, will no longer be outstanding. At the effective time, all such shares will be automatically canceled and will cease to exist, and each certificate or book entry share, if any, that previously represented shares of Parker common stock (other than shares for which appraisal rights have been perfected) will represent only the right to receive the stock portion of the merger consideration as described above, and any cash (without interest) (i) if the Closing Price is less than the Lower Collar Price, (ii) in lieu of any fractional shares, (iii) in connection with the Barge Rig Holdback Amount and (iv) any dividends or other distributions to which the holders of the certificates become entitled upon surrender of such certificates or book entry shares. Any shares of Parker common stock for which appraisal rights have been perfected will represent the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. With respect to those Nabors common shares deliverable upon the surrender of Parker book entry shares, until holders of such or book entry shares have surrendered those book entry shares to the exchange agent, those holders will not receive dividends or distributions declared or made with respect to such Nabors common shares with a record date after the effective time.

Representations and Warranties

  The merger agreement contains representations and warranties made by each party to the merger agreement regarding aspects of such party’s business, financial condition, structure and other facts pertinent to the merger. Each of Nabors and Parker has made representations and warranties regarding, among other things:

•	organization and qualification;

•	corporate authority with respect to the execution, delivery and performance of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, other contracts, permits and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	capital structure;

•	SEC documents, with respect to Nabors, and financial statements, with respect to Parker;

•	compliance with laws;

•	environmental matters;

•	absence of certain litigation;

•	employee benefits;

•	investments; and

•	brokers’ fees payable in connection with the merger.

  Parker has also made additional representations and warranties relating to:

•	corporate records;

•	ownership of subsidiaries;

•	collective bargaining agreements and other labor matters;

•	compensation matters;

•	accountants and accounts and notes receivable and payable;

•	title to and sufficiency of assets;

•	personal property leases;

•	intercompany obligations;

•	absence of certain changes and events since June 30, 2024;

•	title to and leasehold interests in real properties;

•	material contracts;

•	insurance matters;

•	transactions with directors and officers;

•	tax matters;

•	product and service liability and warranty;

•	bonds;

•	CARES Act and PPP loans;

•	bank accounts;

•	inapplicability of state takeover statutes; and

•	customers and suppliers.

Nabors and Merger Sub have also made an additional representation and warranty in connection with the business conduct of Merger Sub, including that Merger Sub has not engaged in any activity since its inception except actions related to its organization and the preparation, negotiation and execution of the merger agreement.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to Parker, any change, event, circumstance or effect, individually or taken together, that is or would reasonably be expected to become materially adverse in relation to Parker’s business or results of operations or materially impair or delay the ability of Parker or its stockholders to consummate the merger, excluding:

•

changes in the economy or financial, currency or securities markets generally in the United States or worldwide, including changes in interest or exchange rates or changes in economic, regulatory or political conditions;

•	acts of war, natural disasters or terrorism or other events or changes generally affecting the participants in the industry in which the Company operates;

•	changes in laws or GAAP;

•

effects attributable to the consummation of the merger or the announcement of the execution of the merger agreement, including actions taken by or losses of employees or customers (except with respect to representations and warranties addressing consequences arising out of the execution or performance of the merger agreement or consummation of the merger);

•	strikes, slowdowns or work stoppages;

•

failure of the Company to meet any internal estimates, expectations, forecasts, projections or budgets; provided that the exception in this clause will not prevent a determination that any underlying change, event, circumstance or effect underlying such failure has resulted or would be reasonably likely to result in a material adverse effect;

•	any action taken or omitted at the written request of Nabors; and

•	any effect resulting from actions required to be taken or not taken pursuant to the terms of the merger agreement.

Provided, that with respect to the first three items in the list above, such change, event, circumstance or effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect to the extent such change, event, circumstance or effect disproportionately impacts Parker as compared to other participants in the industry in which Parker operates.

Conduct of Business

Each of Nabors and Parker has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time. In general, each of Nabors and Parker has agreed to use commercially reasonable efforts to conduct its business in the ordinary course, preserve substantially intact its present business organization, maintain its existing relations with key suppliers, customers, employees and other persons having business relationships with it, maintain its existing insurance policies or reasonably substitutes thereof and properly maintain all of its material personal properties and assets, tangible or intangible, owned or leased, substantially in accordance with past practice, in each case, further subject to certain specific restrictions relating to the conduct of its business as set forth in the following paragraph.

In addition, Parker and its subsidiaries have agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time, including, without limitation, to not do any of the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to Nabors as provided in the merger agreement, as required by applicable legal requirements or as consented to in advance by Nabors, which consent may not be unreasonably withheld or delayed):

•

declare, set aside or pay dividends on, or make any other distributions in respect of, any of the equity or voting interests of Parker or its subsidiaries (other than dividends and distributions by a direct or indirect wholly-owned subsidiary to Parker or to another direct or indirect wholly-owned subsidiary of Parker);

•

split, combine, or reclassify any of the equity or voting interests of Parker or its subsidiaries, or issue any other securities in respect of, in lieu of, or in substitution for the equity or voting interests of Parker or its subsidiaries, except for transactions by Parker’s wholly owned subsidiaries;

•

purchase, redeem, or otherwise acquire any securities of Parker or any of its subsidiaries or any securities convertible into or exchangeable for such securities or any options, warrants, calls, or rights to acquire any such shares or other securities;

•

transfer, offer, issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any shares, the equity or voting interests of Parker or any of its subsidiaries or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of Parker common stock or warrants or the value of Parker and its subsidiaries or any part thereof, other than the issuance of shares of Parker common stock upon the settlement of restricted stock units or the exercise of options in accordance with their present terms;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•

acquire by merger or consolidation, or by purchasing any of the assets of, or by purchasing any equity or voting interest in, or by any other manner, any portion of any business or any entity or division thereof of a person (other than the acquisition of inventory, products and similar materials and goods in the ordinary course of business);

•

acquire any equity interest in any entity or any assets or a license therefor, other than acquisitions of assets that are (i) used or held for use in the ordinary course of business; (ii) in order to maintain Parker and its subsidiaries’ material personal property or (iii) pursuant to existing contracts as of the date of the merger agreement;

•

make or commit to make any capital expenditures in excess of $200,000 individually or $500,000 in the aggregate, in each case, except as contemplated (i) by the aggregate amounts set forth in the budget with respect to the fiscal year ended December 31, 2024 (the “2024 budget”) and (ii) by 105% of the aggregate amounts of the 2024 budget with respect to the fiscal year ended December 31, 2025;

•	amend the organizational documents of Parker or any of its subsidiaries;

•

make or rescind any material election related to taxes, amend any previously filed tax returns, compromise any material proceeding related to taxes, enter into any agreement with respect to any tax or tax returns or change in any material respects methods of reporting income or deductions for income tax purposes;

•

sell or otherwise dispose of any of properties or assets of Parker or its subsidiaries, other than the sales and dispositions of inventory and products in the ordinary course of business consistent with past practice;

•	incur any indebtedness or issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of Parker or any of its subsidiaries, with limited exceptions;

•	repurchase or repay certain indebtedness other than in accordance with the terms of the agreements governing such indebtedness, as in effect on the date of the merger agreement;

•

except for transfers of cash pursuant to normal cash management practices in the ordinary course of business and other than with respect to the Term Loan, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any contract with any affiliates;

•

settle any pending or threatened claim, liability or legal proceeding, other than in the ordinary course of business and consistent with past practice or that otherwise does not exceed $1,000,000 in the aggregate (net of insurance recoveries) and solely to the extent paid in full prior to the closing;

•

cancel or compromise any material debt or material claim or waive or release any material right, other than in the ordinary course of business consistent with past practice and not in excess of $500,000 in the aggregate;

•

enter into contract that restrains, restricts, limits or impedes the ability of Parker and its subsidiaries, taken as a whole, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any person;

•

amend, restate, supplement or waive any material rights under any material contract or permit to which Parker or any of its subsidiaries is a party (other than any expiration, termination or renewal of any such material contract in the ordinary course of business and that does not have an adverse financial impact on Parker and its subsidiaries in excess of $500,000);

•	adopt or enter into any collective bargaining agreement or other contract with a labor union or other labor organization;

•

except as provided by the existing Parker benefit programs, increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director, or independent contractor of Parker or any of its subsidiaries, except for increases that (i) are not greater than $25,000 for any individual employee, (ii) are not greater than $300,000 in the aggregate and (iii) do not result in an increase in the rate of compensation to any individual employee in an amount that exceeds 10% of such employee’s current compensation;

•	except as provided by the existing Parker benefit programs:

○	grant any severance or termination pay to any current or former officer, employee, director or independent contractor;

○	grant any new equity awards; or

○	adopt, enter into, materially amend, or terminate any benefit plan;

•	change any tax reporting principles, methods or policies or change its fiscal year or make any material changes in financial accounting methods, principles, or practices;

•

terminate or amend the coverage of any policies of title, liability, fire, workers’ compensation, property or any other form of insurance covering the assets or operations of Parker and its subsidiaries, other than renewal of existing insurance policies on terms not materially inconsistent with the current terms of such insurance policies;

•

make any material change in the types, nature, composition or quality of products or services, or make any material change to product specification, pricing, discount, allowance, or refund policies; or

•	authorize any of, or commit, resolve, or agree to take any of, the foregoing actions or otherwise take any actions which would adversely affect the ability of the parties to consummate the merger.

In addition, Nabors has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time, including, without limitation, to not do any of the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to Parker as provided in the merger agreement, as required by applicable legal requirements, or as consented to in advance by Parker, which consent may not be unreasonably withheld or delayed):

•

(i) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any of its capital stock or other equity or voting interests, (ii) split, combine or reclassify any of its capital stock or other equity or voting interests or (iii) issue any securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity or voting interests, except, with respect to the foregoing clauses (i)-(iii), for a transaction involving the distribution of assets with an aggregate book value of less than $50,000,000 or prior annual year revenue of less than $25,000,000 or, in a rights plan, Nabors preferred stock;

•

issue, deliver, grant, sell or dispose of any capital stock of, or other equity interests in, Nabors or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) sales of equity or voting interests for cash, (ii) issuances of securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive any such interests for cash; (iii) any such securities issued in connection with an acquisition, (iv) sales of convertible debt securities for cash (including, without limitation, convertible notes), or (v) any such securities issued pursuant to any Nabors benefit program or employment agreement;

•

whether by itself or together with (or through the use of) its subsidiaries, acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any entity or division thereof of any person, in each case, solely to the extent such transaction would have a negative impact on the likelihood of the merger obtaining any required antitrust approvals;

•

amend its organizational documents; provided that Nabors may adopt a rights plan and make a dividend of rights to deter the acquisition of a portion of Nabors without the prior approval of the Nabors board of directors;

•	adopt, or cause any of its material subsidiaries to adopt, a plan or agreement of liquidation, dissolution or other bankruptcy reorganization; or

•	authorize any of, or commit, resolve, or agree to take any of, the foregoing actions or otherwise take any action that would adversely affect the ability of the parties to consummate the merger.

No Solicitation of Competing Proposals

Parker and its subsidiaries have agreed that they will, and will cause their respective affiliates and representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person (other than Nabors and its representatives) conducted prior to the execution of the merger agreement with respect to a Parker acquisition proposal (as defined below), request the return or destruction of all confidential information previously provided to such parties by or on behalf of it or its subsidiaries and immediately prohibit any access by any person (other than Nabors and its representatives) to any physical or electronic data room relating to a possible Parker acquisition proposal.

A “Parker acquisition proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry, or indication of interest by Nabors, its subsidiaries or its affiliates) relating to any business combination transaction, whether by way of merger, consolidation, business combination, purchase or disposition of any amount of the assets or equity interests of Parker or its subsidiaries. Subject to certain exceptions described below, Parker and its subsidiaries have agreed that, prior to the termination of the merger agreement, they will not, and will not permit their respective affiliates, or representatives to, directly or indirectly:

•	discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into any business combination transaction;

•	facilitate, encourage, solicit or initiate discussions, negotiations or submissions of any Parker acquisition proposals;

•	furnish or cause to be furnished to any person any information concerning Parker or its subsidiaries that could reasonably be expected to lead to a Parker acquisition proposal;

•	approve, endorse, or recommend any Parker acquisition proposal; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any business combination transaction.

Parker has also agreed to promptly (and in no event later than three business days after receipt thereof) advise Nabors orally and in writing of any Parker acquisition proposal or any request (by anyone other than Nabors or its representatives) for nonpublic information related to Parker or its subsidiaries or for access to the properties, books or records of Parker or its subsidiaries. The notice will include the identity of any person making or intending to make an acquisition proposal or requesting access to nonpublic information or the properties, books or records of Parker or its subsidiaries as well as the material terms of any acquisition proposal and copies of any written acquisition proposals. Parker and its subsidiaries will keep Nabors informed with respect to the status and any material changes or modifications to the material terms of any such Parker acquisition proposal.

Parker and its subsidiaries have further agreed not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill,” or similar agreement to which Parker or any of its subsidiaries is a party and will enforce or cause to be enforced each such agreement at the request of Nabors.

In addition, Nabors has agreed that it will, and will cause its subsidiaries and representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person conducted prior to the execution of the merger agreement with respect to a Parker acquisition proposal immediately and prohibit any access by any such person to any physical or electronic data room relating to a Parker acquisition proposal.

Changes in Board Recommendations

The merger agreement provides that (i) the Parker board of directors may not (A) withhold, withdraw, amend or qualify its recommendation that Parker stockholders approve and adopt the merger agreement, (B) fail to recommend against (x) acceptance of any tender or exchange offers to Parker stockholders for outstanding shares of Parker common stock or (y) any written offers, inquiries or proposals contemplating any business combination transaction other than the merger or (C) approve or recommend, or publicly declare advisable or publicly propose to approve or recommend, any written offers, inquiries or proposals contemplating any business combination transaction other than the merger; and (ii) the Nabors board of directors may not change its recommendation that Nabors shareholders approve the issuance of Nabors common shares in connection with the merger.

Efforts to Obtain Required Stockholder Votes

Nabors has agreed to take all action necessary in accordance with applicable legal requirements and its organizational documents to duly give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after (but in any event no later than 45 days) this Registration Statement on Form S-4 is declared effective for purposes of obtaining Nabors stockholder approval of the merger agreement and the transactions as well as the issuance of Nabors common shares pursuant to the merger agreement.

Parker has also agreed to take all action necessary in accordance with applicable legal requirements and its organizational documents to duly give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after (but in any event no later than 45 days) this Registration Statement on Form S-4 is declared effective for purposes of obtaining Parker stockholder approval of the adoption of the merger agreement and the transactions.

Efforts to Complete the Merger

Nabors and Parker have each agreed to cooperate with each other and to use their respective commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable to consummate and make effective the merger and the other transactions.

Employee Benefits Matters

The merger agreement provides that if any non-union represented Parker employee (a “Non-Union Employee”) is terminated without cause within one year of the closing, Nabors will cause severance payments and benefits to be provided to such Non-Union Employee under the severance policy or arrangement in effect and applicable to such Non-Union Employee immediately prior to the effective time.

Eligibility to participate in the benefit plans of Nabors or any of its affiliates for each Non-Union Employee will be credited with his or her years of service with Parker, to the same extent as such Non-Union Employee was entitled, before the effective time, for credit for such service under a similar Parker benefit plan. Nabors will also use commercially reasonable efforts to cause each Non-Union Employee to be immediately eligible to participate in Nabors benefit plans with pre-existing condition exclusions and actively-at-work requirements waived.

With respect to each union represented Parker employee (each, a “Union Employee”), Nabors and its affiliates will comply with all collective bargaining and other agreements with the applicable union. Each Union Employee will be credited with his or her years of service with Parker, to the same extent as such Union Employee was entitled, before the effective time, for credit for such service under a similar Parker benefit plan.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification, advancement of expenses and exculpation by Parker now existing in favor of each person who is, or has been at any time prior to the closing, a director, manager, officer, employee, agent or fiduciary of Parker or any of its subsidiaries, as provided in the applicable entity’s organizational documents will survive the closing and continue in full force and effect in accordance with the terms of the respective organizational documents.

In addition, Parker has agreed to obtain pre-paid “tail” insurance policies for officers’ and directors’ liability insurance with a claims period of six years following the closing, with at least the same coverage and amounts as, and on terms no less advantageous to the covered parties than, Parker’s existing insurance, in each case with respect to claims arising out of or relating to events which occurred on or prior to the closing date.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including, but not limited to, covenants relating to:

•

cooperation between Nabors and Parker in the preparation of this joint proxy statement/prospectus and obtaining third party consents (including consent of lenders under the ABL Credit Agreement) and government approvals;

•	confidentiality and access by each party to certain information of the other party;

•	public statements regarding the merger;

•	the refinancing or repayment by Nabors of the Term Loan within 30 days following the closing and the replacement of letters of credit of Parker and its subsidiaries, as applicable;

•	application for listing on the NYSE of the Nabors common shares to be issued in the merger; and

•	qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code and other tax matters.

Conditions to Completion of the Merger

The respective obligations of Nabors, Parker and Merger Sub to effect the merger and otherwise consummate the transactions are subject to the satisfaction or waiver of the following conditions at or before the closing date:

•

effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of a stop order suspending the effectiveness of such registration statement on Form S-4 or proceedings initiated or threatened by the SEC for that purpose;

•	approval and adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of Parker common stock;

•

approval of the issuance of Nabors common shares pursuant to the merger agreement by the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote thereon;

•	authorization for the listing on the NYSE of the Nabors common shares to be issued in connection with the merger, subject to official notice of issuance;

•

expiration or termination of any waiting periods applicable to the consummation of the merger and the other transactions under the HSR Act, and receipt of any necessary actions or nonaction, waivers, consents, clearances, approvals under other antitrust laws and foreign direct investment laws;

•

absence of any laws, temporary restraining orders, preliminary or permanent injunctions or other orders that have the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•	final determination of final net debt of Parker;

•	the proportion of dissenting shares relative to issued and outstanding Parker common stock not equaling or exceeding 10%; and

•	finalization of the excess transaction expense amount.

In addition, Nabors’ and Merger Sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•

each of the representations and warranties of Parker set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date, unless otherwise specified, except where such failures to be true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “material,” “in all material respects,” or “material adverse effect”) would not, individually or in the aggregate, have a material adverse effect; provided, however, that the foregoing clause does not apply (i) in respect of (a) the representations related to Parker and its subsidiaries’

corporate authority, due and valid execution and delivery and enforceability with respect to the merger agreement, (b) Parker’s capital structure representation, (c) the representation related to transactions with directors, officers and other affiliates of Parker and (d) certain representations and warranties contained in Parker’s organization, non-contravention and financial statements representations, which must be true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date, except for any de minimis inaccuracies and (ii) in respect of (a) the representation related to consents and approvals required to be obtained by Parker prior to the closing and (b) certain representations and warranties contained in Parker’s qualification, corporate records and non-contravention representations, which should be read to include any materiality qualifiers and exceptions and must be true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date;

•

performance of and compliance with, in all material respects, all covenants and obligations required to be performed or complied with by Parker or its stockholders, as applicable, under the merger agreement on or prior to the closing date (provided that Parker will have complied in all respects with the covenants related to the proceeds from the sale of Rig 77B and its current balance sheet);

•

receipt by Nabors of a certificate executed by a responsible officer of Parker, dated as of the closing date, confirming the satisfaction of the conditions described in the preceding two bullet points;

•

the restrictive covenant agreements provided in the Transition, Separation and General Release Agreement, by and between the Company and Quail Tools, LLC, on the one hand, and Marc White, Keith White and Wayne White, on the other hand, remaining in full force and effect;

•	receipt by Nabors of all Parker closing deliveries required under the merger agreement;

•

for any letters of credit of Parker or its subsidiaries issued under the ABL Credit Agreement that are issued directly to a beneficiary, with limited exceptions, the receipt by Nabors of a written consent from each beneficiary approving the replacement of the applicable letter of credit with Nabors’ standby letter of credit or surety bond;

•	the receipt by Nabors of an irrevocable proxy and power of attorney from each supporting stockholder pursuant to the voting and lock-up agreement; and

•	the absence of a material adverse effect.

In addition, Parker’s obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•

each of the representations and warranties of Nabors or Merger Sub set forth in the merger agreement being true and correct in all respects (without regard to qualification or exceptions contained therein as to “materiality,” “material,” “in all material respects,” or “material adverse effect”) as of the date of the merger agreement and as of the closing date (other than such representations and warranties as are expressly made as of an earlier date), except for breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a material adverse effect;

•

performance of, or compliance with, in all material respects all covenants and obligations required to be performed or complied with by Nabors under the merger agreement on or prior to the closing date;

•

receipt by Parker of a certificate executed by a responsible officer of Nabors, dated as of the closing date, certifying the satisfaction of the conditions described in the preceding two bullet points;

•	receipt by Parker of all Nabors closing deliveries; and

•	the absence of a material adverse effect.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the effective time under the following circumstances:

•	by mutual written consent of Nabors and Parker;

•	by either Nabors or Parker:

○

if the merger is not consummated by on or before May 29, 2025, unless the failure to close by that date is due to the failure of the terminating party to perform any of its material covenants or agreements under the merger agreement; and

○

if any governmental entity issues a final and non-appealable order prohibiting the consummation of the merger or a legal requirement is in place which permanently makes the completion of the merger illegal or otherwise prohibits the consummation of the merger, provided that the terminating party will have used commercially reasonable efforts to defend against such order and complied with the covenants contained in the merger agreement related to obtaining government approvals and cooperation;

•	by Nabors:

○	if the Parker stockholders fail to approve and adopt the merger agreement;

○

in the event of a material breach by Parker of any of its obligations under the covenants related to non-solicitation of Parker acquisition proposals and prohibiting the Parker board of directors from changing its recommendation that Parker stockholders vote in favor of the merger;

○	if an event, change, occurrence or circumstance takes place that has or could reasonably be expected to, individually or in the aggregate, cause a material adverse effect;

○	with limited exceptions, if (i) there has been a breach or inaccuracy of Parker’s representations and warranties or (ii) Parker breaches any of its covenants;

•	by Parker:

○	if the Nabors shareholders fail to approve the issuance of Nabors common shares in connection with the merger;

○	in the event of a material breach by Nabors of any of its obligations under the covenants related to non-solicitation of Parker acquisition proposals;

○	if an event, change, occurrence or circumstance takes place that has or could reasonably be expected to, individually or in the aggregate, cause a material adverse effect; or

○	with limited exceptions, if (i) there has been a breach or inaccuracy of Nabors’ representations and warranties or (ii) Nabors breaches any of its covenants.

Effect of Termination

If the merger agreement is terminated by either party in accordance with its terms, the merger agreement (except for the confidentiality agreement between Nabors and Parker and certain provisions expressly listed in the merger agreement, which will survive such termination) will have no further force or effect and there will be no liabilities or obligations of any party, except: (i) with respect to any applicable termination fees or (ii) for fraud or any willful or intentional breach of any representation, warranty, covenant, or other provision contained in the merger agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. See “The Merger Agreement — Third Party Beneficiaries”.

Termination Fees and Expenses

If the mutual conditions to closing the merger are satisfied and Parker has satisfied its closing conditions, Nabors may be obligated to pay Parker a termination fee of $10,000,000 (the “termination fee”) if the merger agreement is terminated by Parker because (i) Nabors breaches its obligations related to solicitation of Parker acquisition proposals; (ii) an event, change, occurrence or circumstance takes place that has had or could reasonably be expected to have a material adverse effect with respect to Nabors or (iii) Nabors breaches its representations and warranties or covenants (with limited exceptions). If the mutual conditions to closing the merger are satisfied and Nabors has satisfied its closing conditions, Parker may be obligated to pay Nabors the termination fee if the merger agreement is terminated by Nabors because (i) Parker breached its obligations related to solicitation of Parker acquisition proposals or the prohibition on the Parker board from changing its recommendation that Parker stockholders vote in favor of the merger; (ii) an event, change, occurrence or circumstance takes place that has had or could reasonably be expected to have a material adverse effect with respect to Parker or (iii) Parker breaches its representations and warranties or covenants (with limited exceptions).

Amendments, Extensions and Waivers

The merger agreement may be amended, modified, supplemented or changed at any time prior to the effective time by written instrument making specific reference to the merger agreement signed by the party against whom enforcement of an amendment or modification is sought.

Third Party Beneficiaries

While the merger agreement is generally not intended to confer upon any person other than Nabors, Parker and Merger Sub any rights or remedies, it provides limited exceptions, including that from and after the effective time, the Parker stockholders and converted equity holders shall be intended third party beneficiaries, and may enforce certain provisions related to treatment of company awards, as more fully described in “The Merger Agreement—Third Party Beneficiaries”.

Specific Performance

Nabors and Parker agreed under the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with the terms of the merger agreement or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy. In addition, the parties agreed that, prior to a termination of the merger agreement in accordance with its terms, they will be entitled to temporary, preliminary, or permanent injunctive relief to prevent breaches of the merger agreement or to enforce specifically the performance of terms and provisions of the merger agreement, without posting any bond or other undertaking. The parties further agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement.

Voting and Support Agreement

Simultaneously with the execution of the merger agreement, the supporting stockholders entered into a voting and support agreement with Nabors, pursuant to which the supporting stockholders have agreed to, among other things, (i) vote their shares of Parker common stock in favor of the merger agreement and the merger and (ii) waive any rights of appraisals or rights to dissent in connection with the merger.

Voting and Lock-Up Agreements

Also, simultaneously with the execution of the merger agreement, the supporting stockholders have entered into separate voting and lock-up agreements (the “voting and lock-up agreements”) with Nabors to become effective at the closing of the merger and pursuant to which, the supporting stockholders, subject to certain exceptions, agree to, among other things, (i) vote in favor of any proposal recommended by the Nabors board of directors and in favor of any candidate for the Nabors board of directors nominated by the Nabors board of directors, (ii) not sell, pledge, or otherwise dispose of the shares acquired in the merger until the 90th day following the closing of the merger (the “lock-up period”), (iii)(x) not transfer any shares acquired in the merger to any person if such person, immediately following the consummation of such transfer, will beneficially own more than 5% of the outstanding Nabors common shares, provided that such restriction shall not apply to: (1) underwritten offerings; or (2)(a) block trades or (b) open-market sales through a broker with respect to which neither such supporting stockholder nor its representatives knew, and would not be reasonably expected to know, that the purchaser of such acquisition shares would, immediately following the consummation of such transfer, beneficially own more than 5% of the outstanding Nabors common shares, (y) not transfer any shares acquired in the merger to any competitor of Nabors, provided that such restriction will not apply to open-market sales through a broker with respect to which neither such supporting stockholder nor its representatives knew, and would not be reasonably expected to know, that the purchaser of such acquisition shares is a competitor of Nabors; and (iv) comply with certain standstill provisions with regards to Nabors. The voting and lock-up agreements will not prevent the transfer of up to 40% of the supporting stockholders’ shares acquired in the merger during the lock-up period.

Registration Rights Agreement

At the closing of the merger, the supporting stockholders and Nabors will enter into a registration rights agreement (the “registration rights agreement”) with respect to the Nabors common shares the supporting stockholders acquire in the merger. The registration rights agreement will provide certain registration rights and piggyback registration rights to such stockholders, subject in certain circumstances to underwriter-advised maximums on the number of Nabors common shares offered in any single underwritten offering and issuer suspensions of sales. Nabors will agree to pay certain fees and expenses relating to registrations under the registration rights agreement.

PROPOSALS FOR THE NABORS SPECIAL GENERAL MEETING

Nabors Proposal 1—Issuance of Nabors Common Shares

Nabors shareholders are being asked to approve the issuance of Nabors common shares to Parker stockholders in connection with the merger. For a summary and detailed information regarding this proposal, see the information about the merger and issuance of Nabors common shares in connection with the merger contained throughout this joint proxy statement/prospectus, including the information set forth in the sections titled “The Merger”.

Under the merger agreement, approval of the Nabors share issuance proposal is a condition to the completion of the merger. If the Nabors share issuance proposal is not approved, the merger will not be consummated even if the other proposals related to the merger are approved.

The Nabors share issuance proposal requires the affirmative vote of holders of a majority of the Nabors common shares present virtually or represented by proxy at the Nabors special general meeting and entitled to vote on the Nabors share issuance proposal, assuming a quorum is present.

The Nabors board of directors unanimously (i) determined that the merger agreement and the transactions are advisable, and in the best interests of, Nabors and its shareholders, (ii) authorized the execution and delivery of the merger agreement and the transaction documents and approved and declared advisable the consummation of the transactions, including the merger, (iii) directed that the merger agreement and the merger be submitted for the consideration of the Nabors shareholders and (iv) resolved to recommend that the Nabors shareholders approve the issuance of Nabors common shares in connection with the merger on the terms and subject to the conditions set forth in the merger agreement. The Nabors board of directors unanimously recommends that Nabors shareholders vote “FOR” the Nabors share issuance proposal.

Nabors Proposal 2—Adjournment of the Nabors Special General Meeting

If Nabors fails to obtain a quorum or to receive a sufficient number of votes to approve the Nabors share issuance proposal, Nabors may propose to adjourn the special general meeting, even if a quorum is present, for the purpose of soliciting additional proxies to approve the Nabors share issuance proposal. Nabors currently does not intend to propose adjournment of the Nabors special general meeting if there are sufficient votes to approve the Nabors share issuance proposal. The Nabors adjournment proposal is not a condition to the consummation of the merger.

The Nabors adjournment proposal requires the affirmative vote of holders of a majority of the Nabors common shares, present virtually or represented by proxy at the Nabors special general meeting and entitled to vote on the Nabors share issuance proposal, regardless of whether there is a quorum.

The Nabors board of directors unanimously recommends that Nabors’ shareholders vote “FOR” the Nabors adjournment proposal.

PROPOSALS FOR THE PARKER SPECIAL MEETING

Parker Proposal 1—Merger Agreement

Parker stockholders are being asked to approve and adopt the merger agreement and the transactions. For a summary and detailed information regarding this proposal, see the information about the merger contained throughout this joint proxy statement/prospectus, including the information set forth in the sections titled “The Merger”.

Under the merger agreement, approval of the Parker merger proposal is a condition to the completion of the merger.

The Parker merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Parker common stock entitled to vote on such proposal.

The Parker board of directors unanimously determined that the merger agreement and the transactions, are advisable, fair to, and in the best interests of Parker and its stockholders, authorized the execution and delivery of the merger agreement and the other transaction documents and approved, directed that the merger agreement and the other transaction documents be submitted for the consideration of Parker stockholders and declared advisable the consummation of the transactions and resolved to recommend that the holders of Parker common stock approve and adopt the merger agreement and the transactions on the terms and subject to the conditions set forth in the merger agreement. Accordingly, the Parker board of directors unanimously recommends that Parker stockholders vote “FOR” the Parker merger proposal.

Parker Proposal 2—Adjournment of the Parker Special Meeting

If Parker fails to receive a sufficient number of votes to approve the Parker merger proposal, Parker may propose to adjourn the special meeting, even if a quorum is present, for the purpose of soliciting additional proxies to approve the Parker merger proposal. Parker currently does not intend to propose adjournment of the Parker special meeting if there are sufficient votes to approve the Parker merger proposal. The Parker adjournment proposal is not a condition to the consummation of the merger.

The Parker adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal.

The Parker board of directors unanimously recommends that Parker’s stockholders vote “FOR” the Parker adjournment proposal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of the material U.S. federal income tax consequences of the merger by U.S. holders (as defined below) of Parker common stock for Nabors common shares in the merger. The discussion is based on the Code, the Treasury regulations promulgated thereunder, administrative rulings and court decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular Parker stockholders in light of their personal circumstances or to such stockholders subject to special treatment under the Code, such as, without limitation: banks, thrifts, mutual funds and other financial institutions, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations and pension funds, insurance companies, dealers or brokers in securities or foreign currency, individual retirement and other deferred accounts, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, stockholders who hold their shares as part of a straddle, hedging, conversion or constructive sale transaction, partnerships or other pass-through entities, stockholders holding their shares through partnerships or other pass-through entities, stockholders whose shares are not held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment), and stockholders who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address the consequences of the merger to U.S. Holders of Parker common stock who actually or constructively own 5% or more by vote or value of Parker common stock (immediately prior to the merger) or of Nabors common shares (immediately after the merger). The discussion does not address the tax consequences arising under the unearned income Medicare contribution tax and does not address any non-income tax considerations or any foreign, state or local tax consequences.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Parker common stock who is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) the administration of which is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Parker common stock, the tax treatment of a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Parker common stock should consult their own tax advisors.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

General

For U.S. federal income tax purposes, the merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. If, however, cash received by Parker stockholders in respect of their

Parker common stock (e.g., from cash received if the Closing Price is lower than the Lower Collar Price, cash received in connection with the disbursement of certain amounts received in connection with the Barge Rig Holdback Amount and cash received in lieu of fractional Nabors common shares) exceeds 20% of the total consideration received in respect of Parker common stock, then the merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the merger would be fully taxable to Parker stockholders. While the obligation of each of Nabors and Parker to complete the merger is not conditioned upon the receipt by either Nabors or Parker of a tax opinion from its counsel or any other counsel on the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code, Parker has obtained a tax opinion from its counsel, Akin Gump Strauss Hauer & Feld LLP, in the form included as Exhibit 8.1. Neither Nabors nor Parker intends to obtain a ruling from the Internal Revenue Service (the “IRS”) on the tax consequences of the merger. No assurance can be given that the IRS would not challenge the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences would be different from those set forth in this joint proxy statement/prospectus.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders if the Merger Qualifies as a “Reorganization” Within the Meaning of Section 368(a) of the Code

A U.S. holder of Parker common stock generally will not recognize gain or loss except with respect to cash received in connection with the disbursement of the Barge Rig Holdback Amount if the Closing Price is less than the Lower Collar Price or paid in lieu of fractional Nabors common shares (as discussed below). A U.S. holder of Parker common stock who receives cash in addition to Nabors common shares will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess, if any, of (a) the sum of (i) the amount of cash (other than cash received in lieu of a fractional Nabors common share) and (ii) the fair market value, as of the effective time of the merger, of the Nabors common shares received in the merger (including any fractional shares deemed received and exchanged for cash, as discussed below) over (b) that stockholder’s adjusted tax basis in its Parker common stock surrendered) and (2) the amount of cash (other than cash received in lieu of a fractional Nabors common share) received in the merger (including cash received in connection with the disbursement of the Barge Rig Holdback Amount and if the Closing Price is less than the Lower Collar Price). The treatment of cash received in lieu of fractional Nabors common shares is discussed further below.

The aggregate tax basis of any Nabors common shares received in the combination by a U.S. holder (including any fractional shares deemed received and exchanged for cash, as discussed below) will be equal to the U.S. holder’s aggregate adjusted tax basis of the Parker common stock surrendered in the merger, reduced by the amount of any cash received by the stockholder in the combination (excluding any cash received in lieu of fractional Nabors common shares) and increased by the amount of any gain recognized by the stockholder (excluding any gain recognized with respect to cash received in lieu of fractional Nabors common shares) on the exchange (including any portion of the gain that is treated as a dividend as described above). The holding period of any Nabors common shares received in the merger by a U.S. holder (including any fractional shares deemed received and exchanged for cash) will include the holding period of the Parker common stock surrendered in the merger.

If a U.S. holder of Parker common stock acquired different blocks of Parker common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Parker common stock and such holder’s basis and holding period in its Nabors common shares may be determined by reference to each block of Parker common stock. Any such holder should consult its tax advisors regarding the manner in which cash and Nabors common shares received in the combination should be allocated among different blocks of Parker common stock and with respect to identifying the basis or holding periods of the particular Nabors common shares received in the merger.

Any recognized gain will generally be long-term capital gain if the U.S. holder’s holding period in the Parker common stock surrendered is more than one year at the effective time of the combination. Long term capital gain of certain non-corporate U.S. holders of Parker common stock, including individuals, is generally taxed at preferential rates.

Notwithstanding the above, in certain circumstances, if a U.S. holder of Parker common stock actually or constructively owns Nabors common shares other than Nabors common shares received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders of Parker common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Determining the tax consequences of the integrated merger may be complex. U.S. holders of Parker common stock should consult with their own tax advisors as to the tax consequences of the integrated merger in light of their particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. state or local, non-U.S. or other tax laws and of changes in those laws.

Cash in Lieu of Fractional Shares

A U.S. holder that receives cash in lieu of a fractional share of Nabors common shares generally will be treated as having received such fractional share in the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share. Such gain or loss generally will be long-term capital gain or loss if, at the effective time of the merger, the holding period for such share is greater than one year.

U.S. Federal Income Tax Consequences to U.S. Holders if the Merger Does Not Qualify as a “Reorganization” Within the Meaning of Section 368(a) of the Code

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then the receipt of Nabors common shares (and cash paid in lieu of fractional Nabors common shares) in exchange for Parker common stock in the merger will be a taxable transaction. In such a case, a U.S. holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Nabors common shares received in the merger plus the amount of any cash in lieu of fractional Nabors common shares and (ii) such holder’s adjusted tax basis in its shares of Parker common stock exchanged in the merger. Gain or loss must be calculated separately for each block of shares of Parker common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the closing date of the merger, the holding period in a particular block of shares of Parker common stock exchanged in the merger is greater than one year as of the date of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Information Reporting Backup Withholding

Payments of cash to a U.S. holder of Parker common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amount withheld from payments to a holder under the backup withholding rules is not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

This preceding discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. It is not a complete analysis or discussion of all potential tax effects that may be important to a particular U.S. holder. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

ACCOUNTING TREATMENT

Nabors prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with Nabors being considered the acquirer of Parker for accounting purposes. This means that Nabors will allocate the purchase price to the fair value of Parker’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill or deficit being recorded as a gain on bargain purchase. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 14, 2024, Nabors entered into the merger agreement with Parker. The merger agreement provides that, among other things and subject to the terms and conditions therein, Parker would become through the transactions, including the merger, an indirect wholly owned subsidiary of Nabors. The transactions would be accounted for as a business combination pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), where Nabors would be the accounting acquirer.

The unaudited pro forma condensed combined financial statements of Nabors and the accompanying footnotes (the “pro forma financial information”) reflect the impact of the contemplated transactions and has been prepared under the following assumptions:

•

the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024 and the twelve months ended December 31, 2023 assume that the transactions had occurred on January 1, 2023.

•	the unaudited pro forma condensed combined balance sheet as of September 30, 2024 assumes that the transactions had occurred on September 30, 2024.

The pro forma financial information does not represent what the actual consolidated results of operations or the consolidated financial position of Nabors would have been had the transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The assumptions underlying the pro forma adjustments are described in the accompanying notes to these unaudited pro forma condensed combined financial statements. Adjustments are based on information available to management during the preparation of the pro forma financial information and assumptions that management believes are reasonable and supportable. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments upon the completion of the transactions will differ from the pro forma adjustments, and it is possible the differences may be material.

The unaudited pro forma condensed combined financial statements reflect the following pro forma adjustments related to the merger, based on available information and certain assumptions that management believes are reasonable.

•	the merger will be accounted for using the acquisition method of accounting, with Nabors identified as the accounting acquirer;

•	certain reclassification adjustments to conform Parker’s historical financial presentation to Nabors’ financial statement presentation;

•	the assumption of liabilities by Nabors for transaction-related expenses to be incurred; and

•	the estimated tax impact of proforma adjustments.

The pro forma financial information should be read in conjunction with the following:

•

the audited consolidated financial statements and notes included in Nabors’ Annual Report on Form 10-K for the year ended December 31, 2023, which are incorporated by reference into this joint proxy statement/prospectus;

•	the audited consolidated financial statements and notes included in Parker’s historical financial statements for the year ended December 31, 2023, included in this joint proxy statement/prospectus;

•

the unaudited condensed consolidated financial statements and notes included in Nabors’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, which are incorporated by reference into this joint proxy statement/prospectus;

•

the unaudited condensed consolidated financial statements and notes included in Parker’s historical financial statements for the quarterly period ended September 30, 2024, included in this joint proxy statement/prospectus; and

•	the merger agreement, a copy of which is attached hereto as Annex A and incorporated by reference into this joint proxy statement/prospectus.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months ended September 30, 2024

(in thousands, except per share amounts)

	Historical
	Nabors Industries Ltd.	Parker Wellbore As Adjusted (Note 3)	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
Revenues and other income:
Operating revenues	$2,200,307	459,960	(872)	(A)	2,659,395
Investment income (loss)	29,885	797	—		30,682

Total revenues and other income	2,230,192	460,757	(872)		2,690,077

Costs and other deductions:
Direct costs	1,309,007	296,388	(350)	(A)	1,605,045
General and administrative expenses	187,881	40,441	(258)	(C)	228,064
Research and engineering	42,629	—	—		42,629
Depreciation and amortization	477,060	56,251	(3,525)	(B)	532,674
			2,888	(K)
Interest expense	157,222	18,775	(8,806)	(D)	167,191
Merger and integration costs	—	—	195	(G)	667
			472	(I)
Other, net	69,795	(2,163)	—		67,632

Total costs and other deductions	2,243,594	409,692	(9,401)		2,643,902

Income (loss) before income taxes	(13,402)	51,065	8,512		46,175
Total income tax expense (benefit)	41,716	22,519	1,968	(E)	66,203

Net income (loss)	(55,118)	28,546	6,544		(20,028)

Less: Net (income) loss attributable to noncontrolling interest	(67,295)	—			(67,295)

Net income (loss) attributable to Nabors	$(122,413)	$28,546	$6,544		$(87,323)

Earnings (losses) per share:
Basic	$(15.69)				$(7.80)	(M)

Diluted	$(15.69)				$(7.80)	(M)

Weighted-average number of common shares outstanding:
Basic	9,199				13,991	(M)
Diluted	9,199				13,991	(M)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Twelve Months Ended December 31, 2023

(in thousands, except per share amounts)

	Historical
	Nabors Industries Ltd.	Parker Wellbore As Adjusted (Note 3)	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
Revenues and other income:
Operating revenues	$3,005,981	$586,987	$(1,176)	(A)	$3,591,792
Investment income (loss)	43,820	816	—		44,636

Total revenues and other income	3,049,801	587,803	(1,176)		3,636,428

Costs and other deductions:
Direct costs	1,790,380	386,092	(489)	(A)	2,175,983
General and administrative expenses	244,147	52,145	173	(C)	296,465
Research and engineering	56,297	—	—		56,297
Depreciation and amortization	645,294	66,560	(4,171)	(B)	711,533
			3,850	(K)
Interest expense	185,285	27,607	(13,706)	(D)	199,186
Merger and integration costs	—	—	11,000	(F)	43,381
			260	(G)
			31,492	(H)
			629	(I)
Gain on bargain purchase			(12,873)	(L)	(12,873)
Other, net	(726)	(1,693)	1,890	(J)	(529)

Total costs and other deductions	2,920,677	530,711	18,055		3,469,443

Income (loss) before income taxes	129,124	57,092	(19,231)		166,985
Total income tax expense (benefit)	79,220	(59,225)	(4,308)	(E)	15,687

Income (loss) from continuing operations, net of tax	49,904	116,317	(14,923)		151,928
Income (loss) from discontinued operations, net of tax	—	(551)	—		(551)

Net income (loss)	49,904	115,766	(14,923)		150,747

Less: Net (income) loss attributable to noncontrolling interest	(61,688)	—	—		(61,688)

Net income (loss) attributable to Nabors	$(11,784)	$115,766	$(14,923)		$89,059

Earnings (losses) per share:
Basic from continuing operations	$(5.49)				$3.66	(M)
Diluted from continuing operations	$(5.49)				$2.76	(M)

Weighted-average number of common shares outstanding:
Basic	9,159				13,959	(M)
Diluted	9,159				18,516	(M)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2024

(in thousands, except per share amounts)

	Historical
	Nabors Industries Ltd.	Parker Wellbore As Adjusted (Note 3)	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$451,649	$95,082	$(1,563)	(CC)	$541,745
			(1,887)	(GG)
			(1,536)	(FF)
Short-term investments	7,653	—	—		7,653
Accounts receivable, net	384,723	137,322	—		522,045
Inventory, net	141,864	36,491	(3,063)	(DD)	175,292
Other current assets	86,436	31,271	261	(CC)	118,597
			629	(GG)

Total current assets	1,072,325	300,166	(7,159)		1,365,332

Property, plant and equipment, net	2,766,411	313,404	(19,640)	(DD)	3,060,175
Restricted cash held in trust	328,009	—	—		328,009
Intangible assets, net	—	17	36,483	(DD)	36,500
Deferred income taxes	227,658	57,763	3,900	(DD)	289,321
Other long-term assets	159,233	46,915	1,302	(CC)	203,475
			(5,233)	(DD)
			1,258	(GG)

Total assets	$4,553,636	$718,265	$10,911		$5,282,812

LIABILITIES AND EQUITY
Current liabilities:

Current debt	$—	$176,472	$(176,472)	(BB)	$—
Trade accounts payable	316,694	51,831	—		368,525
Accrued liabilities	218,472	63,837	30,000	(DD)	322,673
			12,492	(EE)
			(2,128)	(FF)
Income taxes payable	30,552	4,487	—		35,039
Current lease liabilities	5,860	—	—		5,860

Total current liabilities	571,578	296,627	(136,108)		732,097
Long-term debt	2,503,270	—	176,472	(BB)	2,679,742
Other long-term liabilities	242,766	36,793	—		279,559
Deferred income taxes	1,913	1,606	349	(DD)	3,868

Total liabilities	3,319,527	335,026	40,713		3,695,266
Commitments and contingencies
Redeemable noncontrolling interest in subsidiary	773,525	—	—		773,525

	Historical
	Nabors Industries, Ltd.	Parker Wellbore As Adjusted (Note 3)	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined

LIABILITIES AND EQUITY
Shareholders’ equity:

Common shares:
Authorized common shares	535	151	89	(AA)	775
Capital in excess of par value	3,548,079	352,274	(50)	(AA)	3,900,303
Accumulated other comprehensive income (loss)	(10,844)	(836)	836	(AA)	(10,844)
Retained earnings (accumulated deficit)	(2,030,656)	31,650	(18,777)	(AA)	(2,029,683)
			(12,492)	(EE)
			592	(FF)
Less: treasury shares, at cost	(1,315,751)	—	—		(1,315,751)

Total shareholders’ equity	191,363	383,239	(29,802)		544,800
Noncontrolling interest	269,221	—	—		269,221

Total equity	460,584	383,239	(29,802)		814,021

Total liabilities and equity	$4,553,636	$718,265	$10,911		$5,282,812

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using assumptions set forth in the notes herein. Article 11 permits presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“management’s adjustments”). Nabors has elected not to present management’s adjustments and will only be presenting transaction accounting adjustments in the pro forma financial information.

The historical consolidated financial statements of Nabors and Parker were prepared in accordance with accounting policies generally accepted in the United States of America and shown in U.S. dollars.

As part of the combination transaction, management has determined Nabors to be the accounting acquirer for the following reasons:

•	Nabors will be issuing purchase consideration in the form of equity and, in certain circumstances, cash;
•

the proposed ownership following completion of the transaction is expected to comprise 69% Nabors shareholders and 31% Parker stockholders, which would give voting control to the Nabors shareholder group;

•

Anthony G. Petrello, Chairperson, President and Chief Executive Officer (“CEO”) of Nabors will continue to serve as president and CEO of the combined company along with continuing his role as Chairperson of the Nabors board of directors;

•	the combined company will be named Nabors and its ticker symbol will be the same as Nabors’ current ticker symbol; and
•	Nabors’ existing corporate headquarters will be the corporate headquarters of the combined company.

Note 2. Accounting for the Transactions

Purchase Price Consideration

The following table presents the calculation of preliminary purchase price consideration (in thousands, except per share price):

Preliminary purchase price consideration

Number of Nabors shares to be issued	4,800
Nabors stock price(1)	73.43
Total preliminary purchase price consideration	$352,464

(1)

The per share price reflects the closing price per share of Nabors common shares as of November 29, 2024, which is used as a proxy for the market price of the Nabors common shares as of the closing of the merger.

The purchase price consideration calculated above and applied in the pro forma financial information is preliminary and subject to modification based on the actual number of Nabors common shares issued and the market price of the Nabors common shares at the closing of the merger. A 20% change in the closing price of Nabors common shares, as compared to the November 29, 2024 closing price of $73.43, would increase or decrease the consideration by approximately $70.5 million, assuming all other factors are held constant.

Allocation of Purchase Price Consideration to Assets Acquired and Liabilities Assumed

The allocation of the consideration, including any related tax effects, is preliminary and pending finalization of various estimates, inputs and analyses used in the valuation assessment of the specifically identifiable tangible and intangible assets acquired and liabilities assumed. Since the pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the transactions, the actual amounts eventually recorded in accordance with the acquisition method of accounting may differ materially from the information presented.

ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. Any consideration transferred or paid in a business combination in excess of the fair value of the assets acquired and liabilities assumed should be recognized as goodwill. Management’s estimate as of the date of this proxy statement/prospectus is that the fair value of the net assets and liabilities acquired equals the purchase price.

The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to, the following:

•	changes in the estimated fair value of the purchase price consideration discussed above; and

•

changes in the estimated fair value of Parker’s identifiable assets acquired and liabilities assumed, including the identifiable intangible assets and liabilities and measurement of deferred tax assets and liabilities, pending additional information sharing between the parties, third-party appraisals, and other potential adjustments.

The preliminary allocation of the purchase price consideration is as follows (in thousands):

Purchase Price Allocation

Estimated Fair Value
Cash and cash equivalents	$95,082
Accounts receivable, net	137,322
Inventory, net	33,428
Other current assets	31,271
Property, plant and equipment, net	293,764
Intangible assets, net	36,500
Deferred income taxes	61,663
Other long-term assets	41,682

Total assets acquired	730,712

Current debt	176,472
Trade accounts payable	51,831
Accrued liabilities	93,837
Income taxes payable	4,487
Other long-term liabilities	36,793
Deferred income taxes	1,955

Total liabilities assumed	365,375

Net assets acquired	365,337

Goodwill / (Gain on bargain purchase)	(12,873)

Total preliminary purchase consideration	$352,464

Note 3. Accounting Policies and Reclassification Adjustments

Upon completion of the acquisition, Nabors will perform a comprehensive review of Parker’s accounting policies. As a result of the review, Nabors may identify differences between the accounting policies which, when conformed, could have a material impact on the financial statements of the combined company. Based on an initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information, except the presentation reclassifications further discussed below.

The following reclassifications were made to conform Parker’s historical financial information to Nabors’ presentation:

Statement of Operations for the Nine Months Ended September 30, 2024

(in thousands)

Financial Statement Line Item	Parker Wellbore Presentation	Parker Wellbore As Adjusted
Revenues	$459,960	—
Operating revenues	—	459,960
Operating expenses	322,697	—
Direct costs	—	296,388
General and administrative expenses	14,132	40,441
Depreciation and amortization	56,251	56,251
Gain (loss) on disposition of assets, net	1,851	—
Other	312	—
Other, net	—	2,163
Interest income	797	—
Investment income (loss)	—	797
Interest expense	18,775	18,775
Income tax expense (benefit)	22,519	22,519

Statement of Operations for the Year Ended December 31, 2023

(in thousands)

Financial Statement Line Item	Parker Wellbore Presentation	Parker Wellbore As Adjusted
Revenues	$586,987	—
Operating revenues	—	586,987
Operating expenses	418,580	—
Direct costs	—	386,092
General and administrative expenses	19,657	52,145
Depreciation and amortization	66,560	66,560
Gain (loss) on disposition of assets, net	1,996	—
Other	(303)	—
Other, net	—	1,693
Interest income	816	—
Investment income (loss)	—	816
Interest expense	27,607	27,607
Total income tax expense (benefit)	(59,225)	(59,225)

Balance Sheet as of September 30, 2024

(in thousands)

Financial Statement Line Item	Parker Wellbore Presentation	Parker Wellbore As Adjusted
Cash and cash equivalents	$95,082	95,082
Accounts receivable, net	137,322	137,322
Rig materials and supplies	36,491	—
Inventory, net	—	36,491
Other current assets	31,271	31,271
Property, plant and equipment, net	313,404	313,404
Intangible assets, net	17	17
Deferred income taxes	57,763	57,763
Other non-current assets	46,915	—
Other long-term assets	—	46,915
Accounts payable and accrued liabilities	115,668	—
Trade accounts payable	—	51,831
Accrued liabilities	—	63,837
Current debt	176,472	176,472
Accrued income taxes	4,487	—
Income taxes payable	—	4,487
Other long-term liabilities	36,793	36,793
Long-term deferred tax liability	1,606	—
Deferred income taxes	—	1,606
Common stock	151	151
Capital in excess of par value	352,274	352,274
Accumulated other comprehensive income (loss)	(836)	(836)
Retained earnings (accumulated deficit)	31,650	31,650

Note 4. Transactions Accounting Adjustments

The transactions accounting adjustments below are prepared based on the purchase price assumptions presented in Note 2.

Condensed Combined Statements of Operations

(A) Revenue and costs elimination

Reflects the elimination of revenues and costs from transactions between Nabors and Parker.

(B) Depreciation

Reflects the removal of historical depreciation expense and the recording of the pro forma depreciation expense based on the estimated fair value and useful lives of property and equipment upon consummation of the transaction.

(C) Share-based compensation

Reflects the compensation expense related to the accelerated vesting of stock-based compensation awards upon the consummation of the merger for the year ended December 31, 2023 and the removal of the Parker share-based compensation expense recognized by Parker during the nine months ended September 30, 2024.

(D) Interest expense

Reflects the net change in interest expense related to Nabors terminating Parker’s term loan using its credit agreement. This adjustment includes the removal of Parker’s term loan historical interest expense with an interest rate of 13% to be terminated upon closing of the merger and replacing the interest expense with Nabors’ credit agreement interest rate of 8.17% and 8.09% for the nine months ended September 30, 2024 and for the year ended December 31, 2023, respectively resulting in an adjustment of $8.0 million and $12.3 million for the nine months ended September 30, 2024 and for the year ended December 31, 2023. The adjustment also includes the reduction in Nabors’ undrawn fee on its credit agreement due to the change in balance of $0.8 million and $1.4 million for the nine months ended September 30, 2024 and year ended December 31, 2023.

(E) Taxes

Reflects the pro forma adjustments to tax amounts as a result of the book adjustments discussed elsewhere herein. The income tax benefit (provision) impact was calculated by applying the appropriate statutory rates of the respective jurisdictions to which the pro forma adjustments relate.

(F) Severance costs

Reflects severance costs expected to be incurred by Parker subsequent to September 30, 2024 payable to certain Parker employees who are expected to be terminated pursuant to the merger agreement.

(G) Directors’ and officers’ insurance

Reflects the expensing of the premium of the directors’ and officers’ insurance to be purchased by Parker prior to the closing of the merger as stipulated by the merger agreement.

(H) Transaction costs

Reflects the recognition of Nabors’ and Parker’s estimated transaction costs to be incurred subsequent to September 30, 2024. These transaction costs are to be incurred directly in connection with the merger, consisting primarily of legal and professional fees. The costs are not expected to recur any period beyond twelve months from the close of the merger.

(I) Indemnity insurance

Reflects the recognition of the premium of the indemnity insurance to be purchased prior to the closing of the merger.

(J) Loss on early termination of Parker’s term loan

Reflects the early termination fee incurred as a result of the repayment of Parker’s term loan.

(K) Intangible amortization

Reflects the increase to amortization based on the preliminary fair value and the estimated useful life of 10 years for the majority of the intangible items.

(L) Gain on bargain purchase

Represents the gain realized from a bargain purchase, in accordance with ASC 805, when the estimated fair value of the identifiable net assets acquired exceeded the estimated preliminary purchase price consideration. The preliminary purchase price is derived from Nabors’ stock price, which will continue to fluctuate from the date of this proxy statement/prospectus and the final fair value purchase price allocation may differ materially from the preliminary estimates. As a result, gain on bargain purchase may be increased, reduced or fully eliminated upon close of the merger.

(M) Weighted average shares outstanding and earnings (loss) per share

As the transactions are being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net earnings (loss) per share assumes that the shares issuable relating to the merger have been outstanding for the entire period presented.

The table below presents the components of the numerator and denominator for the pro forma earnings (loss) per share calculation for the periods presented (in thousands, except per share price):

Weighted average shares outstanding and earnings (loss) per share

	Nine Months Ended September 30, 2024	Twelve Months Ended December 31, 2023
Numerator
Income (loss) from continuing operations, net of tax	(20,028)	151,298
Less: net (income) loss attributable to non-controlling interest	(67,295)	(61,688)
Less: deemed dividends to SPAC public shareholders	-	(8,638)
Less: accrued distribution on redeemable non-controlling interest in subsidiary	(21,929)	(29,824)

Adjusted income (loss) from continuing operations, net of tax	$(109,252)	$51,148

Denominator
Historical Nabors weighted-average shares outstanding—basic	9,199	9,159
Number of Nabors shares to be issued	4,800	4,800
Pro forma weighted-average shares outstanding—basic	13,999	13,959
Pro forma weighted average shares outstanding, basic	13,999	13,959
Dilutive effect of Nabors share-based awards	-	3,381
Dilutive effect of Nabors convertible debt	-	1,176

Pro forma weighted-average shares outstanding—diluted	13,999	18,516
Earnings per share—basic
Basic from continuing operations	$(7.80)	$3.66
Earnings per share—diluted
Diluted from continuing operations	$(7.80)	$2.76

Condensed Combined Balance Sheet

(AA) Equity

Reflects additional impact on the stockholders’ equity as a result of the merger (in thousands):

Equity Pro Forma Adjusted Reconciliation

	Removal of Parker historical equity(1)	Equity consideration issued for the Merger(2)	Gain on bargain purchase(3)	Total Pro Forma Adjustment
Authorized common shares	$(151)	$240	$—	$89
Capital in excess of par value	(352,274)	352,224	—	(50)
Accumulated other comprehensive income (loss)	836	—	—	836
Retained earnings (accumulated deficit)	(31,650)	—	12,873	(18,777)

Total stockholders’ equity	$(383,239)	$352,464	$12,873	$(17,902)

(1)	To remove the historical equity of Parker as a result of the merger.
(2)	To recognize the fair value of the equity consideration paid by Nabors for the merger. Refer to Note 2 for the components of the purchase price consideration.
(3)	To recognize the gain on bargain purchase discussed in Note (L).

(BB) Long-term debt

In connection with the merger, Nabors expects that Parker’s term loan will be terminated and Nabors expects to repay the term loan using its credit agreement. The impact is a reclassification of Parker’s current debt to long-term debt.

(CC) Directors’ and officers’ insurance

Reflects the payment and recognized prepaid asset for the premium of the directors’ and officers’ insurance to be purchased prior to the close of the merger as stipulated by the merger agreement.

(DD) Purchase price allocation fair value adjustments

Reflects the preliminary allocation of the fair value of total consideration to the net assets acquired in connection with the application of the acquisition method of accounting. See Note 2 for further discussion regarding the preliminary purchase price allocation.

(EE) Transaction costs

Reflects the accrual of Nabors’ estimated transaction costs to be incurred subsequent to September 30, 2024. These transaction costs are to be incurred directly in connection with the merger, consisting primarily of legal and professional fees.

(FF) Performance Awards

Reflects the payment of Parker’s performance awards pursuant to the merger agreement.

(GG) Indemnity insurance

Reflects the payment and recognized prepaid asset for the premium of the indemnity insurance to be purchased prior to the close of the merger.

STOCK PRICE DATA AND DIVIDENDS

Stock Prices

Nabors common shares are listed for trading on the NYSE under the symbol “NBR.” Parker common stock is not listed on any national securities exchange and quotations of the market price of Parker common stock, where available, may not be reliable.

The following table sets forth the closing sales prices per Nabors common share on an actual and equivalent per share basis, on the NYSE on the following dates:

•	October 14, 2024, the last full trading day prior to the public announcement of the merger, and

•	November 29, 2024, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus.

	Nabors Common Shares	Number of Nabors Common Shares to be Issued(1)	Cash Payment(1)	Estimated Equivalent Per Parker Share(2)
October 14, 2024	$77.52	4,800,000	N/A	$24.72
November 29, 2024	$73.43	4,800,000	N/A	$23.42

(1)

The merger consideration that Parker stockholders will be entitled to receive in connection with the consummation of the merger will be determined as follows: (i) if the Closing Price is (a) less than or equal to the Upper Collar Price and (b) greater than or equal to the Lower Collar Price, the merger consideration will consist of 4,800,000 Nabors common shares; (ii) if the Closing Price is greater than the Upper Collar Price, the merger consideration will equal the Upper Collar Value divided by the Closing Price; and (iii) if the Closing Price is less than the Lower Collar Price, the merger consideration will equal (a) 4,800,000 Nabors common shares plus (b) an amount of cash which equals (x) the Lower Collar Value minus (y)(1) 4,800,000 multiplied by (2) the Closing Price. This calculation does not reflect the Barge Rig Holdback Amount.

(2)

The estimated equivalent per share value at the closing of the merger will be determined based on the sum of the cash consideration payable to Parker stockholders and the share consideration payable to Parker stockholders, which will be equal to the product of the price of Nabors common shares on the closing date and the number of shares issued pursuant to the per share merger consideration.

The market price of Nabors common shares will fluctuate prior to the merger. Nabors shareholders and Parker stockholders are urged to obtain current market quotations for the shares prior to making any decision with respect to the merger.

The following table sets forth, for the periods indicated, the high and low sales prices per Nabors common share on the NYSE on the NYSE. For current price information, you should consult publicly available sources.

	Nabors
Calendar Period	High	Low
Year ended December 31, 2022
First Quarter	$169.00	$82.50
Second Quarter	$207.67	$118.52
Third Quarter	$148.39	$92.66
Fourth Quarter	$183.50	$108.00
Year ended December 31, 2023
First Quarter	$190.90	$106.32
Second Quarter	$135.62	$83.05
Third Quarter	$141.47	$87.59

	Nabors
Calendar Period	High	Low
Fourth Quarter	$127.56	$75.68
Year ending December 31, 2024
First Quarter	$91.36	$71.42
Second Quarter	$91.91	$59.90
Third Quarter	$102.83	$60.97
Fourth Quarter (through December 3, 2024)	$84.38	$68.83

Dividends

Nabors does not currently pay dividends. Any future decision to pay dividends on Nabors common shares will be at the discretion of the Nabors board of directors and will depend on the financial condition, results of operations, capital requirements and other factors that the Nabors board of directors may deem relevant.

Parker does not currently pay dividends and does not anticipate declaring or providing any cash dividends to holders of Parker common stock in the foreseeable future. The merger agreement prohibits Parker (unless consented to in advance by Nabors, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to holders of Parker common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

COMPARISON OF RIGHTS OF NABORS SHAREHOLDERS AND PARKER STOCKHOLDERS

The following description summarizes the rights of Nabors shareholders and Parker stockholders but does not purport to be a complete statement of all such rights or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. You should read carefully the relevant provisions of (i) the Nabors Amended Bye-Laws, dated as of April 22, 2020 (the “Nabors bye-laws”) and the Memorandum of Association of Nabors, dated as of December 10, 2001 (the “Nabors memorandum of association”) and (ii) the Bylaws of Parker, dated as of March 26, 2019 (the “Parker bylaws”) and the Certificate of Incorporation of Parker, dated as of March 26, 2019 (the “Parker certificate of incorporation”), as amended from time to time. Copies of the documents referred to in this summary may be obtained in the manner described under “Where You Can Find More Information.”

	Parker	Nabors

Authorized Capital

Parker has authorized 500,000,000 common shares, par value $0.01 per share, and 50,000,000 preferred shares, par value $0.01 per share. (§4.1 of Certificate of Incorporation)

As of the close of business on the Parker record date, there were (i) 15,050,836 shares of Parker common stock issued and outstanding, and (ii) no Parker preferred shares issued and outstanding.

Nabors’ authorized share capital is $1,625,000, which consists of 32,000,000 common shares, par value $0.05 per share, and 25,000,000 preferred shares, par value $0.001 per share. As of the close of business on the Nabors record date, there were (i) 10,709,103 Nabors common shares issued and outstanding, including 1,161,283 common shares held by Nabors’ subsidiaries, and (ii) no Nabors preferred shares issued and outstanding. Shares held by Nabors’ subsidiaries have the same voting and other rights as other issued and outstanding shares.

Nabors will issue up to 4,800,000 Nabors common shares to Parker stockholders in the merger, subject to reduction pursuant to the terms of the merger agreement

Preferred Stock	The Parker board of directors is expressly authorized, by resolution adopted and filed in accordance with law, to provide, out of unissued shares of preferred stock that have not been designated as to series, for series of preferred stock and, with respect to each such series, to fix the number of shares in each series and to fix the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights thereof, and the qualifications, limitations or restrictions thereon, and the variations in voting powers, if any, and preferences and rights as between series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Parker board of directors and included in a certificate of designations.	Nabors’ board of directors is authorized, without further shareholder action, to issue from time to time up to 25,000,000 preferred shares in one or more class or series, and fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences, number of shares, special rights qualifications, limitations or restrictions thereof, as are provided in the resolutions adopted by the board of directors providing for the issuance of such class or series.

Voting Rights	Each holder of Parker common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote.	Each holder of Nabors common shares is entitled to one vote for each Nabors common share held by such shareholder on all matters submitted to a vote of the Nabors shareholders.

	Parker	Nabors

Dividends	The Parker board of directors may from time to time declare, and Parker may pay, dividends on the outstanding shares of capital stock, subject to applicable law and the rights of the preferred stockholders. The holders of common stock shall be entitled to receive such dividends and other distributions when, as and if declared thereon by the Parker board of directors from time to time out of any assets or funds of Parker legally available therefor and shall share equally on a per share basis in such dividends and distributions.	Subject to the Bermuda Companies Act and the Nabors bye-laws, the Nabors board of directors may, out of funds available therefore at any regular or special meeting of the board, declare dividends on the share capital of Nabors as and when the Nabors board of directors deems expedient.

Number and Qualification of Directors

The Parker certificate of incorporation provides that the Parker board of directors will initially consist of seven directors. A majority of the directors can modify the number of directors that constitute the board by resolution.

The Parker board of directors currently has seven directors.

Directors need not be stockholders of Parker or residents of Delaware.

The Nabors bye-laws provide that the Nabors board of directors will consist of not less than five nor more than 18 directors, with the exact number to be set from time to time by the affirmative vote of the majority of the directors then in office.

The board of directors of Nabors currently has seven directors.

Under Bermuda law, directors need not be shareholders of Nabors or residents of Bermuda.

Term of Office	The term of office of each director will be from his or her respective election until the next annual meeting of stockholders or until his or her respective successor is duly elected and qualified, except as in the case of such director’s earlier death, resignation, retirement, disqualification, removal or incapacity.	Directors are appointed at Nabors’ annual general meeting (or a special general meeting called for that purpose) and will hold office until the next annual general meeting except in the case of such director’s earlier death, resignation, retirement, disqualification or removal.

Election of Directors	Directors are elected at the annual meeting of stockholders. There shall be no cumulative voting in the election of directors.	Directors are elected or appointed at Nabors’ annual general meeting or any special general meeting called for that purpose by a plurality of the votes of Nabors shareholders.

Removal of Directors	Parker’s stockholders may remove a director from office at any time, with or without cause, by the affirmative vote of holders of a majority of the outstanding shares of Parker common stock entitled to vote generally in the election of directors, voting together as a single class.	Nabors’ shareholders may remove a director prior to the expiration of his or her term, only for cause, at a special general meeting called for that purpose by the affirmative vote of a majority of the issued and outstanding Nabors common shares entitled to vote at such meeting, provided that notice of any such meeting is served upon the director concerned not less than 14 days before the meeting and he or she is entitled to be heard at the meeting.

Vacancies on the Board of Directors	Directorships resulting from (i) an increase in the number of directors or (ii) vacancies resulting from the death, resignation, retirement, disqualification removal, incapacity or other cause may only be filled	Vacancies which result from the death, resignation, retirement, disqualification or removal of a director may be filled by the approval of a majority of the Nabors board of directors then in office. Any director

	Parker	Nabors

by a majority of the Parker board of
directors then in office, even if less than a
quorum, or by a sole remaining director
(and not by stockholders), and any director
so chosen shall hold office for the
remainder of the full term and until his or
her successor has been elected and
qualified, subject, however, to such
director’s earlier death, resignation,
retirement, disqualification, removal or
incapacity.	elected to fill such a vacancy will be
subject to the same term of office as the
director being replaced. Nabors’
shareholders may authorize the Nabors
board of directors to fill any vacancy left
unfilled at a general meeting. Directors are
not allowed to appoint any other person as
an alternate director to replace themselves.
If the number of directors is increased by
the Nabors board of directors, the Nabors
board of directors may appoint additional
directors to fill such vacancies. No
decrease in the number of directors will
shorten the term of any incumbent director.
Any vacancy created by the removal of a
director may be filled by the affirmative
vote of a majority of the issued and
outstanding Nabors common shares
entitled to vote at the same meeting
electing another director in place of the
removed director, or in the absence of any
such election, by the Nabors board.

Action by Written Consent	Parker stockholders may act by written consent, signed by holders of outstanding shares of Parker common stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which holders of all shares entitled to vote thereon were present and voted.	The holders of Nabors common shares may act by unanimous written consent.

Advance Notice Requirements for Stockholder Nominations and Other Proposals	Parker stockholders may bring business before a Parker annual meeting only if he or she is a holder of record of Parker common stock on the date he or she provides notice to Parker of his or her intent to bring business before a Parker annual meeting and on the record date of such annual meeting and if he or she complies with the notice procedures set forth in the Parker bylaws. For notice to be timely, it must be delivered to the secretary of Parker or mailed and received at Parker’s offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Parker annual meeting; provided, however, that in the event that the Parker annual meeting is called for a date that is not within 30 days before or within 60 days after such anniversary date, or if no annual meeting occurred in the immediately preceding year, notice by the holder must be received no earlier than 120 days prior to the meeting and not later than the later of (x) the close of business 90 days prior to meeting or (y) the close of business on the tenth day following the day on which such notice of the date of the public disclosure	Holders of Nabors common shares may bring business before a Nabors annual general meeting only if they are a holder of record of Nabors common shares on the date they provide notice to Nabors of their intent to bring business before a Nabors annual general meeting and on the record date of such annual general meeting and if they comply with the notice procedures set forth in the Nabors bye-laws. To be timely, a holder of Nabors common shares’ notice to the secretary of Nabors must be delivered to or mailed and received at the Nabors’ offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding Nabors annual general meeting; provided, however, that in the event that the Nabors annual general meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the holder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Nabors annual general meeting was mailed or such public disclosure of the date of the Nabors annual general meeting was made, whichever first occurs.

	Parker	Nabors

of the date of the Parker annual meeting
was made.

To be in proper written form, notice from a
Parker stockholder to the secretary of
Parker must set forth as to each matter such
stockholder proposes to bring before the
Parker annual meeting: (i) (x) a brief
description of the business desired to be
brought before the Parker annual meeting
and any material interest of the proposing
shareholder, or persons associated with
them, in such business, (y) the text of the
proposal or business and (z) the reasons for
conducting such business at the Parker
annual meeting, (ii) the name and record
address of the proposing stockholder, and
the name and address of any such persons
associated with them who would benefit
from the business, (iii) the class or series
and number of shares of Parker which are
owned beneficially or of record by the
proposing stockholder or any such person
associated with them who would benefit
from the business, (iv) any derivatives or
short interests held, directly or indirectly,
by such proposing stockholder, or such
associated person, that would profit from
any increase or decreases in value of
Parker, or any rights to dividends of Parker,
held separately from the underlying shares
of Parker (v) a description of all
arrangements or understandings between
the proposing shareholder, or any such
person associated with them who would
benefit from the business, and any other
person or persons (including their names)
in connection with the proposal, under
which the proposing shareholder or such
associated person has a right to vote any
shares of Parker and (vi) a representation
that the proposing shareholder intends to
appear in person or by proxy at the Parker
annual meeting to bring such business
before the meeting.

To be in proper written form, a holder of
Nabors common shares’ notice to the
secretary of Nabors must set forth as to
each matter such shareholder proposes to
bring before the Nabors annual general
meeting: (i) a brief description of the
business desired to be brought before the
Nabors annual general meeting and the
reasons for conducting such business at the
Nabors annual general meeting, (ii) the
name and record address of the proposing
shareholder, (iii) the class or series and
number of shares of Nabors which are
owned beneficially or of record by the
proposing shareholder, (iv) a description of
all arrangements or understandings
between the proposing shareholder and any
other person or persons (including their
names) in connection with the proposal and
any material interest of the proposing
shareholder in such business and (v) a
representation that the proposing
shareholder intends to appear in person or
by proxy at the Nabors annual general
meeting to bring such business before the
meeting.

Amendments to the Certificate of Incorporation / Memorandum of Association	Parker’s certificate of incorporation may be amended, restated or modified only with (i) the affirmative vote of a majority of the Parker board of directors and (ii) the affirmative vote of the holders of a majority of the voting power of all outstanding shares of common stock of Parker entitled to vote generally in the election of directors, voting together as a single class, in addition to any vote of the holders of any class or series of capital stock of Parker required by applicable law.	Nabors’ memorandum of association may be amended only by a resolution of the holders of a majority of the Nabors common shares entitled to vote and in accordance with the provisions of the Bermuda Companies Act.

Parker	Nabors

of the date of the Parker annual meeting was made.

To be in proper written form, notice from a Parker stockholder to the secretary of Parker must set forth as to each matter such stockholder proposes to bring before the Parker annual meeting: (i) (x) a brief description of the business desired to be brought before the Parker annual meeting and any material interest of the proposing shareholder, or persons associated with them, in such business, (y) the text of the proposal or business and (z) the reasons for conducting such business at the Parker annual meeting, (ii) the name and record address of the proposing stockholder, and the name and address of any such persons associated with them who would benefit from the business, (iii) the class or series and number of shares of Parker which are owned beneficially or of record by the proposing stockholder or any such person associated with them who would benefit from the business, (iv) any derivatives or short interests held, directly or indirectly, by such proposing stockholder, or such associated person, that would profit from any increase or decreases in value of Parker, or any rights to dividends of Parker, held separately from the underlying shares of Parker (v) a description of all arrangements or understandings between the proposing shareholder, or any such person associated with them who would benefit from the business, and any other person or persons (including their names) in connection with the proposal, under which the proposing shareholder or such associated person has a right to vote any shares of Parker and (vi) a representation that the proposing shareholder intends to appear in person or by proxy at the Parker annual meeting to bring such business before the meeting.

To be in proper written form, a holder of Nabors common shares’ notice to the secretary of Nabors must set forth as to each matter such shareholder proposes to bring before the Nabors annual general meeting: (i) a brief description of the business desired to be brought before the Nabors annual general meeting and the reasons for conducting such business at the Nabors annual general meeting, (ii) the name and record address of the proposing shareholder, (iii) the class or series and number of shares of Nabors which are owned beneficially or of record by the proposing shareholder, (iv) a description of all arrangements or understandings between the proposing shareholder and any other person or persons (including their names) in connection with the proposal and any material interest of the proposing shareholder in such business and (v) a representation that the proposing shareholder intends to appear in person or by proxy at the Nabors annual general meeting to bring such business before the meeting.

Amendments to Bylaws	The Parker board of directors shall have the
power to adopt, amend, alter or repeal the
bylaws by the affirmative vote of a
majority of the Parker board of directors.
The Parker bylaws also may be adopted,
amended, altered or repealed without board
action by the affirmative vote of the
holders of a majority of the voting power
of all outstanding shares of Parker common
stock entitled to vote generally in the
election of directors, voting together as a
single class, in addition to any vote of the
holders of any class or series of capital
stock of Parker required by applicable law.	The Nabors bye-laws may be revoked or
amended only by the Nabors board of
directors, which may revoke or amend the
Nabors bye-laws in any way by resolution,
but no such revocation or amendment is
operative unless and until it is approved by
a resolution of the holders of a majority of
the Nabors common shares entitled to vote.

	Parker	Nabors

of the date of the Parker annual meeting was made.

To be in proper written form, notice from a Parker stockholder to the secretary of Parker must set forth as to each matter such stockholder proposes to bring before the Parker annual meeting: (i) (x) a brief description of the business desired to be brought before the Parker annual meeting and any material interest of the proposing shareholder, or persons associated with them, in such business, (y) the text of the proposal or business and (z) the reasons for conducting such business at the Parker annual meeting, (ii) the name and record address of the proposing stockholder, and the name and address of any such persons associated with them who would benefit from the business, (iii) the class or series and number of shares of Parker which are owned beneficially or of record by the proposing stockholder or any such person associated with them who would benefit from the business, (iv) any derivatives or short interests held, directly or indirectly, by such proposing stockholder, or such associated person, that would profit from any increase or decreases in value of Parker, or any rights to dividends of Parker, held separately from the underlying shares of Parker (v) a description of all arrangements or understandings between the proposing shareholder, or any such person associated with them who would benefit from the business, and any other person or persons (including their names) in connection with the proposal, under which the proposing shareholder or such associated person has a right to vote any shares of Parker and (vi) a representation that the proposing shareholder intends to appear in person or by proxy at the Parker annual meeting to bring such business before the meeting.

To be in proper written form, a holder of Nabors common shares’ notice to the secretary of Nabors must set forth as to each matter such shareholder proposes to bring before the Nabors annual general meeting: (i) a brief description of the business desired to be brought before the Nabors annual general meeting and the reasons for conducting such business at the Nabors annual general meeting, (ii) the name and record address of the proposing shareholder, (iii) the class or series and number of shares of Nabors which are owned beneficially or of record by the proposing shareholder, (iv) a description of all arrangements or understandings between the proposing shareholder and any other person or persons (including their names) in connection with the proposal and any material interest of the proposing shareholder in such business and (v) a representation that the proposing shareholder intends to appear in person or by proxy at the Nabors annual general meeting to bring such business before the meeting.

Amendments to Bylaws	The Parker board of directors shall have the power to adopt, amend, alter or repeal the bylaws by the affirmative vote of a majority of the Parker board of directors. The Parker bylaws also may be adopted, amended, altered or repealed without board action by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Parker common stock entitled to vote generally in the election of directors, voting together as a single class, in addition to any vote of the holders of any class or series of capital stock of Parker required by applicable law.	The Nabors bye-laws may be revoked or amended only by the Nabors board of directors, which may revoke or amend the Nabors bye-laws in any way by resolution, but no such revocation or amendment is operative unless and until it is approved by a resolution of the holders of a majority of the Nabors common shares entitled to vote.

	Parker	Nabors
Quorum	Except as otherwise provided by applicable law, the Parker certificate of incorporation or the Parker bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding common stock representing a majority of the voting power of all outstanding shares of common stock entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting. If specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series. Shares owned by Parker, if a majority of the voting power of the shares entitled to vote in the election of directors is held, directly or indirectly, shall neither be entitled to vote nor be counted for quorum purposes.	Except as otherwise required by applicable law or the Nabors bye-laws, at all meetings of holders of Nabors common shares, the holders of a majority of the Nabors common shares issued and outstanding and entitled to vote must be present virtually or represented by proxy in order to constitute a quorum for the transaction of any business. For any matter with respect to which a separate class vote is required by the terms of the Bermuda Companies Act, the holders of a majority of the shares of such class which are then issued and outstanding and entitled to vote must be present virtually or represented by proxy in order to constitute a quorum for any separate vote required by such class.

Limitation of Personal Liability of Directors and Officers	Subject to the Parker certificate of incorporation, the DGCL and Delaware law, no person who is or was a Parker director shall be personally liable to the company or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any changes to Section 9.1 of the Parker certificate of incorporation, unless otherwise required by law, will be prospective only.	Subject to the Nabors bye-laws, no Nabors director or officer will be liable for the acts, receipts, neglects or defaults of any other Nabors director or officer nor will any Nabors director or officer be liable in respect of any negligence, default or breach of duty on his or her own part in relation to Nabors or any of its subsidiaries, or for any loss, misfortune or damage which may happen, in or arising out of the actual or purported execution or discharge of his or her duties or the exercise or purported exercise of his or her powers or otherwise in relation to or in connection with his or her duties, powers or office.

Indemnification of Directors and Officers	Subject to the Parker certificate of incorporation and applicable law, including Delaware law, Parker shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director or officer of Parker, or while a director or officer of the Parker, is or was serving at the request of Parker as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgements, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such matter if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Parker, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that Parker shall not be obligated to indemnify against any amount paid in settlement unless Parker has consented to such settlement.	Subject to the Nabors bye-laws, the directors and officers of Nabors shall be indemnified and held harmless out of the funds of Nabors against all liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all legal and other costs and expenses properly payable) incurred or suffered by such director or officer arising out of the actual or purported execution or discharge of the director or officer’s duties (including. without limitation, in respect of his or her service at the request of Nabors as a director, officer, partner, trustee, employee, agent or similar functionary of another person) or the exercise or purported exercise of the director or officer’s powers or otherwise, in relation to or in connection with the director or officer’s duties, powers or office (including but not limited to liabilities attaching to the director or officer and losses arising by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such director or officer may be guilty in relation to Nabors or any of its subsidiaries).

INFORMATION ABOUT PARKER

Unless otherwise indicated herein, the information in this section “Information About Parker” describes information related to Parker. References to “Company,” “Parker,” “Parker Wellbore,” “we,” “us” and “our” solely in this section refer to Parker Drilling Company together with its subsidiaries, unless the context otherwise requires or as otherwise indicated.

Description of Business

Parker was established as “Parker Drilling Company” in 1934 and later incorporated in the state of Delaware in 1976.

Parker is an integrated service provider of advanced wellbore construction solutions for transitioning energy markets. Its global technology-enabled products and services optimize performance and minimize risk to both hydrocarbon and energy transition applications, including geothermal, well abandonment, and CCS markets. Parker has operated in over 60 countries since beginning operations in 1934, making it among the most geographically experienced drilling contractors and rental tools providers in the world. It currently has operations in 14 countries. Parker has participated in numerous world records for deep and extended-reach drilling and is an industry leader in quality, health, safety and environmental practices.

Parker’s business is comprised of two main business lines: (1) rental tools services and (2) drilling services.

Rental Tools Services Business

In its rental tools services business, Parker provides premium rental equipment and services to exploration and production companies, drilling contractors, and service companies on land and offshore in the U.S. and select international markets. Tools it provides include standard and heavy-weight drill pipe, all of which are available with standard or high-torque connections, tubing, drill collars, pressure control equipment, including blowout preventers, and more. Parker also provides well construction services, which include tubular running services and downhole tool rentals; well intervention services, which include whipstocks, fishing and related services; and inspection and machine shop support. Rental tools are used during drilling and/or workover programs and are requested by the customer as needed, requiring the Company to keep a broad inventory of rental tools in stock. Rental tools are usually rented on a daily or monthly basis.

In the U.S., the Company provides rental tools and well construction and intervention services for drilling, completion, production and workover applications from facilities in Louisiana, Texas, Oklahoma, Colorado, Wyoming, North Dakota, Pennsylvania, West Virginia and Alaska. Parker services key oil and gas basins across the U.S. and offshore Gulf of Mexico (“GOM”). The Company also provides similar services to the Plug and Abandonment (“P&A”) and CCS markets, profitably supporting energy transition.

Outside the U.S., the Company provides rental tools, well construction and intervention services, and machine shop services to customers in key oil and gas basins in the Middle East, Latin America, North Sea, and Asia-Pacific regions.

Drilling Services Business

In the drilling services business, Parker drills oil, natural gas, and geothermal wells for customers globally. It provides this service with both Company-owned rigs and customer-owned rigs. The provision of drilling services with customer-owned rigs is referred to as operations and management (“O&M”) service, in which customers own their drilling rigs but choose Parker to operate and manage the rigs for them. The nature and scope of activities involved in drilling a well is similar whether it is drilled with a Company-owned rig (as part of a traditional drilling contract) or a customer-owned rig (as part of an O&M contract). In addition, the Company provides project-related services, such as engineering, procurement, project management, commissioning of customer-owned drilling rig projects, operations execution, and quality and safety management. Parker has extensive experience and expertise in drilling geologically challenging wells and in managing the logistical and technological challenges of operating in remote, harsh, and ecologically sensitive areas.

In the U.S., the Company provides drilling services in the GOM and Alaska markets. In the GOM, Parker maintains a fleet of barge drilling rigs to address the inland waterway oil and gas and CCS markets. The GOM business also provides O&M and P&A services offshore Texas, Louisiana and California. In Alaska, Parker provides drilling services on two technologically advanced Arctic class drilling rigs on the North Slope, as well as O&M services on customer-owned rigs on the North Slope and in the Cook Inlet.

Outside the U.S., Parker provides drilling services using both Company-owned and customer-owned rigs in Canada, Mexico, Guatemala, Kazakhstan, Kuwait, Bangladesh, and Indonesia. These markets have one or more of the following characteristics:

•	customers typically are majors, independents, national oil companies or integrated service providers;

•	drilling programs are in remote locations with little infrastructure, requiring a large inventory of spare parts and other ancillary equipment and self-supported service capabilities;

•

are complex wells and/or in harsh environments (such as high pressures, deep depths, hazardous or geologically challenging conditions and sensitive environments) requiring specialized equipment and advanced drilling competencies; and

•	O&M contracts that are generally long-term.

Business Strategy

Parker intends to successfully compete in select energy services markets that benefit customers’ exploration, appraisal and development programs, as well as energy transition activities, where operational execution is the key measure of success. The Company will do this by:

•	Providing safe, efficient, and cost-effective solutions that help customers better manage costs and mitigate risks;

•

Maintaining a strong culture of operational discipline and ensuring that its operations are conducted in accordance with Parker’s Integrated Management System (“IMS”) and Operational Discipline Playbook;

•	Investing in its people to ensure the highest level of competency to support customers’ activities; and

•	Continuing to expand the scope and capabilities of its products and services by investing in technology and growth opportunities.

Customers

Parker’s customer base consists of international oil companies, majors, independents, national oil companies, international service companies, and energy transition companies. Its top ten customers accounted for

52.5 percent of its consolidated revenues from continuing operations for the year ended December 31, 2023, while its top customer accounted for approximately 13.6 percent of consolidated revenues from continuing operations over the same period. The loss of any one or more significant customer(s) could have a material adverse effect on its business.

Competition

Parker operates in competitive businesses characterized by high capital requirements, rigorous technological challenges, evolving regulatory requirements, and challenges in securing and retaining qualified field personnel.

In drilling markets, most contracts are awarded on a competitive bidding basis and operators often consider reliability, efficiency, and safety in addition to price. Parker has been successful in differentiating itself from competitors through its drilling performance and safety record, and through providing services that help customers manage their operating costs and mitigate their operational risks.

In international drilling markets, Parker competes with a number of international drilling contractors as well as local contractors. Although local drilling contractors often have lower labor and mobilization costs, Parker is generally able to distinguish itself from these companies based on its technical expertise, safety performance, quality of service, and experience.

In the GOM barge drilling market, Parker competes with a small number of contractors, with the largest number and greatest diversity of rigs available in this market. This allows Parker to provide equipment and services that are well-matched to customers’ requirements. This market for drilling contracts will continue to be competitive with continued focus on reliability, efficiency, and safety, in addition to price.

In rental tools markets, Parker competes with both large and small suppliers, as well as other rental tool companies, based on breadth of inventory, availability of product, quality of product and service, and price. In the U.S. market, the Company’s network of locations provides broad and efficient product availability for its customers. In international markets, some of the rental tools business is obtained in conjunction with the Company’s drilling and O&M projects.

Contracts

Most drilling contracts are awarded based on competitive bidding. The rates specified in drilling contracts vary depending upon the type of rig employed, equipment and services supplied, crew complement, geographic location, term of the contract, competitive conditions, and other variables. The Company’s contracts generally provide for an operating dayrate during drilling operations, with lower rates for periods of equipment downtime, customer stoppage, well-to-well rig moves, adverse weather, or other conditions, and no payment when certain conditions continue beyond contractually established parameters. Contracts typically provide for a different dayrate or specified fixed payments during mobilization or demobilization. The terms of most of the Company’s contracts are based on either a specified period of time or a specified number of wells. The contract term in some instances may be extended by the customer exercising options for an additional time period or for the drilling of additional wells, or by exercising a right of first refusal. Most of the Company’s contracts allow termination by the customer prior to the end of the term without penalty under certain circumstances, such as the loss of or major damage to the drilling unit or other events that cause the suspension of drilling operations beyond a specified period of time. Certain contracts require the customer to pay an early termination fee if the customer terminates a contract before the end of the term without cause. The Company’s project services contracts include engineering, procurement, and project management consulting, for which Parker is compensated through labor rates and cost-plus arrangements for non-labor items.

Rental tools contracts are typically on a dayrate basis with rates based on type of equipment and competitive conditions. Depending on market and competitive conditions, rental rates may be applied from the time the equipment leaves the Company’s facility or only when the equipment is actually in use by the customer. Rental contracts generally require the customer to pay for lost-in-hole or damaged equipment. Some of the services provided in the rental tools services business line are billed per well section with pricing determined by the length and diameter of the well section. In addition, some tools, such as whipstocks, are sold to the customer.

Seasonality

The Company’s rigs in the inland waters of the GOM are subject to severe weather during certain periods of the year, particularly during hurricane season from June through November, which could halt operations for prolonged periods or limit contract opportunities during that period. In addition, mobilization, demobilization, or well-to-well movements of rigs in arctic regions can be affected by seasonal changes in weather or weather so severe that conditions are deemed too unsafe to operate.

Backlog

Backlog is the Company’s estimate of the dollar amount of drilling contract revenues it expects to realize in the future as a result of executing awarded contracts. The Company’s backlog of firm orders was approximately $410.1 million as of September 30, 2024. The Company estimates that, as of September 30, 2024, 33.5 percent of the Company’s backlog will be recognized as revenues within one year.

The amount of actual revenues earned and the actual periods during which revenues are earned could be different from amounts disclosed in the Company’s backlog calculations due to a lack of predictability of various factors, including the scope of equipment and service provided, unscheduled repairs, maintenance requirements, weather delays, contract terminations or renegotiations, new contracts, and other factors.

Insurance and Indemnification

Substantially all of the Company’s operations are subject to hazards that are customary for oil and natural gas drilling operations, including blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, cratering, oil and natural gas well fires and explosions, natural disasters, pollution, mechanical failure, and damage or loss during transportation. Some of the Company’s fleet is also subject to hazards inherent in marine operations, either while on-site or during mobilization, such as capsizing, sinking, grounding, collision, damage from severe weather, and marine life infestations. These hazards could result in damage to or destruction of drilling equipment, personal injury and property damage, suspension of operations, or environmental damage, which could lead to claims by third parties or customers, suspension of operations, and contract terminations. The Company has had accidents in the past due to some of these hazards.

The Company’s contracts provide for varying levels of indemnification between itself and its customers. The Company maintains insurance with respect to personal injuries, damage to or loss of equipment, and various other business risks, including well control and subsurface risk. The Company’s insurance policies typically have 12-month policy periods.

The Company’s insurance program provides coverage, to the extent not otherwise paid by the customer under the indemnification provisions of the drilling or rental tools contract, for liability due to well control events and liability arising from third-party claims, including wrongful death and other personal injury claims by its personnel as well as claims brought on behalf of individuals who are not its employees. Generally, the Company’s insurance program provides liability coverage up to $250.0 million, with retentions of $1.0 million or less.

Well control events generally include an unintended flow from the well that cannot be contained by using equipment on site (e.g., a blowout preventer), by increasing the weight of drilling fluid or by diverting the fluids safely into production. The Company’s insurance program provides coverage for third-party liability claims relating to sudden and accidental pollution from a well control event up to $250.0 million per occurrence. A separate limit of $75.0 million exists to cover the costs of re-drilling of the well and well control costs under a Contingent Operators Extra Expense policy. For the Company’s rig-based operations, remediation plans are in place to prevent the spread of pollutants and its insurance program provides coverage for removal, response, and remedial actions. The Company retains the risk for liability not indemnified by the customer below the retention and in excess of its insurance coverage.

Based upon a risk assessment and due to the high cost, high self-insured retention, and limited availability of coverage for windstorms in the GOM, the Company has elected not to purchase windstorm insurance for its barge rigs in the GOM. Although the Company has retained the risk for physical loss or damage for these rigs arising from a named windstorm, it has procured insurance coverage for removal of a wreck caused by a windstorm.

The Company’s contracts provide for varying levels of indemnification from its customers and may require the Company to indemnify the Company’s customers in certain circumstances. Liability with respect to personnel and property is customarily assigned on a “knock-for-knock” basis, which means the Company and its customers customarily assume liability for the Company’s respective personnel and property regardless of fault. In addition, its customers typically indemnify the Company for damage to the Company’s equipment down-hole, and in some cases, the Company’s subsea equipment, generally based on replacement cost minus some level of depreciation. However, in certain contracts the Company may assume liability for damage to the Company’s customer’s property and other third-party property on the rig and in other contracts the Company is not indemnified by its customers for damage to their property and, accordingly, could be liable for any such damage under applicable law.

The Company’s customers typically assume responsibility for and indemnify the Company from any loss or liability resulting from pollution, including clean-up and removal and third-party damages, arising from operations under the contract and originating below the surface of the land or water, including losses or liability resulting from blowouts or cratering of the well. In some contracts, however, the Company may have liability for damages resulting from such pollution or contamination caused by its gross negligence or, in some cases, ordinary negligence.

The Company generally indemnifies the customer for legal and financial consequences of spills of industrial waste, lubricants, solvents, and other contaminants (other than drilling fluid) on the surface of the land or water originating from the Company’s rigs or equipment. The Company typically requires its customers to retain liability for spills of drilling fluid which circulates down-hole to the drill bit, lubricates the bit and washes debris back to the surface. Drilling fluid often contains a mixture of synthetics, the exact composition of which is prescribed by the customer based on the particular geology of the well being drilled.

The above description of the Company’s insurance program and the indemnification provisions typically found in its contracts is only a summary as of the date hereof and is general in nature. The Company’s insurance program and the terms of its drilling and rental tool contracts may change in the future. In addition, the indemnification provisions of the Company’s contracts may be subject to differing interpretations, and enforcement of those provisions may be limited by public policy and other considerations.

If any of the aforementioned operating hazards result in substantial liability and the Company’s insurance and contractual indemnification provisions are unavailable or insufficient, the Company’s financial condition, operating results, or cash flows may be materially adversely affected.

Employees

As of December 31, 2023, the Company had 2,267 employees, 2,222 of whom were full-time employees and 45 of whom were part-time. In addition, the Company had 252 independent contractors. The Company considers its relations with its employees to be satisfactory.

Environmental Considerations

Environmental Matters. The Company’s operations are subject to numerous U.S. federal, state, and local laws and regulations, as well as the laws and regulations of other jurisdictions in which the Company operates, pertaining to the environment or otherwise relating to environmental protection. Numerous governmental agencies, such as the U.S. Environmental Protection Agency (“EPA”) and state equivalents, issue regulations to implement and enforce laws pertaining to the environment, which often require costly compliance measures that carry substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. These laws and regulations may require the acquisition of a permit before drilling commences; restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling and production activities; limit or prohibit construction or drilling activities on certain lands lying within wilderness, wetlands, ecologically or seismically sensitive areas, and other protected areas; require remedial action to clean up pollution from former operations; and impose substantial liabilities for pollution resulting from the Company’s operations. Liability under such laws and regulations is often strict (i.e., no showing of “fault” is required) and can be joint and several. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly compliance could adversely affect the Company’s operations and financial position, as well as those of similarly situated entities operating in the same markets. The Company’s management believes that the Company is in substantial compliance with current applicable environmental laws and regulations, and the Company has not experienced any material adverse effect from compliance with these environmental requirements. This trend, however, may not continue in the future.

As an owner or operator of both onshore and offshore facilities, including mobile offshore drilling rigs in or near waters of the United States, the Company may be liable for the costs of clean up and damages arising out of a pollution incident to the extent set forth in federal statutes such as the Federal Water Pollution Control Act (commonly known as the Clean Water Act (“CWA”)), as amended by the Oil Pollution Act of 1990 (“OPA”); the Outer Continental Shelf Lands Act (“OCSLA”); the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”); the Resource Conservation and Recovery Act (“RCRA”); the Clean Air Act (“CAA”); the Endangered Species Act (“ESA”); the Occupational Safety and Health Act; the Emergency Planning and Community Right to Know Act (“EPCRA”); and the Hazardous Materials Transportation Act (“HMTA”) as well as comparable state laws. In addition, the Company may also be subject to civil claims arising out of any such pollution incident.

Water Discharges. The CWA and analogous state laws impose restrictions and strict controls with respect to the unauthorized discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States, as well as state waters. The discharge of pollutants into regulated waters, including jurisdictional wetlands, is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Federal and state regulatory agencies can impose administrative, civil and criminal penalties as well as other enforcement mechanisms for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations. The CWA and analogous state laws provide for administrative, civil and criminal penalties for unauthorized discharges and impose rigorous requirements for spill prevention and response planning, as well as substantial potential liability for the costs of removal, remediation, and damages in connection with any unauthorized discharges.

The OPA and related regulations impose a variety of regulations on “responsible parties” related to the prevention of and response to petroleum releases into waters of the United States and impose liability for damages resulting from such spills. “Responsible parties” include the owner or operator of a vessel, pipeline or onshore facility, or the lessee or permittee of the area in which an offshore facility is located. The OPA assigns strict and joint and several liability for oil removal costs and a variety of public and private damages to each responsible party. The OPA also requires some facilities to demonstrate proof of financial responsibility and to prepare an oil spill response plan. Failure to comply with ongoing requirements or inadequate cooperation in a spill may subject a responsible party to civil or criminal enforcement actions.

Offshore Drilling. The OCSLA authorizes regulations relating to safety and environmental protection applicable to lessees and permittees operating on the Outer Continental Shelf. Specific design and operational standards may apply to Outer Continental Shelf vessels, rigs, platforms, vehicles and structures. The Bureau of Safety and Environmental Enforcement (“BSEE”) regulates the design and operation of well control and other equipment at offshore production sites, implementation of safety and environmental management systems, and mandatory third-party compliance audits, among other requirements. Violations of environmentally related lease conditions or regulations issued pursuant to the OCSLA can result in substantial civil and criminal penalties as well as potential court injunctions curtailing operations and the cancellation of leases. Such enforcement liabilities, delay, or restriction of activities can result from either governmental or citizen prosecution.

High-profile and catastrophic events, such as the 2010 Macondo (Deepwater Horizon) well incident, have heightened governmental and environmental focus on the oil and gas industry. From time to time, legislative proposals have been introduced that would materially limit or prohibit offshore drilling in certain areas. The Company’s operations, and those of the Company’s customers, are impacted by restrictions on drilling in certain areas of the U.S. Gulf of Mexico and elsewhere, including the adoption of additional safety requirements and policies regarding the approval of drilling permits and restrictions on development and production activities in the U.S. Gulf of Mexico.

On August 23, 2023, BSEE published a final blowout preventer system and well control rule that strengthens testing and performance requirements for blowout preventers and other well control equipment (the “2023 Well Control Rule”). Additionally, on April 24, 2024, the Bureau of Ocean Energy Management (“BOEM”) published a final rule to modify the financial assurance requirements for offshore leaseholders. These new financial assurance requirements could increase the Company’s customers’ operating costs and impact the Company’s customers’ ability to obtain leases, thereby, reducing demand for the Company’s products. Third-party challenges to industry operations in the U.S. Gulf of Mexico may also serve to further delay or restrict activities. For example, in August 2022, the District of Columbia Circuit Court of Appeals found two oil leases in the Gulf of Mexico were unlawful for failure to properly analyze risk under the National Environmental Policy Act. If the new regulations, policies, operating procedures and possibility of increased legal liability are viewed by the Company’s current or future customers as a significant impairment to expected profitability on projects or an unjustifiable increase in risk, they could discontinue or curtail their offshore operations, thereby adversely affecting the demand for the Company’s equipment and services, which, in turn, could adversely affect the Company’s financial condition, results of operation, or cash flows.

Remediation of Hazardous Substances. CERCLA (also known as “Superfund”) and comparable state laws impose liability without regard to fault or the legality of the activity, on certain classes of persons who are considered to be responsible for the release of hazardous substances into the environment. These persons include the current owner or operator of a contaminated facility, a former owner or operator of the facility at the time of contamination, and those persons that disposed or arranged for the disposal of the hazardous substance at the facility. While CERCLA exempts crude oil from the definition of hazardous substances for purposes of the statute, the Company’s operations may involve the use or handling of other materials that may be classified as hazardous substances. Under CERCLA and comparable state statutes, persons deemed “responsible parties” are subject to strict liability that, in some circumstances, may be joint and several for the costs of removing or remediating previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination), for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. In the course of the Company’s operations, the Company uses materials that, if released, would be subject to CERCLA and comparable state statutes. Therefore, governmental agencies or third parties may seek to hold the Company responsible under CERCLA and comparable state statutes for all or part of the costs to clean up sites at which such “hazardous substances” have been released.

Waste Handling. RCRA and comparable state laws regulate the management and disposal of solid and hazardous wastes. Current RCRA regulations specifically exclude from the definition of hazardous waste “drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy.” However, these wastes and other wastes may be otherwise regulated by EPA or state agencies. Moreover, ordinary industrial wastes, such as paint wastes, spent solvents, laboratory wastes, and used oils, may be regulated as hazardous waste. Although the costs of managing solid and hazardous wastes may be significant and new regulations may be imposed, the Company does not expect to experience more burdensome costs than competitor companies involved in similar drilling operations.

Air Emissions. The CAA and similar state laws and regulations restrict the emission of air pollutants and may also impose various monitoring and reporting requirements. In addition, those laws may require the Company to obtain permits for the construction, modification, or operation of certain projects or facilities and the utilization of specific equipment or technologies to control emissions. For example, the EPA has adopted regulations known as “RICE MACT” that require the use of “maximum achievable control technology” to reduce formaldehyde and other emissions from certain stationary reciprocating internal combustion engines, which can include portable engines used to power drilling rigs. In addition, in May 2016, the EPA finalized rules regarding criteria for aggregating multiple small surface sites into a single source for air-quality permitting purposes applicable to the oil and gas industry. This rule could cause small facilities, on an aggregate basis, to be deemed a major source, thereby triggering more stringent air permitting requirements. The EPA has also adopted new rules under the CAA that require the reduction of volatile organic compound emissions from certain fractured and refractured natural gas wells for which well completion operations are conducted and further require that most wells use reduced emission completions, also known as “green completions.” These regulations also establish specific new requirements regarding emissions from production-related wet seal and reciprocating compressors, and from pneumatic controllers and storage vessels. The EPA received numerous requests for reconsideration of these rules from both industry and the environmental community, and court challenges to the rules were also filed. In response, the EPA has issued, and will likely continue to issue, revised rules responsive to some of the requests for reconsideration. In particular, on May 12, 2016, the EPA amended the Nonpoint Source (NSP) standards to impose new standards for methane and VOC emissions for certain new, modified and reconstructed equipment, processes and activities across the oil and natural gas sector. However, on August 13, 2020, in response to an executive order by former President Trump to review and revise unduly burdensome regulations, the EPA amended the 2012 and 2016 New Source Performance standards to ease regulatory burdens, including rescinding standards applicable to transmission or storage segments and eliminating methane requirements altogether. On June 30, 2021, President Biden signed into law a joint resolution of Congress disapproving the 2020 amendments (with the exception of some technical changes) thereby reinstating the 2012 and 2016 New Source Performance standards. The EPA expects owners and operators of regulated sources to take “immediate steps” to comply with these standards. Additionally, on December 2, 2023, the EPA announced a final rule that would expand and strengthen emission reduction requirements for both new and existing sources in the oil and natural gas industry by requiring increased monitoring of fugitive emissions, imposing new requirements for pneumatic controllers and tank batteries and prohibiting venting of natural gas in certain situations. In July 2023, the Biden Administration also announced a new Cabinet-level task force aimed at detecting and cracking down on methane leaks. These new standards, as well as any future laws and their implementing regulations, may require the Company to obtain pre-approval for the expansion or modification of existing facilities or the construction of new facilities expected to produce air emissions, impose stringent air permit requirements, or mandate the use of specific equipment or technologies to control emissions. The Company cannot predict the final regulatory requirements or the cost to comply with such requirements with any certainty.

Further, the EPA lowered the National Ambient Air Quality Standard (“NAAQS”) for ozone from 75 to 70 parts per billion in October 2015. EPA reviewed the air quality criteria and the NAAQS for photochemical oxidants including ozone in 2020 and determined that would retain the 70 parts per billion standard without revision. The agency periodically reconsiders NAAQS standards, and a draft policy assessment published by EPA in March 2023 indicates preparations for the standard to be reconsidered. When final, the policy assessment will assist the EPA to determine whether to retain for revise the current standard. Revised NAAQS, and state implementation of a new standard, could result in stricter permitting requirements or delay, or limit the Company’s ability or the Company’s customers’ ability to obtain permits, and result in increased expenditures for pollution control equipment and decreased demand for the Company’s services.

Climate Change. Some scientific studies have suggested that emissions of certain gases including carbon dioxide and methane, commonly referred to as “greenhouse gases” (“GHGs”), may be contributing to the warming of the atmosphere resulting in climate change. There are a variety of legislative and regulatory developments, proposals, requirements, and initiatives that have been introduced in the U.S. and international regions in which the Company operates that are intended to address concerns that emissions of GHGs are contributing to climate change and these may increase costs of compliance for the Company’s drilling services or the Company’s customer’s operations. For example, the Infrastructure Investment and Jobs Act of 2021 and the Inflation Reduction Act of 2022 (the “IRA”), include billions of dollars in incentives for the development of renewable energy, clean hydrogen, clean fuels, electric vehicles, investments in advanced biofuels and supporting infrastructure and carbon capture and sequestration. Also, in March 2024, the EPA proposed finalized ambitious rules to reduce harmful air pollutant emissions, including GHGs, from light-, medium-, and heavy-duty vehicles beginning in model year 2027. These incentives and regulations could accelerate the transition of the economy away from the use of fossil fuels toward lower- or zero-carbon emissions alternatives, which could decrease demand for oil and natural gas and therefore adversely impact the Company’s business. In addition, the IRA imposes the first ever federal fee on the emission of GHGs through a methane emissions charge. The IRA amends the CAA to impose a fee on the emission of methane that exceeds an applicable waste emissions threshold from sources required to report their GHG emissions to the EPA, including those sources in offshore and onshore petroleum and natural gas production and gathering and boosting source categories. The methane emissions charge began in 2024 at $900 per ton of methane, will increase to $1,200 in 2025 and will then be set at $1,500 for 2026 and each year after. Calculation of the fee is based on certain thresholds established in the IRA. On May 6, 2024, the EPA published a final rule to implement the methane emissions charge. The methane emissions charge could increase the Company’s customers’ operating costs, which could adversely impact the Company’s business, financial condition and cash flows.

At the international level, in December 2015, the United States participated in the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France. The resulting Paris Agreement calls for the parties to undertake “ambitious efforts” to limit the average global temperature, and to conserve and enhance sinks and reservoirs of GHGs. The Paris Agreement went into effect on November 4, 2016. On April 21, 2021, the United States announced that it was setting an economy-wide target of reducing its GHG emissions by 50-52 percent below 2005 levels in 2030. In November 2021, in connection with the 26th Conference of the Parties in Glasgow, Scotland, the United States and other world leaders made further commitments to reduce GHG emissions, including reducing global methane emissions by at least 30% by 2030 from 2020 levels. More than 150 countries have now signed on to this pledge. Most recently, at the 28th Conference of the Parties in the United Arab Emirates, world leaders agreed to transition away from fossil fuels in a just, orderly and equitable manner and to triple renewables and double energy efficiency globally by 2030. Furthermore, many state and local leaders have stated their intent to intensify efforts to support the international climate commitments.

Because the Company’s business depends on the level of activity in the oil and natural gas industry, existing or future laws, regulations, treaties or international agreements related to GHGs and climate change, including incentives to conserve energy or use alternative energy sources, could have a negative impact on the Company’s business if such laws, regulations, treaties or international agreements reduce the worldwide demand for oil and natural gas or otherwise result in reduced economic activity generally. In addition, such laws, regulations, treaties or international agreements could result in increased compliance costs or additional operating restrictions, which may have a negative impact on the Company’s business. In addition to potential impacts on the Company’s business directly or indirectly resulting from climate-change legislation or regulations, the Company’s business also could be negatively affected by climate-change related physical changes or changes in weather patterns. An increase in severe weather patterns could result in damages to or loss of the Company’s rigs, impact the Company’s ability to conduct the Company’s operations, and result in a disruption of the Company’s customers’ operations.

Regulation of Hydraulic Fracturing. Hydraulic fracturing is a process sometimes used in the completion of oil and natural gas wells whereby water, other liquids, sand, and chemicals are injected under pressure into subsurface formations to stimulate natural gas and, oil production. Various governmental entities (within and outside the United States) are in the process of studying, restricting, regulating, or preparing to regulate hydraulic fracturing, directly and indirectly. Many state governments require the disclosure of chemicals used in the fracturing process and, due to concerns raised relating to potential impacts of hydraulic fracturing, including on groundwater quality and seismic activity, legislative and regulatory efforts at the federal level and in some state and local jurisdictions have been initiated and, in some cases implemented, to render permitting and compliance requirements more stringent for hydraulic fracturing or prohibit the activity altogether. The Company does not directly engage in hydraulic fracturing activities. However, these and other developments could cause operational delays or increased costs in exploration and production, which could adversely affect the demand for the Company’s products or services.

Endangered Species. The federal ESA was established to protect endangered and threatened species. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species’ habitat. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. The Company may conduct operations on natural gas and oil leases in areas where certain species that are listed as threatened or endangered are known to exist and where other species that potentially could be listed as threatened or endangered may exist. A critical habitat or suitable habitat designation could result in further material restrictions and may materially delay or prohibit land access for natural gas and oil development. The designation of previously unprotected species as threatened or endangered in areas where operations are conducted could cause the Company to incur increased costs arising from species protection measures or could result in limitations on the Company’s customer’s exploration and production activities that could have an adverse impact on their ability to develop and produce reserves. If the Company’s customers were to have a portion of their leases designated as critical or suitable habitat, it could have a material adverse impact on the demand for the Company’s products and services.

Safety and Maintenance Regulation. The Company’s operations are also governed by laws and regulations related to workplace safety and worker health, primarily the Occupational Safety and Health Act and regulations promulgated thereunder. In addition, various other governmental and quasi-governmental agencies require the Company to obtain certain miscellaneous permits, licenses and certificates with respect to the Company’s operations. The kind of permits, licenses and certificates required by the Company’s operations depend upon a number of factors. The Company believe it has the necessary permits, licenses and certificates that are material to the conduct of the Company’s existing business.

Properties

Parker leases corporate headquarters office space in Houston, Texas and owns its U.S. rental tools headquarters office in New Iberia, Louisiana. The Company leases regional headquarters space in Dubai, United Arab Emirates related to the Company’s eastern hemisphere operations. Additionally, it owns and/or leases office space and operating facilities in various other locations, domestically and internationally, including facilities where it holds inventories of rental and drilling tools and locations in close proximity to where it provides services to its customers. Additionally, the Company owns and/or leases facilities necessary for administrative and operational support functions.

Legal Proceedings

The Company is subject to various legal proceedings and claims arising in the ordinary course of its business. Its management does not expect the outcome of any of these know legal proceedings, individually or collectively to have a material adverse effect on the Company’s financial condition results of operation.

Additional Company Information

Parker’s executive offices are located at 2103 CityWest Blvd., Suite 400, Houston, Texas 77042.

PARKER MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations, financial condition and liquidity position of Parker for the three and nine months ended September 30, 2024 and 2023 and the years ended December 31, 2023, 2022 and 2021 should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and the related notes and the audited consolidated financial statements and related notes of Parker included elsewhere in this joint proxy statement/prospectus. The following discussion contains forward-looking statements that reflect Parker’s future plans, estimates, beliefs and expected performance. The following discussion and analysis of the results of operations and financial condition of Parker covers periods prior to the consummation of the merger described elsewhere in this joint proxy statement/prospectus and does not reflect its effect on future periods. The merger will result in financial results that are materially different from those reflected in the consolidated financial statements of Parker that are included elsewhere in this joint proxy statement/prospectus. For an understanding of pro forma financial information, including the effect of the merger, please see the section entitled “Certain Unaudited Prospective Financial Information of Nabors and Parker” of this joint proxy statement/prospectus. The following discussion and analysis contains forward-looking statements that are based on management’s current expectations, estimates and projections about Parker’s business and operations, and involve risks and uncertainties. Actual results may differ materially from those currently anticipated and expressed in such forward-looking statements because of various factors, including those described in the sections titled “Special Note Regarding Forward- Looking Statements,” “Risk Factors” and elsewhere in this joint proxy statement/prospectus, all of which are difficult to predict. Parker does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law. References in this section to “Company,” “Parker,” “Parker Wellbore,” “we,” “us” and “our” in this section refer to Parker Drilling Company together with its subsidiaries before giving effect to the merger and related transactions, unless the context otherwise requires or as otherwise indicated.

Overview

Parker was established as “Parker Drilling Company” in 1934 and eventually incorporated in the state of Delaware in 1976. Parker is an integrated service provider of advanced wellbore construction solutions for transitioning energy markets. Its global technology-enabled products and services optimize performance and minimize risk to both hydrocarbon and energy transition applications, including geothermal, well abandonment, and CCS markets. Parker has operated in over 60 countries since beginning operations in 1934, making it among the most geographically experienced drilling contractors and rental tools providers in the world. It currently has operations in 14 countries. Parker has participated in numerous world records for deep and extended-reach drilling and is an industry leader in quality, health, safety and environmental practices.

Market Indicators

The oil and natural gas industry is highly cyclical. Activity levels are driven by traditional energy industry activity indicators, which include current and expected commodity prices, drilling rig counts, footage drilled, well counts, and our customers’ spending levels allocated to exploratory and development drilling.

Certain of these historical market indicators are listed below:

	September 30, 2024	June 30, 2024	% Change	September 30, 2023	% Change

Worldwide rig count (1)

U.S. (land and offshore)	586	605	(3.1)%	651	(10.0)%

International (2)	937	963	(2.7)%	951	(1.5)%

Global (2)	1,523	1,567	(2.8)%	1602	(4.9)%

Commodity prices (3)

Crude oil (Brent) per bbl	$78.71	$85.03	(7.4)%	$ 85.92	(8.4)%

Crude oil (West Texas Intermediate) per bbl	$75.27	$80.66	(6.7)%	$ 82.22	(8.5)%

Natural gas (Henry Hub) per mcf	$2.23	$2.32	(3.9)%	$ 2.66	(16.2)%

(1)	Estimate of drilling activity as measured by the average active rig count for the periods indicated - Source: Baker Hughes Rig Count.

(2)	Excludes Canadian Rig Count as Parker does not operate in Canada onshore.

(3)	Average daily commodity prices for the periods indicated based on NYMEX front-month composite energy prices.

Financial Results

Revenues increased to $587.0 million for the year ended December 31, 2023, as compared with revenues of $461.2 million for the year ended December 31, 2022. Total operating gross margin increased to $101.8 million for the year ended December 31, 2023, as compared with $68.2 million for the year ended December 31, 2022.

Revenues increased to $460.0 million for the nine months ended September 30, 2024, as compared with revenues of $435.1 million for the nine months ended September 30, 2023. Total operating gross margin increased to $81.0 million for the nine months ended September 30, 2024, from $80.4 million for the nine months ended September 30, 2023.

Results of Operations

Year Ended December 31, 2023 Compared with Year Ended December 31, 2022

The following is an analysis of our operating results for the comparable periods:

	Year Ended December 31,

Dollars in thousands	2023	2022	% Change

Revenues	$586,987	$461,232	27.3%

Expenses:

Operating expenses	418,580	329,151	27.2%

Depreciation and amortization	66,560	63,884	4.2%

	485,140	393,035	23.4%

Total operating gross margin	101,847	68,197	49.3%

General and administrative expense	(19,657)	(19,683)	(0.1)%

Gain (loss) on disposition of assets, net	1,996	8,662	(77.0)%

Total operating income (loss)	84,186	57,176	47.2%

Other income (expense):

Interest expense	(27,607)	(27,278)	1.2%

Interest income	816	1,227	(33.5)%

Other	(303)	654	>(100.0)%

Total other income (expense)	(27,094)	(25,397)	6.7%

Income (loss) from continuing operations before income taxes	57,092	31,779	79.7%

Income tax expense (benefit):

Current tax expense	8,625	5,416	59.3%

Deferred tax expense (benefit)	(67,850)	(4,851)	>100.0%

Total income tax expense (benefit)	(59,225)	565	>100.0%

Income (loss) from continuing operations	116,317	31,214	>100.0%

Income (loss) from discontinued operations, net of taxes	(551)	(16,876)	96.7%

Net income (loss)	$115,766	$14,338	>100.0%

Revenues

Revenues increased $125.8 million, or 27.3 percent, to $587.0 million for the year ended December 31, 2023, as compared with revenues of $461.2 million for the year ended December 31, 2022. The increase in revenues was primarily driven in the Western Hemisphere by increased pricing and utilization of tubular rentals in the U.S., increased drilling activities as one of our Alaska owned rigs spudded during the year, and increased O&M activities related to utilization and higher incentive rates based upon our performance pricing contract on customer-owned rigs. In addition, in the Eastern Hemisphere, one rig spudded in Bangladesh in the second half of the year, and we experienced an increase in tubular sales in Kazakhstan, and a full year of tubular machining services business that was acquired in Norway in late 2022.

Total Operating Gross Margin

Total operating gross margin increased $33.7 million, or 49.3 percent, to $101.8 million for the year ended December 31, 2023, as compared with total operating gross margin of $68.2 million for the year ended December 31, 2022. This increase was primarily attributable to increases in pricing and utilization of tubular rentals mentioned above and the spudding of owned rigs in Alaska and Bangladesh.

General and Administrative Expense

General and administrative expense remained flat at $19.7 million for the year ended December 31, 2023, and $19.7 million for the year ended December 31, 2022.

Gain (Loss) on Disposition of Assets, Net

Net gains recorded on asset dispositions were $2.0 million and $8.7 million for the years ended December 31, 2023 and December 31, 2022, respectively. The net gains for the years ended December 31, 2023 and 2022 were primarily related to disposal of equipment deemed to be excess, obsolete, or no longer required for operations.

Interest Expense and Income

Interest expense increased nominally by $0.3 million to $27.6 million for the year ended December 31, 2023, compared with $27.3 million for the year ended December 31, 2022. Interest income during each of the years ended December 31, 2023 and 2022 was nominal. We earned interest income on our cash balances.

Other

Other income and expense was an expense of $0.3 million and income of $0.7 million for the years ended December 31, 2023 and December 31, 2022, respectively. Activities in both periods primarily included the impact of foreign currency fluctuations.

Income Tax Expense (Benefit)

Income tax benefit was $59.2 million for the year ended December 31, 2023, compared with an income tax expense of $0.6 million for the year ended December 31, 2022. We realized an income tax benefit primarily due to the release of the US valuation allowance in the legacy structure as a result of our Luxembourg entity electing to be treated as disregarded for tax purposes, providing a new source of income for realization of the US legacy group’s deferred tax assets.

Year Ended December 31, 2022 Compared with Year Ended December 31, 2021

The following is an analysis of our operating results for the comparable periods:

	Year Ended December 31,

Dollars in thousands	2022	2021	% Change

Revenues	$461,232	$315,197	46.3%

Expenses:

Operating expenses	329,151	268,780	22.5%

Depreciation and amortization	63,884	66,304	(3.6)%

	393,035	335,084	17.3%

Total operating gross margin	68,197	(19,887)	>100.0%

General and administrative expense	(19,683)	(15,908)	23.7%

Provision for reduction in carrying value of certain assets	-	(1,357)	100.0%

Gain (loss) on disposition of assets, net	8,662	1,536	>100.0%

Total operating income (loss)	57,176	(35,616)	>100.0%

Other income (expense):

Interest expense	(27,278)	(25,472)	7.1%

Interest income	1,227	36	>100.0%

Other	654	1,126	(41.9)%

Total other income (expense)	(25,397)	(24,310)	4.5%

Income (loss) from continuing operations before income taxes	31,779	(59,926)	>100.0%

Income tax expense (benefit):

Current tax expense	5,416	2,963	82.8%

Deferred tax expense (benefit)	(4,851)	(99)	>100.0%

Total income tax expense (benefit)	565	2,864	(80.3)%

Income (loss) from continuing operations	31,214	(62,790)	>100.0%

Income (loss) from discontinued operations, net of taxes	(16,876)	9,279	>(100.0)%

Net income (loss)	$14,338	$(53,511)	>100.0%

Revenues

Revenues increased $146.0 million, or 46.3 percent, to $461.2 million for the year ended December 31, 2022, as compared with revenues of $315.2 million for the year ended December 31, 2021. The increase in revenues was primary driven in the Western Hemisphere by increased pricing and utilization of tubular rentals in the U.S., increased services for our O&M projects in the Atlantic Coast of Canada and in Alaska and increased utilization of our Gulf of Mexico barge fleet. In addition, in the Eastern Hemisphere, we had an increase in rental services in India during the year ended December 31, 2022.

Total Operating Gross Margin

Total operating gross margin increased $88.1 million, or 442.9 percent, to $68.2 million for the year ended December 31, 2022, as compared with a total operating gross margin loss of $(19.9) million for the year ended December 31, 2021. The increase in total operating gross margin in 2022 was primarily a result of the above-mentioned growths and activities that caused the increase in revenues for the year ended December 31, 2022.

General and Administrative Expense

General and administrative expense increased $3.8 million to $19.7 million for the year ended December 31, 2022, compared with $15.9 million for the year ended December 31, 2021. The increase was primarily driven by higher personnel related expenses for the year ended December 31, 2022.

Gain (Loss) on Disposition of Assets, Net

Net gains recorded on asset dispositions were $8.7 million and $1.5 million for the years ended December 31, 2022 and December 31, 2021, respectively. The net gains for 2022 and 2021 were primarily related to disposal of equipment deemed to be excess, obsolete, or no longer required for operations.

Interest Expense and Income

Interest expense increased $1.8 million to $27.3 million for the year ended December 31, 2022, compared with $25.5 million for the year ended December 31, 2021. The Term Loan included a component of interest paid-in-kind, which accrued to the principal balance of the loan. As a result, our interest expense increased sequentially as the loan balance increased. Interest income during each of the years ended December 31, 2022 and December 31, 2021 was nominal. We earned interest income on our cash balances.

Other

Other income and expense was $0.7 million and $1.1 million of income for the years ended December 31, 2022 and December 31, 2021, respectively. Activities in all periods primarily included the impact of foreign currency fluctuations.

Income Tax Expense (Benefit)

Income tax expense was $0.6 million for the year ended December 31, 2022, compared with $2.9 million for the year ended December 31, 2021. The recorded income tax expenses in 2022 and 2021 were due to the jurisdictional mix of income and loss during the period, along with the Company’s continued inability to recognize the benefits associated with certain losses as a result of valuation allowances.

Three Months Ended September 30, 2024 Compared with Three Month Ended September 30, 2023

The following is an analysis of our operating results for the comparable periods:

	Three Months Ended September 30,

Dollars in thousands	2024	2023	% Change

Revenues	$142,958	$145,350	(1.6)%

Expenses:

Operating expenses	102,898	104,404	(1.4)%

Depreciation and amortization	19,593	16,738	17.1%

	122,491	121,142	1.1%

Total operating gross margin	20,467	24,208	(15.5)%

General and administrative expense	(4,708)	(4,936)	(4.6)%

Gain (loss) on disposition of assets, net	183	(15)	>100.0%

Total operating income (loss)	15,942	19,257	(17.2)%

Other income (expense):

Interest expense	(6,437)	(6,898)	(6.7)%

Interest income	380	1	>100.0%

Other	370	156	>100.0%

Total other income (expense)	(5,687)	(6,741)	(15.6)%

Income (loss) from continuing operations before income taxes	10,255	12,516	(18.1)%

Income tax expense (benefit):	8,178	9,205	(11.2)%

Income (loss) from continuing operations	2,077	3,311	(37.3)%

Income (loss) from discontinued operations, net of taxes	—	(69)	100.0%

Net income (loss)	$2,077	$3,242	(35.9)%

Revenues

Revenues decreased $2.4 million, or 1.6 percent, to $143.0 million for the three months ended September 30, 2024, as compared with revenues of $145.4 million for the three months ended September 30, 2023. The decrease in revenues was primarily due to decreased utilization of our owned rigs in the Gulf of Mexico, and our owned rig in Bangladesh (on which casing running, fishing and tubular rental services were provided) was fully operational during the third quarter of 2023 compared with no operations for the same quarter in 2024 after demobilizing in the first half of 2024. These decreases were partially offset by both of our Alaska owned rigs operating for a full quarter during the third quarter of 2024 compared with the same quarter in the prior year wherein only one rig was operational. There was also an increase in services for our O&M project off the Atlantic Coast of Canada and higher well construction and well intervention activity in the UAE.

Total Operating Gross Margin

Total operating gross margin decreased $3.7 million, or 15.5 percent, to $20.5 million for the three months ended September 30, 2024, as compared with $24.2 million for the three months ended September 30, 2023. The decrease for the third quarter of 2024 was primarily due to the above-mentioned activities.

General and Administrative Expense

General and administrative expense decreased $0.2 million to $4.7 million for the three months ended September 30, 2024, compared with $4.9 million for the three months ended September 30, 2023, primarily due to decreases in personnel expenses and professional fees.

Gain (Loss) on Disposition of Assets, Net

Net gains recorded on asset dispositions were $0.2 million and $(0) million for the three months ended September 30, 2024 and the three months ended September 30, 2023, respectively. The net gain for the three months ended September 30, 2024 was primarily related to disposal of equipment deemed to be excess, obsolete, or no longer required for operations.

Interest Expense and Income

Interest expense decreased $0.5 million to $6.4 million for the three months ended September 30, 2024, compared with $6.9 million for the three months ended September 30, 2023. The decrease was primarily attributable to the decrease in the principal balance of the loan after a voluntary prepayment was made in December 2023 on a portion of the Term Loan. Interest income during each of the three months ended September 30, 2024 and September 30, 2023 was earned on our cash balances.

Other

Other income and expense was $0.4 million of income and $0.2 million of income for the three months ended September 30, 2024 and September 30, 2023, respectively. Activities in all periods primarily included the impact of foreign currency.

Income Tax Expense (Benefit)

Income tax expense was $8.2 million for the three months ended September 30, 2024, compared with $9.2 million for the three months ended September 30, 2023. We recorded income tax expense in the third quarters of 2024 and 2023 due to the jurisdictional mixes of income and loss during the periods, along with our continued inability to recognize the benefits associated with certain losses as a result of valuation allowances.

Nine Months Ended September 30, 2024 Compared with Nine Months Ended September 30, 2023

The following is an analysis of our operating results for the comparable periods:

	Nine Months Ended September 30,
Dollars in thousands	2024	2023	% Change

Revenues	$459,960	$435,131	5.7%
Expenses:
Operating expenses	322,697	305,727	5.6%
Depreciation and amortization	56,251	49,023	14.7%

	378,948	354,750	6.8%

Total operating gross margin	81,012	80,381	0.8%

General and administrative expense	(14,132)	(14,797)	(4.5)%
Gain (loss) on disposition of assets, net	1,851	867	>100.0%

Total operating income (loss)	68,731	66,451	3.4%

Other income (expense):
Interest expense	(18,775)	(20,731)	(9.4)%
Interest income	797	529	50.7%
Other	312	(372)	>100.0%

Total other income (expense)	(17,666)	(20,574)	(14.1)%

Income (loss) from continuing operations before income taxes	51,065	45,877	11.3%

Income tax expense (benefit):	22,519	24,773	(9.1)%

Income (loss) from continuing operations	28,546	21,104	35.3%

Income (loss) from discontinued operations, net of taxes	—	(348)	100.0%

Net income (loss)	$28,546	$20,756	37.5%

Revenues

Revenues increased $24.9 million, or 5.7 percent, to $460.0 million for the nine months ended September 30, 2024, as compared with revenues of $435.1 million for the nine months ended September 30, 2023. The increase in revenues was primarily due to our owned rig in Bangladesh operating the majority of the first half of 2024 while also realizing demobilization revenues for this rig, compared with only working a few months in the same period in 2023, and both of the Alaska owned rigs operating for the nine months compared with the same nine months in the prior year wherein only one rig was operational for a minimal period. The increase in revenues was also due to additional services for our O&M project off the Atlantic Coast of Canada. These increases were partially offset by decreased utilization in the Gulf of Mexico barge rigs and of one rig in Mexico, as well as a decrease in tubular rental volumes in the US.

Total Operating Gross Margin

Total operating gross margin increased $0.6 million to $81.0 million for the nine months ended September 30, 2024, as compared with total operating gross margin of $80.4 million for the nine months ended September 30, 2023. The increase in total operating gross margin was primarily a result of the above activities.

General and Administrative Expense

General and administrative expense decreased $0.7 million to $14.1 million for the nine months ended September 30, 2024, compared with $14.8 million for the nine months ended September 30, 2023, primarily attributable to a decrease in personnel expenses and professional fees.

Gain (Loss) on Disposition of Assets, Net

Net gains recorded on asset dispositions were $1.9 million and $0.9 million for the nine months ended September 30, 2024 and September 30, 2023, respectively. The net gains for the nine months ended September 30, 2024 and September 30, 2023 were primarily related to disposal of equipment deemed to be excess, obsolete, or not currently required for operations.

Interest Expense and Income

Interest expense decreased $1.9 million to $18.8 million for the nine months ended September 30, 2024, compared with $20.7 million for the nine months ended September 30, 2023. The decrease was primarily attributable to the decrease in the principal balance of the Term Loan after a voluntary prepayment was made in December 2023 on a portion of the Term Loan. Interest income during each of the nine months ended September 30, 2024 and September 30, 2023 was earned on our cash balances.

Other

Other income and expense was $0.3 million of income and $(0.4) million of expense for the nine months ended September 30, 2024 and September 30, 2023, respectively. Activities in both periods primarily included the impact of foreign currency.

Income Tax Expense (Benefit)

Income tax expense was $22.5 million for the nine months ended September 30, 2024, compared with $24.8 million for the nine months ended September 30, 2023. We recorded income tax expense during the first nine months of 2024 and 2023 due to the jurisdictional mixes of income and loss during the periods, along with continued inability to recognize the benefits associated with certain losses as a result of valuation allowances.

Liquidity and Capital Resources

We periodically evaluate our liquidity requirements, capital needs and availability of resources in view of expansion plans, debt service requirements, operational and other cash needs. To meet our short-term liquidity requirements, we primarily rely on our cash on hand and cash from operations. We also have access to cash through the ABL Credit Facility. We expect that these sources of liquidity will be sufficient to provide us the ability to fund our current operations and required capital expenditures for the next 12 months and beyond. We may need to fund capital expenditures, acquisitions, debt principal payments, or pursuits of business opportunities that support our strategy, through additional borrowings or the issuance of additional common stock or other forms of equity. Our credit agreements limit our ability to pay dividends. In the past we have not paid dividends on our common stock, and we have no present intention to pay dividends on our common stock in the foreseeable future.

Liquidity

The following table provides a summary of our total liquidity:

Dollars in thousands	September 30, 2024
Cash and cash equivalents (1)	$95,082
Availability under the ABL Credit Facility (2)	25,297

Total liquidity	$120,379

(1)	As of September 30, 2024, approximately $35.9 million of the $95.1 million of cash and cash equivalents was held by our foreign subsidiaries.

(2)

As of September 30, 2024, the borrowing base under the ABL Credit Facility was $40.0 million, which was reduced by $14.7 million in supporting letters of credit outstanding, resulting in availability under the ABL Credit Facility of $25.3 million.

The earnings of foreign subsidiaries as of September 30, 2024 were reinvested to fund our international operations. If in the future we decide to repatriate earnings, we may be required to pay taxes on those amounts, which could reduce our liquidity at that time.

We do not have any unconsolidated special-purpose entities, off-balance sheet financing arrangements or guarantees of third-party financial obligations. As of September 30, 2024, we have no energy, commodity or foreign currency derivative contracts.

Cash Flow Activities

The following table provides a summary of our cash flow activity for the periods indicated:

Dollars in thousands	Nine Months Ended September 30,		Year Ended December 30,
	2024	2023	2023	2022	2021

Operating Activities – continuing operations	$92,481	$95,083	$123,807	$71,549	$4,445

Operating Activities – discontinued operations	—	(348)	(551)	1,044	6,288
Investing Activities – continuing operations	(71,713)	(97,407)	(112,167)	(67,700)	(41,473)
Investing Activities – discontinued operations				(271)	(67)
Financing Activities	(359)	(511)	(11,083)	(3,708)	(227)

Net change in cash, cash equivalents and restricted cash	$20,409	$(3,183)	$6	$914	$(31,034)

Operating Activities

Cash flows from operating activities – continuing operations were a source of $92.5 million and a source of $95.1 million for the nine months ended September 30, 2024 and September 30, 2023, respectively. Cash flows from operating activities – discontinued operations were $0 and a use of $(0.3) million for the nine months ended September 30, 2024, and September 30, 2023, respectively.

Cash flows from operating activities – continuing operations were a source of $123.8 million, $71.5 million, and $4.4 million for the years ended December 31, 2023, December 31, 2022, and December 31, 2021, respectively. Cash flows from operating activities – discontinued operations were a use of $(0.6) million, a source of $1.0 million, and a source of $6.3 million for the years ended December 31, 2023, December 31, 2022, and December 31, 2021, respectively.

Cash flows from operating activities in each period were largely impacted by our operating results and changes in working capital. Changes in working capital were a use of $(8.9) million and a source of $9.0 million for the nine months ended September 30, 2024 and September 30, 2023, respectively. Changes in working capital were a source of $5.9 million, a use of $(10.9) million, and a use of $(10.9) million for the years ended December 31, 2023, December 31, 2022, and December 31, 2021, respectively.

It is the Company’s intention to utilize the operating cash flows to fund maintenance and growth of the Company’s rental tool assets and drilling rigs.

Investing Activities

Cash flows from investing activities – continuing operations were a use of $(71.7) million and $(97.4) million for the nine months ended September 30, 2024, and September 30, 2023, respectively.

Cash flows from investing activities – continuing operations were a use of $(112.2) million, $(67.7) million, and $(41.5) million for the years ended December 31, 2023, December 31, 2022 and December 31, 2021, respectively. Cash flows from investing activities – discontinued operations were $0, a use of $(0.3) million and a use of $(0.1) million for the years ended December 31, 2023, December 31, 2022 and December 31, 2021, respectively. Cash flows used in investing activities in 2023, 2022 and 2021 included primarily capital expenditures which were primarily used for tubular and other products for our rental tools services business and rig-related maintenance.

Financing Activities

Cash flows from financing activities were a use of $(0.4) million and $(0.5) million for the nine months ended September 30, 2024 and September 30, 2023, respectively.

Cash flows from financing activities was a use of $(11.1) million for the year ended December 31, 2023, primarily related to the $10.5 million voluntary prepayment on the Term Loan. Cash flows from financing activities were a use of $(3.7) million for the year ended December 31, 2022, primarily related to payments of debt issuance cost, and a use of $(0.2) million for the year ended December 31, 2021.

Debt Summary

ABL Credit Facility

On October 8, 2019, we and certain of our subsidiaries entered into the Amended and Restated Credit Agreement (as amended in March 2021, March 2023 and September 2024, the “ABL Credit Agreement”) with the lenders and letter of credit issuers party thereto (the “ABL Lenders”), Bank of America, N.A., as administrative agent and Bank of America, N.A. and Deutsche Bank Securities Inc. as joint lead arrangers and joint bookrunners, providing for a revolving credit facility with initial aggregate commitments in the amount of $50.0 million, with an initial $30.0 million sublimit of the aggregate commitments that is available for the issuance of letters of credit (the “ABL Credit Facility”). Availability under the ABL Credit Facility is subject to a monthly borrowing base calculation. We are required to pay customary letter of credit and commitment fees under the ABL Credit Facility.

The ABL Credit Agreement also contains customary affirmative and negative covenants, including, among other things, as to compliance with laws (including environmental laws and anti-corruption laws), delivery of quarterly and annual consolidated financial statements and monthly borrowing base certificates, conduct of business, maintenance of property, maintenance of insurance, restrictions on the incurrence of liens, indebtedness, asset dispositions, fundamental changes, and restricted payments. Additionally, the ABL Credit Agreement contains customary events of default and remedies for credit facilities of this nature. If we do not comply with the financial and other covenants in the ABL Credit Agreement, the ABL Lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the ABL Credit Agreement, and any outstanding unfunded commitments may be terminated.

The ABL Credit Facility is secured by first priority liens on substantially all of the assets of Parker Drilling Company and certain subsidiaries and has guarantees from certain subsidiaries of Parker Drilling Company.

On March 26, 2021, we executed the First Amendment to the Amended and Restated Credit Agreement (the “First Amendment to ABL Credit Amendment”) which, amongst other things (1) reduced the aggregate commitments to $40 million, representing 80.0 percent of commitments under the ABL Credit Facility and (2) reduced the letter of credit sublimit to $24 million.

On September 9, 2024, we executed the Third Amendment to Amended and Restated Credit Agreement (the “Third Amendment to ABL Credit Agreement”), which, among other things, extended the maturity of the ABL Credit Facility to the earlier of (a) September 9, 2029 and (b) the date that is 91 days prior to the final scheduled maturity of (i) any indebtedness under the Term Loan and (ii) any other indebtedness for borrowed money in excess of $10.0 million.

Following the effectiveness of the Third Amendment to ABL Credit Agreement, amounts borrowed under the ABL Credit Facility bear interest at a variable rate indexed to SOFR plus a pricing margin ranging from 2.00 percent to 2.50 percent per annum based on average daily borrowing base availability for the immediately preceding fiscal quarter.

As of September 30, 2024, there were no amounts outstanding under the ABL Credit Facility. The borrowing base availability under the ABL Credit Facility was $25.3 million, after reducing total availability of $40.0 million by $14.7 million supporting letters of credit outstanding.

As of September 30, 2024, we were in compliance with all financial covenants under the ABL Credit Facility.

Term Loan

On March 26, 2019, we and certain of our subsidiaries entered into the Second Lien Term Loan Credit Agreement (as amended in March 2021 and January 2023, the “Term Loan Credit Agreement”) with the lenders party thereto (the “Term Loan Lenders”) and UMB Bank, N.A., as administrative agent, providing for term loans (collectively, the “Term Loan”) in the amount of $210.0 million, guaranteed by certain of our subsidiaries. The Term Loan Lenders include clients, funds, and/or accounts of or advised by certain current equity holders of the Company.

On January 13, 2023, we and certain of our subsidiaries, certain accepting lenders party to the Term Loan Credit Agreement, and UMB Bank, N.A. as administrative agent, executed the second amendment and limited waiver to the Term Loan Credit Agreement (“Second Amendment to Term Loan Credit Agreement”), which extended the maturity date of a portion of the Term Loan from March 26, 2024 to September 26, 2025. Pursuant to the Second Amendment to Term Loan Credit Agreement, approximately 94.2 percent of the lenders party to the Term Loan Credit Agreement, representing $178.1 million aggregate principal amount of the Term Loan, agreed to extend the maturity date of their Term Loans to September 26, 2025. The remaining 5.8 percent of the Term Loan held by lenders party to the Term Loan Credit Agreement that did not agree to extend their Term Loans, representing $11.0 million, continued to be due March 26, 2024.

In connection with the Second Amendment to the Term Loan Credit Agreement, on December 15, 2023, we made a voluntary prepayment of $10.5 million on the Term Loan portion due March 26, 2024, plus $0.2 million in interest associated with the principal payment, which repaid in full the then-outstanding principal balance of the Term Loan portion due March 26, 2024.

The Term Loan bears interest at a rate of 13.0 percent per annum, payable quarterly on the first day of each January, April, July, and October. With respect to the portion of the Term Loan that was due to mature on March 26, 2024, 11.0 percent interest was paid in cash and 2.0 percent was paid in kind and capitalized by adding such amount to the outstanding principal, all of which was prepaid on December 15, 2023. With respect to the portion of the Term Loan maturing September 26, 2025, the full 13.0 percent interest is paid in cash.

The Term Loan is subject to mandatory prepayments and customary reinvestment rights. The mandatory prepayments include prepayment requirements with respect to a change of control, asset sales and debt issuances, in each case subject to certain exceptions or conditions. The Term Loan Credit Agreement also contains customary affirmative and negative covenants, including as to compliance with laws (including environmental laws and anti-corruption laws), delivery of quarterly and annual financial statements, conduct of business, maintenance of property, maintenance of insurance, restrictions on the incurrence of liens, indebtedness, asset dispositions, fundamental change, and restricted payments. Additionally, the Term Loan Credit Agreement contains customary events of default and remedies for facilities of this nature. If we do not comply with the covenants in the Term Loan Credit Agreement, the Term Loan Lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the Term Loan Credit Agreement.

The Term Loan is secured by second priority liens on substantially all of the assets of Parker Drilling Company and certain subsidiaries and has guarantees from certain subsidiaries of Parker Drilling Company.

As of September 30, 2024, the Term Loan balance of $176.5 million, due September 26, 2025, is included in the current debt, net in our consolidated condensed balance sheet. The portion of the Term Loan attributed to lender claimants, of $0.6 million, matured March 26, 2024 and remained unclaimed at maturity. In accordance with the terms of the Term Loan, the unclaimed loans were deemed paid in full and the liability extinguished. The cumulative interest paid to the lender claimant reserve from origination of the Term Loan of $0.5 million was distributed in partial settlement of the Term Loan principal amount pursuant to the terms of the Term Loan.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to fair value of assets, bad debt, materials and supplies obsolescence, property and equipment, goodwill, income taxes, workers’ compensation and health insurance and contingent liabilities for which settlement is deemed to be probable. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. While we believe that such estimates are reasonable, actual results could differ from these estimates.

We believe the following are our most critical accounting policies as they can be complex and require significant judgments, assumptions and/or estimates in the preparation of our consolidated financial statements. Other significant accounting policies are summarized in Note 1 - Summary of Significant Accounting Policies of the audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable represent unconditional rights to consideration, and typically do not bear interest. The allowance for credit losses is estimated for losses that may occur resulting from disputed amounts and the inability of our customers to pay amounts owed. We estimate the allowance based on historical write-off experience and information about specific customers. We review individually, for collectability, all balances over 90 days past due as well as balances due from any customer to which we have information leading us to believe that a potential collection risk exists. Account balances are charged off against the allowance when we believe it is probable the receivable will not be recovered. We do not have any off-balance-sheet credit exposure related to customers.

Fair Value Measurements

For purposes of recording fair value adjustments for certain financial and non-financial assets and liabilities, and determining fair value disclosures, we estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability. Our valuation technique requires inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows: (1) unadjusted quoted prices for identical assets or liabilities in active markets (Level 1), (2) direct or indirect observable inputs, including quoted prices or other market data, for similar assets or liabilities in active markets or identical assets or liabilities in less active markets

(Level 2) and (3) unobservable inputs that require significant judgment for which there is little or no market data (Level 3). When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

Impairment of Property, Plant, and Equipment

We evaluate the carrying amounts of long-lived assets for potential impairment when events occur or circumstances change that indicate the carrying values of such assets may not be recoverable. We evaluate recoverability by determining the undiscounted estimated future net cash flows for the respective asset groups identified. If the sum of the estimated undiscounted cash flows is less than the carrying value of the asset group, we measure the impairment as the amount by which the assets’ carrying value exceeds the fair value of such assets. Management considers a number of factors such as estimated future cash flows from the assets, appraisals, and current market value analysis in determining fair value. Assets are written down to fair value if the final estimate of current fair value is below the net carrying value. The assumptions used in the impairment evaluation are inherently uncertain and require management judgment.

Intangible Assets

Our intangible assets are related to customer relationships, trade names, and developed technology, which are classified as definite lived intangibles that are generally amortized over a weighted average period of approximately three to six years. We assess the recoverability of the unamortized balance of our intangible assets when indicators of impairment are present based on expected future profitability and undiscounted expected cash flows and their contribution to our overall operations. Should the review indicate that the carrying value is not fully recoverable, the excess of the carrying value over the fair value of the intangible assets would be recognized as an impairment loss.

Accrual for Self-Insurance

Substantially all of our operations are subject to hazards that are customary for oil and natural gas drilling operations, including blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, cratering, oil and natural gas well fires and explosions, natural disasters, pollution, mechanical failure and damage or loss during transportation. Some of our fleet is also subject to hazards inherent in marine operations, either while on-site or during mobilization, such as capsizing, sinking, grounding, collision, damage from severe weather and marine life infestations. These hazards could result in damage to or destruction of drilling equipment, personal injury and property damage, suspension of operations or environmental damage, which could lead to claims by third parties or customers, suspension of operations and contract terminations. We have had accidents in the past due to some of these hazards.

Our contracts provide for varying levels of indemnification between ourselves and our customers, including with respect to well control and subsurface risks. We seek to obtain indemnification from our customers by contract for certain of these risks. We also maintain insurance for personal injuries, damage to or loss of equipment and other insurance coverage for various business risks. To the extent that we are unable to transfer such risks to customers by contract or indemnification agreements, we seek protection through insurance. However, these insurance or indemnification agreements may not adequately protect us against liability from all of the consequences of the hazards described above. Moreover, our insurance coverage generally provides that we assume a portion of the risk in the form of an insurance coverage deductible.

Based on the risks discussed above, we estimate our liability in excess of insurance coverage and accrue for these amounts in our consolidated financial statements. Accruals related to insurance are based on the facts and circumstances specific to the insurance claims and our past experience with similar claims. The actual outcome of insured claims could differ significantly from the amounts estimated. We accrue actuarially determined amounts in our consolidated balance sheet to cover self-insurance retentions for workers’

compensation, employers’ liability, general liability, automobile liability and health benefits claims. These accruals use historical data based upon actual claim settlements and reported claims to project future losses. These estimates and accruals have historically been reasonable in light of the actual number of claims paid.

As the determination of our liability for insurance claims could be material and is subject to significant management judgment and in certain instances is based on actuarially estimated and calculated amounts, management believes that accounting estimates related to insurance accruals are critical.

Accounting for Income Taxes

Income taxes are accounted for under the asset and liability method and have been provided for based upon tax laws and rates in effect in the countries in which operations are conducted and income or losses are generated. There is little or no expected relationship between the provision for or benefit from income taxes and income or loss before income taxes as the countries in which we operate have taxation regimes that vary not only with respect to nominal rate, but also in terms of the availability of deductions, credits, and other benefits. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled and the effect of changes in tax rates is recognized in income in the period in which the change is enacted. Valuation allowances are established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In order to determine the amount of deferred tax assets or liabilities, as well as the valuation allowances, we must make estimates and assumptions regarding future taxable income, where rigs will be deployed and other matters. Changes in these estimates and assumptions, including changes in tax laws and other changes affecting our ability to recognize the underlying deferred tax assets, could require us to adjust the valuation allowances.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50.0 percent likely of being realized and changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Revenue Recognition

The rental tools services business comprises of premium rental equipment and services contracts to exploration & production companies, drilling contractors, and service companies on land and offshore in the U.S. and select international markets. Rental tools service revenues are recognized when control of a good or service is transferred to the customer. In a rental tool and oilfield service implied contract, the “good” being provided to the customer is the rental tool or the personnel providing services on the customer’s wellsite. The timing of when control of the goods or services begins transferring to the customer in a standard rental tool and oilfield service implied contract triggers the commencement of revenue recognition and is typically when the equipment/personnel arrive on location. Control ceases to transfer (the revenue recognition period ends) when the equipment/personnel depart the customer location.

The drilling services business comprised of both Company-owned rigs and customer-owned rigs contracts. We refer to the provision of drilling services with customer-owned rigs as our operations and O&M service in which our customers who own their drilling choose Parker to operate and manage the rigs for them. Drilling services revenues for Company-owned rigs and O&M revenues are recognized upon transfer of control of the goods or services to the customer, which typically occurs when the drilling rig, including any capital upgrades, has been mobilized to the drilling location, accepted by the customer and is available to begin drilling operations. Control ceases to transfer (the revenue recognition period ends) when the rig begins demobilization from the drilling location.

Legal and Investigative Matters

We accrue estimates of the probable and estimable costs for the resolution of certain legal and investigative matters. We do not accrue any amounts for other matters for which the liability is not probable and reasonably estimable. Generally, the estimate of probable costs related to these matters is developed in consultation with our legal advisors. The estimates take into consideration factors such as the complexity of the issues, litigation risks and settlement costs. If the actual settlement costs, final judgments, or fines, after appeals, differ from our estimates, our future financial results may be adversely affected.

Recent Accounting Pronouncements

Refer to Note 1 in our unaudited condensed consolidated financial statements for a discussion of the recent accounting pronouncement issued by the Financial Accounting Standards Board.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Rate Risk

Our international operations expose us to foreign currency exchange rate risk. There are a variety of techniques to minimize the exposure to foreign currency exchange rate risk, including customer contract payment terms and the possible use of foreign currency exchange rate risk derivative instruments. Our primary foreign currency exchange rate risk management strategy involves structuring customer contracts to provide for payment in primarily U.S. dollars and only in local currency if required. The payment portion denominated in local currency is based on anticipated local currency requirements over the contract term. Due to various factors, including customer acceptance, local banking laws, other statutory requirements, local currency convertibility and the impact of inflation on local costs, actual foreign currency exchange rate risk needs may vary from those anticipated in the customer contracts, resulting in partial exposure to foreign exchange risk. Fluctuations in foreign currencies typically have not had a material impact on our overall results. In situations where payments of local currency do not equal local currency requirements, foreign currency exchange rate risk derivative instruments, specifically spot purchases, may be used to mitigate foreign exchange rate currency risk. We do not enter into derivative transactions for speculative purposes. As of September 30, 2024, we had no open foreign currency exchange rate risk derivative contracts.

Interest Rate Risk

We are exposed to changes in interest rates through our fixed rate debt. Typically, the fair market value of fixed rate debt will increase as prevailing interest rates decrease and will decrease as prevailing interest rates increase. The fair value of our debt is estimated based on the present value of expected cash flows relating to the debt discounted at rates currently available to us for long-term borrowings with similar terms and maturities.

Commodity Price Risk

The market for our services is indirectly exposed to fluctuations in the prices of oil and natural gas to the extent such fluctuations impact drilling activity levels and thus impact the activity levels of our customers in the exploration and production industries. We do not currently intend to hedge our indirect exposure to commodity price risk.

Credit Risk

Our customers are primarily exploration and production operators. This concentration of counterparties operating in a single industry may increase our overall exposure to credit risk in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. We manage credit risk by analyzing the counterparties’ financial condition prior to accepting new customers and prior to adjusting existing credit limits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NABORS

The following table sets forth information as to the Nabors common shares beneficially owned, as of December 3, 2024, by (i) each person who is known to Nabors to beneficially own more than 5% of the outstanding shares of Nabors voting common stock, (ii) each director of Nabors, (iii) certain executive officers of Nabors and (iv) all directors and executive officers of Nabors as a group.

Name	Beneficial Ownership of Common Stock (4)	Percent of Outstanding Shares of Common Stock (5)
Shareholders
BlackRock, Inc. (1)
55 East 52nd Street
New York, NY 10055	1,465,884	13.69%

The Vanguard Group (2)
100 Vanguard Blvd.
Malvern, PA 19355	678,138	6.33%

Directors and Executive Officers (3)
Tanya S. Beder	12,997	*
Anthony R. Chase	11,335	*
James R. Crane	14,719	*
John P. Kotts	15,517	*
Michael C. Linn	12,260	*
Anthony G. Petrello (6)	551,483	5.07% (7)
John Yearwood	20,636	*
William J. Restrepo	154,047	1.43% (8)
Mark D. Andrews	10,571	*

All Directors and Executive Officers as a Group	803,565	7.33%

* Less than 1%

(1)

Based on a Schedule 13G/A filed on November 12, 2024, BlackRock and certain of its affiliates have sole voting power with respect to 1,450,701 shares and sole dispositive power with respect to 1,465,884 shares as of September 30, 2024.

(2)

Based on a Schedule 13G/A filed on November 12, 2024, The Vanguard Group and certain of its affiliates have shared voting power with respect to 9,435 shares, sole dispositive power with respect to 659,983 shares and shared dispositive power with respect to 18,155 shares as of September 30, 2024.

(3)	The address of each of the Directors and named executive officers listed above is in care of the Company at Crown House, 4 Par-la-Ville Rd., Second Floor, Hamilton, HM 08 Bermuda.

(4)

We have included in the table common shares underlying stock options and warrants that have vested or are scheduled to vest within 60 days of December 3, 2024. For purposes of computing the percentage of shares held by the persons named above, such option and warrant shares are not deemed to be outstanding for purposes of computing the ownership of any person other than the relevant option holder. The number of common shares underlying fully vested stock options and warrants, respectively, or those vesting within 60 days of December 3 2024, included in the table are as follows: Ms. Beder – 60 and 2,679; Mr. Chase – 1,829 and 1,699; Mr. Crane – 273 and 3,110; Mr. Kotts – 9,779 and 0; Mr. Linn – 0 and 924; Mr. Petrello – 0 and 177,632; Mr. Yearwood – 0 and 4,879; Mr. Restrepo – 0 and 44,212; and all Directors/executive officers as a group – 11,941 and 235,135. Restricted share awards are considered outstanding shares and therefore are included in the table above regardless of vesting schedule.

(5)	The percentage of class owned is based on the Company’s total common shares outstanding as of December 3, 2024.

(6)

The shares listed for Mr. Petrello include 6,284 shares and 2,513 warrants owned by a charitable foundation over which Mr. Petrello, as an officer of the foundation, has voting and dispositive power. Mr. Petrello disclaims beneficial ownership of those shares and warrants.

(7)	Excluding the 177,632 warrants, Mr. Petrello’s percent of total outstanding would be 3.49%.

(8)	Excluding the 44,212 warrants, Mr. Restrepo’s percent of total outstanding would be 1.03%.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PARKER

The following table sets forth information concerning beneficial ownership of Parker’s common stock as of December 3, 2024, based on 15,050,836 shares issued and outstanding on such date, by (a) all persons known by Parker to be beneficial owners of more than five percent (5%) of such stock, (b) each director of Parker, (c) each of the executive officers of Parker, and (d) executive officers and directors as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares. The address for each executive officer and director is in care of Parker Drilling Company, 2103 CityWest Blvd., Suite 400, Houston, TX 77042.

Name	Number of Common Shares Beneficially Owned (1)	Percent of Common Shares Beneficially Owed
Stockholders

Värde Partners, Inc. (2)	6,686,144	44.42%
Brigade Capital Management, LP (3)	3,137,995	20.85%
Highbridge Capital Management, LLC (4)	2,052,088	13.63%
Carl Marks & Co (5)	922,899	6.13%
Directors and Executive Officers
Alexander (Sandy) Esslemont	1,586	*
Michael W. Sumruld	18,719	*
Brage Johannessen	—	*
Bryan R. Collins	16,491	*
Eugene Davis	—	*
Patrick Bartels	—	*
Michael Faust	—	*
Barry L. McMahan	—	*
Zaki Selim	—	*
L. Spencer Wells	—	*
All Directors and Executive Officers as Group (10 persons)	36,796	*

*	Represents beneficial ownership of less than one percent of shares outstanding.

(1)

Includes shares for which the person has sole voting and investment power or has shared voting and investment power with his/her spouse. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after December 3, 2024, are deemed outstanding by such person, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Restricted stock units and options held by directors or executive officers are not currently, and will not within 60 days following December 3, 2024 be, vested or exercisable and are not included.

(2)

Based on information provided by The Värde Skyway Master Fund, L.P. (“Master Skyway Fund”), The Värde Skyway Fund G.P., L.P. (“Skyway Fund GP”) , The Värde Skyway Fund UGP, LLC (“Skyway Fund UGP”), Värde Investment Partners (Offshore) Master, L.P. (“VIP Offshore”), Värde Investment Partners, L.P. (“VIP”), Värde Investment Partners G.P., L.P. (“VIP GP”), Värde Investment Partners

UGP, LLC (“VIP UGP”), Värde Credit Partners Master, L.P. (“VCPM”), Värde Credit Partners G.P., L.P. (“VCPM GP”), Värde Credit Partners UGP, LLC (“VCPM UGP”), Värde Partners, L.P. (“Managing Member”), Värde Partners, Inc. (“General Partner”), Mr. Ilfryn Carstairs (“Mr. Carstairs”) and Mr. Bradley Bauer (“Mr. Bauer, and together with Master Skyway Fund, Skyway Fund GP, Skyway Fund UGP, VIP Offshore, VIP, VIP GP, VIP UGP, VCPM, VCPM GP, VCPM UGP, the Managing Member, the General Partner and Mr. Carstairs, the “Värde Persons”) as of December 3, 2024. Master Skyway Fund directly holds 1,233,731 shares of Parker Wellbore common stock. Skyway Fund GP is the general partner of Master Skyway Fund. Skyway Fund UGP is the general partner of Skyway Fund GP. VIP Offshore directly holds 1,505,570 shares of Parker Wellbore common stock and VIP directly holds 1,911,457 shares of Parker Wellbore common stock. VIP GP is the general partner of VIP Offshore and VIP. VIP UGP is the general partner of VIP GP. VCPM directly holds 2,035,386 shares of Parker Wellbore common stock. VCPM GP is the general partner of VCPM. VCPM UGP is the general partner of VCPM GP. The Managing Member is the managing member of Skyway Fund UGP, VIP UGP and VCPM UGP. The General Partner is the general partner of the Managing Member. Mr. Carstairs and Mr. Bauer are each a Co-Chief Executive Officer of the General Partner. Each of Mr. Carstairs, Mr. Bauer, the Managing Member and the General Partner may be deemed to beneficially own the Parker Wellbore common stock held by the other Värde Persons. Each such Värde Person may be deemed to beneficially own the Parker Wellbore common stock beneficially owned by the Värde Persons directly or indirectly controlled by it or him, but neither this filing nor any of its contents shall be deemed to constitute an admission that any Värde Person (other than Master Skyway Fund, VIP Offshore, VIP and VCPM and their respective general partners, to the extent they directly hold shares of Parker Wellbore common stock ) is the beneficial owner of Parker Wellbore common stock referred to herein for purposes of Section 13(d) of the Exchange Act, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Parker common stock. The business address of each of the Värde Persons is 350 N. 5thStreet, Suite 800, Minneapolis, MN 55401.

(3)

Based on information provided by Brigade Capital Management, LP as investment manager on behalf of its managed funds and accounts (the “Brigade Funds”) as of December 3, 2024. Each of the Brigade Funds disclaims beneficial ownership of the shares held by it. The address of Brigade Capital Management, LP is 399 Park Avenue, 16th Floor, New York, NY 10022.

(4)

Based on information provided to us by Highbridge Capital Management LLC (“HCM”), Highbridge Tactical Credit Master Fund, L.P. (“HTCM”), Highbridge Tactical Credit Institutional Fund, Ltd. and (“HTCI”), Highbridge SCF Special Situations SPV, L.P. (“HSCF” and together with HTCM and HTCI, the “Highbridge Funds”) as of December 3, 2024. HTCM directly holds 1,190,209 shares of Parker Wellbore common stock. HTCI directly holds 303,152 shares of Parker Wellbore common stock. HSCF directly holds 558,727 shares of Parker Wellbore common stock. HCM serves as the trading manager of the Highbridge Funds and may be deemed to beneficially own the securities held by the Highbridge Funds. Each of the Highbridge Funds disclaims beneficial ownership of the shares held by it. The business address of HCM is 277 Park Avenue, 23rd Floor, New York, NY 10172 and the address of each of the Highbridge Funds is c/o Maples Corporate Services Limited #309 Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.

(5)

Based on information provided to us by Carl Marks Management Company, LLC (“CMMC”), Carl Marks Strategic Opportunities Fund III L.P. (“CMSO III”), Carl Marks Strategic Opportunities Fund II L.P (“CMSO II”), Carl Marks Strategic Investments L.P. (“CMSI” and together with CMMC, CMSO III and CMSO II, the “Carl Marks Funds”) as of December 3, 2024, CMSO III directly holds 52,047 shares of Parker Wellbore common stock. CMSO II directly holds 499,529 of Parker Wellbore common stock. CMSI directly holds 371,323 of Parker Wellbore common stock. Carl Marks GP III, LLC is the general partner of CMSO III. Carl Marks GP II, LLC is the general partner of CMSO II, CMSI GP, LLC is the general partner of CMSI. Each of the Carl Marks Funds and each respective general partner disclaims beneficial ownership of the shares held by it. The address of each of the foregoing persons is 900 Third Avenue 33rd Floor, New York City, New York, Zip Code 10022.

LEGAL MATTERS

The validity of the Nabors common shares to be issued pursuant to the merger will be passed upon by Conyers Dill & Pearman Limited. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Parker by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

Nabors

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to Nabors Industries Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Parker

The consolidated financial statements of Parker Drilling Company as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023, included in this proxy statement/prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE SHAREHOLDER PROPOSALS

Nabors

Nabors has already held its annual meeting of shareholders for 2024. Nabors expects to hold a regular annual meeting in 2025, regardless of whether the merger is completed.

Rule 14a-8. For inclusion in the proxy statement and form of proxy relating to the Nabors 2025 annual meeting, shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must have been received at Nabors’ principal executive offices not later than December 25, 2024, and must otherwise comply with the requirements of Rule 14a-8.

Nabors Bye-law Procedures for Submitting Proposals and Director Nominations. In addition to the procedures of Rule 14a-8, shareholders may also propose business for Nabors’ annual meeting (including nominations for the Nabors board of directors) by following the procedures outlined in Nabors’ bye-laws. Pursuant to Nabors’ bye-laws, a shareholder must deliver notice, or have such notice mailed to and received at Nabors’ principal executive offices, not less than 60 days nor more than 90 days before the anniversary date of the preceding year’s annual meeting. However, if the date of the annual meeting is called for a date that is more than 30 days before or after such anniversary date, in order to be timely, a shareholder’s notice must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever comes first. In accordance with these provisions, shareholders must deliver notice to Nabors no earlier than March 6, 2025, and no later than April 5, 2025, for their proposals or nominations to be considered at the Nabors 2025 annual meeting. In addition to giving notice pursuant to the advance notice provisions of Nabors’ bye-laws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must also provide the notice required pursuant to Rule 14a-19, the SEC’s universal proxy rule, to Nabors’ Corporate Secretary regarding such intent no later than April 5, 2025.

OTHER MATTERS PRESENTED AT THE MEETINGS

As of the date of this joint proxy statement/prospectus, neither the Nabors board of directors nor the Parker board of directors knows of any matters that will be presented for consideration at either the Nabors special general meeting or the Parker special meeting, respectively, other than as described in this joint proxy statement/prospectus. If any other matters come before either the Nabors special general meeting or the Parker special meeting and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

HOUSEHOLDING INFORMATION

The SEC permits a single set of annual reports and proxy statements or a notice of Internet availability of proxy materials, as applicable, to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card or voting instructions. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if a Nabors shareholder holds shares through a broker and resides at an address at which two or more Nabors shareholders reside, that residence may receive only one annual report and proxy statement or notice, as applicable, unless any Nabors shareholder at that address has given the broker contrary instructions. However, if any such Nabors shareholder residing at such an address wishes to receive a separate annual report and proxy statement or Notice in the future, or if any such Nabors shareholder that elected to continue to receive such materials wishes to receive a single set of materials in the future, that Nabors shareholder should contact their broker, call Nabors’ Corporate Secretary at (441) 292-1510, or send a request to Nabors’ Corporate Secretary at Crown House Second Floor, 4 Par-la-Ville Road, Hamilton, HM08 Bermuda. Nabors will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of the annual report and proxy statement or notice, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered.

IMPORTANT VOTING INFORMATION FOR NABORS SHAREHOLDERS

Your broker is not permitted to vote on any matter that may be considered at the Nabors special general meeting, unless you provide specific instructions by completing and returning the Voting Instruction Form. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Nabors special general meeting.

Your Participation in Voting the Shares You Own is Important

Voting your shares is important to ensure that you have a say in the governance of Nabors. Please review the proxy materials and follow the instructions on the proxy card or Voting Instruction Form to vote your shares. Nabors hopes you will exercise your rights and fully participate as a shareholder in Nabors’ future.

More Information is Available

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder. Additionally, you may contact Nabors’ Investor Relations Department at (281) 874-2423.

IMPORTANT VOTING INFORMATION FOR PARKER STOCKHOLDERS

Your broker is not permitted to vote on any matter that may be considered at the Parker special meeting unless you provide specific instructions by completing and returning the Voting Instruction Form. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Parker special meeting.

Your Participation in Voting the Shares You Own is Important

Voting your shares is important to ensure that you have a say in the governance of Parker. Please review the proxy materials and follow the instructions on the proxy card or Voting Instruction Form to vote your shares. Parker hopes you will exercise your rights and fully participate as a stockholder in Parker’s future.

More Information is Available

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. Additionally, you may contact Parker Drilling Company at (281) 406-2000.

WHERE YOU CAN FIND MORE INFORMATION

Nabors files annual, quarterly, and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Nabors, who files electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Nabors’ or Parker’s website for more information about Nabors or Parker, as applicable. Nabors’ website is http://nabors.com/. Parker’s website is http://parkerwellbore.com/. Information included on these web sites is not incorporated by reference into this joint proxy statement/prospectus.

Nabors has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the issuance of the Nabors common shares to be issued to Parker stockholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about Nabors and the Nabors common shares. The rules and regulations of the SEC allow Nabors and Parker to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Nabors to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Nabors has previously filed with the SEC (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Nabors, its financial condition or other matters.

•	Annual Report on Form 10-K for the year ended December 31, 2023;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024;

•	Current Reports on Form 8-K filed April 4, 2024, June 6, 2024, June 17, 2024 (solely with respect to Items 1.01 and 2.03) July 22, 2024 and October 15, 2024 (solely with respect to Item 1.01);

•

Description of Share Capital of Nabors filed as Exhibit 4.1 to Nabors’s Annual Report on Form 10-K for the year ended December 31, 2021, including any subsequently filed amendments and reports filed for the purpose of updating such description.

In addition, Nabors incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Nabors special general meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC through the SEC’s website at the address described above, or Nabors will provide you with copies of these documents, without charge, upon written or oral request to:

Nabors Industries Ltd.

Crown House

4 Par-La-Ville Road, Second Floor

Hamilton, HM08, Bermuda

Telephone: (441) 292-1510

INDEX TO FINANCIAL STATEMENTS

PARKER DRILLING COMPANY

Report of Independent Auditors

To the Board of Directors of Parker Drilling Company

Opinion

We have audited the accompanying consolidated financial statements of Parker Drilling Company and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2023, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 14, 2024

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$74,673	$74,667
Accounts receivable, net of allowance for credit losses of $17,443 at December 31, 2023 and $13,666 at December 31, 2022	143,664	135,365
Rig materials and supplies	35,988	24,657
Deferred costs	9,789	7,636
Other tax assets	3,790	5,036
Other current assets	18,921	27,459

Total current assets	286,825	274,820

Property, plant, and equipment, net (Note 4)	304,153	278,654
Intangible assets, net (Note 5)	117	450
Rig materials and supplies	4,412	6,393
Deferred income taxes	73,167	5,462
Other non-current assets	32,772	33,862

Total assets	$701,446	$599,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current debt	$899	$635
Accounts payable	49,605	69,284
Accrued liabilities	75,919	70,533
Accrued income taxes	6,900	2,949

Total current liabilities	133,323	143,401

Long-term debt, net	175,951	189,043
Other long-term liabilities	37,641	29,779
Long-term deferred tax liability	114	259

Total liabilities	347,029	362,482

Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 15,050,684 shares issued and outstanding	151	151
Capital in excess of par value	352,009	351,331
Accumulated other comprehensive income (loss)	(847)	(1,661)
Retained earnings (accumulated deficit)	3,104	(112,662)

Total stockholders’ equity	354,417	237,159

Total liabilities and stockholders’ equity	$701,446	$599,641

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2023	2022	2021
Revenues	$586,987	$461,232	$315,197
Expenses:
Operating expenses	418,580	329,151	268,780
Depreciation and amortization	66,560	63,884	66,304

	485,140	393,035	335,084

Total operating gross margin	101,847	68,197	(19,887)

General and administrative expense	(19,657)	(19,683)	(15,908)
Provision for reduction in carrying value of certain assets	—	—	(1,357)
Gain (loss) on disposition of assets, net	1,996	8,662	1,536

Total operating income (loss)	84,186	57,176	(35,616)

Other income (expense):
Interest expense	(27,607)	(27,278)	(25,472)
Interest income	816	1,227	36
Other	(303)	654	1,126

Total other income (expense)	(27,094)	(25,397)	(24,310)

Income (loss) from continuing operations before income taxes	57,092	31,779	(59,926)

Income tax expense (benefit):
Current tax expense	8,625	5,416	2,963
Deferred tax expense (benefit)	(67,850)	(4,851)	(99)

Total income tax expense (benefit)	(59,225)	565	2,864

Income (loss) from continuing operations	116,317	31,214	(62,790)

Income (loss) from discontinued operations, net of taxes (Note 2)	(551)	(16,876)	9,279

Net income (loss)	$115,766	$14,338	$(53,511)

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in Thousands)

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2023	2022	2021
Income (loss) from continuing operations	$116,317	$31,214	$(62,790)
Income (loss) from discontinued operations	(551)	(16,876)	9,279
Other comprehensive income (loss), net of tax:
Currency translation difference on related borrowings	(351)	(690)	(261)
Currency translation difference on foreign currency net investments	1,165	(913)	(49)

Other comprehensive income (loss) from continuing operations, net of tax:	814	(1,603)	(310)

Total comprehensive income (loss)	$116,580	$12,735	$(53,821)

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2023	2022	2021
Cash flows from operating activities:
Income (loss) from continuing operations	$116,317	$31,214	$(62,790)
Adjustments to reconcile net income (loss):
Depreciation and amortization	66,560	63,884	66,304
(Gain) loss on disposition of assets, net	(1,996)	(8,662)	(1,536)
Deferred tax expense (benefit)	(67,850)	(4,851)	(99)
Expenses not requiring cash:
Provision for credit losses	3,174	393	8,867
Stock-based awards activity	763	1,417	3,554
Other	901	(950)	(320)
Change in assets and liabilities:
Accounts receivable	(11,473)	(23,160)	(31,803)
Rig materials and supplies	(10,856)	(6,197)	(1,185)
Other current assets	4,935	(21,479)	5,156
Other non-current assets	8,455	2,937	6,425
Accounts payable and accrued liabilities	9,291	32,938	11,770
Accrued income taxes	3,951	250	(4,994)
Debt	1,635	3,815	3,739

Net cash provided by (used in) operating activities – continuing operations	123,807	71,549	4,445

Net cash provided by (used in) operating activities – discontinued operations	(551)	1,044	6,288

Net cash provided by (used in) operating activities	123,256	72,593	10,733

Cash flows from investing activities:
Capital expenditures	(114,738)	(74,552)	(46,672)
Proceeds from the sale of assets	2,571	10,533	4,796
Return of investment from non-consolidated subsidiaries	—	—	403
Acquisitions, net of cash acquired	—	(3,681)	—

Net cash provided by (used in) investing activities – continuing operations	(112,167)	(67,700)	(41,473)

Net cash provided by (used in) investing activities – discontinued operations	—	(271)	(67)

Net cash provided by (used in) investing activities	(112,167)	(67,971)	(41,540)

Cash flows from financing activities:
Payment of current debt	(10,538)	—	—
Repurchase of shares	—	(139)	—
Change in short-term borrowings	(376)	—	—
Shares surrendered in lieu of tax	(85)	(99)	(87)
Payments of debt issuance costs	(84)	(3,470)	(140)

Net cash provided by (used in) financing activities	(11,083)	(3,708)	(227)

Net increase (decrease) in cash and cash equivalents and restricted cash	6	914	(31,034)
Cash and cash equivalents and restricted cash at beginning of period	74,667	73,753	104,787
Less: cash and cash equivalents and restricted cash at end of period of discontinued operations	—	—	6,677

Cash and cash equivalents and restricted cash at end of period of continuing operations	$74,673	$74,667	$67,076

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars and Shares in Thousands)

	Shares	Common Stock	Capital in Excess of Par Value	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balances, December 31, 2020	15,010	$150	$346,685	$(73,489)	$252	$273,598
Activity in employees’ stock plans	20	$—	$(229)	$—	$—	$(229)
Amortization of stock-based awards	—	$—	$3,696	$—	$—	$3,696
Comprehensive income:
Income (loss) from continuing operations	—	$—	$—	$(62,790)	$—	$(62,790)
Income (loss) from discontinued operations	—	$—	$—	$9,279	$—	$9,279
Other comprehensive income (loss) from continuing operations	—	$—	$—	$—	$(310)	$(310)

Balances, December 31, 2021	15,030	$150	$350,152	$(127,000)	$(58)	$223,244

Activity in employees’ stock plans	21	1	(239)	—	—	(238)
Amortization of stock-based awards	—	—	1,418	—	—	1,418
Comprehensive income:
Income (loss) from continuing operations	—	—	—	31,214	—	31,214
Income (loss) from discontinued operations	—	—	—	(16,876)	—	(16,876)
Other comprehensive income (loss) from continuing operations	—	—	—	—	(1,603)	(1,603)

Balances, December 31, 2022	15,051	$151	$351,331	$(112,662)	$(1,661)	$237,159

Activity in employees’ stock plans	—	—	(85)	—	—	(85)
Amortization of stock-based awards	—	—	763	—	—	763
Comprehensive income:
Income (loss) from continuing operations	—	—	—	116,317	—	116,317
Income (loss) from discontinued operations	—	—	—	(551)	—	(551)
Other comprehensive income (loss) from continuing operations	—	—	—	—	814	814

Balances, December 31, 2023	15,051	$151	$352,009	$3,104	$(847)	$354,417

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Organization and Nature of Operations

Unless otherwise indicated, the terms “Company,” “Parker,” “Parker Wellbore,” “we,” “us,” “its” and “our” refer to Parker Drilling Company, incorporated in Delaware, together with its wholly-owned subsidiaries, and “Parker Drilling” refers solely to the parent, Parker Drilling Company. Parker Wellbore is an integrated service provider of complete wellbore services from drilling, to rental tools to well construction services. We have operated in over 60 countries since beginning operations in 1934, making us among the most geographically experienced drilling contractors and rental tools providers in the world.

Our business is comprised of two main business lines: (1) rental tools services and (2) drilling services.

Rental Tools Services Business

In our rental tools services business, we provide premium rental equipment and services to exploration & production companies, drilling contractors, and service companies on land and offshore in the U.S. and select international markets. Tools we provide include standard and heavy-weight drill pipe, all of which are available with standard or high-torque connections, tubing, drill collars, pressure control equipment, including blowout preventers, and more. We also provide well construction services, which includes tubular running services and downhole tool rentals, well intervention services, which includes whipstocks, fishing, and related services, as well as inspection and machine shop support. Rental tools are used during drilling and/or workover programs and are requested by the customer as needed, requiring us to keep a broad inventory of rental tools in stock. Rental tools are usually rented on a daily or monthly basis.

Drilling Services Business

In our drilling services business, we drill oil, natural gas, and geothermal wells for customers globally. We provide this service with both Company-owned rigs and customer-owned rigs. We refer to the provision of drilling services with customer-owned rigs as our operations and management (“O&M”) service in which our customers own their drilling rigs, but choose Parker to operate and manage the rigs for them. The nature and scope of activities involved in drilling a well is similar whether it is drilled with a Company-owned rig (as part of a traditional drilling contract) or a customer-owned rig (as part of an O&M contract). In addition, we provide project-related services, such as engineering, procurement, project management, commissioning of customer-owned drilling rig projects, operations execution, and quality and safety management. We have extensive experience and expertise in drilling geologically challenging wells and in managing the logistical and technological challenges of operating in remote, harsh, and ecologically sensitive areas.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and are audited. In the opinion of the Company, these consolidated financial statements include all adjustments which, unless otherwise disclosed, are of a normal recurring nature, necessary for their fair presentation for the periods presented.

Consolidation

The consolidated financial statements include the accounts of the Company and subsidiaries in which we exercise control or have a controlling financial interest, including entities, if any, in which the Company is allocated a majority of the entity’s losses or returns, regardless of ownership percentage. If a subsidiary of Parker Drilling has a 50.0 percent or greater interest in an entity but Parker Drilling’s interest in the subsidiary or the entity does not meet the consolidation criteria described above, then that interest is accounted for under the equity method.

Discontinued Operations

A discontinued operation may include a component of an entity or a group of components of an entity, or a business or non-profit activity. A disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when any of the following occurs: (1) the component of an entity or group of components of an entity meets the criteria to be classified as held for sale; (2) the component of an entity or group of components of an entity is disposed of by sale; (3) the component of an entity or group of components of an entity is disposed of other than by sale (for example, by abandonment or in a distribution to owners in a spinoff).

Due to Russia’s ongoing military action in Ukraine, the Company has discontinued operations on the Sakhalin-1 project with our customer Exxon Neftegas Limited. In September 2022, the Company sold one of its entities in Russia and wrote off assets and liabilities of the Company’s remaining Russian entities. As a result of these actions and in consideration of the criteria for discontinued operations, the Company concluded that our operations in Russia met the classification requirements of discontinued operations. The results of operations in Russia, less applicable income tax expenses or benefits have been disclosed as discontinued operations and reported as a separate component in our statement of operations for current and all prior periods presented. All amounts included in the notes to the consolidated financial statements relate to continuing operations unless otherwise noted. In 2023, the remaining entities in Russia were fully closed resulting in an official exit from Russia. We incurred additional cost related to discontinued operations in 2023. We do not anticipate any material discontinued operation activity in 2024. See Note 2 - Discontinued operations.

Reclassifications

When applicable, certain reclassifications have been made to prior period amounts to conform to the current period presentation. These reclassifications did not materially affect our consolidated financial results.

Use of Estimates

The preparation of our consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and our revenues and expenses during the periods reported. Estimates are typically used when accounting for certain significant items such as legal or contractual liability accruals, self-insured medical/dental plans, impairment, income taxes and valuation allowance, operating lease right-of-use assets, operating lease liabilities and other items requiring the use of estimates. Estimates are based on a number of variables, which may include third party valuations, historical experience, where applicable, and assumptions that we believe are reasonable under the circumstances. Due to the inherent uncertainty involved with estimates, actual results may differ from management estimates.

Cash, Cash Equivalents and Restricted Cash

For purposes of the consolidated balance sheets and the consolidated statements of cash flows, the Company considers cash equivalents to be highly liquid debt instruments that have a remaining maturity of three months or less at the date of purchase.

Dollars in Thousands	December 31, 2023	December 31, 2022
Cash and cash equivalents	$74,673	$74,667

There was no restricted cash balance as of December 31, 2023, and December 31, 2022.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable represents unconditional right to the consideration, and typically do not bear interest. The allowance for credit losses is estimated for losses that may occur resulting from disputed amounts and the inability of our customers to pay amounts owed. We estimate the allowance based on historical write-off experience and information about specific customers. We review individually, for collectability, all balances over 90 days past due as well as balances due from any customer to which we have information leading us to believe that a risk exists for potential collection.

Account balances are charged off against the allowance when we believe it is probable the receivable will not be recovered. We do not have any off-balance-sheet credit exposure related to customers.

The components of our accounts receivable, net of allowance for credit losses balance are as follows:

Dollars in Thousands	December 31, 2023	December 31, 2022
Accounts receivable	$161,107	$149,031
Allowance for credit losses	(17,443)	(13,666)

Accounts receivable, net of allowance for credit losses	$143,664	$135,365

Rig Materials and Supplies

Because international drilling generally occurs in remote locations, making timely delivery of spare parts uncertain, a complement of parts and supplies is maintained either at the drilling site or in warehouses close to the operation. During periods of high rig utilization, these parts are generally consumed and replenished within a one-year period. During a period of lower rig utilization in a particular location, the parts, like the related idle rigs, are generally not transferred to other international locations until new contracts are obtained because of the significant transportation costs that would result from such transfers. We classify those parts which are not expected to be utilized in the following year as long-term assets. Additionally, our International rental tools business holds machine shop consumables and steel stock for manufacture in our machine shops and inspection and repair shops, which are classified as current assets. Rig materials and supplies are valued at the lower of cost or market value.

Property, Plant, and Equipment

Property, plant, and equipment is carried at cost. Maintenance and most repair costs are expensed as incurred. The cost of upgrades and replacements is capitalized. The Company capitalizes software developed or obtained for internal use. Accordingly, the cost of third-party software, as well as the cost of third-party and internal personnel that are directly involved in application development activities, are capitalized during the application development phase of new software systems projects. Costs during the preliminary project stage and post-implementation stage of new software systems projects, including data conversion and training costs, are expensed as incurred. We account for depreciation of property, plant, and equipment on the straight-line method over the estimated useful lives of the assets after provision for salvage value. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the term of the lease. Depreciation, for tax purposes, utilizes several methods of accelerated depreciation. See Note 4 - Property, Plant, and Equipment.

Depreciable lives for different categories of property, plant, and equipment are as follows:

Computer, office equipment, and other	3 to 10 years
Land drilling equipment	3 to 20 years
Barge drilling equipment	3 to 20 years
Drill pipe, rental tools, and other	4 to 15 years
Buildings and improvements	5 to 30 years

Impairment

We evaluate the carrying amounts of long-lived assets for potential impairment when events occur or circumstances change that indicate the carrying values of such assets may not be recoverable. We evaluate recoverability by determining the undiscounted estimated future net cash flows for the respective asset groups identified. If the sum of the estimated undiscounted cash flows is less than the carrying value of the asset group, we measure the impairment as the amount by which the assets’ carrying value exceeds the fair value of such assets. Management considers a number of factors such as estimated future cash flows from the assets, appraisals, and current market value analysis in determining fair value. Assets are written down to fair value if the final estimate of current fair value is below the net carrying value. The assumptions used in the impairment evaluation are inherently uncertain and require management judgment. See Note 4 - Property, Plant, and Equipment.

Intangible Assets

Our intangible assets are related to customer relationships, trade names, and developed technology, which are classified as definite lived intangibles that are generally amortized over a weighted average period of approximately three to six years. We assess the recoverability of the unamortized balance of our intangible assets when indicators of impairment are present based on expected future profitability and undiscounted expected cash flows and their contribution to our overall operations. Should the review indicate that the carrying value is not fully recoverable, the excess of the carrying value over the fair value of the intangible assets would be recognized as an impairment loss. See Note 5 - Intangible Assets.

Capitalized Interest

Interest from external borrowings is capitalized on major projects until the assets are ready for their intended use. Capitalized interest is added to the cost of the underlying asset and is amortized over the useful lives of the assets in the same manner as the underlying assets. Capitalized interest costs reduce net interest expense in the consolidated statements of operations.

Assets Held for Sale

We classify an asset as held for sale when the facts and circumstances meet the criteria for such classification, including the following: (a) we have committed to a plan to sell the asset, (b) the asset is available for immediate sale, (c) we have initiated actions to complete the sale, including locating a buyer, (d) the sale is expected to be completed within one year, (e) the asset is being actively marketed at a price that is reasonable relative to its fair value, and (f) the plan to sell is unlikely to be subject to significant changes or termination.

Income Taxes

Income taxes are accounted for under the asset and liability method and have been provided for based upon tax laws and rates in effect in the countries in which operations are conducted and income or losses are generated. There is little or no expected relationship between the provision for or benefit from income taxes and income or loss before income taxes as the countries in which we operate have taxation regimes that vary not only with respect to nominal rate, but also in terms of the availability of deductions, credits, and other benefits. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled and the effect of changes in tax rates is recognized in income in the period in which the change is enacted. Valuation allowances are established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In order to determine the amount of deferred tax assets or liabilities, as well as the valuation allowances, we must make estimates and assumptions regarding future taxable income, where rigs will be deployed, and other matters. Changes in these estimates and assumptions, including changes in tax laws and other changes affecting our ability to recognize the underlying deferred tax assets, could require us to adjust the valuation allowances.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50.0 percent likely of being realized and changes in recognition or measurement are reflected in the period in which the change in judgment occurs. See Note 10 - Income Taxes for further details.

Leases

As lessee, our leases are primarily operating leases. See Note 6 - Operating Leases.

As lessor, our leases are primarily operating leases which are included in revenue in our consolidated statement of operations. See Note 13 - Revenue.

Fair Value Measurements

See Note 9 - Fair Value Measurements.

Foreign Currency

For certain subsidiaries and branches outside the U.S., the local currency is the functional currency. The financial statements of these subsidiaries and branches are translated into U.S. dollars as follows: (i) assets and liabilities at month-end exchange rates; (ii) income, expenses and cash flows at monthly average exchange rates or exchange rates in effect on the date of the transaction; and (iii) stockholders’ equity at historical exchange rates. For those subsidiaries where the local currency is the functional currency, the resulting translation adjustment is recorded as a component of accumulated other elements of comprehensive income (loss) in the accompanying consolidated balance sheets.

Legal and Investigative Matters

We accrue estimates of the probable and estimable costs for the resolution of certain legal and investigative matters. We do not accrue any amounts for other matters for which the liability is not probable and reasonably estimable. Generally, the estimate of probable costs related to these matters is developed in consultation with our legal advisors. The estimates take into consideration factors such as the complexity of the issues, litigation risks and settlement costs. If the actual settlement costs, final judgments, or fines, after appeals, differ from our estimates, our future financial results may be adversely affected.

Revenue Recognition

See Note 13 - Revenue.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables with a variety of national and international oil and natural gas companies. We generally do not require collateral on our trade receivables. We depend on a limited number of significant customers.

Parker’s largest customer revenue from continuing operations constituted approximately 13.6 percent of our consolidated revenues from continuing operations for the year ended December 31, 2023. Excluding revenues from reimbursable costs (“reimbursable revenues”) of $2.8 million from continuing operations, our largest customer revenue constituted approximately 13.8 percent of our total consolidated revenues from continuing operations for the year ended December 31, 2023.

The following table includes our deposits in domestic banks in excess of federally insured limits and uninsured deposits in foreign banks:

Dollars in Thousands	December 31, 2023	December 31, 2022
Deposits in domestic banks in excess of federally insured limits	$46,494	$52,718
Uninsured deposits in foreign banks	$29,716	$22,460

Risks and Uncertainties

As a service provider to the oil and natural gas industry, our revenue, profitability, and future growth are substantially dependent upon the prevailing and future prices for oil and natural gas, which are dependent upon numerous factors beyond our control such as economic, political, and regulatory developments; competition from other energy sources; and events that may impact supply of and demand for oil and natural gas. The energy markets historically have been volatile, and there can be no assurance of predictable oil and natural gas prices in the future. A substantial or extended decline in oil and natural gas prices could have a material adverse effect on our financial position, results of operations, and cash flows. Other risks and uncertainties that could affect us in the current environment include, but are not limited to, inflationary factors, supply chain constraints and disruptions, geopolitical risks, counterparty credit risk for our receivables, access to credit markets, and our ability to meet financial ratios and covenants in our financing agreements.

Stock-Based Compensation

Under our long-term incentive plan, we are authorized to issue the following: stock options; stock appreciation rights; restricted stock; restricted stock units; performance-based awards; and other types of awards in cash or stock to key employees, consultants, and directors. We typically grant restricted stock units, time-based phantom stock units, performance cash units, and performance-based phantom stock units.

Stock-based compensation expense is recognized, net of an estimated forfeiture rate, which is based on historical experience and adjusted, if necessary, in subsequent periods based on actual forfeitures. We recognize stock-based compensation expense in the same financial statement line item as cash compensation paid to the respective employees. Tax deduction benefits for awards in excess of recognized compensation costs are reported as an operating cash flow. See Note 12 - Stock-Based Compensation.

Recent Accounting Pronouncements

Accounting standards recently adopted

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). This standard requires an impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, each reporting entity should estimate an allowance for expected credit losses, which is intended to result in more timely recognition of losses. This model replaces multiple existing impairment models in current. GAAP, which generally requires a loss to be incurred before it is recognized. The new standard applies to trade receivables arising from revenue transactions such as contract assets and accounts receivable. Under ASC 606, revenue is recognized when, among other criteria, it is probable that an entity will collect the consideration it is entitled to when goods or services are transferred to a customer. When trade receivables are recorded, they become subject to the CECL model and estimates of expected credit losses on trade receivables over their contractual life will be required to be recorded at inception based on historical information, current conditions, and reasonable and supportable forecasts. The standard is effective for the Company for annual reporting periods beginning after December 15, 2022. We adopted this standard effective January 1, 2023, and there was not a material impact on our financial position, results of operations, and cash flow.

Accounting standards not yet adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures, to enhance the transparency and decision usefulness of income tax disclosures. This provides qualitative and quantitative updates to the rate reconciliation and income taxes paid disclosures, including consistent categories and greater disaggregation of information in the rate reconciliation and disaggregation by jurisdiction of income taxes paid. The new guidance is effective for fiscal years beginning after December 15, 2025. We are currently evaluating the impact of this accounting standard update on our financial statements and related disclosures.

We consider the applicability and impact of all ASUs. We assessed ASUs not listed above and determined that they either were not applicable or do not have a material impact on our financial statements.

Note 2 - Discontinued operations

In September 2022, the Company sold one of its entities in Russia, Parker Dalnevostochny Drilling Services, LLC (“PDDS”) and wrote off assets and liabilities of our remaining Russian operations. The Company has determined the exit from Russia represents a strategic shift that had a major effect on the business and therefore met the criteria for classification as discontinued operations at September 30, 2022. Accordingly, all Russian related operations which were included in our Western Hemisphere were reported as discontinued operations. We recognized a $24.2 million loss from discontinued operations at December 31, 2022, from the sale and write-off of assets and liabilities of our Russian operations, including a loss on the write-down of an owned-rig located in Russia, in the results of operations of discontinued operations. For the year ended December 31, 2023, we recognized $0.6 million of operating expenses from discontinued operations, primarily related to legal expenses for an owned-rig located in Russia.

The results of operations of the discontinued operations is presented below:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2023	2022	2021
Revenues	$—	$46,708	$54,985
Expenses:
Operating expenses	551	41,137	38,317
Depreciation and amortization	—	915	3,054

	551	42,052	41,371

Total operating gross margin	(551)	4,656	13,614

Other income (expense)	—	3,341	(654)

Income (loss) from discontinued operations	(551)	7,997	12,960

Gain (loss) from discontinued operations	—	(24,177)	—

Income (loss) from discontinued operations, before income taxes	(551)	(16,180)	12,960

Income tax expense (benefit)	—	696	3,681

Income (loss) from discontinued operations, net of taxes	$(551)	$(16,876)	$9,279

Note 3 - Acquisitions

Acquisition of I O S Tubular Management AS

In October 2022, the Company entered into a Share Purchase Agreement (the “Agreement”) with DNB Bank ASA (the “Seller”), a public limited company incorporated under the laws of Norway. Pursuant to the Agreement, we acquired all of the shares (the “Transaction”) owned by the Seller of I O S Tubular Management AS (“ITM”), a Norwegian private limited liability company engaged in machining services, tubular repairs and maintenance, and production of bottom hole assemblies. The transaction was completed on October 20, 2022.

The Company purchased ITM to accelerate our penetration in the North Sea, expanding Parker’s footprint in a key global energy arena that will bring positive financial results. We included the operations and related assets acquired and liabilities we assumed in our Eastern Hemisphere.

Note 4 - Property, Plant, and Equipment

The components of our property, plant, and equipment balance are as follows:

Dollars in Thousands	December 31, 2023	December 31, 2022
Property, plant, and equipment, at cost:
Drilling equipment	$164,087	$128,804
Rental tools	344,652	302,116
Building, land and improvements	27,985	26,133
Other	32,462	28,618
Construction in progress	18,837	26,025

Total property, plant, and equipment, at cost	588,023	511,696

Accumulated depreciation	(283,870)	(233,042)

Property, plant, and equipment, net	$304,153	$278,654

The change in accrued capital expenditures were $29.6 million and $0.3 million for the years ended December 31, 2023, and December 31, 2022, respectively.

Depreciation expense related to property, plant, and equipment is presented below:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Depreciation expense – continuing operations	$66,227	$63,278	$63,874
Depreciation expense – discontinued operations	—	302	602

Total depreciation expense	$66,227	$63,580	$64,476

Provision for Reduction in Carrying Value of Certain Assets

There was no provision for reduction in carrying value of certain assets for the year ended December 31, 2023, and December 31, 2022.

Provision for reduction in carrying value of certain assets was $1.4 million for the year ended December 31, 2021, related to impairment of intangible assets. See Note 5 - Intangible Assets.

Gain (loss) on disposition of assets, net

During the normal course of operations, we periodically sell equipment deemed excess, obsolete, or not currently required for operations. Net gains recorded on asset dispositions were $2.0 million, $8.7 million and $1.5 million for the years ended December 31, 2023, December 31, 2022, and December 31, 2021, respectively. The net gains for years ended December 31, 2023, 2022, and 2021 were primarily related to disposal of equipment deemed to be excess, obsolete, or not currently required for operations.

Note 5 - Intangible Assets

There was no intangible assets impairment for the years ended December 31, 2023, and December 31, 2022.

Intangible assets consist of the following:

	Estimated Useful Life (Years)	Balance at December 31, 2023
Dollars in Thousands		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names	5	$1,500	$(1,425)	$75
Developed technology	6	200	(158)	42

Total amortized intangible assets		$1,700	$(1,583)	$117

	Estimated Useful Life (Years)	Balance at December 31, 2022
Dollars in Thousands		Gross Carrying Amount	Impairment in 2021(1)	Accumulated Amortization	Net Carrying Amount
Customer relationships	3	$8,943	$(1,357)	$(7,586)	$—
Trade names	5	1,500	—	(1,125)	375
Developed technology	6	200	—	(125)	75

Amortized intangible assets – continuing operations		10,643	(1,357)	(8,836)	450

Amortized intangible assets – discontinued operations	3	7,357	—	(7,357)	—

Total amortized intangible assets		$18,000	$(1,357)	$(16,193)	$450

(1) Impairment in 2021 relates to customer relationships intangibles written off due to its carrying value exceeded its fair value.

The intangible assets from discontinued operations as of December 31, 2022, relate to customer relationships.

Amortization expense related to intangible assets is presented below:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Intangibles amortization expense – continuing operations	$333	$606	$2,430
Intangibles amortization expense – discontinued operations	—	613	2,452

Total intangibles amortization expense	$333	$1,219	$4,882

Our remaining intangibles amortization expense from the continuing operations for the next two years is presented below:

Dollars in Thousands	Expected future intangible amortization expense
2024	$108
2025	9

Total	$117

Note 6 - Operating Leases

As lessee, our leasing activities primarily consist of operating leases for administrative offices, warehouses, oilfield services equipment, office equipment, and other items. Our leases have remaining lease terms of 1 year to 11 years, some of which include options to extend the leases for up to 20 years, and some of which include options to terminate the leases within 1 year.

We determine whether a contract is or contains a lease at its inception. Topic 842 requires lessees to recognize operating lease right-of-use assets and operating lease liabilities on the balance sheet. An operating lease right-of-use asset represents our right to use an underlying asset for the lease term and operating lease liability represents our obligation to make lease payments arising from the lease. An operating lease right-of-use asset and an operating lease liability are recognized at the commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The operating lease right-of-use assets also include any lease payments made and include lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise those options.

Supplemental lease information related to our operating leases is presented below:

Dollars in Thousands	December 31, 2023	December 31, 2022
Operating lease right-of-use assets (1)	$22,396	$22,379

Operating lease liabilities - current (2)	6,265	6,602
Operating lease liabilities - noncurrent (3)	21,888	22,013

Total operating lease liabilities	$28,153	$28,615

Weighted average remaining lease term (in years)	7	8
Weighted average discount rate	10.1%	9.8%

(1)	This amount is included in other non-current assets in our consolidated balance sheet.

(2)	This amount is included in accrued liabilities in our consolidated balance sheet.

(3)	This amount is included in other long-term liabilities in our consolidated balance sheet.

Supplemental cash flow information related to leases are as follow:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Cash paid for amounts included in the measurement of operating lease liabilities – continuing operations	$10,249	$10,693	$12,166
Cash paid for amounts included in the measurement of operating lease liabilities – discontinued operations	—	516	581

Total cash paid for amounts included in the measurement of operating lease liabilities	$10,249	$11,209	$12,747

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Operating lease right-of-use assets obtained in exchange for lease obligations	$4,154	$3,104	$9,355

Maturities of operating lease liabilities from the continuing operations as of December 31, 2023, were as follows:

Dollars in Thousands	Operating Leases
2024	$8,447
2025	5,822
2026	4,327
2027	4,041
2028	3,367
Beyond 2028	14,108

Total undiscounted lease liability	40,112

Imputed interest	(11,959)

Total operating lease liabilities	$28,153

Lease expense for lease payments is recognized on a straight-line basis over the lease term. Expenses for operating leases are presented below:

Continuing operations

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Operating lease expense	$11,069	$9,879	$13,038
Short-term lease expense	1,989	1,877	1,566
Variable lease expense	9,778	5,067	3,500

Total lease expense	$22,836	$16,823	$18,104

As of December 31, 2023, we had no additional operating leases from the continuing operations that have not yet commenced.

Discontinued operations

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Operating lease expense	$—	$516	$581
Short-term lease expense	—	131	221

Total lease expense	$—	$647	$802

Note 7 - Supplementary Accrued Liabilities Information

The significant components of accrued liabilities on our consolidated balance sheets as of December 31, 2023, and December 31, 2022 are presented below:

Dollars in Thousands	December 31, 2023	December 31, 2022
Accrued payroll & related benefits	$33,209	$30,592
Accrued professional fees & other	22,785	21,608
Operating lease liabilities - current	6,265	6,602
Accrued interest expense	5,939	5,288
Deferred mobilization fees	6,436	5,228
Workers’ compensation liabilities, net	1,285	1,215

Total accrued liabilities	$75,919	$70,533

Note 8 - Debt

The following table illustrates the Company’s debt portfolio as of December 31, 2023, and December 31, 2022:

Dollars in Thousands	December 31, 2023	December 31, 2022
Term loan, net	$176,590	$189,043

Credit Facility

On March 26, 2019, pursuant to the terms of the Amended Joint Chapter 11 Plan of Reorganization (the “Plan”), we and certain of our subsidiaries, entered into a credit agreement with the lenders party thereto (the “Credit Facility Lenders”), Bank of America, N.A., as administrative agent and Bank of America, N.A. and Deutsche Bank Securities Inc. as joint lead arrangers and joint bookrunners, providing for a revolving credit facility (as amended and restated by the Amended and Restated Credit Agreement (as defined below) and the First Amendment to the Amended and Restated Credit Agreement (as defined below), the “Credit Facility”) with initial aggregate commitments in the amount of $50.0 million, guaranteed by certain of our subsidiaries. Availability under the Credit Facility is subject to a monthly borrowing base calculation and the Credit Facility provides for a $30.0 million sublimit of the aggregate commitments that is available for the issuance of letters of credit. We are required to pay customary letter of credit and fronting fees under the Credit Facility.

The Credit Facility also contains customary affirmative and negative covenants, including, among other things, as to compliance with laws (including environmental laws and anti-corruption laws), delivery of quarterly and annual consolidated financial statements and monthly borrowing base certificates, conduct of business, maintenance of property, maintenance of insurance, restrictions on the incurrence of liens, indebtedness, asset dispositions, fundamental changes, and restricted payments. Additionally, the Credit Facility contains customary events of default and remedies for credit facilities of this nature. If we do not comply with the financial and other covenants in the Credit Facility, the Credit Facility Lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the Credit Facility, and any outstanding unfunded commitments may be terminated.

On October 8, 2019, we entered into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”). As a result of the Amended and Restated Credit Agreement:

(1)	the Credit Facility matures on October 8, 2024, subject to certain restrictions, including the refinancing of the Company’s Term Loan Agreement (as defined below),

(2)	our annual borrowing costs under the Credit Facility were lowered by reducing

•	the interest rate to (a) LIBOR plus a range of 1.75 percent to 2.25 percent (based on availability) or (b) a base rate plus a range of 0.75 percent to 1.25 percent (based on availability), and

•	the unused commitment fee to a range of 0.25 percent to 0.375 percent (based on utilization),

(3)	a $25 million liquidity covenant was replaced with a minimum fixed charge coverage ratio requirement of 1.0x when excess availability is less than the greater of

•	20.0 percent of the lesser of commitments and the borrowing base and

•	$10.0 million,

(4)	an additional borrower was allowed to be included in the borrowing base upon completion of a field examination,

(5)

the calculation of the borrowing base was revised by, among other things, excluding eligible domestic rental equipment and including 90 percent of investment grade eligible domestic accounts receivable, and

(6)	the Company was allowed to grant a second priority lien on non-working capital assets in the event of a refinancing of the Term Loan Agreement (as defined below).

(7)	the amount allowed for an increase to the aggregate commitments was reduced from $75.0 million to $50.0 million, and

(8)	we were permitted to make a voluntary prepayment of $35.0 million on our Term Loan on September 20, 2019, without such prepayment being included in the calculation of our fixed charge coverage ratio.

On March 26, 2021, we executed the First Amendment to the Amended and Restated Credit Agreement (the “Amendment”) which modified the credit facility. As a result of the Amendment:

(1)	aggregate commitments were lowered to $40 million, representing 80 percent of commitments under the Amended and Restated Credit Agreement,

(2)

certain other thresholds, such as the availability threshold triggering a cash dominion trigger period and the letter of credit sublimit, were similarly amended to 80 percent of amounts or $8 million and $24 million, respectively under the Amended and Restated Credit Agreement,

(3)	our annual borrowing costs under the Credit Facility were raised by increasing the interest rate to

•	LIBOR (with a 0.50 percent floor) plus a range of 2.75 percent to 3.25 percent (based on availability) or

•	a base rate plus a range of 1.75 percent to 2.25 percent (based on availability),

(4)	the calculation of the borrowing base was revised by including eligible domestic rental equipment at the lower of

•	90 percent of net book value,

•	40 percent of net equipment orderly liquidation value (subject to bi-annual appraisal),

•	$10 million, and

•	25% of the total borrowing base exclusive of cash collateral,

(5)	a clause was added to the letter of credit sublimit allowing the administrative agent, in its sole discretion, to increase the letter of credit sublimit.

On March 30, 2023, we executed the Second Amendment to the Amended and Restated Credit Agreement (the “Second Amendment”) to effectuate a transition from the London interbank offered rate (“LIBOR”) to SOFR (“Secured Overnight Financing Rate”) as administered by the Federal Reserve Bank of New York. We do not expect this transition to materially affect our borrowing costs or the costs to maintain the facility.

As of December 31, 2023, there are no amounts outstanding under the Credit Facility. The borrowing base availability under the Credit Facility was $25.4 million after reducing total availability of $40.0 million by $14.6 million in supporting letters of credit outstanding. As of December 31, 2023, debt issuance costs of $0.9 million were fully amortized.

As of December 31, 2023, we were in compliance with all financial covenants under the Credit Facility.

Term Loan

On March 26, 2019, pursuant to the terms of the Plan, we and certain of our subsidiaries entered into a second lien term loan credit agreement (the “Term Loan Agreement”) with the lenders party thereto (the “Term Loan Lenders”) and UMB Bank, N.A., as administrative agent, providing for term loans (the “Term Loan”) in the amount of $210.0 million, guaranteed by certain of our subsidiaries. A portion of the Term Loan matures on March 26, 2024, and a portion matures on September 26, 2025. The Term Loan Lenders include clients, funds, and/or accounts of or advised by certain current equity holders of the Company.

The Term Loan bears interest at a rate of 13.0 percent per annum, payable quarterly on the first day of each January, April, July, and October, beginning July 1, 2019. With respect to the portion of the Term Loan maturing March 26, 2024, 11.0 percent interest is paid in cash and 2.0 percent is paid in kind and capitalized by adding such amount to the outstanding principal. With respect to the portion of the Term Loan maturing September 26, 2025, the full 13.0 percent interest is paid in cash.

We may voluntarily prepay all or a part of the Term Loan and under certain conditions we are required to prepay all or a part of the Term Loan, in each case, at a premium (1) on or prior to 6 months after the closing date of 0 percent; (2) from 6 months and on or prior to two years after the closing date of 6.50 percent; (3) from two years and on or prior to three years after the closing date of 3.25 percent; and (4) from three years after the closing date and thereafter of 0 percent.

On September 20, 2019, we made a voluntary prepayment on the Term Loan of $35.0 million in principal, plus $1.0 million in interest associated with the principal payment. Since the prepayment occurred within the first six months from the closing date, no premium was applicable on the prepayment.

On January 13, 2023, we and certain of our subsidiaries, certain accepting lenders party to the Term Loan Agreement, and UMB Bank, N.A. as administrative agent, executed the second amendment and limited waiver to the Term Loan Agreement (“Second Amendment to Term Loan Agreement”). In the Second Amendment to Term Loan Agreement, the Company offered a 2 percent amendment fee in exchange for extending the maturity of the Term Loan Agreement from March 26, 2024 to September 26, 2025. The total debt balance as of January 13, 2023 is $189.1 million. Approximately 94.2 percent of the lenders party to the Term Loan Agreement, representing $178.1 million, accepted the terms of the Second Amendment to Term Loan Agreement. The remaining 5.8 percent of the debt held by lenders party to the Term Loan Agreement that did not accept the terms of the Second Amendment to the Term Loan Agreement, representing $11.0 million, is due March 26, 2024. As of December 31, 2023, debt issuance costs of $3.7 million ($2.3 million, net of amortization) are being amortized over the term of the Term Loan on a straight-line basis.

On December 15, 2023, we made a voluntary prepayment of $10.5 million on the Term Loan portion due March 26, 2024, plus $0.2 million in interest associated with the principal payment. Since the payment occurred beyond three years after the closing date, no premium was applicable on the prepayment. As of December 31, 2023, the Term Loan balance was $176.6 million, of which, $0.6 million is due March 26, 2024, and is included in current debt in our consolidated balance sheet. $176.0 million is due September 26, 2025 and is included in long-term debt, net in our consolidated balance sheet.

The Term Loan is subject to mandatory prepayments and customary reinvestment rights. The mandatory prepayments include prepayment requirements with respect to a change of control, asset sales and debt issuances, in each case subject to certain exceptions or conditions. The Term Loan Agreement also contains customary affirmative and negative covenants, including as to compliance with laws (including environmental laws and anti-corruption laws), delivery of quarterly and annual financial statements, conduct of business, maintenance of property, maintenance of insurance, restrictions on the incurrence of liens, indebtedness, asset dispositions, fundamental change, and restricted payments. Additionally, the Term Loan Agreement contains customary events of default and remedies for facilities of this nature. If we do not comply with the covenants in the Term Loan Agreement, the Term Loan Lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the Term Loan Agreement. As of December 31, 2023, we were in compliance with all the financial covenants under the Term Loan Agreement.

Supplemental cash flow information related to interest paid is as follow:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Interest paid	$23,897	$20,717	$20,302

Note 9 - Fair Value Measurements

Certain of our assets and liabilities are required to be measured at fair value on a recurring basis. For purposes of recording fair value adjustments for certain financial and non-financial assets and liabilities, and determining fair value disclosures, we estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability.

The fair value measurement and disclosure requirements of FASB ASC Topic No. 820, Fair Value Measurement and Disclosures requires inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows:

•	Level 1 — Unadjusted quoted prices for identical assets or liabilities in active markets;

•

Level 2 — Direct or indirect observable inputs, including quoted prices or other market data, for similar assets or liabilities in active markets or identical assets or liabilities in less active markets; and

•	Level 3 — Unobservable inputs that require significant judgment for which there is little or no market data.

When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the entire measurement even though we may also have utilized significant inputs that are more readily observable. The amounts reported in our consolidated balance sheets for cash and cash equivalents, restricted cash, accounts receivable, and accounts payable approximate fair value.

Fair value of our Term Loan is determined using Level 2 inputs. The Level 2 fair value was determined using a market approach by comparing secured debt of other companies in our industry that have a similar credit rating and debt amount. Fair value of our Term Loan was determined using Level 2 inputs.

Market conditions could cause an instrument to be reclassified from Level 1 to Level 2, or Level 2 to Level 3. There were no transfers between levels of the fair value hierarchy or any changes in the valuation techniques used during the year ended December 31, 2023.

Note 10 - Income Taxes

Income (loss) before income taxes is summarized below:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
United States	$67,491	$24,579	$ (35,728)
Foreign	(10,399)	7,200	(24,198)

Income (loss) before income taxes	$57,092	$31,779	$ (59,926)

Income tax expense

Income tax expense (benefit) is summarized as follows:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Federal	$(332)	$(1,242)	$—
State	786	(41)	82
Foreign	8,171	6,699	2,881

Total current tax expense	8,625	5,416	2,963

Federal	(48,910)	(2,924)	—
State	(15,388)	(191)	—
Foreign	(3,552)	(1,736)	(99)

Total deferred tax expense (benefit)	(67,850)	(4,851)	(99)

Total income tax expense (benefit)	$(59,225)	$565	$2,864

Effective tax rate	(103.7)%	1.8%	(4.8)%

Effective tax rate

The Company’s effective tax rate differs from the amount that would be computed by applying the U.S. federal income tax rate of 21% to pre-tax income as a result of the following:

	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2023		2022		2021
Dollars in Thousands	Amount	% of Pre- Tax Income	Amount	% of Pre- Tax Income	Amount	% of Pre- Tax Income
Income tax expense (benefit) at U.S. statutory rate	$11,990	21.0%	$6,673	21.0%	$(12,585)	21.0%
Foreign taxes	5,649	9.9%	1,479	4.7%	2,474	(4.1)%
Tax effect different from statutory rates	1,245	2.2%	1,036	3.3%	3,315	(5.6)%
State taxes, net of federal benefit	1,930	3.4%	6,426	20.2%	(8,585)	14.3%
Change in valuation allowance	(78,014)	(136.6)%	(12,048)	(37.9)%	25,136	(41.9)%
Uncertain tax positions	—	—	—	—	(2,863)	4.8%
Permanent differences	869	1.5%	255	0.8%	(1,604)	2.7%
Prior year adjustments	(2,894)	(5.1)%	(3,256)	(10.3)%	(2,574)	4.3%
Other	—	— %	—	— %	150	(0.3)%

Income tax expense/(benefit)	$(59,225)	(103.7)%	$565	1.8%	$2,864	(4.8)%

Supplemental cash flow information related to income taxes paid (net of refunds) are as follow:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Income taxes paid (net of refunds)	$5,750	$7,110	$6,577

Deferred tax assets and deferred tax liabilities consisted of:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Federal net operating loss (“NOL”) carryforwards	$53,121	$63,115	$56,889
State NOL carryforwards	14,089	15,023	20,362
Foreign NOL carryforwards	55,904	46,849	36,867
Property, plant, and equipment	—	7,686	7,836
Excess interest	9,546	9,621	6,792
Other state deferred tax asset, net	1,542	1,853	2,566
Intangibles	264	230	116
Capital loss	15,500	15,500	15,500
Foreign tax	12,146	17,299	22,468
Accruals not currently deductible for tax purposes	4,734	1,636	788
Deferred compensation	3,049	3,365	3,024
Other	46	—	441

Total deferred tax assets	169,941	182,177	173,649

Valuation allowance	(87,167)	(164,557)	(172,256)

Total deferred tax assets, net of valuation allowance	82,774	17,620	1,393

Property, plant, and equipment	(9,351)	(10,640)	—
Foreign taxes	(340)	(954)	(983)
Other state deferred tax liability, net	—	(384)	(4)
Intangibles	—	—	(53)
Other	(30)	(439)	—

Total deferred tax liabilities	(9,721)	(12,417)	(1,040)

Net deferred tax asset (liability)	$73,053	$5,203	$353

As part of the process of preparing the consolidated financial statements, the Company is required to determine its provision for income taxes. This process involves measuring temporary and permanent differences resulting from differing treatment of items for tax and accounting purposes. These differences and the NOL and tax credit carryforwards result in deferred tax assets and liabilities. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that all or a portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of appropriate character in each taxing jurisdiction during the periods in which those temporary differences become deductible. Management considers the weight of available evidence, both positive and negative, including the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment. To the extent the Company believes that it does not meet the test that recovery is more likely than not, it establishes a valuation allowance. To the extent that the Company establishes a valuation allowance or changes this allowance in a period, it adjusts the tax provision or tax benefit in the consolidated statement of operations. We use our judgment in determining provisions or benefits for income taxes, and any valuation allowance recorded against previously established deferred tax assets. We have measured the value of our deferred tax assets for the year ended December 31, 2023, based on the cumulative weight of positive and negative evidence that exists as of the date of the consolidated financial statements. Should the cumulative weight of all available positive and negative evidence change in the forecast period, the expectation of realization of deferred tax assets existing as of December 31, 2023, and prospectively may change.

The federal NOL balance at December 31, 2023, is $53.1 million, which begins to expire in 2033. The state NOL balance at December 31, 2023 is $14.1 million, which begins to expire in 2024. The foreign NOL balance is $55.9 million, which begins to expire in 2024. On October 1, 2023, our Luxembourg entity elected to be treated as disregarded for tax purposes under the historical legacy US filing group providing a new source of income for realization of the US legacy group’s deferred tax assets. As a result, we believe it is more likely than not the Company will realize future income tax benefits related to its remaining U.S. Federal and state net deferred tax assets based on the combined historical results and expected market conditions known on the date of measurement. The Company has therefore released the valuation allowance against its US Federal and state net deferred tax assets in the historical filing group with the exception of certain US tax attributes for capital loss carryforwards and disallowed interest expense carryforwards. In addition, with our owned-rigs being deployed, Hungary has also demonstrated a return to a sustainable level of profitability. Therefore, the Company believes it has demonstrated sufficient historical evidence of profitability that it is more likely than not the Company will realize its deferred tax assets in this jurisdiction. As such, Hungary no longer presents a valuation allowance. This is periodically reassessed and could change in the future.

Our valuation allowance decreased $78.0 million and $12.0 million for the years ended December 31, 2023, and December 31, 2022, respectively, primarily due to the release of the US valuation allowance in the legacy structure and the movement in certain foreign net operating losses and other foreign deferred tax assets.

As of December 31, 2023, the Company has permanently reinvested accumulated undistributed earnings of foreign subsidiaries and, therefore, has not recorded a deferred tax liability related to subject earnings. Upon distribution of additional earnings in the form of dividends or otherwise, we could be subject to income taxes and withholding taxes. It is not practicable to determine precisely the amount of taxes that may be payable on the eventual remittance of these earnings due to many factors, including application of foreign tax credits, levels of accumulated earnings and profits at the time of remittance, and the sources of earnings remitted. The Company generally does not provide for taxes related to its undistributed earnings because such earnings either would not be taxable when remitted or they are considered to be indefinitely reinvested. Taxes that would be incurred if the undistributed earnings of other subsidiaries were distributed to their ultimate parent company would not be material.

Uncertain tax positions

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Dollars in Thousands	Unrecognized tax benefits
Balance at January 1, 2023	$(1,399)
Additions based on tax positions taken during a prior period	(1,462)
Additions based on tax positions taken during the current period	(562)
Reductions based on tax positions taken during a prior period	607
Reductions related to settlement of tax matters	935

Balance at December 31, 2023	$(1,881)

In many cases, our uncertain tax positions are related to tax years that remain subject to examination by tax authorities. The following describes the open tax years, by major tax jurisdiction, as of December 31, 2023:

Canada	2019-present
Kazakhstan	2020-present
Mexico	2018-present
United States — Federal	2020-present
United Kingdom	2021-present

We apply the accounting guidance related to accounting for uncertainty in income taxes. This guidance prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Our liability for unrecognized tax benefits is primarily related to foreign operations, (all of which, if recognized, would favorably impact our effective tax rate). Unrecognized tax benefits and accrued interest and penalties related to uncertain tax positions was as follows:

Dollars in Thousands	December 31, 2023	December 31, 2022
Liability for unrecognized tax benefits	$1,881	$1,399

Note 11 - Commitments and Contingencies

Self-Insurance

We are self-insured for certain losses relating to workers’ compensation, employers’ liability, U.S. auto liability, general liability (for onshore liability), protection and indemnity (for offshore liability) and property damage. Our exposure (that is, the retention or deductible) per occurrence is $0.3 million for worker’s compensation and employer’s liability, $0.1 million for U.S. auto liability, and $0.5 million for general liability, protection and indemnity and maritime employers’ liability (Jones Act). There is no annual aggregate deductible for protection and indemnity and maritime employers’ liability claims. We also assume retention for foreign casualty exposures of $0.3 million for workers’ compensation and, employers’ liability, and $1.0 million for general liability losses. We do not have any deductible for foreign auto liability claims. For all primary insurances mentioned above, the Company has excess coverage for those claims that exceed the retention and annual aggregate deductible. We maintain actuarially-determined accruals in our consolidated balance sheets to cover the self-insurance retentions.

We have self-insured retentions for certain other losses relating to rig, equipment, property, business interruption and political, war, and terrorism risks which vary according to the type of rig and line of coverage. Political risk insurance is procured for international operations. However, this coverage may not adequately protect us against liability from all potential consequences.

Our gross self-insurance accruals for workers’ compensation, employers’ liability, general liability, protection and indemnity and maritime employers’ liability and the related insurance recoveries/receivables were as follows:

Dollars in Thousands	December 31, 2023	December 31, 2022
Gross self-insurance accruals	$4,760	$3,942
Insurance recoveries/receivables	$2,725	$2,758

Other Commitments

We have entered into employment agreements with certain members of management with automatic one year renewal periods at expiration dates. The agreements provide for, among other things, compensation, benefits and severance payments. The employment agreements also provide for lump sum compensation and benefits in the event of termination within two years following a change in control of the Company.

Contingencies

We are a party to various lawsuits and claims arising out of the ordinary course of business. We estimate the range of our liability related to pending litigation when we believe the amount or range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ significantly from our estimates. In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our consolidated balance sheets or consolidated statements of cash flows, although they could have a material adverse effect on our consolidated statements of operations for a particular reporting period.

Note 12 - Stock-Based Compensation

Stock Plan

Stock-based compensation awards were granted to employees under the Company’s 2019 Long-Term Incentive Plan as of March 26, 2019 (the “Stock Plan”). The Stock Plan authorizes the compensation committee or the board of directors to issue stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards, and other types of awards in cash or stock to key employees, consultants, and directors. The maximum number of shares of Common Stock that may be delivered pursuant to the awards granted was 1,487,905. As of December 31, 2023, there were 158,114 shares remaining under the Stock Plan.

Stock-Based Awards

Stock-based awards generally vest over three years. Stock-based compensation expense is recognized net of an estimated forfeiture rate, which is based on historical experience and adjusted, if necessary, in subsequent periods based on actual forfeitures. Stock-based compensation expense and cash compensation paid to the respective employees is included in our consolidated statements of operations in general and administrative expense.

1.

Restricted stock units are service-based awards and entitle a grantee to receive a share of common stock on a specified vesting date. The grant-date fair market value of unvested units is determined based on either the closing trading price of the Company’s shares or third party valuation considering both an income approach and market approach on the grant date. These awards vest when earned at the end of the service or performance period which is generally 1 to 3 years. These awards are expensed ratably over the applicable vesting period and are settled in shares of our common stock upon vesting or deferred settlement. These awards are considered equity awards.

2.

Time-based phantom stock units are service-based awards and represent the equivalent of one share of common stock as of the grant date. The value of these awards is based on the common stock price or third party valuation. These awards vest when earned at the end of the service period which is generally 1 to 3 years. These awards are expensed ratably over the applicable vesting period and are settled in cash upon vesting or deferred settlement. These awards are classified as liability awards.

3.

Performance cash units are performance-based awards that contain vesting conditions, which are based on grantee’s continued employment on the applicable vesting date and the achievement of the individual performance criteria. Each unit has a nominal value of $100.0 These awards vest to the extent earned at the end of a three-year graded service period. These awards are expensed ratably over the applicable performance period and are settled in cash upon vesting. These awards are classified as liability awards.

4.

Performance stock units are performance-based awards vest upon the consummation of a change in control and provided, the internal rate of return, at any point from the grant date, is at least 10% at the time of the change in control. The grant-date fair market value of unvested units is determined based on the third party valuation considering both an income and market approach on the grant date. Grantees are entitled to receive a share of common stock or cash depending on considerations received by stockholders of the Company in connection with the change in control. The number of units distributed to grantees is determined by Company’s fair market value at vesting date. Units earned range from 0% to 100% based on performance achievement. These awards are classified as equity awards.

5.

Stock options are service-based awards and entitle a grantee the right to buy a share of common stock at a fixed price on a specified vesting date. The grant-date fair value of unvested units is determined using the Black-Scholes option pricing model. These awards vest to the extent earned at the end of a three-year graded service period and expire 10 years from the grant date. These awards are expensed ratably over the applicable vesting period and are settled in shares of our common stock upon exercise. These awards are considered equity awards.

Restricted Stock Units

The following table presents restricted stock units activity:

	Restricted Stock Units	Weighted Average Grant-Date Fair Value
Unvested at January 1, 2023	132,322	$12.25
Granted	16,333	$20.00
Vested	(139,528)	$12.78
Forfeited	(5,729)	$12.00

Unvested at December 31, 2023	3,398	$28.32

The following table presents total expense recognized and value of the units vested:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Total expense (gain)	$763	$1,366	$3,407
Total value of the units vested	$1,783	$2,574	$2,796

Total unrecognized compensation cost related to unamortized units was $0.2 million as of December 31, 2023. The remaining unrecognized compensation cost related to non-vested units will be amortized over a weighted-average vesting period of approximately 7 months.

Time-based Phantom Stock Units

The following table presents time-based phantom stock units activity:

Time-based Phantom Stock Units
Unvested at January 1, 2023	4,166
Granted	5,000
Vested	(4,166)

Unvested at December 31, 2023	5,000

The following table presents total expense recognized:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Total expense (gain)	$90	$178	$1,049

Performance Cash Units

The following table presents performance cash units activity:

Performance Cash Units
Unvested at January 1, 2023	10,822
Granted	8,264
Vested	(2,900)
Forfeited	(2,570)

Unvested at December 31, 2023	13,616

The following table presents total expense recognized:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Total expense (gain)	$570	$582	$635

Performance Stock Units

The following table presents performance-based stock units activity:

	Performance Stock Units	Weighted Average Grant-Date Fair Value
Unvested at January 1, 2023	579,755	$12.34
Forfeited	(107,869)	$12.00

Unvested at December 31, 2023	471,886	$12.42

There was no expense recognized for performance stock units for the year ended December 31, 2023, December 31, 2022, and December 31, 2021.

Stock Options

The value of stock option awards is determined using the Black-Scholes option pricing model with following assumptions:

Risk-free interest rate (U.S. Treasury yield curve)	2.2%
Expected dividend yield	— %
Expected volatility	51.5%
Expected term (in years)	6

The following table presents stock options activity:

	Stock Options	Weighted Average Grant-Date Fair Value	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (1)
Outstanding at January 1, 2023	276,184	$10.55	$23.00	4.3	$—

Outstanding at December 31, 2023	276,184	$10.55	$23.00	4.3	$—

Exercisable at December 31, 2023	276,184	$10.55	$23.00	4.3	$—

(1)

Aggregate intrinsic value is calculated as the difference between our closing stock price at fiscal year-end and the exercise price, multiplied by the number of in-the-money options and represents the pre-tax amount that would have been received by the option holders, had they all exercised their options on the fiscal year-end date.

The following tables presents total expense recognized and value of the units vested:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Total expense (gain)	$—	$52	$289
Total value of the units vested	$—	$614	$614

There was no unamortized units as of December 31, 2023.

Note 13 - Revenue

The Company’s revenues by type is presented below:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Lease revenue	$300,728	$252,721	$173,473
Service revenue	286,259	208,511	141,724

Revenues – continuing operations	586,987	461,232	315,197

Revenues – discontinued operations	—	46,708	54,985

Total revenues	$586,987	$507,940	$370,182

The revenues from discontinued operations for the year ended December 31, 2022, and December 31, 2021 relate to service revenue.

Lease Revenue

For a lessor, lease revenue recognition begins at the commencement of the lease date, which is defined as the date on which a lessor makes an underlying asset available for use by the lessee. Any pre-commencement payments (e.g. mobilization) are deferred. Subsequently, any lease payments (i.e. related to any fixed consideration received) are recorded as receivables when due and payable by the lessee. All of our lease revenue is from variable lease payments. Variable lease payments are recognized as income in profit or loss as the variability is resolved (i.e. as performance or use of the asset occurs).

Our lease revenue comes from rental tools services business and drilling services business as described below.

Rental Tools Services Business

Dayrate Revenues

Our rental tools services contracts, which includes lease of premium rental tools, generally provide for payment on a dayrate basis depending on the rate for the tool defined in the contract.

Such dayrate consideration is allocated to the distinct daily increment it relates to within the contract term, and therefore, recognized in line with the contractual rate billed for the services provided for any given day.

Drilling Services Business

Dayrate Revenues

Our drilling services contracts, which includes lease of our owned-rigs “dry leases”, generally provide for payment on a dayrate basis, with higher rates for periods when the drilling unit is operating and lower rates or zero rates for periods when drilling operations are interrupted or restricted. The dayrate invoices billed to the customer are typically determined based on the varying rates applicable to the specific activities performed on an hourly basis.

Such dayrate consideration is allocated to the distinct hourly increment to which it relates within the contract term, and therefore, recognized in line with the contractual rate billed for the services provided for any given hour.

Mobilization Revenues

We may receive fees (on either a fixed lump-sum or variable dayrate basis) for the mobilization of our rigs.

These activities are not considered to be distinct within the context of the contract and therefore, the associated revenues are allocated to the overall performance obligation and typically recognized ratably over the initial term of the related drilling contract. We record a contract liability for mobilization fees received, which is typically amortized ratably to revenue as services are rendered over the initial term of the related drilling contract. The amortized amount is adjusted accordingly if the term of the initial contract is extended.

Service Revenue

Our rental tools and drilling services provided under each contract is a single performance obligation satisfied over time and comprised of a series of distinct time increments, or service periods. Total revenue is determined for each individual contract by estimating both fixed and variable consideration expected to be earned over the contract term. Fixed consideration generally relates to activities that are not distinct within the context of our contracts and is recognized on a straight-line basis over the contract term. Variable consideration generally relates to distinct service periods during the contract term and are recognized in the period when the services are performed. Our contract terms generally range from 2 to 60 months.

The amount estimated for variable consideration may be constrained (reduced) and is only recognized as revenue to the extent that it is probable that a significant reversal of previously recognized revenue will not occur during the contract term. When determining if variable consideration should be constrained, management considers whether there are factors outside the Company’s control that could result in a significant reversal of revenue as well as the likelihood and magnitude of a potential reversal of revenue. These estimates are re-assessed each reporting period as required. Accounts receivable are recognized when the right to consideration becomes unconditional based upon contractual billing schedules. Payment terms on invoiced amounts are typically 30 days.

Rental Tools Services Business

Dayrate Revenues

Our rental tools services contracts, which includes providing premium rental tools and well services generally provide for payment on a dayrate basis depending on the rate for the tool defined in the contract.

Such dayrate consideration is allocated to the distinct daily increment it relates to within the contract term, and therefore, recognized in line with the contractual rate billed for the services provided for any given day.

Drilling Services Business

Dayrate Revenues

Our drilling services contracts, which includes operating Company-owned and customer-owned drilling rigs, generally provide for payment on a dayrate basis, with higher rates for periods when the drilling unit is operating and lower rates or zero rates for periods when drilling operations are interrupted or restricted. The dayrate invoices billed to the customer are typically determined based on the varying rates applicable to the specific activities performed on an hourly basis.

Such dayrate consideration is allocated to the distinct hourly increment to which it relates within the contract term, and therefore, recognized in line with the contractual rate billed for the services provided for any given hour.

Mobilization Revenues

We may receive fees (on either a fixed lump-sum or variable dayrate basis) for the mobilization of our rigs.

These activities are not considered to be distinct within the context of the contract and therefore, the associated revenues are allocated to the overall performance obligation and typically recognized ratably over the initial term of the related drilling contract. We record a contract liability for mobilization fees received, which is typically amortized ratably to revenue as services are rendered over the initial term of the related drilling contract. The amortized amount is adjusted accordingly if the term of the initial contract is extended.

Capital Modification Revenues

We may, from time to time, receive fees from our customers for capital improvements to our rigs to meet contractual requirements (on either a fixed lump-sum or variable dayrate basis).

Such revenues are allocated to the overall performance obligation and typically recognized ratably over the initial term of the related drilling contract as these activities are not considered to be distinct within the context of our contracts. A contract liability is recorded for such fees when received.

Demobilization Revenues

We may receive fees (on either a fixed lump-sum or variable dayrate basis) for the demobilization of our rigs.

Due to the inherent uncertainty regarding the realization, we have elected to not recognize demobilization revenues until the uncertainty is resolved. Therefore, demobilization revenues are recognized once the related performance obligations have been completed.

Reimbursable Revenues

We generally receive reimbursements from our customers for the purchase of supplies, equipment, personnel services and other services provided at their request in accordance with a drilling contract or other agreement.

Such reimbursable revenues are variable and subject to uncertainty, as the amounts received and timing thereof is highly dependent on factors outside of our control. Accordingly, reimbursable revenues are not included in the total transaction price until the uncertainty is resolved, which typically occurs when the related costs are incurred on behalf of a customer. We are generally considered a principal in such transactions and record the associated revenues at the gross amount billed to the customer in our consolidated statements of operations. Such amounts are recognized once the services have been performed.

Reimbursable revenues during the period were as follows:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Reimbursable revenue – continuing operations	$27,968	$14,110	$5,185
Reimbursable revenue – discontinued operations	—	11,385	17,589

Total reimbursable revenue	$27,968	$25,495	$22,774

Contract Costs

The following is a description of the different costs that we may incur for our contracts:

Mobilization Costs

These costs include certain direct and incremental costs incurred for mobilization of contracted rigs. These costs relate directly to a contract, enhance resources of the Company that will be used in satisfying its performance obligations in the future and are expected to be recovered. These costs are capitalized when incurred as a current or noncurrent asset (depending on the length of the initial contract term), and are typically amortized over the initial term of the related drilling contract. Current and non-current capitalized mobilization costs are included in deferred cost and other non-current assets, respectively, on our consolidated balance sheet.

Capitalized mobilization costs were as follows:

Dollars in Thousands	December 31, 2023	December 31, 2022
Capitalized mobilization costs	$12,467	$12,703

There was no impairment loss in relation to capitalized costs. Amortization of these capitalized mobilization costs were as follows:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
Amortization of capitalized mobilization costs	$11,754	$2,166	$6,392

Demobilization Costs

These costs are incurred for the demobilization of rigs at contract completion and are recognized as incurred during the demobilization process.

Capital Modification Costs

These costs are incurred for rig modifications or upgrades required for a contract, which are considered to be capital improvements, are capitalized as property, plant, and equipment and depreciated over the estimated useful life of the improvement.

Contract Liabilities

Contract liabilities relate to mobilization revenues and capital modification revenues, where, we have unconditional right to cash or cash has been received but performance obligations have not been fulfilled. These liabilities are reduced and revenue is recognized as performance obligations are fulfilled.

The following table provides information about contract liabilities from contracts with customers:

Dollars in Thousands	December 31, 2023	December 31, 2022
Contract liabilities - current (deferred revenue) (1)	$18,222	$16,290
Contract liabilities - noncurrent (deferred revenue) (1)	9,977	2,713

Total contract liabilities	$28,199	$19,003

(1)

Contract liabilities - current and contract liabilities - noncurrent are included in accrued liabilities and other long-term liabilities, respectively, in our consolidated balance sheet as of December 31, 2023, and December 31, 2022.

Significant changes to contract liabilities balances during the year ended December 31, 2023, are presented below:

Dollars in Thousands	Contract Liabilities
Balance at December 31, 2022	$19,003
Decrease due to recognition of revenue	(23,078)
Increase to deferred revenue during current period	32,274

Balance at December 31, 2023	$28,199

Transaction Price Allocated to the Remaining Performance Obligations

The following table includes revenues expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period.

	Balance at December 31, 2023
Dollars in Thousands	2024	2025	2026	Total
Deferred service revenue	$18,222	7,569	2,408	$28,199

The revenues included above consist of mobilization and capital modification revenues for both wholly and partially unsatisfied performance obligations, which have been estimated for purposes of allocating across the entire corresponding performance obligations. The amounts are derived from the specific terms within contracts that contain such provisions, and the expected timing for recognition of such revenue is based on the estimated start date and duration of each respective contract based on information known at December 31, 2023. The actual timing of recognition of such amounts may vary due to factors outside of our control. We have applied the disclosure practical expedient in FASB ASC Topic No. 606-10-50-14A(b) and have not included estimated variable consideration related to wholly unsatisfied performance obligations or to distinct future time increments within our contracts.

Revenues by geographic region

The Company’s revenues by geographic region is presented below:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
North America	$402,283	$312,159	$163,123
Latin America	42,035	40,908	55,073
Europe, Africa, and CIS	50,426	24,134	17,626
Middle East and Asia Pacific	92,243	84,031	79,375

Revenues – continuing operations	586,987	461,232	315,197

Revenues – discontinued operations	—	46,708	54,985

Total revenues	$586,987	$507,940	$370,182

Western Hemisphere includes North America and Latin America geographic regions, and Eastern Hemisphere includes Europe, Africa, and CIS and Middle East and Asia Pacific geographic regions.

The revenues from discontinued operations for the year ended December 31, 2022, and December 31, 2021 relate to North America.

Note 14 - Employee Benefit Plan

The Company sponsors a defined contribution 401(k) plan (the “401(k) Plan”) in which substantially all U.S. employees are eligible to participate. During 2023, the Company matched 100.0 percent of each participant’s pre-tax contributions in an amount not exceeding 5.0 percent of the participant’s compensation. 401(k) Plan participants hired prior to July 2017 become 100.0 percent vested immediately in the Company’s matching contributions, and 401(k) Plan participants hired after July 2017 become vested on a pro-rata basis over three years. The Company match was suspended starting May 2020, through December 31, 2021.

The costs of matching contributions to the 401(k) Plan were as follows:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2023	2022	2021
401(k) Plan matching contributions expense – continuing operations	$3,509	$3,034	$—
401(k) Plan matching contributions expense – discontinued operations	—	26	—

Total 401(k) Plan matching contributions expense	$3,509	$3,060	$—

Note 15 - Subsequent Events

The Company has evaluated subsequent events through March 14, 2024, the date the consolidated financial statements were available to be issued, and concluded no events, other than those disclosed in these consolidated financial statements, had occurred that would require recognition or disclosure in these consolidated financial statements and notes.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in Thousands, Except Number of Shares)

(Unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$95,082	$74,673
Accounts receivable, net of allowance for credit losses of $17,647 at September 30, 2024 and $17,443 at December 31, 2023	137,322	143,664
Rig materials and supplies	36,491	35,988
Other current assets	31,271	32,500

Total current assets	300,166	286,825

Property, plant, and equipment, net of accumulated depreciation of $324,336 at September 30, 2024 and $283,870 at December 31, 2023	313,404	304,153
Intangible assets, net (Note 3)	17	117
Deferred income taxes	57,763	73,167
Other non-current assets	46,915	37,184

Total assets	$718,265	$701,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$115,668	$125,524
Current debt (Note 5)	176,472	899
Accrued income taxes	4,487	6,900

Total current liabilities	296,627	133,323

Long-term debt, net (Note 5)	—	175,951
Other long-term liabilities	36,793	37,641
Long-term deferred tax liability	1,606	114

Total liabilities	335,026	347,029

Commitments and contingencies (Note 8)
Stockholders equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 15,050,836 shares issued and outstanding	151	151
Capital in excess of par value	352,274	352,009
Accumulated other comprehensive income (loss)	(836)	(847)
Retained earnings (accumulated deficit)	31,650	3,104

Total stockholders’ equity	383,239	354,417

Total liabilities and stockholders’ equity	$718,265	$701,446

See accompanying notes to the unaudited consolidated condensed financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Three Months Ended September 30,	Three Months Ended September 30,
	2024	2023
Revenues	$142,958	$145,350
Expenses:
Operating expenses	102,898	104,404
Depreciation and amortization	19,593	16,738

	122,491	121,142

Total operating gross margin	20,467	24,208

General and administrative expense	(4,708)	(4,936)
Gain (loss) on disposition of assets, net	183	(15)

Total operating income (loss)	15,942	19,257

Other income (expense):
Interest expense	(6,437)	(6,898)
Interest income	380	1
Other	370	156

Total other income (expense)	(5,687)	(6,741)

Income (loss) from continuing operations before income taxes	10,255	12,516
Income tax expense (benefit)	8,178	9,205

Income (loss) from continuing operations	2,077	3,311

Income (loss) from discontinued operations, net of taxes (Note 2)	—	(69)

Net income (loss)	$2,077	$3,242

See accompanying notes to the unaudited consolidated condensed financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Nine Months Ended September 30,	Nine Months Ended September 30,
	2024	2023
Revenues	$459,960	$435,131
Expenses:
Operating expenses	322,697	305,727
Depreciation and amortization	56,251	49,023

	378,948	354,750

Total operating gross margin	81,012	80,381

General and administrative expense	(14,132)	(14,797)
Gain (loss) on disposition of assets, net	1,851	867

Total operating income (loss)	68,731	66,451

Other income (expense):
Interest expense	(18,775)	(20,731)
Interest income	797	529
Other	312	(372)

Total other income (expense)	(17,666)	(20,574)

Income (loss) from continuing operations before income taxes	51,065	45,877
Income tax expense (benefit)	22,519	24,773

Income (loss) from continuing operations	28,546	21,104

Income (loss) from discontinued operations, net of taxes (Note 2)	—	(348)

Net income (loss)	$28,546	$20,756

See accompanying notes to the unaudited consolidated condensed financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in Thousands)

(Unaudited)

	Three Months Ended September 30,	Three Months Ended September 30,
	2024	2023
Income (loss) from continuing operations	$2,077	$3,311
Income (loss) from discontinued operations	—	(69)
Other comprehensive income (loss), net of tax:
Currency translation difference on related borrowings	1,009	(85)
Currency translation difference on foreign currency net investments	(931)	(11)

Other comprehensive income (loss) from continuing operations, net of tax:	78	(96)

Total comprehensive income (loss)	$2,155	$3,146

See accompanying notes to the unaudited consolidated condensed financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in Thousands)

(Unaudited)

	Nine Months Ended September 30,	Nine Months Ended September 30,
	2024	2023
Income (loss) from continuing operations	$28,546	$21,104
Income (loss) from discontinued operations	—	(348)
Other comprehensive income (loss), net of tax:
Currency translation difference on related borrowings	816	(518)
Currency translation difference on foreign currency net investments	(805)	1,018

Other comprehensive income (loss) from continuing operations, net of tax:	11	500

Total comprehensive income (loss)	$28,557	$21,256

See accompanying notes to the unaudited consolidated condensed financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Nine Months Ended September 30,	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Income (loss) from continuing operations	$28,546	$21,104
Adjustments to reconcile net income (loss):
Depreciation and amortization	56,251	49,023
(Gain) loss on disposition of assets, net	(1,851)	(867)
Deferred tax expense (benefit)	16,896	16,218
Expenses not requiring cash:
Provision for credit losses (recovery), net	233	(245)
Stock-based awards activity	258	560
Other	1,033	292
Change in assets and liabilities:
Accounts receivable	6,117	(8,855)
Rig materials and supplies	(10,985)	(8,853)
Other current assets	3,711	(191)
Other assets	2,700	6,247
Accounts payable and accrued liabilities	(8,537)	15,381
Accrued income taxes	(2,414)	4,014
Debt	523	1,255

Net cash provided by (used in) operating activities – continuing operations	92,481	95,083

Net cash provided by (used in) operating activities – discontinued operations	—	(348)

Net cash provided by (used in) operating activities	92,481	94,735

Cash flows from investing activities:
Capital expenditures	(73,855)	(98,374)
Proceeds from the sale of assets	2,142	967

Net cash provided by (used in) investing activities	(71,713)	(97,407)

Cash flows from financing activities:
Change in short-term borrowings	(259)	(416)
Shares surrendered in lieu of tax	—	(18)
Payments of debt issuance costs	(100)	(77)

Net cash provided by (used in) financing activities	(359)	(511)

Net increase (decrease) in cash and cash equivalents and restricted cash	20,409	(3,183)
Cash and cash equivalents and restricted cash at beginning of period	74,673	74,667

Cash and cash equivalents and restricted cash at end of period of continuing operations	$95,082	$71,484

See accompanying notes to the unaudited consolidated condensed financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars and Shares in Thousands)

(Unaudited)

	Shares	Common Stock	Capital in Excess of Par Value	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balances, December 31, 2022	15,051	$151	$351,331	$(112,662)	$(1,661)	$237,159
Amortization of stock-based awards	—	—	201	—	—	201
Comprehensive Income:
Income (loss) from continuing operations	—	—	—	10,819	—	10,819
Income (loss) from discontinued operations	—	—	—	(119)	—	(119)
Other comprehensive income (loss) from continuing operations	—	—	—	—	287	287

Balances, March 31, 2023	15,051	151	351,532	(101,962)	(1,374)	248,347

Activity in employees’ stock plans	—	—	(18)	—	—	(18)
Amortization of stock-based awards	—	—	180	—	—	180
Comprehensive Income:
Income (loss) from continuing operations	—	—	—	6,974	—	6,974
Income (loss) from discontinued operations	—	—	—	(160)	—	(160)
Other comprehensive income (loss) from continuing operations	—	—	—	—	309	309

Balances, June 30, 2023	15,051	151	351,694	(95,148)	(1,065)	255,632

Activity in employees’ stock plans	—	—	—	—	—	—
Amortization of stock-based awards	—	—	179	—	—	179
Comprehensive Income:
Income (loss) from continuing operations	—	—	—	3,311	—	3,311
Income (loss) from discontinued operations	—	—	—	(69)	—	(69)
Other comprehensive income (loss) from continuing operations	—	—	—	—	(96)	(96)

Balances, September 30, 2023	15,051	$151	$351,873	$(91,906)	$(1,161)	$258,957

See accompanying notes to the unaudited consolidated condensed financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars and Shares in Thousands)

(Unaudited)

	Shares	Common Stock	Capital in Excess of Par Value	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balances, December 31, 2023	15,051	$151	$352,009	$3,104	$(847)	$354,417
Amortization of stock-based awards	—	—	80	—	—	80
Comprehensive Income:
Income (loss) from continuing operations	—	—	—	17,481	—	17,481
Other comprehensive income (loss) from continuing operations	—	—	—	—	(322)	(322)

Balances, March 31, 2024	15,051	151	352,089	20,585	(1,169)	371,656

Amortization of stock-based awards	—	—	82	—	—	82
Comprehensive Income:
Income (loss) from continuing operations	—	—	—	8,988	—	8,988
Other comprehensive income (loss) from continuing operations	—	—	—	—	255	255

Balances, June 30, 2024	15,051	151	352,171	29,573	(914)	380,981

Warrants exercised	—	—	7	—	—	7
Amortization of stock-based awards	—	—	96	—	—	96
Comprehensive Income:
Income (loss) from continuing operations	—	—	—	2,077	—	2,077
Other comprehensive income (loss) from continuing operations	—	—	—	—	78	78

Balances, September 30, 2024	15,051	$151	$352,274	$31,650	$(836)	$383,239

See accompanying notes to the unaudited consolidated condensed financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Organization and Nature of Operations

Unless otherwise indicated, the terms “Company,” “Parker,” “Parker Wellbore,” “we,” “us,” “its” and “our” refer to Parker Drilling Company, incorporated in Delaware, together with its wholly-owned subsidiaries, and “Parker Drilling” refers solely to the parent, Parker Drilling Company. Parker Wellbore is an integrated service provider of complete wellbore services from drilling, to rental tools to well construction services. We have operated in over 60 countries since beginning operations in 1934, making us among the most geographically experienced drilling contractors and rental tools providers in the world.

Our business is comprised of two main business lines: (1) rental tools services and (2) drilling services.

Rental Tools Services Business

In our rental tools services business, we provide premium rental equipment and services to exploration & production companies, drilling contractors, and service companies on land and offshore in the U.S. and select international markets. Tools we provide include standard and heavy-weight drill pipe, all of which are available with standard or high-torque connections, tubing, drill collars, pressure control equipment, including blowout preventers, and more. We also provide well construction services, which includes tubular running services and downhole tool rentals, well intervention services, which includes whipstocks, fishing, and related services, as well as inspection and machine shop support. Rental tools are used during drilling and/or workover programs and are requested by the customer as needed, requiring us to keep a broad inventory of rental tools in stock. Rental tools are usually rented on a daily or monthly basis.

Drilling Services Business

In our drilling services business, we drill oil, natural gas, and geothermal wells for customers globally. We provide this service with both Company-owned rigs and customer-owned rigs. We refer to the provision of drilling services with customer-owned rigs as our operations and management (“O&M”) service in which our customers own their drilling rigs, but choose Parker to operate and manage the rigs for them. The nature and scope of activities involved in drilling a well is similar whether it is drilled with a Company-owned rig (as part of a traditional drilling contract) or a customer-owned rig (as part of an O&M contract). In addition, we provide project-related services, such as engineering, procurement, project management, commissioning of customer-owned drilling rig projects, operations execution, and quality and safety management. We have extensive experience and expertise in drilling geologically challenging wells and in managing the logistical and technological challenges of operating in remote, harsh, and ecologically sensitive areas.

Basis of Presentation

The consolidated condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and are unaudited. In the opinion of the Company, these consolidated condensed financial statements include all adjustments which, unless otherwise disclosed, are of a normal recurring nature, necessary for their fair statement for the periods presented. The results for interim periods are not necessarily indicative of results for the entire year. The consolidated condensed financial statements presented herein should be read in connection with the consolidated financial statements included in our Annual Report for the year ended December 31, 2023.

Consolidation

The consolidated condensed financial statements include the accounts of the Company and subsidiaries in which we exercise control or have a controlling financial interest, including entities, if any, in which the Company is allocated a majority of the entity’s losses or returns, regardless of ownership percentage. If a subsidiary of Parker Drilling has a 50.0 percent or greater interest in an entity but Parker Drilling’s interest in the subsidiary or the entity does not meet the consolidation criteria described above, then that interest is accounted for under the equity method.

Discontinued Operations

A discontinued operation may include a component of an entity or a group of components of an entity, or a business or non-profit activity. A disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when any of the following occurs: (1) the component of an entity or group of components of an entity meets the criteria to be classified as held for sale; (2) the component of an entity or group of components of an entity is disposed of by sale; (3) the component of an entity or group of components of an entity is disposed of other than by sale (for example, by abandonment or in a distribution to owners in a spinoff).

Due to Russia’s ongoing military action in Ukraine, the Company has discontinued operations on the Sakhalin-1 project with our customer Exxon Neftegas Limited. In September 2022, the Company sold one of its entities in Russia and wrote off assets and liabilities of the Company’s remaining Russian entities. As a result of these actions and in consideration of the criteria for discontinued operations, the Company concluded that our operations in Russia met the classification requirements of discontinued operations. The results of operations in Russia, less applicable income tax expenses or benefits have been disclosed as discontinued operations and reported as a separate component in our statement of operations for current and all prior periods presented. All amounts included in the notes to the unaudited consolidated condensed financial statements relate to continuing operations unless otherwise noted. In 2023, the remaining entities in Russia were fully closed resulting in an official exit from Russia. We incurred additional cost related to discontinued operations in 2023. We do not anticipate any material discontinued operation activity in 2024. See Note 2 - Discontinued operations.

Reclassifications

When applicable, certain reclassifications have been made to prior period amounts to conform to the current period presentation. These reclassifications did not materially affect our consolidated financial results.

Use of Estimates

The preparation of our consolidated condensed financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the date of the consolidated condensed financial statements, and our revenues and expenses during the periods reported. Estimates are typically used when accounting for certain significant items such as legal or contractual liability accruals, self-insured medical/dental plans, impairment, income taxes and valuation allowance, operating lease right-of-use assets, operating lease liabilities and other items requiring the use of estimates. Estimates are based on a number of variables, which may include third party valuations, historical experience, where applicable, and assumptions that we believe are reasonable under the circumstances. Due to the inherent uncertainty involved with estimates, actual results may differ from management estimates.

Cash, Cash Equivalents and Restricted Cash

For purposes of the consolidated condensed balance sheets and the consolidated condensed statements of cash flows, the Company considers cash equivalents to be highly liquid debt instruments that have a remaining maturity of three months or less at the date of purchase.

Dollars in Thousands	September 30, 2024	December 31, 2023
Cash and cash equivalents	$ 95,082	$ 74,673

There was no restricted cash balance as of September 30, 2024, and December 31, 2023.

Impairment

We evaluate the carrying amounts of long-lived assets for potential impairment when events occur or circumstances change that indicate the carrying values of such assets may not be recoverable. We evaluate recoverability by determining the undiscounted estimated future net cash flows for the respective asset groups identified. If the sum of the estimated undiscounted cash flows is less than the carrying value of the asset group, we measure the impairment as the amount by which the assets’ carrying value exceeds the fair value of such assets. Management considers a number of factors, such as estimated future cash flows from the assets, appraisals, and current market value analysis in determining fair value. Assets are written down to fair value if the final estimate of current fair value is below the net carrying value. The assumptions used in the impairment evaluation are inherently uncertain and require management judgment.

Intangible Assets

Our intangible assets are related to customer relationships, trade names, and developed technology, which are classified as definite lived intangibles, that are generally amortized over a weighted average period of approximately three to six years. We assess the recoverability of the unamortized balance of our intangible assets when indicators of impairment are present based on expected future profitability and undiscounted expected cash flows and their contribution to our overall operations. Should the review indicate that the carrying value is not fully recoverable, the excess of the carrying value over the fair value of the intangible assets would be recognized as an impairment loss. See Note 3 - Intangible Assets.

Income Taxes

Income taxes are accounted for under the asset and liability method and have been provided for based upon tax laws and rates in effect in the countries in which operations are conducted and income or losses are generated. There is little or no expected relationship between the provision for or benefit from income taxes and income or loss before income taxes as the countries in which we operate have taxation regimes that vary not only with respect to nominal rate, but also in terms of the availability of deductions, credits, and other benefits. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled and the effect of changes in tax rates is recognized in income in the period in which the change is enacted. Valuation allowances are established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In order to determine the amount of deferred tax assets or liabilities, as well as the valuation allowances, we must make estimates and assumptions regarding future taxable income, where rigs will be deployed, and other matters. Changes in these estimates and assumptions, including changes in tax laws and other changes affecting our ability to recognize the underlying deferred tax assets, could require us to adjust the valuation allowances.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50.0 percent likely of being realized and changes in recognition or measurement are reflected in the period in which the change in judgment occurs. See Note 7 - Income Taxes for further details.

Leases

As lessee, our leases are primarily operating leases. See Note 4 - Operating Leases.

As lessor, our leases are primarily operating leases which are included in revenue in our consolidated condensed statement of operations. See Note 9 - Revenue.

Legal and Investigative Matters

We accrue estimates of the probable and estimable costs for the resolution of certain legal and investigative matters. We do not accrue any amounts for other matters for which the liability is not probable and reasonably estimable. Generally, the estimate of probable costs related to these matters is developed in consultation with our legal advisors. The estimates take into consideration factors such as the complexity of the issues, litigation risks and settlement costs. If the actual settlement costs, final judgments, or fines, after appeals, differ from our estimates, our future financial results may be adversely affected.

Revenue Recognition

See Note 9 - Revenue.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables with a variety of national and international oil and natural gas companies. We generally do not require collateral on our trade receivables. We depend on a limited number of significant customers.

Our largest customer revenue constituted approximately 15.6 percent of our consolidated revenues for the nine months ended September 30, 2024. Excluding revenues from reimbursable costs (“reimbursable revenues”) of $3.4 million, our largest customer revenue constituted approximately 15.3 percent of our total consolidated revenues for the nine months ended September 30, 2024.

The following table includes our deposits in domestic banks in excess of federally insured limits and uninsured deposits in foreign banks:

Dollars in Thousands	September 30, 2024	December 31, 2023
Deposits in domestic banks in excess of federally insured limits	$57,979	$46,494
Uninsured deposits in foreign banks	$35,926	$29,716

Recent Accounting Pronouncements

Accounting standards recently adopted

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). This standard requires an impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, each reporting entity should estimate an allowance for expected credit losses, which is intended to result in more timely recognition of losses. This model replaces multiple existing impairment models in current. GAAP, which generally requires a loss to be incurred before it is recognized. The new standard applies to trade receivables arising from revenue transactions such as contract assets and accounts receivable. Under ASC 606, revenue is recognized when, among other criteria, it is probable that an entity will collect the consideration it is entitled to when goods or services are transferred to a customer. When trade receivables are recorded, they become subject to the CECL model and estimates of expected credit losses on trade receivables over their contractual life will be required to be recorded at inception based on historical information, current conditions, and reasonable and supportable forecasts. The standard is effective for the Company for annual reporting periods beginning after December 15, 2022. We adopted this standard effective January 1, 2023, and there was not a material impact on our financial position, results of operations, and cash flow.

Accounting standards not yet adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures, to enhance the transparency and decision usefulness of income tax disclosures. This provides qualitative and quantitative updates to the rate reconciliation and income taxes paid disclosures, including consistent categories and greater disaggregation of information in the rate reconciliation and disaggregation by jurisdiction of income taxes paid. The new guidance is effective for fiscal years beginning after December 15, 2025. We are currently evaluating the impact of this accounting standard update on our financial statements and related disclosures.

We consider the applicability and impact of all ASUs. We assessed ASUs not listed above and determined that they either were not applicable or do not have a material impact on our financial statements.

Note 2 - Discontinued operations

For the three and nine months ended September 30, 2024, there were no material operating expenses from discontinued operations. For the three and nine months ended September 30, 2023, we recognized $0.1 million and $0.3 million, respectively, of operating expenses from discontinued operations, primarily related to legal expenses for an owned rig located in Russia.

Note 3 - Intangible Assets

Intangible assets consist of the following:

		Balance at September 30, 2024
Dollars in Thousands	Estimated Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names	5	$1,500	$(1,500)	$—
Developed technology	6	200	(183)	17

Total amortized intangible assets		$1,700	$(1,683)	$17

		Balance at December 31, 2023
Dollars in Thousands	Estimated Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names	5	$1,500	$(1,425)	$75
Developed technology	6	200	(158)	42

Total amortized intangible assets		$1,700	$(1,583)	$117

Amortization expense related to intangible assets is presented below:

	Three Months Ended September 30,	Three Months Ended September 30,
Dollars in Thousands	2024	2023
Intangibles amortization expense	$8	$83

	Nine Months Ended September 30,	Nine Months Ended September 30,
Dollars in Thousands	2024	2023
Intangibles amortization expense	$100	$250

Our remaining intangibles amortization expense for the next two years is presented below:

Dollars in Thousands	Expected future intangible amortization expense
Remaining 2024	$8
2025	9

Total	$17

Note 4 - Operating Leases

As lessee, our leasing activities primarily consist of operating leases for administrative offices, warehouses, oilfield services equipment, office equipment, and other items. Our leases have remaining lease terms of 1 year to 11 years, some of which include options to extend the leases for up to 20 years, and some of which include options to terminate the leases within 1 year.

We determine whether a contract is or contains a lease at its inception. Topic 842 requires lessees to recognize operating lease right-of-use assets and operating lease liabilities on the balance sheet. An operating lease right-of-use asset represents our right to use an underlying asset for the lease term and operating lease liability represents our obligation to make lease payments arising from the lease. An operating lease right-of-use asset and an operating lease liability are recognized at the commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The operating lease right-of-use assets also include any lease payments made and include lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise those options.

Supplemental lease information related to our operating leases is presented below:

Dollars in Thousands	September 30, 2024	December 31, 2023
Operating lease right-of-use assets (1)	$28,135	$22,396

Operating lease liabilities - current (2)	5,417	6,265
Operating lease liabilities - noncurrent (3)	27,957	21,888

Total operating lease liabilities	$33,374	$28,153

Weighted average remaining lease term (in years)	8	7
Weighted average discount rate	9.8%	10.1%

(1)	This amount is included in other non-current assets in our consolidated condensed balance sheet.
(2)	This amount is included in accounts payable and accrued liabilities in our consolidated condensed balance sheet.
(3)	This amount is included in other long-term liabilities in our consolidated condensed balance sheet.

Supplemental cash flow information related to leases are as follow:

	Nine Months Ended September 30,	Nine Months Ended September 30,
Dollars in Thousands	2024	2023
Cash paid for amounts included in the measurement of operating lease liabilities	$8,128	$7,910
Operating lease right-of-use assets obtained in exchange for lease obligations	$1,792	$4,083

Maturities of operating lease liabilities as of September 30, 2024, were as follows:

Dollars in Thousands	Operating Leases
2024	$2,432
2025	7,450
2026	6,061
2027	5,806
2028	5,142
Beyond 2028	20,976

Total undiscounted lease liability	47,867

Imputed interest	(14,493)

Total operating lease liabilities	$33,374

Note 5 - Debt

The following table illustrates the Company’s debt portfolio as of September 30, 2024, and December 31, 2023:

Dollars in Thousands	September 30, 2024	December 31, 2023
Term loan, net	$176,472	$176,590

Credit Facility

On March 26, 2019, pursuant to the terms of the Amended Joint Chapter 11 Plan of Reorganization (the “Plan”), we and certain of our subsidiaries, entered into a credit agreement with the lenders party thereto (the “Credit Facility Lenders”), Bank of America, N.A., as administrative agent and Bank of America, N.A. and Deutsche Bank Securities Inc. as joint lead arrangers and joint bookrunners, providing for a revolving credit facility (as amended and restated by the Amended and Restated Credit Agreement (as defined below) and the First Amendment to the Amended and Restated Credit Agreement (as defined below), the “Credit Facility”) with initial aggregate commitments in the amount of $50.0 million, guaranteed by certain of our subsidiaries. Availability under the Credit Facility is subject to a monthly borrowing base calculation and the Credit Facility provides for a $30.0 million sublimit of the aggregate commitments that is available for the issuance of letters of credit. We are required to pay customary letter of credit and fronting fees under the Credit Facility.

The Credit Facility also contains customary affirmative and negative covenants, including, among other things, as to compliance with laws (including environmental laws and anti-corruption laws), delivery of quarterly and annual consolidated financial statements and monthly borrowing base certificates, conduct of business, maintenance of property, maintenance of insurance, restrictions on the incurrence of liens, indebtedness, asset dispositions, fundamental changes, and restricted payments. Additionally, the Credit Facility contains customary events of default and remedies for credit facilities of this nature. If we do not comply with the financial and other covenants in the Credit Facility, the Credit Facility Lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the Credit Facility, and any outstanding unfunded commitments may be terminated.

On October 8, 2019, we entered into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”). As a result of the Amended and Restated Credit Agreement:

(1)	the Credit Facility matures on October 8, 2024, subject to certain restrictions, including the refinancing of the Company’s Term Loan Agreement (as defined below);

(2)	our annual borrowing costs under the Credit Facility were lowered by reducing:

•	the interest rate to (a) LIBOR plus a range of 1.75 percent to 2.25 percent (based on availability) or (b) a base rate plus a range of 0.75 percent to 1.25 percent (based on availability), and

•	the unused commitment fee to a range of 0.25 percent to 0.375 percent (based on utilization);

(3)	a $25 million liquidity covenant was replaced with a minimum fixed charge coverage ratio requirement of 1.0x when excess availability is less than the greater of:

•	20.0 percent of the lesser of commitments and the borrowing base, and

•	$10.0 million;

(4)	an additional borrower was allowed to be included in the borrowing base upon completion of a field examination;

(5)

the calculation of the borrowing base was revised by, among other things, excluding eligible domestic rental equipment and including 90 percent of investment grade eligible domestic accounts receivable;

(6)	the Company was allowed to grant a second priority lien on non-working capital assets in the event of a refinancing of the Term Loan Agreement (as defined below);

(7)	the amount allowed for an increase to the aggregate commitments was reduced from $75.0 million to $50.0 million; and

(8)	we were permitted to make a voluntary prepayment of $35.0 million on our Term Loan on September 20, 2019, without such prepayment being included in the calculation of our fixed charge coverage ratio.

On March 26, 2021, we executed the First Amendment to the Amended and Restated Credit Agreement (the “Amendment”) which modified the credit facility. As a result of the Amendment:

(1)	aggregate commitments were lowered to $40 million, representing 80 percent of commitments under the Amended and Restated Credit Agreement;

(2)

certain other thresholds, such as the availability threshold triggering a cash dominion trigger period and the letter of credit sublimit, were similarly amended to 80 percent of amounts or $8 million and $24 million, respectively under the Amended and Restated Credit Agreement;

(3)	our annual borrowing costs under the Credit Facility were raised by increasing the interest rate to:

•	LIBOR (with a 0.50 percent floor) plus a range of 2.75 percent to 3.25 percent (based on availability), or

•	a base rate plus a range of 1.75 percent to 2.25 percent (based on availability);

(4)	the calculation of the borrowing base was revised by including eligible domestic rental equipment at the lower of:

•	90 percent of net book value,

•	40 percent of net equipment orderly liquidation value (subject to bi-annual appraisal),

•	$10 million, and

•	25% of the total borrowing base exclusive of cash collateral;

(5)	a clause was added to the letter of credit sublimit allowing the administrative agent, in its sole discretion, to increase the letter of credit sublimit.

On March 30, 2023, we executed the Second Amendment to the Amended and Restated Credit Agreement (the “Second Amendment”) to effectuate a transition from the London interbank offered rate (“LIBOR”) to SOFR (“Secured Overnight Financing Rate”) as administered by the Federal Reserve Bank of New York. We do not expect this transition to materially affect our borrowing costs or the costs to maintain the facility.

On September 9, 2024, we executed the Third Amendment to the Amended and Restated Credit Agreement (the “Third Amendment”). As a result of the Amendment:

(1)	the Credit Facility matures on September 9, 2029 subject to certain restrictions, including the refinancing of the Company’s Term Loan Agreement;

(2)	our annual borrowing costs under the Credit Facility using SOFR interest and base rate loans are:

•	SOFR plus a range of 2.00 percent to 2.5 percent (based on availability), or

•	a base rate plus a range of 1.00 percent to 1.5 percent (based on availability).

As of September 30, 2024, there are no amounts outstanding under the Credit Facility. The borrowing base availability under the Credit Facility was $25.3 million, after reducing total availability of $40.0 million by $14.7 million supporting letters of credit outstanding. As of September 30, 2024, debt issuance costs of $0.1 million ($0.1 million, net of amortization) are being amortized over the term of the Credit Facility on a straight-line basis.

As of September 30, 2024, we were in compliance with all financial covenants under the Credit Facility.

Term Loan

On March 26, 2019, pursuant to the terms of the Plan, we and certain of our subsidiaries entered into a second lien term loan credit agreement (the “Term Loan Agreement”) with the lenders party thereto (the “Term Loan Lenders”) and UMB Bank, N.A., as administrative agent, providing for term loans (the “Term Loan”) in the amount of $210.0 million, guaranteed by certain of our subsidiaries. A portion of the Term Loan matured on March 26, 2024, and a portion matures on September 26, 2025. The Term Loan Lenders include clients, funds, and/or accounts of or advised by certain current equity holders of the Company.

The Term Loan bears interest at a rate of 13.0 percent per annum, payable quarterly on the first day of each January, April, July, and October, beginning July 1, 2019. With respect to the portion of the Term Loan that matured March 26, 2024, 11.0 percent interest was paid in cash and 2.0 percent was paid in kind and capitalized by adding such amount to the outstanding principal. With respect to the portion of the Term Loan maturing September 26, 2025, the full 13.0 percent interest is paid in cash.

We may voluntarily prepay all or a part of the Term Loan, and under certain conditions we are required to prepay all or a part of the Term Loan, in each case, at a premium: (1) on or prior to 6 months after the closing date, of 0 percent; (2) from 6 months and on or prior to two years after the closing date, of 6.50 percent; (3) from two years and on or prior to three years after the closing date, of 3.25 percent; and (4) from three years after the closing date and thereafter, of 0 percent.

On September 20, 2019, we made a voluntary prepayment on the Term Loan of $35.0 million in principal, plus $1.0 million in interest associated with the principal payment. Since the prepayment occurred within the first six months from the closing date, no premium was applicable on the prepayment. Because we are beyond three years after the closing date, any future prepayments may be made with no premium.

On January 13, 2023, we and certain of our subsidiaries, certain accepting lenders party to the Term Loan Agreement, and UMB Bank, N.A. as administrative agent, executed the second amendment and limited waiver to the Term Loan Agreement (“Second Amendment to Term Loan Agreement”). In the Second Amendment to Term Loan Agreement, the Company offered a 2 percent amendment fee in exchange for extending the maturity of the Term Loan Agreement from March 26, 2024 to September 26, 2025. The total debt balance as of January 13, 2023 was $189.1 million. Approximately 94.2 percent of the lenders party to the Term Loan Agreement, representing $178.1 million, accepted the terms of the Second Amendment to Term Loan Agreement. The remaining 5.8 percent of the debt held by lenders party to the Term Loan Agreement that did not accept the terms of the Second Amendment to the Term Loan Agreement, representing $11.0 million, was due March 26, 2024. As of September 30, 2024, debt issuance costs of $3.7 million ($1.3 million, net of amortization) are being amortized over the term of the Term Loan on a straight-line basis.

On December 15, 2023, we made a voluntary prepayment of $10.5 million on the Term Loan portion due March 26, 2024, plus $0.2 million in interest associated with the principal payment. Since the payment occurred beyond three years after the closing date, no premium was applicable on the prepayment.

As of September 30, 2024, the Term Loan balance of $176.5 million, due September 26, 2025, is included in the current portion of the Term loan, net in our consolidated condensed balance sheet and is expected to be refinanced. The current portion of the Term Loan also includes amounts attributed to lender claimants of $0.6 million, matured March 26, 2024 and remained unclaimed at maturity. In accordance with the terms of the Term Loan, the unclaimed loans were deemed paid in full and the liability extinguished. The cumulative interest paid to the lender claimant reserve from origination of the Term Loan of $0.5 million was distributed in partial settlement of the Term Loan principal pursuant to the terms of the Term Loan.

The Term Loan is subject to mandatory prepayments and customary reinvestment rights. The mandatory prepayments include prepayment requirements with respect to a change of control, asset sales and debt issuances, in each case subject to certain exceptions or conditions. The Term Loan Agreement also contains customary affirmative and negative covenants, including as to compliance with laws (including environmental laws and anti-corruption laws), delivery of quarterly and annual financial statements, conduct of business, maintenance of property, maintenance of insurance, restrictions on the incurrence of liens, indebtedness, asset dispositions, fundamental change, and restricted payments. Additionally, the Term Loan Agreement contains customary events of default and remedies for facilities of this nature. If we do not comply with the covenants in the Term Loan Agreement, the Term Loan Lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the Term Loan Agreement. As of September 30, 2024, we were in compliance with all the financial covenants under the Term Loan Agreement.

Supplemental cash flow information related to interest paid is as follow:

	Nine Months Ended September 30,	Nine Months Ended September 30,
Dollars in Thousands	2024	2023
Interest paid	$17,671	$17,423

Note 6 - Fair Value of Measurements

Certain of our assets and liabilities are required to be measured at fair value on a recurring basis. For purposes of recording fair value adjustments for certain financial and non-financial assets and liabilities, and determining fair value disclosures, we estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability.

The fair value measurement and disclosure requirements of FASB ASC Topic No. 820, Fair Value Measurement and Disclosures requires inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows:

•	Level 1 — Unadjusted quoted prices for identical assets or liabilities in active markets;

•

Level 2 — Direct or indirect observable inputs, including quoted prices or other market data, for similar assets or liabilities in active markets or identical assets or liabilities in less active markets; and

•	Level 3 — Unobservable inputs that require significant judgment for which there is little or no market data.

When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the entire measurement even though we may also have utilized significant inputs that are more readily observable. The amounts reported in our consolidated condensed balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value.

Fair value of our Term Loan is determined using Level 2 inputs. The Level 2 fair value was determined using a market approach by comparing secured debt of other companies in our industry that have a similar credit rating and debt amount. Fair value of our Term Loan was determined using Level 2 inputs.

Market conditions could cause an instrument to be reclassified from Level 1 to Level 2, or Level 2 to Level 3. There were no transfers between levels of the fair value hierarchy or any changes in the valuation techniques used during the nine months ended September 30, 2024.

Note 7 - Income Taxes

Income tax expense and the effective tax rate is presented below:

	Three Months Ended September 30,	Three Months Ended September 30,
Dollars in Thousands	2024	2023
Income tax (benefit) expense	$8,178	$9,205

Effective tax rate	79.7%	73.5%

	Nine Months Ended September 30,	Nine Months Ended September 30,
Dollars in Thousands	2024	2023
Income tax (benefit) expense	$22,519	$24,773

Effective tax rate	44.1%	54.0%

The Company’s effective tax rate was 44.1 percent and 54.0 percent for the nine months ended September 30, 2024, and September 30, 2023, respectively, which varied from the U.S. statutory rate of 21.0 percent for both periods, primarily due to the jurisdictional mix of income and loss during the year, our continued inability to recognize the benefits associated with certain losses as a result of valuation allowances, and changes in uncertain tax positions.

Supplemental cash flow information related to income taxes paid (net of refunds) are as follow:

	Nine Months Ended September 30,	Nine Months Ended September 30,
Dollars in Thousands	2024	2023
Income taxes paid (net of refunds)	$8,167	$4,175

We apply the accounting guidance related to accounting for uncertainty in income taxes. This guidance prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Our liability for unrecognized tax benefits is primarily related to foreign operations, (all of which, if recognized, would favorably impact our effective tax rate). Unrecognized tax benefits and accrued interest and penalties related to uncertain tax positions was as follows:

Dollars in Thousands	September 30, 2024	December 31, 2023
Liability for unrecognized tax benefits	$2,080	$1,881

Note 8 - Commitments and Contingencies

We are a party to various lawsuits and claims arising out of the ordinary course of business. We estimate the range of our liability related to pending litigation when we believe the amount or range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ significantly from our estimates.

In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our consolidated condensed balance sheets or statements of cash flows, although they could have a material adverse effect on our consolidated condensed statements of operations for a particular reporting period.

Note 9 - Revenue

The Company’s revenues by type is presented below:

	Three Months Ended September 30,	Three Months Ended September 30,
Dollars in Thousands	2024	2023
Lease revenue	$75,410	$74,114
Service revenue	67,548	71,236

Total revenues	$142,958	$145,350

	Nine Months Ended September 30,	Nine Months Ended September 30,
Dollars in Thousands	2024	2023
Lease revenue	$229,769	$228,269
Service revenue	230,191	206,862

Total revenues	$459,960	$435,131

Lease Revenue

For a lessor, lease revenue recognition begins at the commencement of the lease date, which is defined as the date on which a lessor makes an underlying asset available for use by the lessee. Any pre-commencement payments (e.g. mobilization) are deferred. Subsequently, any lease payments (i.e. related to any fixed consideration received) are recorded as receivables when due and payable by the lessee. All of our lease revenue is from variable lease payments. Variable lease payments are recognized as income in profit or loss as the variability is resolved (i.e. as performance or use of the asset occurs).

Our lease revenue comes from rental tools services business and drilling services business as described below.

Rental Tools Services Business

Dayrate Revenues

Our rental tools services contracts, which include leases of premium rental tools, generally provide for payment on a dayrate basis depending on the rate for the tool defined in the contract.

Such dayrate consideration is allocated to the distinct daily increment to which it relates within the contract term, and therefore, is recognized in line with the contractual rate billed for the services provided for any given day.

Drilling Services Business

Dayrate Revenues

Our drilling services contracts, which include leases of our owned rig “dry leases”, generally provide for payment on a dayrate basis, with higher rates for periods when the drilling unit is operating and lower rates or zero rates for periods when drilling operations are interrupted or restricted. The dayrate invoices billed to the customer are typically determined based on the varying rates applicable to the specific activities performed on an hourly basis.

Such dayrate consideration is allocated to the distinct hourly increment to which it relates within the contract term, and therefore, is recognized in line with the contractual rate billed for the services provided for any given hour.

Mobilization Revenues

We may receive fees (on either a fixed lump-sum or variable dayrate basis) for the mobilization of our rigs.

These activities are not considered to be distinct within the context of the contract and therefore, the associated revenues are allocated to the overall performance obligation and typically recognized ratably over the initial term of the related drilling contract. We record a contract liability for mobilization fees received, which is typically amortized ratably to revenue as services are rendered over the initial term of the related drilling contract. The amortized amount is adjusted accordingly if the term of the initial contract is extended.

Service Revenue

Our rental tools and drilling services provided under each contract is a single performance obligation satisfied over time and comprised of a series of distinct time increments, or service periods. Total revenue is determined for each individual contract by estimating both fixed and variable consideration expected to be earned over the contract term. Fixed consideration generally relates to activities that are not distinct within the context of our contracts and is recognized on a straight-line basis over the contract term. Variable consideration generally relates to distinct service periods during the contract term and is recognized in the period when the services are performed. Our contract terms generally range from 2 to 60 months.

The amount estimated for variable consideration may be constrained (reduced) and is only recognized as revenue to the extent that it is probable that a significant reversal of previously recognized revenue will not occur during the contract term. When determining if variable consideration should be constrained, management considers whether there are factors outside the Company’s control that could result in a significant reversal of revenue as well as the likelihood and magnitude of a potential reversal of revenue. These estimates are re-assessed each reporting period as required. Accounts receivable are recognized when the right to consideration becomes unconditional based upon contractual billing schedules. Payment terms on invoiced amounts are typically 30 days.

Rental Tools Services Business

Dayrate Revenues

Our rental tools services contracts, which includes providing premium rental tools and well services, generally provide for payment on a dayrate basis depending on the rate for the tool defined in the contract.

Such dayrate consideration is allocated to the distinct daily increment to which it relates within the contract term, and therefore, recognized in line with the contractual rate billed for the services provided for any given day.

Drilling Services Business

Dayrate Revenues

Our drilling services contracts, which include operating Company-owned and customer-owned drilling rigs, generally provide for payment on a dayrate basis, with higher rates for periods when the drilling unit is operating and lower rates or zero rates for periods when drilling operations are interrupted or restricted. The dayrate invoices billed to the customer are typically determined based on the varying rates applicable to the specific activities performed on an hourly basis.

Such dayrate consideration is allocated to the distinct hourly increment to which it relates within the contract term, and therefore, recognized in line with the contractual rate billed for the services provided for any given hour.

Mobilization Revenues

We may receive fees (on either a fixed lump-sum or variable dayrate basis) for the mobilization of our rigs.

These activities are not considered to be distinct within the context of the contract and therefore, the associated revenues are allocated to the overall performance obligation and typically recognized ratably over the initial term of the related drilling contract. We record a contract liability for mobilization fees received, which is typically amortized ratably to revenue as services are rendered over the initial term of the related drilling contract. The amortized amount is adjusted accordingly if the term of the initial contract is extended.

Capital Modification Revenues

We may, from time to time, receive fees from our customers for capital improvements to our rigs to meet contractual requirements (on either a fixed lump-sum or variable dayrate basis).

Such revenues are allocated to the overall performance obligation and typically recognized ratably over the initial term of the related drilling contract as these activities are not considered to be distinct within the context of our contracts. A contract liability is recorded for such fees when received.

Demobilization Revenues

We may receive fees (on either a fixed lump-sum or variable dayrate basis) for the demobilization of our rigs.

Due to the inherent uncertainty regarding the realization, we have elected to not recognize demobilization revenues until the uncertainty is resolved. Therefore, demobilization revenues are recognized once the related performance obligations have been completed.

Reimbursable Revenues

We generally receive reimbursements from our customers for the purchase of supplies, equipment, personnel services and other services provided at their request in accordance with a drilling contract or other agreement.

Such reimbursable revenues are variable and subject to uncertainty, as the amounts received and timing thereof is highly dependent on factors outside of our control. Accordingly, reimbursable revenues are not included in the total transaction price until the uncertainty is resolved, which typically occurs when the related costs are incurred on behalf of a customer. We are generally considered a principal in such transactions and record the associated revenues at the gross amount billed to the customer in our consolidated condensed statements of operations. Such amounts are recognized once the services have been performed.

Reimbursable revenues during the period were as follows:

	Three Months Ended September 30,	Three Months Ended September 30,
Dollars in Thousands	2024	2023
Reimbursable revenues	$2,698	$3,469

	Nine Months Ended September 30,	Nine Months Ended September 30,
Dollars in Thousands	2024	2023
Reimbursable revenues	$13,233	$23,619

Contract Costs

The following is a description of the different costs that we may incur for our contracts:

Mobilization Costs

These costs include certain direct and incremental costs incurred for mobilization of contracted rigs. These costs relate directly to a contract, enhance resources of the Company that will be used in satisfying its performance obligations in the future, and are expected to be recovered. These costs are capitalized when incurred as a current or noncurrent asset (depending on the length of the initial contract term), and are typically amortized over the initial term of the related drilling contract. Current and non-current capitalized mobilization costs are included in other current assets and other noncurrent assets, respectively, on our consolidated condensed balance sheet.

Capitalized mobilization costs were as follows:

Dollars in Thousands	September 30, 2024	December 31, 2023
Capitalized mobilization costs	$3,468	$12,467

There was no impairment loss in relation to capitalized costs. Amortization of these capitalized mobilization costs were as follows:

	Three Months Ended September 30,	Three Months Ended September 30,
Dollars in Thousands	2024	2023
Amortization of capitalized mobilization costs	$1,097	$4,396

	Nine Months Ended September 30,	Nine Months Ended September 30,
Dollars in Thousands	2024	2023
Amortization of capitalized mobilization costs	$9,861	$6,653

Demobilization Costs

These costs are incurred for the demobilization of rigs at contract completion and are recognized as incurred during the demobilization process.

Capital Modification Costs

These costs are incurred for rig modifications or upgrades required for a contract, which are considered to be capital improvements, are capitalized as property, plant, and equipment and depreciated over the estimated useful life of the improvement.

Contract Liabilities

Contract liabilities relate to mobilization revenues and capital modification revenues where we have unconditional right to cash, or cash has been received but performance obligations have not been fulfilled. These liabilities are reduced and revenue is recognized as performance obligations are fulfilled.

The following table provides information about contract liabilities from contracts with customers:

Dollars in Thousands	September 30, 2024	December 31, 2023
Contract liabilities - current (deferred revenue) (1)	$8,534	$18,222
Contract liabilities - noncurrent (deferred revenue) (1)	4,484	9,977

Total contract liabilities	$13,018	$28,199

(1)

Contract liabilities - current and contract liabilities - noncurrent are included in accounts payable and accrued liabilities and other long-term liabilities, respectively, in our consolidated condensed balance sheet as of September 30, 2024, and December 31, 2023.

Significant changes to contract liabilities balances during the nine months ended September 30, 2024, are presented below:

Dollars in Thousands	Contract Liabilities
Balance at December 31, 2023	$28,199
Decrease due to recognition of revenue	(19,086)
Increase to deferred revenue during current period	3,905

Balance at September 30, 2024	$13,018

Transaction Price Allocated to the Remaining Performance Obligations

The following table includes revenues expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period.

	Balance at September 30, 2024
Dollars in Thousands	Remaining 2024	2025	2026	Total
Deferred service revenue	$2,365	8,032	2,621	$13,018

The revenues included above consist of mobilization and capital modification revenues for both wholly and partially unsatisfied performance obligations, which have been estimated for purposes of allocating across the entire corresponding performance obligations. The amounts are derived from the specific terms within contracts that contain such provisions, and the expected timing for recognition of such revenue is based on the estimated start date and duration of each respective contract based on information known at September 30, 2024. The actual timing of recognition of such amounts may vary due to factors outside of our control. We have applied the disclosure practical expedient in FASB ASC Topic No. 606-10-50-14A(b) and have not included estimated variable consideration related to wholly unsatisfied performance obligations or to distinct future time increments within our contracts.

Revenues by geographic region

The Company’s revenues by geographic region are presented below:

	Three Months Ended September 30,	Three Months Ended September 30,
Dollars in Thousands	2024	2023
North America	$101,543	$97,732
Latin America	6,339	11,448
Europe, Africa, and CIS	13,027	10,850
Middle East and Asia Pacific	22,049	25,320

Total revenues	$142,958	$145,350

	Nine Months Ended September 30,	Nine Months Ended September 30,
Dollars in Thousands	2024	2023
North America	$315,163	$303,927
Latin America	20,031	31,943
Europe, Africa, and CIS	35,468	39,880
Middle East and Asia Pacific	89,298	59,381

Total revenues	$459,960	$435,131

Western Hemisphere includes North America and Latin America geographic regions, and Eastern Hemisphere includes Europe, Africa, and CIS and Middle East and Asia Pacific geographic regions.

Note 10 - Subsequent Events

On October 14, 2024, we entered into an Agreement and Plan of Merger with Nabors Industries Ltd. (“Nabors”), and a wholly owned subsidiary of Nabors (“Merger Sub”), and Värde Partners, Inc., a Delaware corporation, solely in its capacity as the representative of the stockholders of Parker, providing for the merger (the “Merger”) of Merger Sub with and into Parker, with Parker surviving the Merger as a wholly owned subsidiary of Nabors. Nabors will acquire all of Parker’s issued and outstanding common shares in exchange for 4.8 million shares of Nabors common stock, subject to a share price collar. The transaction also permits Parker to sell and retain the proceeds of Rig 77B, and provides for the payment by Nabors of specified transaction expenses of Parker’s, up to $34 million.

The Company has evaluated subsequent events through December 4, 2024, the date the consolidated financial statements were available to be issued, and concluded no events, other than those disclosed in these consolidated financial statements, had occurred that would require recognition or disclosure in these consolidated financial statements and notes.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

NABORS INDUSTRIES LTD.,

NABORS SUBA CORPORATION,

PARKER DRILLING COMPANY,

and

STOCKHOLDER REPRESENTATIVE

Dated as of October 14, 2024

A-i

A-ii

A-iii

EXHIBITS

Exhibit A	-	Form of Certificate of Incorporation of the Surviving Entity
Exhibit B	-	Form of Bylaws of the Surviving Entity
Exhibit C	-	Form of the Certificate of Merger
Exhibit D	-	Estimated Net Debt Statement
Exhibit E	-	Form of the R&W Insurance Policy
Exhibit F	-	Form of the Registration Rights Agreement
Exhibit G	-	Form of Resignation and Release

SCHEDULES

Schedule 2.11(a)(ii)		Payees
Schedule 2.16(a)		Merger Consideration Schedule

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 14, 2024 (the “Execution Date”), by and among Nabors Industries Ltd., a Bermuda exempted company (the “Parent”), Nabors SubA Corporation, a Delaware corporation and a direct wholly-owned subsidiary of the Parent (the “Merger Sub”), Parker Drilling Company, a Delaware corporation (the “Company”), and Värde Partners, Inc., a Delaware corporation, solely in its capacity as the representative of the stockholders of the Company (such stockholders, the “Stockholders”, and such representative, the “Stockholder Representative”). Each of the parties to this Agreement is sometimes individually referred to in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties”.

R E C I T A L S

A.

Prior to the date hereof, the board of directors of the Company (the “Company Board”) unanimously (i) determined that this Agreement and the transactions contemplated hereby and in the other Transaction Documents (including the merger of the Merger Sub with and into the Company (the “Merger”)) (the Merger, and the transactions contemplated hereby and thereby collectively, the “Transactions”), are advisable, and in the best interests of, the Company and the Stockholders, (ii) authorized the execution and delivery of this Agreement and the Transaction Documents and approved and declared advisable the consummation of the Transactions, including the Merger, (iii) directed that this Agreement and the Transactions be submitted for consideration of the Stockholders, and (iv) resolved to recommend that the Stockholders, as the stockholders of the Company, approve the adoption of this Agreement in accordance with the Delaware General Corporation Law (“DGCL” and such recommendation, the “Company Board Recommendation”).

B.

Prior to the date hereof, the respective boards of directors of the Parent (the “Parent Board”) and the Merger Sub (i) determined that this Agreement and the Transactions, are advisable and in the best interests of, the Parent and its stockholders and the Merger Sub and the Merger Sub’s sole stockholder, (ii) authorized the execution and delivery of this Agreement and the Transaction Documents and approved and declared advisable the consummation of the Transactions, including the Merger, (iii) directed that this Agreement and the Transactions be submitted for consideration of the Parent’s stockholders and the Merger Sub’s sole stockholder, (iv) resolved to recommend that the Parent, as the sole stockholder of the Merger Sub, approve the adoption of this Agreement in accordance with the DGCL and (v) resolved to recommend that the holders of Parent common shares, par value five cents ($0.05) per share (the “Parent Common Stock”), approve the issuance of shares of Parent Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the “Parent Stock Issuance” and such recommendation, the “Parent Board Recommendation”).

C.

Simultaneously with the execution and delivery of this Agreement, as a condition and inducement to the Parent’s willingness to enter into this Agreement, the Supporting Stockholders are entering into (i) a voting and support agreement (the “Stockholder Voting and Support Agreement”), and (ii) a voting and lock-up agreement (the “Stockholder Voting and Lock-Up Agreement”).

In consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent, the Merger Sub, the Company, and the Stockholder Representative agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Annex A, which is hereby incorporated as part of this Agreement as if set forth in this Article I in full. Capitalized terms defined in the body of this Agreement are listed in Annex A with reference to the location of the definitions of such terms in the body of this Agreement.

1.2 Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes the other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, if applicable; (i) references to “days” are to calendar days; (j) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; and (k) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, (i) in the case of “made available” to the Parent, material that has been posted at least two (2) Business Days prior to the Execution Date and has remained continuously available since being uploaded in the virtual “data room” established by or on behalf of the Company (the “Data Room”), and (ii) in the case of “made available” to the Company, shall mean all information disclosed in any Parent SEC Report filed with or furnished to the SEC or otherwise delivered to a Representative of the Company, in each case, at least two (2) Business Days prior to the Execution Date.

ARTICLE II

THE MERGER; CLOSING

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Merger Sub will be merged with and into the Company in accordance with the applicable provisions of the DGCL. As a result of the Merger, the separate existence of the Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving entity (in such capacity, the Company is referred to herein as the “Surviving Entity”).

2.2 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, property, rights, privileges, powers and franchises of each of the Company and the Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity. Immediately after the Effective Time, the Parent shall own all of the equity interests in the Surviving Entity and shall be the sole stockholder of the Surviving Entity.

2.3 Organizational Documents of the Surviving Entity. At the Effective Time, as a result of the Merger and without any further action on the part of the Parent, the Merger Sub, the Company or the holders of any equity interests of any of the foregoing or any other Person, the certificate of incorporation and the bylaws of the Surviving Entity shall be amended and restated in its entirety in the forms attached hereto, respectively, as Exhibit A and Exhibit B, until thereafter changed or amended as provided therein or by applicable Law.

2.4 Directors and Officers of the Surviving Entity. The directors and officers of the Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Entity, each to serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal.

2.5 Merger Consideration. The consideration to be paid in respect of the Merger (such consideration, including, if applicable, any Cash Payment, the “Merger Consideration”) shall be calculated as follows:

(a) The following terms shall have the meanings ascribed below:

(i) “Base Price” means seventy-one dollars and sixteen cents ($71.16).

(ii) “Closing Price” means the VWAP of one (1) share of the Parent Common Stock for the fifteen (15) trading days ended on the fifth (5th) day prior to the Closing Date.

(iii) “Lower Collar Price” means forty-two dollars and seventy cents ($42.70).

(iv) “Lower Collar Value” means two hundred four million nine hundred sixty thousand dollars ($204,960,000).

(v) “Upper Collar Price” means ninety-nine dollars and sixty-two cents ($99.62).

(vi) “Upper Collar Value” means four hundred seventy-eight million one hundred seventy-six thousand dollars ($478,176,000).

(b) If the Closing Price is (i) less than or equal to the Upper Collar Price and (ii) greater than or equal to the Lower Collar Price, the Merger Consideration shall consist of four million eight hundred thousand (4,800,000) shares of Parent Common Stock;

(c) If the Closing Price is greater than the Upper Collar Price, the Merger Consideration shall consist of the number of shares of Parent Common Stock equal to (i) the Upper Collar Value divided by (ii) the Closing Price; and

(d) If the Closing Price is less than the Lower Collar Price, the Merger Consideration shall equal (i) four million eight hundred thousand (4,800,000) shares of Parent Common Stock plus (ii) an amount of cash which equals (x) the Lower Collar Value minus (y) (1) four million eight hundred thousand (4,800,000) multiplied by (2) the Closing Price (the “Cash Payment”).

(e) Notwithstanding anything herein to the contrary, the Merger Consideration described in this Section 2.5 is subject to adjustment as set forth in Section 2.13.

(f) Notwithstanding anything herein to the contrary, in no event shall the stock portion of the Merger Consideration (including, without limitation, the Converted Equity Awards) exceed (i) four million eight hundred thousand (4,800,000) shares of Parent Common Stock or (ii) in the event of Section 2.5(c), the number of shares of Parent Common Stock equal to (x) the Upper Collar Value divided by (y) the Closing Price.

2.6 Conversion of Shares. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any Party:

(a) Each share of common stock, par value $0.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value one cent ($0.01) per share, of the Surviving Entity with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Entity. From and after the Effective Time, all certificates representing shares of the Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

(b) Each share of common stock of the Company, par value one cent ($0.01) per share (the “Company Common Stock”) outstanding immediately prior to the Effective Time (other than such shares of Company Common Stock constituting Dissenting Shares, which shall be treated as set forth in Section 2.8) shall convert into the right to receive (without interest) the Per Share Merger Consideration. All such shares of Company Common Stock shall thereafter cease to be outstanding, shall automatically be canceled, extinguished and retired and shall cease to exist, and the holders of the shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect to the shares of Company Common Stock, except for the right to receive (without interest) the Per Share Merger Consideration.

(c) Each share of Company Common Stock held in the treasury of the Company or held by the Parent or the Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(d) In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Parent Common Stock occurring after the Execution Date and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.7 Treatment of Company Awards

(a) Company Stock-Settled RSUs. Immediately prior to the Effective Time, each outstanding Company Stock-Settled RSU Award, whether or not vested, shall automatically, and without any required action on the part of the holder thereof, become fully vested, cancelled and settleable into shares of Company Common Stock and the Company shall be deemed to have issued to each holder of such Company Stock-Settled RSU Award (a “Company Stock-Settled RSU Holder”) the number of shares of Company Common Stock that would have been issued to such Company Stock-Settled RSU Holder had such Company Stock-Settled RSU Award been settled in shares of Company Common Stock after giving effect to the deduction of the number of shares of Company Common Stock otherwise issuable in connection with the settlement of such Company Stock-Settled RSU Award that is used to satisfy the Company Stock-Settled RSU Holder’s tax withholding liability thereunder. At the Effective Time, each share of Company Common Stock deemed to have been issued by the Company to the Company Stock-Settled RSU Holders upon settlement of the Company Stock-Settled RSU Awards pursuant to this Section 2.7(a) (a “Converted Company Stock-Settled RSU”) shall be converted into the right to receive (without interest) the Per Share Merger Consideration in accordance with Section 2.6 (and the Merger Consideration Schedule).

(b) Company PSUs. Immediately prior to the Effective Time, each outstanding Company PSU Award, whether or not vested, shall automatically, and without any required action on the part of the holder thereof, become vested in accordance with its terms (to the extent the applicable performance criteria set forth in the applicable agreement evidencing the Company PSU Award or otherwise approved by the Company’s board of directors have been met), cancelled and settleable into shares of Company Common Stock and the Company shall be deemed to have issued to each holder of such Company PSU Award the number of shares of Company Common Stock that would have been issued to such Company PSU Holder had such Company PSU Award been settled in shares of Company Common Stock after giving effect to the deduction of the number of shares of Company Common Stock otherwise issuable in connection with the settlement of such Company PSU Award that is used to satisfy the Company PSU Holder’s tax withholding liability thereunder. At the Effective Time, each share of Company

Common Stock deemed to have been issued by the Company to the Company PSU Holders upon settlement of the Company PSU Awards pursuant to this Section 2.7(b) (a “Converted Company PSU”) shall be converted into the right to receive (without interest) the Per Share Merger Consideration in accordance with Section 2.6 (and the Merger Consideration Schedule). Any Company PSU Award that does not so vest in accordance with its terms shall be terminated and forfeited for no consideration, effective as of the Effective Time.

(c) Company Cash-Settled RSUs. Immediately prior to the Effective Time, each outstanding Company Cash-Settled RSU Award, whether or not vested, shall automatically, and without any required action on the part of the holder thereof, become fully vested, cancelled and settleable in an amount of cash (without interest) equal to the product of (x) the number of shares Parent Common Stock into which each such Company Cash-Settled RSU Award would be convertible if such Company Cash-Settled RSU Award were converted into the number of shares of Company Common Stock underlying such Company Cash-Settled RSU Award and (y) the Closing Price (in each case, with respect to each holder of Company Cash-Settled RSU Awards, in the amounts as set forth on the Merger Consideration Schedule). At the Effective Time, Parent shall, or shall cause the Surviving Entity to, pay (through its payroll systems in the case of employees) all amounts payable pursuant to this Section 2.7(c) to the former holders of Company Cash-Settled RSU Award.

(d) Company Performance Cash Unit Awards. At the Effective Time, the Parent shall, or shall cause the Surviving Entity to, pay (through its payroll systems) the holders of Company PCU Awards an amount in Cash equal to one hundred dollars ($100) multiplied by the amount of vested Company PCU Awards (as if Closing had occurred on the Closing Date), payable in a lump sum at the Effective Time (in each case, with respect to each holder of Company PCU Awards, in the amounts as set forth on the Merger Consideration Schedule). Any unvested Company PCU Awards immediately following consummation of the Closing shall be forfeited and cancelled for no consideration in accordance with the terms of the award agreements for the Company PCU Awards.

(e) Company Options. Immediately prior to the Effective Time, each outstanding Company Option Award, whether or not vested or exercisable, shall automatically, and without any required action on the part of the holder thereof (each, an “Option Holder” and, together with the Company Stock-Settled RSU Holders and the Company PSU Holders, the “Equity Award Holders”), become fully vested, exercisable into shares of Company Common Stock and the Company shall be deemed to have issued to each Option Holder the number of shares of Company Common Stock that would have been issued to such Option Holder upon a “cashless exercise” of such Company Option Award having been cancelled and then settled in shares of Company Common Stock after giving effect to the deduction of the number of shares of Company Common Stock otherwise issuable in connection with the exercise of such Company Option Award that is used to satisfy (x) the aggregate amount of exercise price of such Company Option Award and (y) the Option Holder’s tax withholding liability thereunder; provided, however, that the Company may enter into option cancellation agreements with any such Option Holder providing for settlement of such Company Option Awards at or prior to the Closing in Company Common Stock, Company Stock-Settled RSU Awards, or Merger Consideration. At the Effective Time, each share of Company Common Stock deemed to have been issued by the Company to the Option Holders upon cancellation and settlement of the Company Option Awards pursuant to this Section 2.7(e) and the Incentive Plan (a “Converted Option” and, together with the Converted Company Stock-Settled RSUs and the Converted Company PSUs, the “Converted Equity Awards”, and any holder thereof, a “Converted Equity Holder”) shall be converted into the right to receive (without interest) the Per Share Merger Consideration in accordance with Section 2.6, in each case, with respect to the Company Option Awards held by each Option Holder, in the amounts set forth in the Merger Consideration Schedule or as otherwise agreed by the Company and such Option Holder.

(f) Company Actions. At or prior to the Effective Time, the Company shall take any actions that are necessary on the part of the Company to effectuate the treatment of the Company Awards pursuant to this Section 2.7.

2.8 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.6, Company Common Stock issued and outstanding immediately prior to the Effective Time (other than

Company Common Stock canceled in accordance with Section 2.6(c)) and held by a Stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing (or otherwise contractually waived such Stockholder’s rights to appraisal (including by executing and delivering a Letter of Transmittal)), and who has properly exercised appraisal rights in respect of such Company Common Stock in accordance with Section 262 of the DGCL (each such Stockholder, being referred to as a “Dissenting Stockholder” and, such Company Common Stock held by a Dissenting Stockholder, being referred to collectively as the “Dissenting Shares” until such time as such Stockholder fails to perfect or otherwise loses such Stockholder’s appraisal rights under the DGCL with respect to such Company Common Stock) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted under Section 262 of the DGCL; provided, however, that if after the Effective Time, such Dissenting Stockholder fails to perfect, withdraws or loses such Dissenting Stockholder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Company Common Stock shall be treated as if it had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which the holder of such Company Common Stock is entitled pursuant to Section 2.6(b), without interest thereon. The Company shall provide the Parent prompt written notice of any demands received by the Company for appraisal of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and the Parent and the Company shall jointly participate in all negotiations and proceedings with respect to such demands. Neither the Parent nor the Company (if prior to the Effective Time) or the Stockholder Representative (if at or following the Effective Time) shall, except with the prior written consent of the other, make any payment with respect to, or settle or offer to settle, any such demands.

2.9 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the shares of the Company Common Stock shall thereafter be made. From and after the Effective Time, the holders of certificates or Book-Entry Shares evidencing ownership of shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except for the right to receive (without interest) the Merger Consideration, as provided in this Agreement and subject to the terms and conditions of this Agreement.

2.10 Closing.

(a) The closing of the Merger (the “Closing”) and the Transactions contemplated by this Agreement, shall take place at 10:00 a.m., Eastern Time, on a date that is five (5) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Haynes and Boone, LLP in Houston, Texas, or such other time and place as the Parent and the Company may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

(b) At the Closing, the Parent shall cause, and the Company and the Merger Sub shall prepare and execute, a certificate of merger in accordance with the relevant provisions of the DGCL, substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”), to be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the acceptance of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by the Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

2.11 Payments and Issuances.

(a) Payments and Issuances.

(i) The Parent shall deposit or cause to be deposited with Computershare Trust Company, N.A., a Delaware corporation, or such other exchange agent as mutually agreed by Parent and the Company

(the “Exchange Agent”), for the benefit of the holders of the shares of Company Common Stock and holders of Converted Equity Awards, (A) at or prior to the Effective Time, an aggregate number of shares of Parent Common Stock to be issued in non-certificated book-entry form sufficient to deliver the number of shares of Parent Common Stock required to be delivered in respect of any shares of the Company Common Stock pursuant to Section 2.5 and Converted Equity Awards pursuant to Section 2.7, subject to any adjustment necessary pursuant to Section 2.13, (B) at or prior to the Effective Time, an aggregate amount of cash in U.S. Dollars sufficient to deliver the amounts required to be delivered in respect of the shares of Company Common Stock and Converted Equity Awards pursuant to the Cash Payment, if applicable, and for payment of fractional shares in lieu of issuance thereof in accordance with Section 2.11(b), and (C) as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of the shares of Company Common Stock may be entitled pursuant to Section 2.15 with both a record and payment date after the Effective Time and prior to the surrender of such shares of Company Common Stock (such shares of Parent Common Stock and cash to be deposited with the Exchange Agent pursuant to this Section 2.11 being the “Exchange Fund”).

(ii) At the Closing, the Parent shall pay or cause to be paid to the applicable payees the Estimated Transaction Expenses pursuant to the delivery instructions provided in the applicable Transaction Expense Invoices, including to the payees set forth on set forth in Section 2.11(a)(ii) of the Company Disclosure Schedule.

(b) No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued in connection with the Transactions, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a holder of Parent Common Stock. All fractional shares of Parent Common Stock that a holder of Company Common Stock or a holder of Converted Equity Awards would be otherwise entitled to receive pursuant to Section 2.6(b) or Section 2.7, as applicable, but for this Section 2.11(b), shall be aggregated and such holder shall be entitled to receive a cash payment, without interest, in lieu of any such fractional share, equal to the product (rounded to the nearest whole cent) of (i) the amount of such fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 2.11(b), be entitled under Section 2.6(b) or Section 2.7, as applicable, and (ii) an amount equal to the Closing Price. No holder of Company Common Stock or Converted Equity Awards shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 2.11(b) to any dividends, voting rights or any other rights in respect of any fractional share interests in a share of Parent Common Stock to which such holder would, but for this Section 2.11(b), be entitled under Section 2.6(b). The Parties acknowledge that the payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

(c) No Interest. Notwithstanding anything to the contrary herein, no interest shall accumulate on any cash payable in connection with the consummation of the Merger.

(d) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Parent and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, including from any shares of Parent Common Stock payable pursuant hereto, any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. If the applicable withholding agent determines that deduction or withholding is required, it shall give reasonable prior notice of any amount to be deducted or withheld to the Stockholder Representative, other than for withholdings required on any compensatory payments or as a result of the failure by the Company to deliver certificate required under Section 2.12(b)(ix). The Parties shall reasonably cooperate with each other, as and to the extent reasonably requested by the other Party, to minimize or eliminate to the extent permissible under applicable Laws the amount of any such deduction or withholding, other than for withholdings required on any compensatory payments or as a result of the failure by the Company to deliver the certificate required under Section 2.12(b)(ix). To the extent that any amounts are so deducted or withheld, such amounts shall be paid to the applicable Governmental Body on behalf of the Person from whom deducted or withheld and, to the extent so paid, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(e) Barge Rig Holdback.

(i) Any amounts received by the Company with respect to the Barge Rig Sale prior to the Closing (net of any (w) reasonable, documented out-of-pocket expenses related to such sale, (x) sales transaction fee or bonus that, in each case, are solely related to the Barge Rig Sale and set forth on Section 2.11(e)(i) of the Company Disclosure Schedule, (y) the reasonable, documented out-of-pocket costs of any ongoing obligations related to such sale or as otherwise may be reduced pursuant to the terms hereof and (z) amounts at Closing that the Company may need to return to the counterparty to the Barge Rig Sale pursuant to the terms of the agreement governing the Barge Rig Sale (including pursuant to Section 2.13(a), the “Barge Rig Holdback Amount”)) shall be set aside by the Company in a separate, segregated deposit account and shall not be distributed by the Company to its Stockholders or otherwise used by the Company in the operation of the Business at any time prior to and including the Closing. To the extent the Company receives any payments with respect to the Barge Rig Sale prior to the Closing, the Company shall promptly notify the Parent of the receipt of such payment (and, in any event, within ten (10) Business Days thereof), and shall, within such ten (10) Business Day period, provide reasonable detail of any reasonable, documented out-of-pocket costs or expenses related to such sale to be netted against such payments.

(ii) From and after the Closing, the Surviving Entity shall retain the Barge Rig Holdback Amount for the period of time that ends on the date that is the date that the Final Excess Transaction Expenses amount is finally determined in accordance with Section 2.13(c), (the “Barge Rig Holdback Period”). Within five (5) Business Days following the expiration of the Barge Rig Holdback Period, the Surviving Entity shall, subject to the terms of Section 2.13 and Section 8.3, disburse the then remaining amount of the Barge Rig Holdback Amount to the Exchange Agent for further distribution to the Stockholders and the Converted Equity Holders in accordance with their applicable Per Share Merger Consideration. For the avoidance of doubt, any amounts received by the Surviving Entity or any of its Affiliates with respect to the Barge Rig Sale after the Closing will not become part of the Barge Rig Holdback Amount and the Surviving Entity will be entitled to retain and use any such amounts in its sole discretion.

2.12 Other Deliveries and Actions at Closing.

(a) At the Closing, the Parent and the Merger Sub shall deliver the following to the Company and the Stockholder Representative in accordance with the applicable provisions of this Agreement:

(i) the certificate contemplated by Section 6.3(c);

(ii) the Registration Rights Agreement, duly executed by the Parent;

(iii) a duly executed binder, attaching the final form of R&W Insurance Policy, to be effective as of the date hereof and as of the Closing (which will be subject to the customary post-Closing conditions under the R&W Insurance Policy binder), insuring the Parent for Losses due to breaches of representations and warranties of the Company Group under Article III or in the Company Closing Certificate and unpaid Taxes of the Company Group attributable to any taxable period ending on or prior to the Closing Date, and, with respect to any taxable period that includes but does not end on the Closing Date, the portion of such period ending on the Closing Date; and

(iv) evidence reasonably satisfactory to the Stockholder Representative that the Parent has paid to QBE Specialty Insurance Company or the broker under the R&W Insurance Policy, in accordance with the terms of the R&W Insurance Policy and corresponding binder, the full amount required to bind the R&W Insurance Policy, along with any other costs, fees, and expenses associated with obtaining the R&W Insurance Policy, fifty percent (50%) of which constitutes an Excess Transaction Expense.

(b) At the Closing, the Company shall deliver (or cause to be delivered) to the Parent:

(i) the written resignations and releases of claims of the (A) officers of the Company, and (B) members of the Company Board, in each case, set forth in Section 2.12(b)(i) of the Company Disclosure Schedule and in the form attached hereto as Exhibit G;

(ii) the certificate contemplated by Section 6.2(c);

(iii) certificates in form and substance reasonably satisfactory to the Parent, dated as of the Closing Date, duly executed by an officer of the Company, as applicable, given by him or her on behalf of the Company, and not in his or her individual capacity, certifying as to: (A) an attached copy of the resolutions of the board of directors of the Company, authorizing and approving the execution, delivery and performance of, and the consummation of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, and stating that such resolutions have not been amended, modified, revoked or rescinded; (B) the incumbency, authority and specimen signature of each officer of the Company, executing this Agreement or any Transaction Document on behalf of the Company; and (C) true and complete attached copies of the Organizational Documents of the Company;

(iv) written documentation and invoices (which includes the names, final amounts owed, wiring instructions, and other payment information) in respect of all Closing Transaction Expenses (the “Transaction Expense Invoices”);

(v) the Registration Rights Agreement, duly executed by the Supporting Stockholders;

(vi) a termination agreement with respect to each of the agreements listed on Section 2.12(b)(vi) of the Company Disclosure Schedule;

(vii) (A) all consents, approvals, Orders or authorizations of, or written evidence that any registrations, declarations or filings made with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, (B) all consents, waivers and approvals and (C) written evidence that the Company has obtained the issuance, approval, reissuance or transfer of the Permits, in each case of clauses (A), (B) and (C), to the extent listed in Section 2.12(b)(vii) of the Company Disclosure Schedule and in form and substance reasonably satisfactory to the Parent;

(viii) certificates of good standing dated not more than five (5) Business Days prior to the Closing Date with respect to the Company issued by the appropriate official of each applicable jurisdiction (A) in which the Company is organized and (B) in which the Company is qualified to do business as a foreign entity;

(ix) (A) a duly executed certificate, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, signed under penalties of perjury by the Company, that satisfies the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445- 2(c)(3) and confirms that the Company is not, nor has it been within five (5) years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code and (B) a notice addressed to the IRS, signed by the Company, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2) to be submitted by the Parent to the IRS as agent for the Company; and

(x) a complete and accurate electronic copy of the Data Room.

2.13 Consideration Adjustment.

(a) The following terms shall have the meanings ascribed below:

(i) “Net Debt” means the amount by which the Company Debt exceeds the Cash of the Company, in each case, calculated as of the Determination Time.

(ii) “Transaction Expenses” means the sum of (A) the Covered Transaction Expenses, plus (B) the Excess Transaction Expenses.

(iii) “Excess Net Debt” means the amount, if any, by which the Net Debt exceeds ninety-nine million dollars ($99,000,000).

(iv) “Determination Time” means 11:59 P.M. United States Eastern Time on the June 30, 2024.

(b) Net Debt Adjustment.

(i) Attached hereto as Exhibit D is a statement (the “Estimated Net Debt Statement”) setting forth, and accompanied by reasonably detailed backup documentation of, the Company’s calculation of the Net Debt (the “Estimated Net Debt”) and setting forth each such item of Company Debt and Cash included in such calculation in reasonable detail and the calculation of the Excess Net Debt resulting therefrom, if any (“Estimated Excess Net Debt Amount”).

(ii) On the date that is the later of (A) thirty (30) days after the Execution Date or (B) the date that is thirty (30) days after the date on which Parent has received the information and backup documentation it has reasonably requested in writing on or prior to thirty (30) days after the Execution Date with respect to the Estimated Net Debt Statement and the calculations of Estimated Net Debt and the Estimated Excess Net Debt Amount included therein, the Parent shall prepare and deliver to the Company a statement (the “Final Net Debt Statement”), which shall include a calculation of the Net Debt (the “Final Net Debt”), setting forth each such item of Company Debt and Cash included in such calculation in reasonable detail and the calculation of the Excess Net Debt resulting therefrom, if any (the “Final Excess Net Debt Amount”). The Company shall have a period of fifteen (15) calendar days after delivery of the Final Net Debt Statement to review such documents and make any objections in writing to the Parent (the “Net Debt Objection Notice”); provided that the Net Debt Objection Notice shall specify the amount of each such objection along with a reasonable basis and supporting documentation to substantiate each such objection. Any items not specifically objected to in the Net Debt Objection Notice will be deemed agreed upon as set forth in the Final Net Debt Statement. If the Company delivers the Net Debt Objection Notice to the Parent within such fifteen (15)-day period, then the Parent and the Company shall attempt to resolve the matter or matters in dispute. If no Net Debt Objection Notice is delivered by the Company within such fifteen (15)-day period, then the Final Net Debt Statement and Final Excess Net Debt Amount shall be final and binding on the Parties. If disputes with respect to the Final Net Debt Statement cannot be resolved by the Parent and the Company within fifteen (15) calendar days after timely delivery of the Net Debt Objection Notice, then, at the request of the Parent or the Company, the specific items remaining in dispute (but no others) shall be submitted to BDO USA, P.C. (the “Auditor”), or if BDO USA, P.C. is not available for such assignment, such other nationally recognized independent accounting or consulting firm as shall be mutually agreed to by the Company and the Parent. The Auditor shall render its determination (it being understood that in making such determination, the Auditor shall be functioning as an accounting expert and not as an arbitrator) as to such specific items remaining in dispute (provided that (w) such Auditor shall not have performed services for the Company, the Parent, the Merger Sub or their respective Affiliates in connection with this Agreement or the Transactions and (x) the Auditor professionals engaged to resolve the dispute pursuant to the Net Debt Objection Notice shall not have performed services for the Company, the Parent, the Merger Sub or their respective Affiliates within the past three (3) years). The matters to be resolved by the Auditor shall be limited to the unresolved items remaining in dispute between the Parent and the Company, and the Auditor shall make such determination based solely on written submissions by the Parent and the Company, and not by independent review. The Auditor shall promptly deliver to the Parent and the Company a written report setting forth its resolution of the disputes and the reasonable basis for each of its determinations, along with its determination of the Final Excess Net Debt Amount, which shall be prepared in a manner consistent with the principles set forth in this Agreement and shall be final and binding on the Parties. Prior to and until the delivery of the Auditor’s written report, there shall be no ex parte communications between the Parties and the Auditor. In resolving any disputed item, the Auditor (x) shall be bound by the provisions of this Section 2.13(b), and (y) may not assign a value to any item greater than the greatest value for such items claimed by either the Parent or the Company or less than the smallest value for such items claimed by either the Parent or the Company. The fees and expenses of the Auditor shall be borne in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Auditor that are unsuccessfully disputed by the Company, on the one hand, and the Parent, on the other hand, as finally determined by the Auditor, bears to the total dollar amount of such remaining disputed items so submitted. By way of example only, if accrued interest is the only disputed item submitted to the Auditor, and the Company claims that accrued is one thousand dollars ($1,000), and the Parent contests only three hundred dollars ($300) of the amount claimed by the Company and if the Auditor ultimately resolves the dispute by awarding the Stockholders two hundred dollars ($200) of the three hundred dollars ($300) contested, then the costs and expenses of the Auditor will be allocated sixty-seven percent (67%) (i.e., 200 / 300) to the Parent and thirty-three percent (33%) (i.e., 100 / 300) to the Stockholders.

(c) Closing Date Adjustment.

(i) At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver, or shall cause to be prepared and delivered, to the Parent a statement (the “Estimated Transaction Expense Statement”) setting forth, and accompanied by reasonably detailed backup documentation, the Company’s calculation of its good faith estimate of the Closing Transaction Expenses (the “Estimated Transaction Expenses”), setting forth each such expense in reasonable detail and indicating whether such expense (A) constitutes a Covered Transaction Expense or an Excess Transaction Expense (the amount that is the sum of such Excess Transaction Expenses the “Estimated Excess Transaction Expenses”), and (B) if such expense constitutes a Covered Transaction Expense, categorizing each expense by the appropriate category thereunder. Notwithstanding anything herein to the contrary, to the extent the sum of (x) any Final Excess Net Debt Amount (as finally determined pursuant to Section 2.13(b)), plus (y) any Estimated Excess Transaction Expenses included in the Estimated Transaction Expense Statement exceed the Barge Rig Holdback Amount, (1) the Merger Consideration delivered at Closing shall be reduced by an amount of shares of Parent Common Stock with an aggregate value, each share priced at the Closing Price, equal to such aggregate excess amount and (2) the Parent shall cause the Surviving Entity to retain the full Barge Rig Holdback Amount from and after Closing (unless, in accordance Section 2.13(c)(iii), the Final Adjustment Amount is less than the amount of the Barge Rig Holdback Amount).

(ii) Within thirty (30) days following the Closing, the Parent shall prepare and deliver to the Stockholder Representative a statement (the “Final Transaction Expense Statement”), which shall include a calculation of the Closing Transaction Expenses, setting forth each such expense in reasonable detail and indicating whether such expense (A) constitutes a Covered Transaction Expense or an Excess Transaction Expense (the sum of such Excess Transaction Expenses the “Final Excess Transaction Expenses”), and (B) if such expense constitutes a Covered Transaction Expense, categorizing each expense by the appropriate category thereunder. The Stockholder Representative shall have a period of thirty (30) days after delivery of the Final Transaction Expense Statement to review such documents and make any objections in writing to the Parent (the “Transaction Expense Objection Notice”); provided, that the Transaction Expense Objection Notice shall specify the amount of each such objection along with a reasonable basis and supporting documentation to substantiate each such objection. The objection and dispute procedures set forth in Section 2.13(b)(ii) shall apply to this Section 2.13(c) mutatis mutandis; provided, however, that any fees of the Auditor that would be allocated to the Stockholders with respect to any Transaction Expense dispute pursuant to this Section 2.13(c)(ii) shall be deemed and treated as Excess Transaction Expenses.

(iii) If the sum of (A) the amount of the Final Excess Net Debt Amount as finally determined pursuant to Section 2.13(b), plus (B) the Final Excess Transaction Expenses as finally determined pursuant to this Section 2.13(c) (the “Final Adjustment Amount”) is less than the amount of the Barge Rig Holdback Amount, then within five (5) Business Days following the expiration of the Barge Rig Holdback Period, subject to any adjustment pursuant to the set-off rights set forth in Section 8.3, (1) the Parent shall cause the Surviving Entity to retain an amount equal to the Final Adjustment Amount from the amount of the Barge Rig Holdback

Amount and (2) the Parent shall cause the Surviving Entity to distribute the remaining amount of the Barge Rig Holdback Amount, if any, as directed by the Stockholder Representative (x) to the Stockholder Representative for any Representative Costs and Expenses and (y) after deduction for amounts distributed to the Stockholder Representative pursuant to clause (x), to the Exchange Agent (for further distribution to the Stockholders and the Converted Equity Holders) by wire transfer of immediately available funds to the account designated by the Exchange Agent in writing. If the Final Adjustment Amount is equal to or greater than the amount of the Barge Rig Holdback Amount, then the Parent shall cause the Surviving Entity to retain the full amount of the Barge Rig Holdback Amount.

(d) Dissenting Escrow Adjustment.

(i) In the event that, at the Closing there are Dissenting Shares then (A) to the extent such Dissenting Shares constitute three percent (3%) or less of the shares of Company Common Stock, the number of shares of Parent Common Stock equal to one-and-a-quarter (1.25) multiplied by the number of shares of Parent Common Stock that would have been distributed to the Dissenting Stockholders holding such Dissenting Shares as part of the Merger Consideration had they not exercised appraisal or dissenters rights (the “1.25x Escrow Shares”), or (B) to the extent such Dissenting Shares constitute more than three percent (3%) but less than ten percent (10%) of the shares of Company Common Stock, the number of shares of Parent Common Stock equal to two (2.0) multiplied by the number of shares of Parent Common Stock that would have been distributed to the Dissenting Stockholders holding such Dissenting Shares as part of the Merger Consideration had they not exercised appraisal or dissenters rights (the applicable number of shares of Parent Common Stock escrowed pursuant to this clause (B), together with the 1.25x Escrow Shares, the “Escrow Shares”), in each case, shall be held by the Parent in escrow and the number of shares of Parent Common Stock included in the Merger Consideration shall be reduced by the amount of Escrow Shares. Parent shall use the Escrow Shares solely for purposes of resolving appraisal or dissenting stockholder claims with respect to the Dissenting Shares in accordance with Section 2.8 and this Section 2.13(d).

(ii) After the Effective Time and solely to the extent Dissenting Shares at Closing constituted in excess of three percent (3%) of the shares of Company Common Stock, upon such time as all claims for dissenters’ or appraisal rights by Dissenting Stockholders holding Dissenting Shares have been satisfied and paid in full, then Parent shall distribute the Remaining Escrow Shares to the Exchange Agent (for further distribution to the Stockholders and the Converted Equity Holders) in accordance with the Merger Consideration Schedule. “Remaining Escrow Shares” means (A) the Escrow Shares, less (B) such number of shares of Parent Common Stock distributed to such Dissenting Stockholders, less (C) such number of shares of Parent Common Stock equal to (1) the sum of (x) the total cash settlement paid to the Dissenting Stockholders and (y) the total reasonable, documented out-of-pocket expenses of Parent related thereto, divided by (2) the Closing Price.

2.14 Exchange Fund; Letters of Transmittal.

(a) The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited or invested by the Exchange Agent as reasonably directed by the Parent; provided, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided, further, that no such deposit or investment (or any loss resulting therefrom) shall affect the amount of cash payable to former holders of the Company Common Stock or the Converted Equity Awards pursuant to the provisions of this Article II. Any interest and other income resulting from such deposit may become part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Agreement shall be promptly returned to the Parent. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed as of the date that is twelve (12) months after the Closing Date shall be delivered to the Parent. Any holder of Company Common Stock or Converted Equity Awards who has not theretofore complied with this Section 2.14(a) shall thereafter look only to Parent for delivery of the Merger Consideration, cash in lieu of fractional shares of Parent

Common Stock, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Section 2.14. None of the Company, the Parent, the Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration would otherwise escheat to or become the property of any Governmental Body), any such shares, cash, dividends or other distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

(b) To the extent not distributed to the Stockholders and the Converted Equity Holders by the Company prior to the Effective Time, as promptly as reasonably practicable (but in any event within two (2) Business Days) after the Effective Time, the Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock and Converted Equity Awards (i) a letter of transmittal in customary form reasonably acceptable to the Company specifying that delivery (A) with respect to any certificates formerly representing the Company Common Stock (each, a “Certificate”) (if any), shall be effected, and risk of loss and title to any Certificates shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.16) to the Exchange Agent or (B) with respect to each book-entry account formerly representing any non-certificated Company Common Stock (each, a “Book-Entry Share”), to the Exchange Agent shall be effected through delivery of an “agent’s message” with respect to Book-Entry Shares and such other provisions as the Exchange Agent may reasonably specify (the “Letter of Transmittal”) and (ii) instructions for surrendering a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.16) in exchange for the aggregate Merger Consideration payable in respect thereof to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.16) together with a duly completed and validly executed Letter of Transmittal in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the Parent shall cause the Exchange Agent to mail to each holder of record of any such Certificate in exchange therefore, as promptly as reasonably practicable (but in any event within two (2) Business Days) after the Effective Time, (A) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive in non-certificated book-entry form pursuant to this Article II in the name of such record holder and (B) a check in the amount (after giving effect to any required Tax withholdings) of (x) its portion of the Cash Payment plus (y) any cash in lieu of fractional shares that such holder is entitled to receive pursuant to Section 2.11(b) plus (z) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 2.15. Any Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(c) To the extent not distributed to the Stockholders by the Company prior to the Effective Time, with respect to Book-Entry Shares, as promptly as reasonably practicable (but in any event within two (2) Business Days) after the Effective Time, the Parent shall cause the Exchange Agent to mail to each holder of record of a Book-Entry Share (i) a Letter of Transmittal and (ii) instructions for transferring the Book-Entry Shares in exchange for the aggregate Merger Consideration payable in respect thereof to the Exchange Agent. Upon surrender to the Exchange Agent of Book-Entry Shares by book-receipt of an “agent’s message” by the Exchange Agent in accordance with the terms of the Letter of Transmittal and accompanying instructions, the Parent shall cause the Exchange Agent to mail to each holder of record of any such Book-Entry Shares in exchange therefore, as promptly as reasonably practicable (but in any event within two (2) Business Days) after the Effective Time, (A) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive in non-certificated book-entry form pursuant to this Article II in the name of such record holder and (B) a check in the amount (after giving effect to any required Tax withholdings) of (x) its portion of the Cash Payment plus (y) any cash in lieu of fractional shares that such holder is entitled to receive pursuant to Section 2.11(b) plus (z) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 2.15.

(d) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of the Parent that such Tax is not payable.

2.15 Distributions with Respect to Unexchanged Shares of Company Common Stock. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by the Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of Parent Common Stock with a record date at or after the Effective Time shall be paid to any holder of any unsurrendered Certificate or Book-Entry Share until the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.16) or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to applicable Law, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Common Stock in accordance with Section 2.5(b), without interest, (a) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, and (b) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time and prior to surrender but with a payment date subsequent to surrender.

2.16 Merger Consideration Schedule.

(a) On or prior to the third (3rd) day prior to the Closing Date, the Company will deliver to the Parent a spreadsheet, setting forth with respect to, as applicable, (i) each record holder of Company Common Stock and each Equity Award Holder (A) such record holder’s or Equity Award Holder’s name and address, (B) the number of shares of issued and outstanding Company Common Stock, held by such record holder, (C) the number of Converted Company Stock-Settled RSUs attributable to such Equity Award Holder, (D) the number of Converted Company PSUs attributable to such Equity Award Holder, (E) the number of Converted Options attributable to such Equity Award Holder, (F) the Merger Consideration payable to such Stockholder or Equity Award Holder in accordance with the provisions hereof, and (G) such Stockholder’s or Equity Award Holder’s pro rata share (in each case of this clause (i), assuming no exercise of appraisal rights pursuant to Section 2.8), and (ii) each record holder of Company Cash-Settled RSU Awards and Company PCU Awards and each Option Holder (A) such record holder’s name, (B) the number of Company Cash-Settled RSU Awards, Company PCU Awards or Converted Options, as applicable, held by each such record holder or Option Holder, and (C) the amount in cash payable to each such holder based on the anticipated Closing Date (such spreadsheet, the “Merger Consideration Schedule”). The Merger Consideration Schedule shall be accompanied by a certificate signed by an authorized executive officer of the Company, in such individual’s capacity as an officer of the Company and not in an individual capacity, certifying that the information set forth in the Merger Consideration Schedule is accurate in accordance with this Agreement and the Organizational Documents of the Company and accurately reflects the number of shares of Company Common Stock held by such Stockholder immediately prior to the Effective Time. The Company will make its representatives reasonably available to the Parent to discuss its allocation of the Merger Consideration contemplated hereby to be set forth therein, such supporting documentation and data, and the Merger Consideration Schedule, and in each case will consider the Parent’s and its counsel’s comments in good faith and revise the Merger Consideration Schedule if, based on the Company’s good faith assessment of the Parent’s comments, the Company determines such changes are warranted. The Merger Consideration Schedule will be appended to this Agreement as Schedule 2.16(a) hereto.

(b) Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of the Parent, the Merger Sub or, following the Closing, the Surviving Entity or any of their respective Affiliates, it is expressly acknowledged and agreed that the Parent, the Merger Sub, the Surviving Entity (following the Closing) and their respective Affiliates shall be entitled to rely on the Merger Consideration Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and in no event shall the Parent, the Merger Sub, the Surviving Entity (following the Closing) or any of their respective Affiliates have any liability to any Person (including the Stockholder Representative and any of the Stockholders) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Merger Consideration Schedule and the allocation or other information set forth therein or payments made by any Person (including the Parent, the Merger Sub, the Surviving Entity (following the Closing) and their respective Affiliates in accordance therewith).

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Except as set forth on the Company Disclosure Schedule the Company represents and warrants to the Parent and the Merger Sub as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date), as follows:

3.1 Organization; Qualification; Corporate Records.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority or be in good standing would not reasonably be expected to have a material and adverse impact on the Company. Each member of the Company Group (other than the Company) is a legal entity duly organized, validly existing and in good standing under the Laws of the applicable jurisdiction of formation and has all requisite corporate or other requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority or be in good standing would not reasonably be expected to have a Material Adverse Effect on such Subsidiary of the Company.

(b) The Company is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to have such power or authority or be in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. Each member of the Company Group (other than the Company) is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to have such power or authority or be in good standing would not reasonably be expected to have a Material Adverse Effect on such Subsidiary of the Company.

(c) The Company has provided to the Parent true, correct and complete copies of the Organizational Documents of each member of the Company Group. To the extent maintained by a member of the Company Group, the stock certificate books, if any, and transfer ledgers of each member of the Company Group are true, correct and complete and have been provided or made available to the Parent.

(d) The minute books and/or other corporate records of the Company Group contain true, correct and complete records of all meetings and accurately reflect all other actions of the stockholders or equity holders and board of directors (including committees thereof) or other governing body of each member of the Company Group since March 26, 2019. The minute books and/or other corporate records of the Company Group since March 26, 2019, have been made available to the Parent.

3.2 Authority; Enforceability.

(a) Each member of the Company Group, subject to the receipt of the Requisite Company Vote, has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each member of the Company Group of the Transaction Documents to which such member of the Company Group is, or will be, a party, and the consummation by each member of the Company Group of the Transactions, subject to the receipt of the Requisite Company Vote, have been duly and validly authorized by the Company Group, and no other corporate proceedings on the part of any member of the Company Group or stockholder or equityholder action is necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the Transactions contemplated by or perform the obligations under the Transaction Documents to which it is, or will be, a party.

(b) The Transaction Documents to which each member of the Company Group is, or will be, a party (subject to the receipt of the Requisite Company Vote) have been (or will be, when executed and delivered at the Closing) duly and validly executed and delivered by such member of the Company Group, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which any member of the Company Group is, or will be, a party (subject to the receipt of the Requisite Company Vote) constitutes (or will constitute, when executed and delivered at or prior to the Closing) the legal, valid and binding agreement of such member of the Company Group, enforceable against such member of the Company Group in accordance with its terms and conditions, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (collectively, “Enforceability Exceptions”).

3.3 Non-Contravention. The execution, delivery and performance of the Transaction Documents to which it is, or will be, a party, and the consummation by the Company Group of the Transactions (subject to the receipt of the Requisite Company Vote) does not and will not: (a) conflict with or result in any breach of or violate (with or without the giving of notice, or the passage of time or both) any provision of the Organizational Documents of any member of the Company Group; (b) conflict with or result in any breach of or violate or constitute a default (or an event that with the giving of notice or the passage of time or both would give rise to a default) under, give rise to any right of termination, cancellation, modification, suspension or acceleration (with or without the giving of notice, or the passage of time or both) under, materially impair the rights of any member of the Company Group or any of the assets of any member of the Company Group under any of the terms, conditions or provisions of any Contract to which any member of the Company Group is a party or by which any property or asset of any member of the Company Group is bound or affected; (c) assuming compliance with the matters referred to in Section 3.4, conflict with or violate any Law to which any member of the Company Group is subject or by which any of the Company Group’s properties or assets is bound; (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of the Company Group; or (e) assuming compliance with the matters referred to in Section 3.4, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by any member of the Company Group, or that otherwise relates to the business of, or any of the assets owned or used by, any member of the Company Group, in each case, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.4 Consents and Approvals. Other than the filings, notices, reports, Consents, registrations, approvals, permits, expirations of waiting periods or authorizations (“Filings”) (a) pursuant to the DGCL, the HSR Act and applicable Antitrust Laws or FDI Laws in each case identified in Section 3.4 of the Company Disclosure Schedule (provided, however, that, for purposes of this clause (a) of Section 3.4 of the Company Disclosure Schedule, the determination of applicable Antitrust Laws or FDI Laws shall be solely based upon the current operations of the Company Group and shall not take into account any effect of the Parent Group’s operations on the applicability of any Antitrust Laws or FDI Laws), the Exchange Act and the Securities Act, (b) required to be made with the NYSE, (c) pursuant to federal and state securities, takeover and “blue sky” Laws, (d) the Requisite Company Vote or (e) those Filings listed in Section 3.4 of the Company Disclosure Schedule, the execution, delivery and performance of the Transaction Documents to which it is, or will be, a party, and the consummation by the Company Group of the Transactions do not and will not, require any Consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with or notification to, any Person or Governmental Body, on the part of any member of the Company Group, in each case, the absence of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (provided, that clauses (b) and (f) of the definition of Material Adverse Effect shall be disregarded for purposes of this Section 3.4).

3.5 Capitalization.

(a) The Stockholders are the sole record and beneficial owner of all of the Company Common Stock entitled to vote. Section 3.5(a)(i) of the Company Disclosure Schedule sets forth, as of September 25, 2024, a true and complete list of each record holder of issued and outstanding shares of Company Common Stock and the number and type of shares of Company Common Stock held by such holder. The Company Common Stock is duly authorized, validly issued, fully paid and non-assessable. The Company Common Stock was not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. Except as set forth on Section 3.5(a)(ii) of the Company Disclosure Schedule, there are no other outstanding equity interests of the Company or any securities or obligations of the Company that are convertible, exchangeable or exercisable for Company Common Stock. The Company Common Stock has been issued in compliance with applicable federal and state securities Laws or bankruptcy Laws, as applicable.

(b) Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, there are no preemptive rights or other outstanding rights, options (whether compensatory or non-compensatory), warrants, calls, puts, conversion rights, exchange rights, stock appreciation rights, restricted stock units, phantom stock, profit participation, any other equity-based compensation, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind (contingent or otherwise) that obligate the Company to issue or sell or transfer any equity interests or any securities or obligations convertible or exchangeable into or exercisable for, or that will give any Person a right to subscribe for or acquire, any equity interests in the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding written contractual obligations, contingent or otherwise, of the Company to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Subsidiary (other than guarantees entered into in the ordinary course of business consistent with past practices by the Company of any indebtedness or other obligation of any direct or indirect wholly owned Subsidiary of the Company and for which no liability of any kind is currently owed (i) with respect to any violation of applicable Law or (ii) to any third party or Governmental Body).

(c) Except for the Stockholder Voting and Support Agreement, there are no (i) stockholder agreements, voting trusts, irrevocable proxies or other agreements to which the Company is a party relating to the voting of any shares of Company Common Stock, (ii) to the Knowledge of the Company, stockholder agreements, voting trusts, irrevocable proxies or other agreements to which the Stockholders are a party relating to the voting of any shares of Company Common Stock or (iii) obligations or commitments of the Company restricting the transfer of, or requiring the registration or sale of, any membership interests, shares of capital stock or other equity interests of the Company.

(d) The Company has no outstanding Bonds, debentures, notes or other obligations the holders of which have the right to vote or consent (or that are convertible into or exercisable for securities having the right to vote or consent) with the holders of equity interests in the Company on any matter.

3.6 Subsidiaries. Section 3.6 of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Section 3.6 of such Company Disclosure Schedule also sets forth the Company’s or its Subsidiaries’ capital stock, equity interests or other direct or indirect ownership interests in any other Person other than capital stock, equity interests or other direct or indirect ownership interests or securities of direct or indirect wholly owned Subsidiaries of the Company. There are no outstanding contractual obligations, contingent or otherwise, of any of the Subsidiaries to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any such Subsidiary of the Company, other than guarantees by the Company of any Indebtedness or other obligation of any direct or indirect wholly owned Subsidiary of the Company. No Subsidiary of the Company owns any shares of Company Common Stock or Parent Common Stock.

3.7 Compliance with Law.

(a) Each member of the Company Group is and has in the last five (5) years been in compliance with all Laws applicable to its properties, operations or assets, or the conduct of its business, the violation of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Within the last five (5) years, no member of the Company Group has received any written notice of, or been charged with, the violation of any Laws, in each case, the violation of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no member of the Company Group is under investigation by any Governmental Body with respect to the violation of any Laws, in each case, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary, the representations and other provisions of this Section 3.7(a) shall not apply to or limit, nor shall they be interpreted as applying to or limiting, the provisions of this Agreement regarding anti-money laundering Laws, Anti-Corruption Laws, Sanctions or Export Control Laws (including, without limitation, Sections 3.7(b) through 3.7(f)).

(b) Section 3.7(b) of the Company Disclosure Schedule sets forth the complete list of all agents (including, without limitation, sales agents, distributors, resellers, freight forwarders, visa processing providers, and customs clearance providers) that are authorized by the Company to be used to conduct its business outside of the United States (the “Authorized Agents”). To the Company’s Knowledge, no agents other than the Authorized Agents are used by any member of the Company Group for these purposes. The Company represents and warrants that it conducted a comprehensive due diligence process aligned with industry best practices in connection with engaging the Authorized Agents and that the Authorized Agents are operating in material compliance with their agreements (or other arrangements or understandings) with the Company Group.

(c) Except where the effects to the Company are not greater than de minimis to the Parent and the Company Group, taken as a whole, since April 24, 2019, (i) to the Knowledge of the Company, no member of the Company Group nor any current or former directors, officers, agents, employees, or any other Person, in each case acting for or on behalf of any member of the Company Group, is in violation of the Anti-Corruption Laws or otherwise, nor (A) has offered, promised, or given anything of value, directly or indirectly, to a Person in violation of applicable Anti-Corruption Laws; (B) has used or caused to be used, directly or indirectly, any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (C) has made or caused to be made, directly or indirectly, any unlawful payment to any Government Official; or (D) has unlawfully taken or caused to be taken, directly or indirectly, any corrupt action in furtherance of any offer, payment, promise to pay, or authorization of the payment of any money or anything of value, or any action in furtherance of any offer, gift, promise to give, or authorization of the giving of anything of value, to any Government Official, or to any Person while knowing or intending that all or some portion of the consideration remitted to that Person will be offered, paid, promised, or given to a Government Official, for the purposes (whether in whole or in part) of inducing or influencing a Government Official to do or refrain from doing any official act, in order to assist in obtaining or retaining business or directing business to any Person, or securing any improper advantage, and (ii) the operations of each member of the Company Group are, and, since April 24, 2019, have been and continue to be conducted in compliance with all applicable anti-money laundering Laws, Anti-Corruption Laws, applicable Sanctions, and applicable Export Control Laws and in material compliance with all other applicable Laws.

(d) Except where the effects to the Company are not greater than de minimis to the Parent and the Company Group, taken as a whole, since April 24, 2019, (i) to the Knowledge of the Company, no member of the Company Group has received written notice or any other notice that such member of the Company Group has been the subject of any investigation, complaint or claim of any violation of any anti-money laundering Laws, Anti-Corruption Laws, Sanctions or Export Control Laws, or of any violation of any other similar applicable Laws, by any Governmental Body; and (ii) no written request for information or audits (other than in the ordinary course of business consistent with past practice) and no written Claims have been received by, and no written Claims have been filed against, any member of the Company Group, alleging any such noncompliance with any anti-money laundering Laws, Anti-Corruption Laws, Sanctions or Export Control Laws or noncompliance with any other similar applicable Laws.

(e) To the Knowledge of the Company, no member of the Company Group nor any of their respective directors, officers, employees, or agents is a Person that is: (i) the target of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant sanctions authority of Australia, Canada, Japan, New Zealand or South Korea (collectively, “Sanctions”); (ii) owned or controlled by any Person(s) that are the target of Sanctions such that it is subject to the same prohibitions as such Person(s); or (iii) located, organized or resident in a country or territory that is the subject of comprehensive U.S. Sanctions (each such country or territory, a “Sanctioned Country”) (each Person referred to in the immediately preceding items (i) and (ii), a “Sanctioned Person”). No member of the Company Group has in the past five (5) years engaged in, or is now engaged in, directly or, to the Knowledge of the Company, indirectly, any dealings or transactions (i) in any applicable Sanctioned Country or (ii) with any Person that, at the time of the dealing or transaction, is or was a Sanctioned Person, and in each of sub-clauses (i) and (ii), in violation of applicable Sanctions the effects of which are not more than de minimis to the Company Group, individually or in the aggregate.

(f) Each member of the Company Group is and, since April 24, 2019, has been, in compliance with all applicable Laws concerning the exportation, re-exportation, importation and temporary importation of any products, technology, technical data or services (together, “Export Control Laws”) and all applicable Sanctions, in each case, except to the extent the effects of such non-compliance would be de minimis to the Parent and the Company Group, taken as a whole. Each member of the Company Group has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws and applicable Export Control Laws and applicable Sanctions.

3.8 Real Property.

(a) Section 3.8(a) of the Company Disclosure Schedule sets forth (A) a complete list of all real property which any member of the Company Group owns in fee (such property, the “Owned Real Property”) including for each Owned Real Property, the (i) street address (or another reasonable description if the physical address is unavailable), (ii) size of the lot and improvements thereon (including the size of any building thereon), and (iii) current real property tax assessment, (B) all leases and subleases granting to any member of the Company Group a right to use or occupy any leased real property, and any amendments and modifications to such leases and subleases (collectively, the “Leases”) (such property, the “Leased Real Property” and, together with the Owned Real Property, collectively, the “Real Property”) and (C) for each parcel of Leased Real Property which Lease is either (1) not terminable by any member of the Company Group party thereto within one (1) year or (2) requires payments by any member of the Company Group in excess of one hundred thousand dollars ($100,000) annually, the (i) street address, (ii) commencement and expiration date of the lease, and (iii) rental rates. The applicable member of Company Group has (x) good, valid and indefeasible fee simple title to the Owned Real Property, free and clear of all Liens (except for Permitted Liens), and (y) valid and subsisting leasehold interests in the Leased Real Property. Except for the Permitted Liens, or as set forth in Section 3.8(a) of the Company Disclosure Schedule, no third party has any rights to occupy or otherwise use any portion of the Owned Real Property. No member of the Company Group has subleased any portion of the Leased Real Property to a third party. The Real Property is all the real property currently used or held for use by any member of the Company Group in connection with the operation of the Business and constitutes all of the real property needed for the conduct of the Business of the Company Group as currently conducted.

(b) With respect to Owned Real Property, no member of the Company Group has received written notice of any Proceedings pending or threatened against any member of the Company Group challenging such member of the Company Group’s title to the Owned Real Property.

(c) With respect to each Leased Real Property, (i) each of the Leases has been duly authorized by the applicable member of the Company Group and executed and is in full force and effect; (ii) no Company Group has received written notice of a currently outstanding default under any of the Leases and, to the Knowledge of the Company, no event has occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company Group; and (iii) no Company Group has assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or similarly encumbered any interest in any Lease.

(d) Each parcel of Real Property (i) has all necessary occupancy and other certificates and permits, municipal and otherwise, for the lawful use and occupancy of the Real Property for the Business required to be obtained by any member of the Company Group, which occupancy and other certificates and permits are valid and in full force and effect; and (ii) does not have any outstanding written notice of violation or correcting work order for such Real Property issued to any member of the Company Group from any Governmental Body or any insurance company.

(e) With respect to each parcel of Real Property, (i) no Governmental Body or other Person has commenced the exercise of the power of eminent domain or a similar power with respect to all or any material part of the Real Property, (ii) there are no pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any Real Property, and the Company Group has not received notice of the same, (iii) excluding Environmental Laws, the Company Group has not received written notice from any Governmental Body of a currently outstanding and uncured violation of any applicable Laws, which, individually or in the aggregate, would reasonably be expected to have an adverse effect in excess of fifty thousand dollars ($50,000), and, to the Knowledge of the Company, no such violation now exists, (iv) there are no pending or, to the Knowledge of the Company, threatened, fire, health, safety, building, zoning, tax certiorari or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property, which, if adversely determined could materially and adversely affect the current use or occupancy thereof, and the Company Group has not received written notice of the same, and (v) all improvements constituting a material part of the Real Property (including structural and foundational elements, mechanical and electrical systems, HVAC, life safety systems, roofs, parking and loading areas), are in good operating condition and repair, ordinary wear and tear excepted, and have been generally maintained in accordance with normal industry practice.

(f) The Company Group has delivered to the Parent, to the extent the following are in the possession and control of any member of the Company Group, copies of each deed for each parcel of Owned Real Property vesting title to such parcel of Owned Real Property in the Company Group and all title insurance policies, all underlying title exception documents and surveys relating to the Owned Real Property.

(g) The Company Group has delivered to the Parent true, correct and complete copies of all Leases for the Leased Real Property. To the Company’s Knowledge, no party to any such Lease has exercised any termination rights with respect to any such Lease.

3.9 Title to and Sufficiency of Assets; Personal Property Leases.

(a) Each member of the Company Group has good, marketable and valid title to (or a valid leasehold interest in) all material assets owned by such member of the Company Group or purported by such member of the Company Group to be owned (or, as applicable, leased or licensed or purported to be leased or licensed by the Company Group) or used in its business, and such material assets are sufficient to conduct the business of the Company Group from and after the Closing without interruption and in the ordinary course of business consistent with past practices, and such title or leasehold interests are free and clear of Liens, except Permitted Liens. All assets owned by each member of the Company Group or purported by each member of the Company Group to be owned, that are, individually or in the aggregate, material to the operation of the business of the Company Group are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) All of the items of personal property that each member of the Company Group leases pursuant to a lease or other agreement (such leases and other agreements, collectively, the “Personal Property Leases”) are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company Group has made available to the Parent true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) Each member of the Company Group has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and no member of the Company Group has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such member of the Company Group under any of the Personal Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

3.10 Financial Statements; Accountants; Intercompany Obligations.

(a) Attached hereto as Section 3.10(a) of the Company Disclosure Schedule are true and complete copies of the following financial statements: (i) audited consolidated balance sheets of the Company Group as of December 31, 2022 and December 31, 2023, and the related audited consolidated statements of operations, comprehensive income, cash flows and stockholders’ equity for the fiscal years then ended (the “Company Audited Financial Statements”) and (ii) the unaudited consolidated condensed balance sheet of the Company Group as of June 30, 2024 (the “Latest Balance Sheet Date”), and the related unaudited consolidated condensed statements of operations, comprehensive income, cash flows and stockholders’ equity for the six (6)-month period then ended, together with all related notes thereto (collectively, the “Company Unaudited Financial Statements” and, together with the Company Audited Financial Statements, the “Company Financial Statements”).

(b) Each of the Company Financial Statements (i) has been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the Company Unaudited Financial Statements, in the absence of footnotes, to changes resulting from normal, year-end audit adjustments made in the ordinary course of business), (ii) is prepared based upon the books and records of the Company Group during the periods involved and (iii) fairly presents in all material respects the financial position and operating results as of, and for the periods ended on, the respective dates thereof.

(c) All books, records and accounts of the Company Group are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws. The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurances: (i) that all transactions of the Company Group are executed in accordance with appropriate authorizations of management; (ii) that all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and other applicable Laws and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with appropriate authorizations of management; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company Group.

(d) No member of the Company Group has liabilities (whether or not required by GAAP to be reflected on a consolidated balance sheet of the Company Group or the notes thereto), except (i) liabilities or obligations reflected on or reserved against on the Company Financial Statements, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent Company Financial Statement or (iii) liabilities that are not material, individually or in the aggregate, to the Company Group, none of which liabilities described in clauses (ii) and (iii) is a liability for a breach of contract, breach of warranty, tort, infringement, violation of Law, or relate to any cause of action, claim or lawsuit.

(e) No member of the Company Group is a party to, and no member of the Company Group has any commitment to become a party to (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among such member of the Company Group, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 2.03(d) of the SEC’s Current Report on Form 8-K).

(f) No member of the Company Group has Indebtedness, other than as set forth in Section 3.10(f) of the Company Disclosure Schedule.

(g) The Business does not require or involve the use of any letters of credit, surety bonds, guarantees or other credit support instruments, other than as set forth in Section 3.10(g) or Section 3.25 of the Company Disclosure Schedule.

(h) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company Group’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls; and (ii) any fraud, whether or not material, that involves management or other Employees who have a significant role in the Company Group’s internal controls. Each member of the Company Group (x) has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); (y) such disclosure controls and procedures are designed to ensure that material information relating to such member of the Company Group, is made known to such member of the Company Group’s principal executive officer and its principal financial officer by others within the Company Group; and (z) such disclosure controls and procedures are effective in timely alerting the applicable member of the Company Group’s principal executive officer and its principal financial officer to material information.

(i) From January 1, 2022 through the date of this Agreement, neither the Company nor, to the Knowledge of the Company, any director, executive officer or accountant of the Company Group has, received any material complaint, allegation, assertion or claim that the Company Group has engaged in improper, illegal or fraudulent accounting or auditing practices. Since January 1, 2022, the Company Group has not identified and has not been advised in writing by the auditors of the Company Group of any fraud or allegation of fraud, whether or not material, that involves management or other employees of the Company Group who have a role in the Company Group’s internal controls over financial reporting. From January 1, 2022 through the date of this Agreement, no attorney representing the Company Group has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company Group or any of their respective officers, directors, employees or agents to the board of directors or any committee thereof of any member of the Company Group.

(j) All accounts payable and notes payable by the Company Group reflected in the Company Financial Statements or arising after the date thereof are the result of bona fide transactions with third parties have arisen in the ordinary course of business consistent with past practice and have been paid or are not yet due and payable.

(k) The Company Group’s auditor, PricewaterhouseCoopers LLP, (i) is a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), and (ii) as of December 31, 2023 and during the period covered by the Company Financial Statements on which they reported, is an independent certified public accounting firm with respect to the Company Group under Rule 101 of the American Institute of Certified Public Accountants Code of Professional Conduct.

(l) The Company has not distributed or otherwise disbursed in any manner any portion of the proceeds received with respect to the Barge Rig Sale (other than any reasonable, documented out-of-pocket expenses related to such sale and the reasonable, documented out-of-pocket costs of any ongoing obligations related to such sale or as otherwise may be reduced pursuant to the terms hereof, which such amounts have been paid to the appropriate recipients thereof or set aside for such payment).

(m) Section 3.10(m) of the Company Disclosure Schedule lists all of the Intercompany Obligations as of the date hereof (other than unwritten Intercompany Obligations entered into in the ordinary course of business consistent with past practices of the Company Group (1) that is not in violation of any applicable Law and (2) for which no liability of any kind is owed to any third party or Governmental Body).

3.11 Absence of Certain Changes. Except as set forth on Section 3.11 of the Company Disclosure Schedule or Contracts or amendments thereto entered into since the Latest Balance Sheet Date set forth on Section 3.13(a) of the Company Disclosure Schedule, (a) since the Latest Balance Sheet Date, (i) except as expressly contemplated by this Agreement, the Business of the Company Group has been conducted in the ordinary course of business consistent with past practice, and (ii) there have not occurred any changes, events, circumstances, occurrences, effects or developments that have had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; and (b) from the Latest Balance Sheet Date to the Execution Date, no action has been taken by any member of the Company Group that, if taken after the Execution Date without the written consent of the Parent, would constitute a breach of any of the covenants set forth in Section 5.1(b). Since the Latest Balance Sheet Date, there has not occurred any damage, destruction or casualty loss resulting in damages exceeding one hundred thousand dollars ($100,000) in the aggregate (whether or not covered by insurance) with respect to any individual asset owned by any member of the Company Group.

3.12 Environmental Matters. Except as set forth in Section 3.12 of the Company Disclosure Schedule:

(a) Each member of the Company Group is, and for the last six (6) years has been, in compliance in all material respects with all Environmental Laws, which compliance includes holding and complying in all material respects with all Environmental Permits required for the operations of the Business as currently conducted. All such Environmental Permits are final and in full force and effect; no action is pending or, to the Knowledge of the Company Group, threatened to terminate, revoke or adversely and materially modify any such Environmental Permit;

(b) No member of Company Group is subject to any pending or, to the Knowledge of the Company, threatened Proceeding arising under any Environmental Law, nor has any member of the Company Group received any written notice, order or complaint from any Governmental Body or Person alleging any Environmental Claim, or violation of or liability arising under any Environmental Law, which remains pending or unresolved;

(c) There have been no Phase I and Phase II assessments conducted in the last six (6) years that reflect the sampling of soil, groundwater, surface water or air for the presence or absence of Hazardous Substances, related to any member of the Company Group;

(d) Other than regulatory orders of general applicability to the industry as a whole and not issued in connection with specific allegations of noncompliance of the Company Group with Environmental Law, no member of the Company Group is subject to any consent agreement, consent decree, order, or settlement with respect to or relating to Environmental Law or Hazardous Substances;

(e) (i) No member of the Company Group has disposed of, arranged for the disposal or recycling of, or Released any Hazardous Substances, (ii) there has been no Release of Hazardous Substances on, at, under, to or from (A) any property currently owned, operated, leased or occupied by the Company Group, (B) any property formerly owned, operated, leased or occupied by the Company Group during the time of such ownership, operation, lease or occupancy or (C) any location at which Hazardous Substances from the operations the Company Group have come to be located, and (iii) the Company Group has not caused or contributed to a Release of Hazardous Substances at, on, adjacent to, under or from property subject to Contract service by the Company Group, in each case of clause (i), (ii) and (iii), in a manner that would reasonably be expected to result, individually or in the aggregate, in any material Environmental Costs and Liabilities of any member of the Company Group;

(f) Excluding customary and commercially reasonable indemnities or assumptions of liability entered into in the ordinary course of business by the Company Group pursuant to the Material Contracts, Leases, and Permits of the Company Group (provided that (i) no claims are pending or, to the Knowledge of the Company, threatened under such indemnities or assumptions of liabilities, (ii) any such indemnity or assumption of liability is not specific as to a pre-existing known liability arising under Environmental Law, and (iii) the Company has no Knowledge of any environmental condition that would give rise to a potential claim or expense under such indemnity or assumption of liability), no member of the Company Group has assumed, undertaken or provided an indemnity with respect to any material liability of any other Person relating to Environmental Law or Hazardous Substances;

(g) No forms of financial assurance or security required under Environmental Law or Environmental Permits have been posted by any member of the Company Group;

(h) To the Knowledge of the Company, no facts, circumstances or conditions currently exist that would reasonably be expected to adversely affect continued compliance in all material respects with or result in material liabilities under Environmental Laws and Environmental Permits or require currently unbudgeted, material capital expenditures to achieve or maintain continued compliance in all material respects with Environmental Laws and Environmental Permits and, to the Knowledge of the Company, no Environmental Laws have been adopted with a future compliance date that, or proposed that if adopted as proposed would, require currently unbudgeted capital expenditures or other material expenditures to achieve or maintain compliance with Environmental Law;

(i) The Company Group has not entered into and is not subject to any voluntary agreement or voluntary program relating to Environmental Laws which materially restricts its operations or requires a material change in its operations or improvements to any of its assets; and

(j) The Company Group has furnished or made available for review all material non-privileged documents within the possession or reasonable control of the Company Group regarding compliance or non-compliance by the Company Group with, or material liability by the Company Group under, Environmental Laws and Environmental Permits and Environmental Costs and Liabilities associated therewith, including (i) material Environmental Permits currently in effect and held by a member of the Company Group, (ii) Phase I and Phase II environmental site assessment reports; and (iii) any reports of material uncorrected Releases of Hazardous Substances (other than uncorrected Releases permitted under Environmental Permits) related to the Company Group, its currently or formerly owned or operated properties or facilities or its operations.

3.13 Material Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of any Contract other than any Company Benefit Program (each such Contract, a “Material Contract” and, collectively, the “Material Contracts”) that any member of the Company Group is a party to or bound by that:

(i) relates to (A) the purchase of materials, supplies, goods, services, real property or other assets, or (B) the construction of capital assets and that provides for (x) payments by such member of the Company

Group in excess of five million dollars ($5,000,000), calculated on an annualized basis, or (y) aggregate payments by such member of the Company Group in excess of five million dollars ($5,000,000), calculated on an annualized basis;

(ii) is an agreement for the furnishing of services by any member of the Company Group to any of its customers that involves a binding commitment by such customer with aggregate payments to such member of the Company Group in excess of five million dollars ($5,000,000), calculated on an annualized basis;

(iii) is a Contract obligating any member of the Company Group to exclusively provide or exclusively obtain products or services for a period of one (1) year or more or requiring any member of the Company Group to purchase or exclusively sell a stated portion of its requirements or outputs;

(iv) contains any unexpired (A) (1) covenants of any member of the Company Group not to (x) compete in any line of business or with any Person in any geographical area or (y) solicit or hire any Person with respect to employment or (2) covenants of any Person not to (x) compete with the Company Group in any line of business or in any geographical area or (y) solicit or hire such Person with respect to employment or (B) exclusivity or “most favored nation” provisions, fixed pricing arrangements or commitments, or any exclusivity obligation;

(v) is a Personal Property Lease involving, or expected to involve, aggregate payments by any member of the Company Group in excess of five hundred thousand dollars ($500,000) in any calendar year;

(vi) is a Contract relating to the incurrence, assumption or guarantee of any material Indebtedness or imposing a Lien on any of the assets of any member of the Company Group, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, letters of credit, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements, or evidences a Capitalized Lease;

(vii) grants any third Person, or obligates any member of the Company Group to exercise, an option, right of first refusal, right of first offer or other preferential right to purchase, sell, lease, encumber or transfer any right, title or interest in and to any material property of any member of the Company Group;

(viii) (A) relates to the acquisition, issuance, voting, registration, sale, or transfer of any securities, (B) provides any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any securities, or (C) provides any member of the Company Group with any right of first refusal with respect to, or right to repurchase or redeem, any securities, in each case of clauses (A), (B) and (C), to the extent such Contract provisions remain valid and enforceable against the Company;

(ix) provides for indemnification of any current or former officer or director of the Company which is still valid and enforceable;

(x) is an agreement pursuant to which any member of the Company Group has any potential continuing indemnification obligations, excluding indemnities entered into in the ordinary course of business consistent with past practice;

(xi) is in respect of the formation of any partnership, licensing arrangement, sharing of profits, or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any member of the Company Group;

(xii) is an acquisition, merger or similar Contract or other Contract relating to the acquisition or disposition of equity interests or material assets of any Person (other than Contracts in respect of the purchase of assets in the ordinary course of business that, individually and in the aggregate, are not material);

(xiii) any exclusive licenses or non-exclusive licenses of Owned Intellectual Property or Licensed Intellectual Property (excluding “off-the-shelf” software licensed to any member of the Company Group on generally standard terms or conditions or involving consideration of less than one hundred thousand dollars ($100,000));

(xiv) is a settlement contract or settlement agreement relating to Owned Intellectual Property;

(xv) is an outstanding power of attorney empowering any Person to act on behalf of any member of the Company Group;

(xvi) would be required to be filed by any member of the Company Group as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act if such item were applicable to any member of the Company Group;

(xvii) is a (A) collective bargaining agreement or contract with any trade union or other labor organization, or (B) Contract with any current or former employee, director, individual or independent contractor, in each case, earning more than an annual base compensation or annual fees of four hundred thousand dollars ($400,000) annually or providing for severance (excluding end of service benefits or other statutory payments arising upon termination of employment), change in control, or retention payments with outstanding payments in excess of fifty thousand dollars ($50,000);

(xviii) is a Contract involving any settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities in connection with any actual or threatened Proceeding involving any member of the Company Group or their Affiliates with unperformed obligations thereunder;

(xix) is a Leased Real Property lease;

(xx) is a Personal Property Lease;

(xxi) is a Contract with any Top Customer, which (A) is in full force and effect, or (B) was in full force and effect in the last three (3) years;

(xxii) is a Contract with any Top Vendor, which (A) is in full force and effect, or (B) was in full force and effect in the last three (3) years;

(xxiii) is a Contract whereby breach or a termination for cause of such Contract directly caused by a material breach of such Contract by the Company Group could have a Material Adverse Effect; and

(xxiv) is a Contract for which any member of the Company Group has an obligation to provide or maintain any Bonds that is enforceable.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the applicable member of Company Group, and of the other parties thereto, enforceable against each of them in accordance with its terms (subject to the Enforceability Exceptions and unless expired in accordance with its terms) and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise set forth in Section 3.13(b)(i) of the Company Disclosure Schedule, continue in full force and effect without penalty or other adverse consequence, unless (A) terminated by a Top Customer at its convenience, or (B) expired in accordance with its terms. The applicable member of the Company Group has performed, in all material respects, all of the obligations under any Material Contract required to be performed by such member of the Company Group prior to the date of this Agreement. Except as set forth in Section 3.13(b)(ii) of the Company Disclosure Schedule, there exists no default or event of default or event, occurrence, condition or act, with respect to any member of the Company Group or, to the Knowledge of the Company, with respect to any other Person, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract, or (ii) give any third party the right to: (A) declare a default or exercise any remedy under any Material Contract; (B) a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract; (C) accelerate the maturity or performance of any obligation of any member of the Company Group under any Material Contract; or (D) cancel, terminate or modify any Material Contract, in each case, with respect to clauses (i), (ii)(A) or (ii)(B), the existence of which, individually or in the aggregate, would reasonably be expected to have an adverse effect in excess of fifty thousand dollars ($50,000). Except as set forth in Section 3.13(b)(iii) of the Company Disclosure Schedule, no party to any of the Material Contracts has exercised any termination rights with respect thereto or has given written notice of any dispute with respect to any Material Contract. The Company Group has made available to the Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

(c) No member of the Company Group is, and no member of the Company Group has been, a party to any Government Contract in the last three (3) years.

3.14 Proceedings; Orders. Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, there is no, and for the past three (3) years there has not been any, Proceeding pending or threatened (in writing or, to the Knowledge of the Company, verbally) against any member of the Company Group (or to the Knowledge of the Company, pending or threatened, against any of the officers, managers, directors or employees of any member of the Company Group with respect to their business activities on behalf of the Company Group), or to which any member of the Company Group is otherwise a party before any Governmental Body, in each case, the existence of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, no member of the Company Group is subject to any Order, and no member of the Company Group is in breach or violation of any Order, in each case, the existence of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, no member of the Company Group is engaged in any Proceeding to recover monies due it or for damages sustained by it. There are no Proceedings pending or, to the Knowledge of the Company, threatened against any member of the Company Group or to which any member of the Company Group is otherwise a party relating to this Agreement or any other Transaction Document or the Transactions.

3.15 Permits. Each member of the Company Group holds and is in compliance in all material respects with all material Permits required for such member of the Company Group to conduct the Business as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect. Each member of the Company Group and has filed all material registrations, reports and documents, in each case, that are necessary or required in connection with the conduct of the Business of such member of the Company Group or the ownership, lease, use or operation of its assets or properties under applicable Laws. To the Knowledge of the Company, no member of the Company Group is in material default under or in material violation of any Company Permits, and no event has occurred or condition exists that, with or without notice or lapse of time or both, would constitute a material default or material violation of any term, condition or provision of any Company Permit. There are no Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Company Permit, in each case, the existence of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. All applications required to have been filed for the renewal of any Company Permit have been duly filed on a timely basis with the appropriate Governmental Body, and all other filings required to have been made with respect to any such Company Permit, have been duly made on a timely basis with the appropriate Governmental Body, in each case, the non-renewal of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, none of the Company Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement and each such Permit will continue in full force and effect following the Closing. In the last five (5) years, no member of the Company Group has received any written notice from any Governmental Body regarding (a) any actual or alleged violation of or failure to comply with any term or requirement of any Company Permit, or (b) any actual revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Company Permit, in each case with respect to clause (a) and (b), the existence of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.16 Taxes.

(a) All Tax Returns required to be filed (taking into account extensions of time for filing) by or with respect to any member of the Company Group have been timely filed and all such Tax Returns are complete and correct in all material respects. All Taxes that are due and payable by any member of the Company Group have been paid in full. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company Group.

(b) All Taxes of the Company Group that are not yet due and payable have been fully accrued on the books of the applicable member of the Company Group.

(c) There is no outstanding claim, deficiency or assessment against the Company Group for any Taxes that has been asserted in writing by any Governmental Body. No written claim has been made by a Governmental Body in a jurisdiction where any member of the Company Group does not file Tax returns or pay Taxes that it is obligated to file Tax Returns or pay Taxes in such jurisdiction. There is no pending audit, examination or other proceeding (and no member of the Company Group has received notice in writing of any proposed or threatened audit, examination or other proceeding) relating to the assessment or collection of any Taxes due from any member of the Company Group.

(d) All Taxes required to be withheld, collected or deposited by or with respect to any member of the Company Group have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(e) There are no outstanding agreements or waivers extending the time for the assessment or payment of any Taxes of any member of the Company Group.

(f) There are no Liens (other than Permitted Liens) on any of the assets of the Company Group that arose in connection with any failure (or alleged failure) to pay any Tax.

(g) No member of the Company Group has participated, nor or is currently participating, in any “reportable transaction,” as defined in Treasury Regulations § 1.6011-4(b).

(h) No member of the Company Group has previously been a member of a Consolidated Group, other than a group of which the Company is the common parent.

(i) No member of the Company Group is a party to any Tax allocation, sharing or indemnity Contract or arrangement (not including any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business consistent with past practice and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). No member of the Company Group has any liability for Taxes of any Person (other than another member of the Company Group) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(j) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date. No member of the Company Group has elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act and no member of the Company Group has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act. No member of the Company Group uses, and no member of the Company Group has used, the cash receipts and disbursements method of accounting for income Tax purposes.

(k) No member of the Company Group has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request pending with any Governmental Body that relates to the Taxes or Tax Returns of any member of the Company Group. No member of the Company Group has executed or filed with any Governmental Body any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax.

(l) No member of the Company Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No member of the Company Group has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(m) No member of the Company Group is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that based on applicable Law could be subject to recapture at or following the Closing. No member of the Company Group engages in (or has engaged) in a trade or business in a country other than the country in which such member is licensed registered, or qualified to business, incorporated or otherwise organized.

(n) No member of the Company Group has an “excess loss account” with respect to stock owned in any other member of the Company Group.

(o) No member of the Company Group has any item of income, gain, loss, expense or deduction that remains deferred under the intercompany transaction rules of Treasury Regulation Section 1.1502-13 (or similar provision of state, local or non-U.S. Law).

(p) Section 3.16(p) of the Company Disclosure Schedule lists each member of the Company Group, the jurisdiction in which such member is incorporated or is otherwise organized, such member’s status for U.S. federal income Tax purposes, and whether an election has been made under Treasury Regulation Section 301.7701-3 with respect to the status of such member.

(q) No member of the Company Group is subject to any gain recognition agreements under Section 367 of the Code.

(r) No member of the Company has an “overall foreign loss” within the meaning of Section 904(f) of the Code.

(s) Except as set forth on Section 3.16(s) of the Company Disclosure Schedule, each member of the Company Group has complied in all material respects with all transfer pricing rules (including maintaining appropriate documentation for all transfer pricing arrangements for purposes of Section 482 of the Code (or any similar provision of non-U.S. Law)).

3.17 Company Employee Benefits.

(a) Section 3.17(a) of the Company Disclosure Schedule provides a list of each material Employee Benefit Plan which is sponsored, maintained, or contributed to, or is required to be contributed to, by any member of the Company Group, or has been sponsored, maintained, or contributed to, or with respect to which any member of the Company Group has or could have any liability or obligation (whether on an actual or contingent basis, including, without limitation, by or through an ERISA Affiliate), by any member of the Company Group, but excluding any plan that is required to be maintained by applicable Law, other than pursuant to Code Sections 4980B, 4980D or 4980H of the Code, or that is sponsored in or whole or in part by any non-U.S. union, non-U.S. employee organization, or Governmental Body (each, a “Company Benefit Program”). For purposes of this Agreement, the term “Employee Benefit Plan” means:

(i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

(ii) any employment, consulting, separation, severance, retention, profit-sharing, savings, stock option, stock appreciation right, phantom stock, equity or equity-based compensation, phantom equity, collective bargaining agreement, change-in-control, bonus, incentive compensation, equity purchase right, salary continuation, severance pay, deferred compensation, supplemental income, vacation, paid-time off, holiday, paid sick leave, disability, death benefit, group welfare insurance, hospitalization, health, medical, dental, vision, life, Code Section 125 “cafeteria” or “flexible” benefit, educational assistance or fringe benefit plan, program, policy, practice, fund, agreement or arrangement and each other compensation or benefit plan, policy, agreement, arrangement, program, practice or understanding, whether written or unwritten, which is not described in Section 3.17(a)(i).

(b) True, correct and complete copies of each written Company Benefit Program, related trusts, insurance policies or group annuity contracts and each other funding or financing arrangement relating to any Company Benefit Program, including all amendments thereto, have been furnished to the Parent, as well as (i) all reports, including nondiscrimination and other required annual testing results and actuarial reports, for the prior three (3) plan years, to the extent applicable; (ii) all personnel, payroll, and employment manuals and policies; (iii) copies of any nonroutine correspondence with or to the Internal Revenue Service or any other Governmental Body; and (iv) the IRS Form 1094-C filed with the IRS and a representative sample IRS Form 1095-C provided to an employee for the three (3) most recent tax years. There has also been furnished to the Parent, with respect to each Company Benefit Program for which such report and description is required to be filed, the most recent report on Form 5500 with related disclosure schedules, audited financial statements and actuarial reports and the current summary plan description and any corresponding summaries of material modifications. If a Company Benefit Program has not been reduced to writing, a written summary of all material terms of such plan has been provided to the Parent. Additionally, the most recent determination letter (or opinion letter, if applicable) from the Internal Revenue Service for each Company Benefit Program intended to be qualified under Section 401(a) of the Code has been furnished to the Parent.

(c) Each Company Benefit Program has been established and currently is administered in compliance in all material respects with its terms, the applicable provisions of ERISA, any collectively bargaining agreement, the Code and all other applicable Laws.

(d) There are no Proceedings pending (other than routine claims for benefits in the ordinary course of business) or, to the Knowledge of the Company, threatened against, or with respect to, any Company Benefit Program or its assets, and, to the Knowledge of the Company, no set of circumstances exists which may reasonably be expected to give rise to a Proceeding (other than routine claims for benefits in the ordinary course of business), against any Company Benefit Program, any fiduciaries thereof with respect to their duties to the Company Benefit Program or the assets of any of the trusts under any Company Benefit Program.

(e) No member of the Company Group nor any of their respective ERISA Affiliates sponsors, contributes to or is required to contribute to or has sponsored, maintained or contributed to, or has been required to contribute to, or has any liability or obligation (whether on an actual or contingent basis) with respect to, any of the following: (A) any plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412, 430 or 4971 of the Code; (B) any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA; or (C) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA; (D) any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code; or (E) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be, or could reasonably be expected to become, a liability of the Parent or any of its Affiliates upon or following the Closing.

(g) No member of the Company Group has post-termination or post-retirement liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (or similar state Law).

(h) Each member of the Company Group has made all payments and contributions to each Company Benefit Program on a timely basis as required by the terms of each such Company Benefit Program (and any insurance contract funding such plan) and all applicable Laws and, to the extent any payment or contribution is not required to be made or paid on or before the date hereof, it has been fully reflected on the Company Financial Statements.

(i) No member of the Company Group nor any of their respective ERISA Affiliates or any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Programs or their related trusts, any member of the Company Group, or any person that any member of the Company Group has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Each Company Benefit Program that is intended to be qualified under Section 401(a) of the Code (“Qualified Plan”) has received a favorable determination letter (or may rely upon a favorable opinion letter, if applicable) that has not been revoked, and there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or its related trust.

(k) Except as provided in Section 3.17(k)(i) of the Company Disclosure Schedule, neither the execution of this Agreement, equityholder approval of this Agreement, nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), will result in, or cause, (i) any increase in the amount or value of, any payment or benefit to any Employee or former employee, officer or director of any member of the Company Group, including any severance, retention or change of control bonus or similar payments; (ii) any limitation on the right of the to amend, merge, or terminate any Company Benefit Program; (iii) accelerated vesting, funding (through a grantor trust or otherwise), delivery or time of payment to any current or former employee, officer or director of any member of the Company Group of any payment or benefit; or (iv) any increase in the amount payable or result in any other obligation pursuant to any Company Benefit Programs. Except as provided in Section 3.17(k)(ii) of the Company Disclosure Schedule, no amount or benefit paid or payable by any member of the Company Group or that could otherwise be received on account of the Closing (whether in cash, in property, in the form of benefits or vesting in cash or property) in connection with the consummation of the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event), or any portion thereof, will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(l) Each Company Benefit Program that is a nonqualified deferred compensation plans subject to Code Section 409A has been operated in compliance with Code Section 409A and the regulations and other authoritative guidance issued thereunder, and no member of the Company Group has any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise taxes under Code Section 409A or Section 4999.

3.18 Labor Matters.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a true and correct schedule, as of such date, setting forth the name of each employee and, with respect to each such employee, his or her: (i) employing entity; (ii) job title, location of employment and full-time or part-time status; (iii) base annual salary (if paid by salary) or hourly rate of pay (if paid by an hourly rate); (iv) status as exempt or non-exempt under the FLSA and any other applicable, similar Laws; (v) total bonus compensation or other incentive compensation paid in 2023; (vi) bonus compensation and other similar incentive compensation paid or eligible for payment for 2024; (vii) hire date and service date (if different); (viii) accrued, unused paid time off balance; (ix) active or inactive status and, if inactive, expected return to work date, if known; and (x) identification of whether such employee has a visa that is currently sponsored by the Company Group. Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, all employees are employed with the applicable member of the Company Group on an at-will basis.

(b) Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, (i) no member of the Company Group is, or has been during the past four (4) years, a party to or bound by any collective bargaining agreement or any other Contract with any labor union, trade union, works council, or other representative of employees and no such agreements are being negotiated; (ii) no labor organization or group of employees of any member of the Company Group has provided notice to any member of the Company Group of a pending demand for recognition or certification; (iii) to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending, or filed, with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) to the Knowledge of the Company, there are no pending or, threatened union organizing activities with respect to any member of the Company Group and the Company represents that no such activities have occurred within the past four (4) years; and (v) there is no labor strike, work stoppage, slowdown, lockout, arbitration, or unfair labor practice charge or grievance, or other material labor dispute pending or, threatened against or involving any member of the Company Group, and the Company represents that no such dispute has occurred within the past four (4) years.

(c) Each member of the Company Group is, and for at least the past three (3) years has been, in compliance in all material respects with all Laws with respect to the employment or engagement of employees (including, without limitation, the FLSA and all such Laws regarding wages and/or hours, classification of employees and independent contractors, Davis-Bacon and Related Acts, collective bargaining, labor relations, anti-discrimination, anti-retaliation, accommodation, recordkeeping, employee leave, sick leave, vacation or paid time off, Tax withholding and reporting, eligibility to be legally employed, meal and rest breaks or periods, reinstatement from leave, harassment or other training, use of consumer reports, WARN, pay equity, workers’ compensation, immigration, safety). As of the Closing Date, to the Knowledge of the Company, the Company Group will be in material compliance with respect to the payment of any wages, bonuses, compensation or other sums owed or due to any present or former employee or independent contractor of any member of the Company Group who has provided services with respect to any member of the Company Group as of such date. To the Knowledge of the Company, all employees of any member of the Company Group are authorized to work under the Laws applicable to each employee’s assigned work location, including under all applicable immigration Laws. Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, there has been no liability under WARN or any other similar applicable Law with respect to any member of the Company Group within the last four (4) years.

(d) Section 3.18(d) of the Company Disclosure Schedule sets forth a true and correct schedule, as of such date, setting forth the name of each current individual independent contractor of any member of the Company Group for the past three (3) years, the total amount paid to each such independent contractor during this time period by year, and all agreements with any such independent contractor. Each member of the Company Group is and for at least the past three (3) years has properly classified all independent contractors in compliance with all applicable Laws.

(e) Except as set forth in Section 3.18(e) of the Company Disclosure Schedule, there are no, and in the past four (4) years there have been no, actions, claims, or Proceedings pending or, to the Knowledge of the Company, threatened by or before any Governmental Body brought by any current or former employee or independent contractor, relating to labor or employment practices, or any alleged non-compliance with any Laws relating to labor or employment that had or could reasonably be expected to result in liability to the Company Group, the effects of which are not more than de minimis to the Parent and the Company Group, taken as a whole. To the Knowledge of the Company, in the past three (3) years no current or former employee has made any material sexual harassment claim against any senior management employee or senior supervisory employee of any member of the Company Group concerning or relating to the Person’s employment with any member of the Company Group. No member of the Company Group is engaged in any material dispute or controversy with any independent contractor.

(f) To the Knowledge of the Company, except as set forth in Section 5.13 of the Company Disclosure Schedule, no officer, executive or key employee of any member of the Company Group: (i) has any present intention to terminate his or her employment with the applicable member of the Company Group within the first twelve (12) months immediately following the Closing Date; or (ii) is party to or bound by any non-competition, non-solicitation, confidentiality, non-disclosure, no-hire, or similar agreement that could restrict such person in the performance of his or her duties for the applicable member of the Company Group or the ability of any member of the Company Group to conduct its business.

3.19 Affiliated Transactions. Except (a) as set forth Section 3.19 of the Company Disclosure Schedule and (b) for transactions for compensation (whether salary, bonus, incentive awards, severance or otherwise) paid or payable by any member of the Company Group to employees of the Company Group, no officer, director, Affiliate of the Company (other than any member of the Company Group), Key Employee, owner of 5% or more of the shares of Company Common Stock or, to the Knowledge of the Company, any member of such Person’s immediate family (or any legal entity in which such person has the power to direct or control the actions of such legal entity) (collectively, the “Affiliate Persons”): (i) owes any amount to any member of the Company Group nor does any member of the Company Group owe any amount to, or has any member of the Company Group committed to make any loan or extend or guarantee credit to or for the benefit of any Affiliate Person, (ii) is involved in any transaction, business arrangement or other relationship with any member of the Company Group (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by any member of the Company Group, (iv) has any claim or cause of action against any member of the Company Group, or (v) owns any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of any member of the Company Group (each, a “Affiliate Transaction”). Each Affiliate Transaction has been conducted at arms’-length and in compliance with all applicable Laws.

3.20 Insurance Coverage. Each member of the Company Group has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which such member of the Company Group is a party or by which it is bound, and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the business, assets and properties of such member of the Company Group. Set forth in Section 3.20(a) of the Company Disclosure Schedule is a list of all insurance policies and all fidelity bonds held by or applicable to any member of the Company Group setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, no event relating to any member of the Company Group has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business consistent with past practices, no insurance policy has been cancelled within the last three (3) years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of any member of the Company Group during such period. Except as set forth in Section 3.20(c) of the Company Disclosure Schedule, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. No event has occurred, including the failure by any member of the Company Group to give any notice or information or any member of the Company Group giving any inaccurate or erroneous notice or information, which limits or impairs the rights of any member of the Company Group under any such insurance policies.

3.21 Intellectual Property and Data Privacy.

(a) Section 3.21(a) of the Company Disclosure Schedule contains a complete and accurate list of all registered and applied for Owned Intellectual Property and all Software owned or purported to be owned by any member of the Company Group.

(b) (i) All Owned Intellectual Property currently used in the Business is valid, subsisting, and enforceable and (ii) no Owned Intellectual Property that is material to the Business has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course of business consistent with past practice), or is subject to any outstanding order, judgment or decree restricting its use.

(c) Each member of the Company Group owns all right, title and interest in and to, or otherwise possess valid licenses or other rights to use, all Intellectual Property Rights used in operation of the Business as presently conducted, free and clear of all Liens (other than Permitted Liens). The consummation of the Transactions will not alter or impair the ownership or right of any member of the Company Group to use any such Intellectual Property Rights or any component thereof, except in a manner that would not be, and would not reasonably be expected to be, material to the Company Group taken as a whole.

(d) The operation of the Business of each member of the Company Group currently used to conduct the Business does not infringe upon, misappropriate, dilute, or otherwise violate any Intellectual Property Rights of any third party. There are no unresolved pending or, to the Knowledge of the Company, threatened actions or claims that allege that any member of the Company Group has infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any third party, or that any of the Owned Intellectual Property is invalid, unenforceable, not owned or not owned exclusively by such member of the Company Group, and no member of the Company Group has received any written notice alleging that it has violated any third party Intellectual Property Rights. Except as set forth on Schedule 3.21(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise diluting or violating rights in any Owned Intellectual Property.

(e) No Owned Intellectual Property is subject to any outstanding court order or decree against any member of the Company Group.

(f) Each member of the Company Group has maintained commercially reasonable practices to protect the confidentiality of the material trade secrets of the Company Group and have required all employees and other Persons with access to any member of the Company Group’s trade secrets to execute contracts requiring them to maintain the confidentiality of such information, except as would not reasonably be expected to be material to the Company Group taken as a whole.

(g) All current and former employees of the Company Group who contributed to the development of any Owned Intellectual Property have executed contracts that presently assign to the applicable member of the Company Group all of such Person’s respective Intellectual Property Rights, or a similar assignment of rights has occurred by operation of law, except where the effects to the Company are not greater than de minimis to the Parent and the Company Group, taken as a whole.

(h) The IT Systems of each member of the Company Group are adequate in all material respects for the current requirements of and use in the Business. Except as set forth on Section 3.21(h) of the Company Disclosure Schedule, no member of the Company Group has in the past three (3) years experienced a failure, virus, bug, breakdown of, material substandard performance or breach of any part of the IT Systems of the Company Group which has caused material disruption or interruption to its use by such member of the Company Group or such member of the Company Group’s customers. The Company Group has taken commercially reasonable steps to provide for the backup and recovery of data and information, have commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The IT Systems of the Company Group do not contain any Malicious Code designed to permit (i) unauthorized access to a computer or network of a member of the Company Group, or (ii) unauthorized disablement or erasure of software, hardware or data of a member of the Company Group. Each member of the Company Group has implemented commercially reasonable technical, administrative, and physical measures designed to protect the integrity and security of the computer systems of the Company Group and the data stored thereon from unauthorized use, access, or modification by unauthorized third parties.

(i) To the Knowledge of the Company, the Software owned by each member of the Company Group is not distributed with any software that is licensed pursuant to an “open source” or other third party license agreement that, as such Software is used by the applicable member of Company Group, requires the disclosure or licensing of any source code owned by any member of the Company Group.

(j) All IT Systems owned or controlled or operated by any member of the Company Group for the benefit of its customers (collectively, the “Hosting Computer Systems”) are in good working order and condition in all material respects. The applicable member of the Company Group lawfully owns, leases or licenses all Hosting Computer Systems that are used in the operations of the Business as of the date of this Agreement. Each member of the Company Group maintains commercially reasonable administrative, physical and technical security controls for the Hosting Computer Systems that are designed to safeguard the Hosting Computer Systems against the risk of business disruption arising from attacks (including virus, exploit and denial-of-service attacks), unauthorized activities of any employee or contractor of any member of the Company Group, hackers or any other Person. To the Knowledge of the Company, no member of the Company Group is in breach of any of its contracts or licenses relating to Hosting Computer Systems. No member of the Company Group is subject to an audit of any kind in connection with any license or other contracts pursuant to which such member of the Company Group holds rights to any third party Software, nor has received any notice of intent to conduct any such audit. Each member of the Company Group implements commercially reasonable measures designed to prevent the introduction of Malicious Code into the Hosting Computer Systems.

(k) The use of the Personal Information by each member of the Company Group in connection with the Business does not infringe or violate the rights of any person or otherwise violate any applicable Law in any material respect. Each member of the Company Group has collected, stored and processed Personal Information from distributors, resellers, partners or customers in accordance with applicable Privacy and Security Law and such Personal Information can be used by the Parent after the Closing in the manner presently used by, and in a manner consistent with the past practices of, each member of the Company Group.

(l) Each member of the Company Group complies, and has in the past three (3) years complied with in all material respects, (i) all applicable Privacy and Security Laws, (ii) all applicable Privacy Policies, and (iii) its contractual obligations, in each case, with respect to the Processing of Personal Information (collectively, “Privacy Commitments”). Personal Information is Processed by the Company Group in material compliance with applicable Privacy Commitments. Where required by applicable Privacy and Security Law, each member of the Company Group has presented or otherwise made available a Privacy Policy to individuals prior to the collection of any Personal Information, and all such applicable Privacy Policies are and have been accurate and not misleading or deceptive (including by omission). With respect to Personal Information collected by or on behalf of the Company Group, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Privacy Commitments or require the consent of any person concerning such person’s Personal Information. Where required by applicable Privacy and Security Laws, each member of the Company Group has entered into contracts with all Data Partners which materially comply with applicable Privacy and Security Laws.

(m) (i) Each member of Company Group has implemented and maintained commercially reasonable security measures, including a written and comprehensive information security program, designed to: (A) protect and maintain the security of any Personal Information in their possession or control and to protect such Personal Information against any Security Breach; and (B) identify and address risks relating to Personal Information in their possession or control. (ii) Except as set forth on Section 3.21(m)(ii) of the Company Disclosure Schedule, each member of the Company Group has not (A) experienced any material Security Breach, (B) been required pursuant to any applicable Privacy and Security Law to notify any customer, consumer, employee, Governmental Body, or other Person of any Security Breach, (C) to the Knowledge of the Company, been the subject of any inquiry, investigation or enforcement action of any Governmental Body with respect to compliance with any Privacy and Security Law, or (D) received any written notice, request, claim, complaint, correspondence or other written communication from any Governmental Body or other Person relating to any Security Breach or violation of any Privacy and Security Laws. Except as set forth on Section 3.21(m)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, no Data Partner of the Company Group has experienced any material Security Breach affecting Personal Information collected by or on behalf of the Company Group. Neither any member of the Company Group nor any third party acting at the direction or authorization of any member of the Company Group has paid any perpetrator of any actual or threatened Security Breach or cyberattack, including a ransomware attack or a denial-of-service attack.

3.22 Customers and Suppliers.

(a) Set forth in Section 3.22(a) of the Company Disclosure Schedule, are the twenty (20) largest customers of the Company Group (“Top Customers”), by dollar volume, during the periods beginning (i) January 1, 2022 and ending on December 31, 2022, and (ii) January 1, 2023 and ending on December 31, 2023, and (iii) January 1, 2024 and ending on June 30, 2024, and set forth opposite the name of each such Top Customer is the dollar amount of revenue attributable to such Top Customer for such periods. No member of the Company Group is engaged in any material dispute with any Top Customer, and no Top Customer has notified any member of the Company Group that it intends to terminate, suspend or materially reduce its business relations with such member of the Company Group.

(b) Set forth in Section 3.22(b) of the Company Disclosure Schedule are the twenty (20) largest suppliers and vendors of the Company Group (“Top Vendors”), by dollar volume, during the periods beginning (i) January 1, 2022 and ending on December 31, 2022, (ii) January 1, 2023 and ending on December 31, 2023, and (iii) January 1, 2024 and ending on June 30, 2024, and set forth opposite the name of each such Top Vendor is the dollar amount of costs attributable to such Top Vendor for such periods. No member of the Company Group is engaged in any material dispute with any Top Vendor, and no Top Vendor has notified any member of the Company Group that it intends to terminate, suspend or materially reduce its business relations with such member of the Company Group.

3.23 Accounts and Notes Receivable and Payable. A complete and accurate list of the accounts receivable reflected on the Company Financial Statements and arising after December 31, 2023, showing the aging thereof, have been made available to the Parent. All accounts and notes receivable of the Company Group have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of the Company Group reflected on the Company Financial Statements are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns, discounts or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable of the Company Group arising after December 31, 2023, are good and, to the Knowledge of the Company, collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. None of the accounts or the notes receivable of the Company Group (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

3.24 Product and Service Liability and Warranty. During the five (5)-year period prior to the Closing Date, each service provided and each product sold, manufactured, designed, packaged, distributed or leased by any member of the Company Group has been in material conformity and compliance with all applicable contractual commitments and all express and implied warranties. To the Knowledge of the Company, and subject to Section 3.24 of the Company Disclosure Schedule, no member of the Company Group has any material liability, and, there is no basis for any present or future material Proceeding against any member of the Company Group giving rise to any liability, arising out of product liability obligations or claims, or any injury to Person or property, in each case, as a result of a service provided by or any product sold, manufactured, designed, packaged, distributed or leased by any member of the Company Group, other than for routine warranty claims in the ordinary course of business consistent with past practice that, in the aggregate, do not exceed the reserve therefor in the Company Unaudited Financial Statements. To the Knowledge of the Company, and subject to Section 3.24 of the Company Disclosure Schedule, no product sold, manufactured, designed, packaged, distributed or leased by any member of the Company Group: (a) contains any design, manufacturing or other defect; or (b) is subject to any recall, guarantee, warranty, or indemnity beyond the applicable standard terms and conditions of sale, lease or service. Section 3.24 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material warranty claims made during the five (5)-year period prior to the Closing Date in excess of two hundred fifty thousand dollars ($250,000) with respect to any product or service sold, manufactured, designed, packaged, distributed, leased, provided or otherwise delivered by any member of the Company Group.

3.25 Bonds. Section 3.25 of the Company Disclosure Schedule, sets forth a true, correct and complete list of all outstanding Bonds, including, with respect to each such Bond: (a) the amount outstanding; (b) the issuing Person; (c) the start date; (d) the completion date; (e) the Bond number; (f) the Bond type; (g) the name of the associated customer (obligee); (h) the associated job name, number and location (including whether prime or subcontract); (i) any associated collateral; (j) any related personal guarantee; (k) each associated Contract; and (l) any payments that have been made within the five (5)-year period prior to the Execution Date under such Bond on any member of the Company Group’s behalf.

3.26 CARES Act and PPP Loan. Except as set forth in Section 3.26 of the Company Disclosure Schedule, no member of the Company Group has (a) received any funds or grants (including a PPP loan) under the CARES Act and COVID Relief Programs, (b) deferred any payroll Taxes, or (c) availed itself of any of the Tax deferral, credits or any other benefits pursuant to the CARES Act and COVID Relief Programs.

3.27 Bank Accounts. Section 3.27 of the Company Disclosure Schedule sets forth a true and complete list of each of the Company Group’s bank accounts, including lock-box accounts, and each safety deposit box (the “Company Bank Accounts”). Such list also specifies the type of account (e.g., checking account, payroll, etc.) and the names and identification of all persons authorized to draw on, or who otherwise have access to, such accounts or such safety deposit boxes. There are no Liens, other than Permitted Liens, on any of the Company Bank Accounts.

3.28 Brokers’ Fee. Except as set forth in Section 3.28 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company Group.

3.29 Anti-Takeover Statutes. The approval of the Company Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions the restrictions of any “fair price,” “moratorium”, “control share acquisition” or similar anti-takeover Law or any anti-takeover provision in any of the Company Group’s Organizational Documents that is applicable to any member of the Company Group, the shares of Company Common Stock, this Agreement or the Transactions.

3.30 No Other Representations. Except for the representations and warranties contained in this Article III (including the related portions of the Company Disclosure Schedule), none of the Company Group or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company Group. Without limiting the foregoing, the Company makes no representation or warranty to the Parent with respect to any business or financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Data Room or any management presentation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB

Except as set forth (a) in any Parent SEC Report (including all exhibits and schedules thereto and documents incorporated by reference therein) filed by the Parent with the SEC and other publicly available documents furnished on or after December 31, 2022 and prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, other than, in each of the foregoing, any historical facts included therein), or (b) in the Parent Disclosure Schedule, the Parent represents and warrants to the Company, as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date), as follows:

4.1 Organization; Qualification.

(a) The Parent is a Bermuda exempted company duly incorporated, validly existing and in good standing under the Laws of Bermuda and has all requisite corporate power and authority to own, lease and operate its properties and assets, to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which its ownership of property or conduct of business requires it to qualify or be licensed, except where the failure to be so duly qualified, registered or licensed would not reasonably be expected to have material and adverse effect on the Parent’s ability to consummate the Transactions. The Parent directly owns all of the issued and outstanding membership interests of the Merger Sub.

(b) The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets, to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which its ownership of property or conduct of business requires it to qualify or be licensed, except where the failure to be so duly qualified, registered or licensed would not reasonably be expected to have a material and adverse effect on the Merger Sub’s ability to consummate the Transactions.

4.2 Authority; Enforceability.

(a) The Parent, subject to the receipt of the Requisite Parent Vote, has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Parent of the Transaction Documents to which it is, or will be, a party, and the consummation by the Parent of the Transactions, have been duly and validly authorized by the Parent, and no other corporate proceedings on the part of the Parent are necessary to authorize the Transaction Documents to which the Parent is, or will be, a party or to consummate the Transactions contemplated by or perform the obligations under the Transaction Documents to which the Parent is, or will be, a party.

(b) The Merger Sub has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the Transactions. The execution and delivery by the Merger Sub of the Transaction Documents to which it is, or will be, a party, to perform its obligations hereunder and thereunder and the consummation by the Merger Sub of the Transactions, have been duly and validly authorized by the Merger Sub, and no other corporate proceedings on the part of the Merger Sub are necessary to authorize the Transaction Documents to which the Merger Sub is, or will be, a party or to consummate the Transactions contemplated by or perform the obligations under the Transaction Documents to which the Merger Sub is, or will be, a party.

(c) The Parent has made available to the Company true and complete copies of the Organizational Documents of each of the Parent and Merger Sub.

(d) The Transaction Documents to which each of the Parent and/or the Merger Sub is, or will be, a party (subject to the receipt of the Requisite Parent Vote) have been (or will be, when executed and delivered at the Closing) duly and validly executed and delivered by each of the Parent and the Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which each of the Parent and/or the Merger Sub is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the legal, valid and binding agreement of the Parent and/or the Merger Sub, enforceable against each of the Parent and the Merger Sub in accordance with its terms and conditions, subject to Enforceability Exceptions.

4.3 Non-Contravention. The execution, delivery and performance of the Transaction Documents to which the Parent and the Merger Sub are, or will be, a party, and the consummation by the Parent and the Merger Sub of the Transactions (subject to the receipt of the Requisite Parent Vote) does not and will not: (a) conflict with or result in any breach of or violate (with or without the giving of notice, or the passage of time or both) any provision of the Organizational Documents of the Parent or the Merger Sub; (b) conflict with or result in any breach of or violate or constitute a default (or an event that with the giving of notice or the passage of time or both would give rise to a default) under, give rise to any right of termination, cancellation, modification, amendment, revocation, suspension or acceleration (with or without the giving of notice, or the passage of time or both) under, materially impair the rights of the Merger Sub or any of the assets of the Merger Sub under, or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under, any of the terms, conditions or provisions of any Contract to which the Merger Sub is a party or by which any property or asset of the Merger Sub is bound or affected; (c) assuming compliance with the matters referred to in Section 4.4, conflict with or violate any Law to which the Merger Sub is subject or by which any of the Merger Sub’s properties or assets is bound; (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of the Merger Sub; or (e) assuming compliance with the matters referred to in Section 4.4, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Merger Sub, or that otherwise relates to the business of, or any of the assets owned or used by, the Merger Sub.

4.4 Consents and Approvals. Other than the Filings (a) pursuant to the DGCL, the HSR Act and any other applicable Antitrust Laws or FDI Laws set forth in Section 4.4 of the Parent Disclosure Schedule, the Exchange Act and the Securities Act, (b) required to be made with the New York Stock Exchange (the “NYSE”), or (c) pursuant to federal and state securities, takeover and “blue sky” Laws, the execution, the execution, delivery and performance of the Transaction Documents to which the Parent and the Merger Sub are, or will be, a party, and the consummation by the Parent and the Merger Sub of the Transactions does not and will not, require any Consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with or notification to, any Person or Governmental Body, on the part of the Parent or the Merger Sub, except for those Consents, Filings or notifications listed in Section 4.4 of the Parent Disclosure Schedule.

4.5 Committee on Foreign Investment in the United States. Merger Sub does not qualify as a “foreign person” pursuant to 31 C.F.R. Section 800.224.

4.6 Capitalization.

(a) As of the Execution Date, the authorized capital stock of the Parent consists of (i) thirty-two million (32,000,000) shares of common stock, par value five cents ($0.05) and (ii) twenty-five million (25,000,000) shares of preferred stock, par value one hundredth of a cent ($0.001) (“Parent Preferred Stock”).

(b) Except as set forth on Section 4.6(b) of the Parent Disclosure Schedule, as of the close of business immediately prior to the Effective Time, the shares of Parent Common Stock constituting the Merger Consideration will be, (i) owned of record by the Parent, (ii) when issued, duly authorized, validly issued, fully paid and nonassessable, (iii) not subject to, or issued in violation of, any option, call, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law or the Parent’s Organizational Documents and (iv) free of all Liens other than restrictions on transfer imposed by state and federal securities Laws and restrictions pursuant to the Registration Rights Agreement. Parent has available sufficient cash or lines of credit available to pay, if applicable, a Cash Payment, pursuant to Section 2.5.

(c) Except (i) as set forth on Section 4.6(c) of the Parent Disclosure Schedule, (ii) as disclosed in any Parent SEC Report or (iii) as of the close of business immediately prior to the Effective Time, as permitted pursuant to Section 5.2(a)(ii), there are no preemptive rights or other outstanding rights, options (whether compensatory or non-compensatory), warrants, calls, puts, conversion rights, exchange rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind (contingent or otherwise) that obligate the Parent to issue or sell or transfer any equity interests or any securities or obligations convertible or exchangeable into or exercisable for, or that will give any Person a right to subscribe for or acquire, any equity interests in the Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no obligations, contingent or otherwise, of the Parent to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person, in each case, the existence of which, individually would exceed fifty million dollars ($50,000,000).

(d) Except as set forth on Section 4.6(d), of the Parent Disclosure Schedule, there are no (i) stockholder agreements, voting trusts, irrevocable proxies or other agreements to which the Parent is a party or by which it is bound relating to the voting of any shares of Parent Common Stock, or (ii) obligations or commitments restricting the transfer of, or requiring the registration or sale of, any membership interests, shares of capital stock or other equity interests of the Parent.

(e) Except as disclosed in any Parent SEC Report, the Parent has no outstanding Bonds, debentures, notes or other obligations the holders of which have the right to vote or consent (or that are convertible into or exercisable for securities having the right to vote or consent) with the holders of equity interests in the Parent on any matter.

4.7 Parent SEC Reports.

(a) The Parent has timely filed or otherwise furnished all forms, certifications, reports, registration statements and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed or furnished by it with the SEC since December 31, 2022 (the “Parent SEC Reports”).

(b) Each of the Parent SEC Reports (i) as of the date of the filing thereof, complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Reports, and, to the Knowledge of the Parent, none of the Parent SEC Reports are the subject of ongoing SEC review or investigation.

(c) The consolidated financial statements of the Parent and its Subsidiaries included in the Parent SEC Reports, including all notes and schedules thereto, complied as to form in all material respects, when filed or if amended prior to the Closing Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP as in effect from time to time applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of Parent as of their respective dates and the results of operations of the Parent for the periods presented therein.

(d) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q and each amendment of any such report included in the Parent SEC Reports filed since December 31, 2022, the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent) have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates (except for such certifications contained in a Parent SEC Report that was subsequently amended).

(e) Since December 31, 2022, there has been no change in Parent’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to Parent’s financial statements except as described in the Parent SEC Reports or except as may be required by any regulatory authority. The reserves reflected in Parent’s financials statements are in accordance with GAAP and have been calculated in a consistent manner.

(f) The Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The disclosure controls and procedures of the Parent are reasonably designed to ensure that all material information required to be disclosed by the Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to management of the Parent as appropriate to allow timely decisions regarding required disclosures Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(g) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(h) Except (a) as disclosed, reflected or reserved against in the unaudited consolidated balance sheet of Parent and its Subsidiaries as of June 30, 2024 or the notes thereto, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities and obligations incurred in the ordinary course of business since December 31, 2022, (d) for liabilities or obligations that have been discharged or paid in full and (e) as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries.

4.8 Compliance with Law.

(a) The Merger Sub is in compliance in all material respects with all applicable Laws.

(b) Except where the effects to the Parent, the Merger Sub or their Subsidiaries are not greater than de minimis to the Parent, the Merger Sub or their Subsidiaries, since April 24, 2019, (i) to the Knowledge of the Parent, neither Parent, Merger Sub, any of their Subsidiaries nor any of their current or former directors, officers, agents, employees, or any other Person in each case acting for or on behalf of the Parent, the Merger Sub or their Subsidiaries, is in violation of the Anti-Corruption Laws or otherwise, nor (A) has offered, promised, or given anything of value, directly or indirectly, to a Person in violation of applicable Anti-Corruption Laws; (B) has used or caused to be used, directly or indirectly, any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (C) has made or caused to be made, directly or indirectly, any unlawful payment to any Government Official; or (D) has unlawfully taken or caused to be taken, directly or indirectly, any corrupt action in furtherance of any offer, payment, promise to pay, or authorization of the payment of any money or anything of value, or any action in furtherance of any offer, gift, promise to give, or authorization of the giving of anything of value, to any Government Official, or to any Person while knowing or intending that all or some portion of the consideration remitted to that Person will be offered, paid, promised, or given to a Government Official, for the purposes (whether in whole or in part) of inducing or influencing a Government Official to do or refrain from doing any official act, in order to assist in obtaining or retaining business or directing business to any Person, or securing any improper advantage, and (ii) the operations of each of the Parent, the Merger Sub and their Subsidiaries are, and, since April 24, 2019, have been and continue to be conducted in compliance with all applicable anti-money laundering Laws, Anti-Corruption Laws, applicable Sanctions, and applicable Export Control Laws and in material compliance with all other applicable Laws.

(c) Except where the effects to the Parent, the Merger Sub or their Subsidiaries are not greater than de minimis to the Parent, the Merger Sub or their Subsidiaries, since April 24, 2019, (i) to the Knowledge of the Parent, neither the Parent, the Merger Sub, nor their Subsidiaries has received written notice or any other notice that the Parent, the Merger Sub or their Subsidiaries has been the subject of any investigation, complaint or claim of any violation of any anti-money laundering Laws, Anti-Corruption Laws, Sanctions or Export Control Laws, or of any violation of any other similar applicable Laws, by any Governmental Body; and (ii) no written request for information or audits (other than in the ordinary course of business consistent with past practice) and no written Claims have been received by, and no written Claims have been filed against, the Parent, the Merger Sub or their Subsidiaries, alleging any such noncompliance with any anti-money laundering Laws, Anti-Corruption Laws, Sanctions or Export Control Laws or noncompliance with any other similar applicable Laws.

4.9 Labor and Employment Matters. Except as would not reasonably be expected to have a Parent Material Adverse Effect, there is no material labor strike, work stoppage, slowdown, lockout, arbitration, unfair labor practice charge or grievance, or other material labor dispute pending or, to the Knowledge of the Parent, threatened against or involving Parent or Merger Sub, and no such dispute has occurred within the past four (4) years. Except for such noncompliance as would not reasonably be expected to have a Parent Material Adverse Effect, Parent and Merger Sub are, in compliance in all material respects with all Laws with respect to the employment or engagement of employees (including, without limitation, the FLSA and all such Laws regarding wages and/or hours, classification of employees and independent contractors, Davis-Bacon and Related Acts, collective bargaining, labor relations, anti-discrimination, anti-retaliation, accommodation, recordkeeping, employee leave, sick leave, vacation or paid time off, eligibility to be legally employed, meal and rest breaks or periods, reinstatement from leave, harassment or other training, use of consumer reports, WARN, pay equity, workers’ compensation, immigration, safety).

4.10 Business Conduct of the Merger Sub. The Merger Sub was formed on September 26, 2024. Since its inception, the Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization, and (b) the preparation, negotiation and execution of this Agreement and the Transactions. The Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

4.11 Parent Employee Benefits.

(a) Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Program has been established, maintained and administered, in all material respects, with all provisions of ERISA, the Code, all other Laws applicable to such Parent Benefit Program, and the terms applicable to such Parent Benefit Program.

(b) As to any employee benefit plan sponsored, maintained, contributed to, or required to be contributed to, by Parent or any Subsidiary of Parent, or any of their respective ERISA Affiliates that is subject to Title IV of ERISA (a “Parent Title IV Plan”), except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) there has been no failure to satisfy the minimum funding standards, whether or not waived, imposed by Section 302 of ERISA or Section 412 of the Code; (ii) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of regulation Section 4043.1 et seq., promulgated by the PBGC have not been waived) has occurred; (iii) no proceeding has been instituted under Section 4042 of ERISA to terminate the plan; (iv) Parent and its Subsidiaries, and their respective ERISA Affiliates have made all required contributions; (v) no notice of intent to terminate such plan has been given under Section 4041 of ERISA; (vi) no liability to the PBGC has been incurred (other than with respect to required premium payments), which liability has not been satisfied; (vii) no withdrawal liability, within the meaning of 4201 of ERISA, for which any of Parent or any Subsidiary of Parent or any of their respective ERISA Affiliates could be liable has been incurred, which withdrawal liability has not been satisfied; and (viii) such plan complies in form and has been operated in compliance with its terms and the requirements of all applicable Laws, including ERISA and the Code. To the extent required, an actuarial report or valuation for the most recently completed plan year for each Parent Title IV Plan has been made available to the Company.

4.12 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) The Parent Group is in compliance with all Environmental Laws;

(b) The Parent Group is not subject to any pending or, to the Knowledge of the Parent, threatened Proceeding arising under any Environmental Law; and

(c) Other than regulatory orders of general applicability or such matters with which the Parent Group is in compliance, the Parent Group is not subject to any consent agreement, consent decree, order, or settlement with respect to or relating to Environmental Law or Hazardous Substances.

4.13 Proceedings; Orders. Except as set forth in a Parent SEC Report, there is no, and for the past five (5) years, there has not been any, Proceeding pending or threatened (in writing or, to the Knowledge of the Parent, verbally) against Parent or any of its Subsidiaries (or to the Knowledge of the Parent, pending or threatened, against any of the officers, managers, directors or Employees of Parent or any of its Subsidiaries with respect to their business activities on behalf of Parent and its Subsidiaries), or to which any Subsidiary of the Parent is otherwise a party before any Governmental Body, in each case, the existence of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in a Parent SEC Report, none of Parent or any of its Subsidiaries is subject to any Order, and none of Parent or any of its Subsidiaries is in breach or violation of any Order, in each case, the existence of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in a Parent

SEC Report, none of Parent or any of its Subsidiaries is engaged in any material Proceeding to recover monies due it or for damages sustained by it. There are no Proceedings pending or, to the Knowledge of the Parent, threatened against Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is otherwise a party relating to this Agreement or any other Transaction Document or the Transactions.

4.14 Investments. None of the Parent, Merger Sub or any of their respective Subsidiaries, own any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock).

4.15 Brokers’ Fee. Except as set forth in Section 4.15 of the Parent Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent or the Merger Sub.

4.16 No Other Representations. Except for the representations and warranties contained in this Article IV and in the Transaction Documents, none of the Parent or the Merger Sub nor any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Parent or the Merger Sub or any of their respective Affiliates, including any representation or warranty as the Parent, the Merger Sub, or any of their respective Affiliates, relating to the transactions contemplated by this Agreement or any Transaction Document or the subject matter hereof or thereof, or any representation or warranty arising from statute or otherwise in law. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 4.16 shall limit, or shall be construed or deemed to limit in any way whatsoever, any right or remedy of any person against any other person in the event of Fraud.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Conduct of the Company Group’s Business.

(a) From the Execution Date through the Closing, except as set forth on Section 5.1(a) of the Company Disclosure Schedule, as required by Law, as expressly permitted by this Agreement, or as otherwise approved with the prior written consent of the Parent (which consent shall not be unreasonably conditioned, withheld, delayed or denied), each member of the Company Group shall use commercially reasonable efforts:

(i) to conduct the respective businesses of the Company Group only in the ordinary course of business consistent with past practices;

(ii) to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Company Group and (B) preserve the present relationships with Persons having business dealings with the Company Group (including clients, customers and suppliers and service providers);

(iii) to maintain (A) all of the assets and properties of, or used by, the Company Group in their current condition, ordinary wear and tear excepted, (B) insurance upon all of the properties and assets of the Company Group in such amounts and of such kinds comparable to that in effect on the date of this Agreement and consistent with past practice, and (C) all Permits;

(iv) to (A) maintain the books, accounts and records of the Company Group in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable in the ordinary course of business substantially consistent with past practices utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of the Company Group in all material respects and pay when due all Indebtedness, Taxes and other obligations of the Company Group;

(v) to continue to defend against any Claims or otherwise assert or protect the Company Group’s rights in all Proceedings in good faith and consistent with past practices; and

(vi) to comply in all material respects with all applicable Laws.

(b) Without limiting the generality of the foregoing, from the Execution Date through the Closing, except as set forth on Section 5.1(b) of the Company Disclosure Schedule, as required by Law, as expressly permitted by this Agreement or as otherwise approved with the prior written consent of the Parent (which consent shall not be unreasonably conditioned, withheld, delayed or denied), no member of the Company Group shall:

(i) (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any of the equity or voting interests of the Company Group, except for any such transaction by a wholly owned Subsidiary of the Company to the Company or any of its wholly owned Subsidiaries, (B) split, combine, or reclassify any of the equity or voting interests of the Company Group, or issue any other securities in respect of, in lieu of, or in substitution for shares of the capital stock or other equity or voting interests of the Company Group, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction, or (C) purchase, redeem, or otherwise acquire any securities of the Company Group or any securities convertible into or exchangeable for such securities or any options, warrants, calls, or rights to acquire any such shares or other securities;

(ii) transfer, offer, issue, deliver, grant, sell, pledge, dispose of, or otherwise encumber any shares of the equity or voting interests of the Company Group (other than the issuance of Company Common Stock upon the exercise of Company Option Awards or in connection with the settlement of Company Stock-Settled RSU Awards or Company PSU Awards, in each case, outstanding on the date hereof and in accordance with its terms as of the date hereof) or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such interests, or securities or any stock appreciation rights, phantom stock awards, or any other similar rights that are linked in any way to the price of the Company Common Stock or the value of the Company Group or any part thereof;

(iii) acquire by merger or consolidation, or by purchasing any of the assets of, or by purchasing any equity or voting interest in, or by any other manner, any portion of any business or any entity or division thereof of any Person, in each case, other than the acquisition or purchase of inventory, products and similar materials and goods in the ordinary course of business consistent with past practices;

(iv) acquire any equity interest in any Person or any assets or a license therefor, in each case, other than acquisitions of assets that are (A) used or held for use in the ordinary course of business consistent with past practice, (B) in order to maintain the Company Group’s material personal property in good working order; or (C) pursuant to existing Contracts as of the date of this Agreement that have been provided prior to the date hereof;

(v) amend the Organizational Documents of any member of the Company Group;

(vi) make or commit to make any capital expenditures in excess of two hundred thousand dollars ($200,000) individually or in excess of five hundred thousand dollars ($500,000) in the aggregate, in each case, except as contemplated (A) by the aggregate amounts set forth in the budget with respect to the fiscal year ended December 31, 2024, a copy of which was made available to the Parent prior to the Execution Date (the “2024 Budget”), and (B) by 105% of the aggregate amounts of the 2024 Budget with respect to the fiscal year ended December 31, 2025;

(vii) sell or otherwise dispose of any of its properties or assets, other than the sales and dispositions of inventory and products in the ordinary course of business consistent with past practice;

(viii) (A) make or rescind any material election relating to Taxes, (B) amend any previously filed Tax Returns, (C) compromise any material Proceeding relating to Taxes, or (D) enter into any agreement with any Governmental Body (including a “closing agreement” under Section 7121 of the Code) with respect to any Tax or Tax Returns of the Company Group, or (E) change in any material respect any of its methods of reporting income or deductions for income Tax purposes from those employed in the preparation of its income Tax Returns that have been filed for prior taxable years;

(ix) make a change in its accounting, cash management or Tax reporting principles, methods or policies;

(x) amend, restate, or supplement or waive any material rights under, terminate, or abandon, any Material Contract or material Permit, in each case, other than an amendment, restatement, supplement, waiver, termination or abandonment entered into in the ordinary course of business and consistent with past practice that does not have an adverse financial impact on the Company Group that exceeds five hundred thousand dollars ($500,000);

(xi) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company Group, taken as a whole, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xii) except as expressly provided by the existing terms of the Company Benefit Programs: (A) increase the salary, wages or any other compensation of any officer, employee, director or independent contractor; (B) pay, grant, or award or promise to pay, grant, or award, any bonus or incentive compensation to any officer, employee, director or independent contractor; (C) materially increase the coverage or benefits available to any current or former employee, officer, director or independent contractor, including any severance pay, vacation pay, deferred compensation, bonus or other incentive compensation plan; (D) enter into any employment, deferred compensation, severance, retention, change in control, bonus, consulting, non-competition or similar agreement (or materially amend any such agreement) involving any officer, employee, director or independent contractor; (E) grant any severance or termination pay to any current or former officer, employee, director or independent contractor; (F) establish, adopt, enter into, materially amend or terminate any Company Benefit Program; (G) grant any equity or equity-based awards; or (H) enter into any collective bargaining agreement or contract with any trade union or other labor organization; provided that, nothing in this Section 5.1(b)(xii) shall prevent the Company from increasing the compensation to employees so long as such increases (1) are not greater than twenty-five thousand dollars ($25,000) for any individual employee, (2) are not greater than three hundred thousand dollars ($300,000), in the aggregate, for employees and (3) does not result in an increase in the rate of compensation to any individual employee in an amount that exceeds ten percent (10%) of such employee’s current compensation;

(xiii) solely with respect to any Indebtedness described in clauses (a), (b), (c), (f), (g), (j), (k), and (o), (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) such Indebtedness or subject to any Lien (other than Permitted Liens) any of the properties or assets of or used by the Company Group; (B) pay, repay, discharge, purchase, repurchase or satisfy any such Indebtedness of any member of the Company Group; (C) modify the terms of any such Indebtedness of any member of the Company Group or other liability in any respect; or (D) extend the maturity date or refinance any such Indebtedness of any such member of the Company Group (or enter into any agreements or commitments related thereto); provided, that the Company may extend the maturity date, amend or refinance the ABL Loan Agreement (including any letters of credit issued thereunder) or the Second Lien Term Loan (including entering into an agreement or commitment related thereto) so long as such extension, amendment or refinancing (1) relates solely to the ABL Loan Agreement or the Second Lien Term Loan, (2) provides termination rights no less favorable than the current ABL Loan Agreement or Second Lien Term Loan, as applicable and (3) has been approved (in advance and in writing) by the Parent (which, with respect to a maturity date extension or refinancing of the ABL Loan Agreement, such prior written approval shall not be unreasonably withheld, conditioned or delayed); provided, further, that following January 24, 2025, this Section 5.1(b)(xiii) shall not apply with respect to the Second Lien Term Loan;

(xiv) settle or compromise any pending or threatened claim, liability or Proceeding, other than in the ordinary course of business and consistent with past practice or that otherwise does not exceed one million dollars ($1,000,000) in the aggregate (net of insurance recoveries) and solely to the extent paid in full prior to the Closing;

(xv) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(xvi) enter into any Affiliate Transaction;

(xvii) terminate or amend the coverage of any policies of title, liability, fire, workers’ compensation, property or any other form of insurance covering the assets or operations of the Company Group; provided, that the Company Group may renew its existing insurance policies on terms not materially inconsistent with the current terms of such insurance policies;

(xviii) cancel or compromise any material debt or material claim or waive or release any material right of the Company Group, in each case, other than a cancelation, compromise, or waiver entered into in the ordinary course of business and consistent with past practice and that does not exceed five hundred thousand dollars ($500,000) in the aggregate;

(xix) make any material change in the types, nature, composition or quality of the Company’s products or services, or make any material change to the Company’s Group product specification, pricing, discount, allowance, or refund policies;

(xx) except for transfers of cash pursuant to normal cash management practices in the ordinary course of business consistent with past practices and other than with respect to the Second Lien Term Loan, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Affiliate Persons;

(xxi) take any action which would adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement;

(xxii) use or transfer any assets (including cash) of the Company Group, in each case, to pay any fees, commissions or similar amounts to any of the Company Group’s Affiliates; or

(xxiii) agree to do anything prohibited by this Section 5.1.

(c) For the avoidance of doubt, from and after the Execution Date through the Closing, all cash of the Company Group (including Cash) will be maintained and used in a manner consistent with past practices of the Company Group, except (i) as set forth in Section 5.1(c) of the Company Disclosure Schedules, (ii) as required by Law, (iii) as expressly permitted or required by this Agreement, (iv) as expressly required by the terms of the Material Contracts or (v) as otherwise approved with the prior written consent of the Parent.

5.2 Conduct of the Parent’s Business

(a) From the Execution Date through the Closing, except as set forth on Section 5.2(a) of the Parent Disclosure Schedules, as required by Law, as expressly permitted by this Agreement or as otherwise approved with the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Parent shall not (and, with respect to clauses (iii), (v), (vi), and (vii) (but, for clause (vii), only as it relates to clauses (iii), (v) and (vi)) of this Section 5.2(a), shall cause its Subsidiaries not to):

(i) (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any of the equity or voting interests of the Parent, except for a transaction involving the distribution of assets with an aggregate book value of less than fifty million dollars ($50,000,000) or prior year annual revenue of less than twenty-five million dollars ($25,000,000), (B) split, combine, or reclassify any of the equity or voting interests of the Parent, or (C) issue any other securities in respect of, in lieu of, or in substitution for shares of the capital stock or other equity or voting interests of the Parent, except for a transaction involving the distribution of assets with an aggregate book value of less than fifty million dollars ($50,000,000) or prior year annual revenue of less than twenty-five million dollars ($25,000,000) (other than distributions or dividends of Parent Common Stock) or, in a rights plan contemplated by Section 5.2(a)(iv), preferred stock of the Parent;

(ii) issue, deliver, grant, sell or dispose of any shares of the equity or voting interests of the Parent or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such interests, or securities or any stock appreciation rights, phantom stock awards, or any other similar rights that are linked in any way to the price of the Parent Common Stock or the value of the Parent Group or any part thereof, in each case, other than (A) sales of equity or voting interests of the Parent for cash, (B) issuances of securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such interests for cash, (C) any such securities issued in connection with an acquisition, (D) sales of convertible debt securities for cash (including, without limitation, convertible notes), or (E) any such securities issued pursuant to any Parent Benefit Program or Parent employment agreement;

(iii) whether by itself or together with (or through the use of) its Subsidiaries, acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any entity or division thereof of any Person, in each case, solely to the extent such transaction would have a negative impact on the likelihood of the Merger obtaining any required approvals under applicable Antitrust Laws;

(iv) amend Parent’s Organizational Documents; provided, however, Parent may adopt a rights plan and make a dividend of rights to deter the acquisition of a specified portion of Parent without prior approval of the Parent Board;

(v) adopt, or cause any of its material Subsidiaries to adopt, a plan or agreement of complete or partial liquidation, dissolution or other bankruptcy reorganization;

(vi) whether by itself or together with (or through the use of) the Merger Sub or any of its Subsidiaries, take any action which would adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement; or

(vii) agree to do anything prohibited by this Section 5.2.

(b) Nothing contained in this Agreement shall give the Company or the Parent, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.3 Access to Information. Subject to compliance with applicable Laws (including Antitrust Laws) and the Clean Team Agreement, the Company Group shall, afford to the Parent and its Affiliates and its and their employees, accountants, counsel, financial advisors and other representatives, reasonable access to, during normal business hours upon reasonable notice throughout the period prior to the Closing, and the right to inspect, the Company Group’s respective properties and facilities, books, assets, financial information (including working papers and data in the possession of the Company Group or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company Group’s systems of internal controls), written Contracts and records of the Company Group and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company Group as the Parent shall reasonably request, including, for the avoidance of doubt, by facilitating access and communications between employees of the Parent and the Company Group. Prior to the Closing, the Company Group shall generally keep the Parent informed as to all material matters involving the operations and businesses of the Company Group. The Company Group shall and shall authorize and direct their respective officers, directors, managers and employees to, (a) discuss matters involving the operations and business of the Company Group with representatives of the Parent and (b) cooperate with the Parent and its representatives in connection with integration planning efforts and the Parent’s investigation regarding the Company Group’s operations and business; provided, however, that any investigation pursuant to this Section 5.3 (i) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group, and (ii) shall not include any sampling or testing of any environmental media or building materials at any facility without the prior written consent of the Company (which consent may be granted or withheld in the Company’s sole discretion); provided, that if the provision of any specific information pursuant to this Section 5.3 is deemed to be sensitive from an antitrust or foreign investment perspective, the Parties shall use a designated clean team arrangement or limit disclosure to an outside counsel only basis in order to permit such disclosure without violating applicable Law. No information provided to or obtained by the Parent or the Merger Sub pursuant to this Section 5.3 or otherwise shall limit or otherwise affect the remedies available hereunder to the Parent or the Merger Sub, or the representations or warranties of, or the conditions to the obligations of, the Parties.

5.4 Third Party Consents. (a) The Company Group shall use its commercially reasonable efforts to obtain all consents, waivers and approvals listed on Section 3.4 of the Company Disclosure Schedule from, and provide all notices to listed on Section 3.4 of the Company Disclosure Schedule to, and (b) each of Parent and Merger Sub shall use its commercially reasonable efforts to obtain all material consents, waivers and approvals listed on Section 4.4 of the Parent Disclosure Schedule from, and provide all notices listed on Section 4.4 of the Parent Disclosure Schedule to, in each case, all Persons that are not a Governmental Body, which are reasonably necessary to consummate, or are required in connection with, the Transactions (except for such matters covered by Section 5.5). All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to the Parent, and executed counterparts of such consents, waivers and approvals shall be delivered to the other Parties promptly after receipt thereof, and copies of such notices shall be delivered to the other Parties promptly after the making thereof. None of the Parent or the Merger Sub nor any of their respective Affiliates shall be required by this Agreement to pay any amounts in connection with obtaining any consent, waiver or approval of a contract counterparty of the Company Group (other than the HSR Act filing fees with respect to the Merger).

5.5 Government Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of Parent and the Company shall use their reasonable best efforts (and shall cause their respective Subsidiaries to use their reasonable best efforts) to take all actions, and to do or cause to be done, and to assist and cooperate with each other in doing, all things reasonably necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Body, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other Transactions contemplated by this Agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the parties shall (i) make appropriate filings under the HSR Act within five (5) Business Days of the date hereof (provided, that if the applicable rules governing the form and information required in such filings under the HSR Act have materially changed and are in effect at the time such an HSR filing would have to be made, the filings under the HSR Act shall be made as promptly as reasonably practical, but in no event more than ten (10) Business Days after the date hereof) and file as soon as reasonably practicable any other required filings and/or notifications under other applicable Antitrust Laws or FDI Laws, in each case, identified in Section 3.4 of the Company Disclosure Schedule and Section 4.4 of the Parent Disclosure Schedule, with respect to the Merger and the other Transactions, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under any Antitrust Law or FDI Law, (ii) use their reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Bodies in connection with the execution and delivery of this Agreement and the consummation of the Transactions, and (y) promptly making and prosecuting all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) use their reasonable best efforts to make an appropriate response as promptly as practicable to any request for additional information or documents by a Governmental Body pursuant to any Antitrust Law or FDI Law, and (iv) use their reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws or FDI Laws in order for the Parties to consummate the transactions contemplated by this Agreement, including, without limitation, taking all such further action as may be necessary or advisable to resolve such objections, if any, as any Antitrust Authority or FDI Authority may assert under any Antitrust Law or FDI Law (other than with respect to any Proceeding by any stockholder related to this Agreement, the Merger or the other transactions contemplated by this Agreement) with respect to the Transactions, and to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date). Filing fees payable under the HSR Act and any other applicable Antitrust Laws or FDI Laws in connection with the Transactions shall be split equally between the Parent and the Company and paid on the date the initial filings are made under the HSR Act and, in all other cases, at the earliest permissible point in time consistent with ordinary course practice.

(c) The Parent shall, after reasonable consultation with the Company and in good faith consideration of the Company’s views, be entitled to direct the defense of this Agreement and the Transactions before any Governmental Body and to control the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Bodies regarding (i) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act and/or (ii) obtaining any consent, approval, waiver, clearance, authorization or permission from a Governmental Body; provided, however, that the Parent shall afford the Company a reasonable opportunity to participate therein. Neither the Company nor the Parent shall permit any of its officers or other Representatives to participate in any substantive meeting, telephone call or conference with any Governmental Body in respect of any filing, investigation or otherwise relating to the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Body, gives the other Party the opportunity to attend and participate therein. Each of the Parties shall use reasonable best efforts to furnish to each other all information required for any filing, and to give the other Party reasonable prior notice of any such filing and, to the extent practicable, keep the other Party reasonably informed with respect to the status of each Consent sought from a Governmental Body in connection with the Transactions and the material communications between such Party and such Governmental Body, and, to the extent practicable, permit the other Party to review and discuss in advance, and consider in good faith the views of the other in connection with any such filing or communication. Each of the Parties shall promptly furnish the other with copies (or, in the case of oral communications, advise the other party orally of) of all notices and material communications received by any of them or their Representatives, on one hand, from any Governmental Body or its respective staff, on the other hand, with respect to the Transactions in order for such other Party to meaningfully consult and participate in accordance with this Section 5.5, provided, that materials furnished pursuant to this Section 5.5 may be redacted as necessary (i) to remove references concerning the valuation of the businesses of the Company or the Parent, (ii) remove or exclude information deemed to be sensitive from an antitrust or foreign investment perspective, in which case such information, to the extent permissible, shall be provided to outside counsel only; and (iii) to address reasonable attorney-client or other privilege or confidentiality concerns, in which case copies shall be provided to outside counsel only. Subject to applicable Law, each of the Company and the Parent shall not agree to any actions, restrictions or conditions with respect to obtaining any Consent in connection with the Transactions, and neither Party shall directly or indirectly agree to extend any applicable waiting period (including under the HSR Act) or enter into any agreement with a Governmental Body related to this Agreement or the Transactions, in each case, without the prior written consent of the other Party. In exercising the foregoing rights, each of the Company and the Parent shall act reasonably and as promptly as reasonably practicable.

(d) Notwithstanding the foregoing, nothing in this Section 5.5 shall require the Parent or any of its Affiliates to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or to take any other action that, in the reasonable judgment of the Parent, could be expected to limit the right of the Parent to own or operate all or any portion of the businesses or assets of the Parent or, from and after the Closing, the Company Group; provided, however, that the Parent shall not, and shall direct its Affiliates to not, engage, pursue, complete, consummate or participate in any other transaction, or take any other action related thereto, that could cause, or reasonably be expected to cause, a Governmental Body to not provide required approvals, clearances or waivers pursuant to any Antitrust Law (including under the HSR Act) and any FDI Law.

5.6 R&W Insurance Policy. On the Execution Date, the Parent shall have procured the R&W Insurance Policy, substantially in the form attached hereto as Exhibit E, and the binder agreement pursuant to which the Parent has received a written commitment from the R&W Insurance Provider to fully bind the R&W Insurance Policy effective as of the Closing Date. Parent shall maintain such binder agreement in full force and effect until the R&W Insurance Policy incepts, except as limited by the Enforceability Exceptions. The Parent acknowledges and agrees that any R&W Insurance Policy shall at all times provide that the insurer shall not have, and shall waive and not pursue, any and all subrogation rights against the Company, the Stockholders or the Stockholders Representative (except in the case of Fraud) and the Stockholders shall be a third party beneficiary of such provision.

5.7 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions.

5.8 Public Statements. The Parties shall consult with each other prior to issuing any press release, public announcement or other public disclosure with respect to the Transaction Documents or the Transactions and none of the Company Group, the Stockholder Representative or any of their respective Affiliates, on the one hand, nor the Parent, the Merger Sub or any of their respective Affiliates, on the other hand, shall issue any press release or make any public announcement or disclosure regarding the Transaction Documents or the Transactions without the prior approval of the other Party which approval shall not be unreasonably conditioned, withheld, delayed or denied; provided, that for the avoidance of doubt, such other Party from whom such approval must be obtained for purposes of this Section 5.8 is the (a) the Parent or the Merger Sub, in the case of any press release, public announcement or other public disclosure by the Company Group, the Stockholder Representative or any of their respective Affiliates, and (b) the Stockholder Representative, in the case of the Parent, the Merger Sub or any of their respective Affiliates, except as may be required to comply with any applicable Law (including, for the avoidance of doubt, any applicable securities Laws or SEC rules or requirements) or the rules of any securities exchange on which shares of capital stock of the Parent may be listed, in which case the Party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts, consistent with such applicable Law or securities exchange rule, to consult with the other Party with respect to the text thereof prior to making such press release, public announcement, or disclosure.

5.9 Non-Solicitation.

(a) Prior to the termination of this Agreement, the Company Group shall not, and shall not permit their respective Affiliates, directors, officers, employees, investment bankers, financial advisors, representatives or agents (collectively, “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any business combination transaction, whether by way of merger, consolidation, business combination, purchase or disposition of any amount of the assets or equity interests of the Company Group or otherwise (an “Acquisition Transaction”) other than the Transactions, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of written offers, inquiries, proposals or indications of interest (other than an offer, inquiry, proposal or indication of interest by the Parent) contemplating or relating to any Acquisition Transaction (each, an “Acquisition Proposal”), (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company Group in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse, or recommend any Acquisition Proposal, (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction, or (vi) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) Commencing on the Execution Date, the Company Group shall, and shall cause their respective Affiliates and Representatives to, (i) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Parent) conducted heretofore with respect to an Acquisition Proposal, (ii) notify (email being sufficient) the Parent orally and in writing promptly (but in no event later than three (3) Business Days) after receipt of any Acquisition Proposal or any request for non-public information relating to the Company Group or for access to the properties, books or records of the Company Group by any Person other than the Parent (such notice shall indicate the identity of the Person making the Acquisition Proposal, or intending to make an Acquisition Proposal or offer or requesting non-public information relating to the Company Group or access to the properties, books or records of the Company Group, the material terms of any Acquisition Proposal, or modification or amendment to such Acquisition Proposal and shall include copies of any written Acquisition Proposal or amendments or supplements thereto, and the Company Group shall keep the Parent informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal), (iii) to the extent not previously requested, request the return or destruction of any confidential written or electronic materials provided to any Person in connection with a contemplated or potential Acquisition Proposal, and (iv) and immediately prohibit any access by any Person (other than the Parent and its representatives) to any physical or electronic data room relating to a possible Acquisition Proposal.

(c) The Company Group agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill,” or similar agreement to which the Company Group is a party and will enforce or cause to be enforced each such agreement at the request of the Parent

(d) The Company shall use its commercially reasonable efforts to have any Stockholder of the Company that, together with such Stockholder’s Affiliates, holds more than five percent (5%) of the issued and outstanding Company Common Stock to enter into a voting and support agreement in substantially the form of the Stockholder Voting and Support Agreement and the Stockholder Voting and Lock-Up Agreement.

(e) Each of the Company and the Parent shall, and shall cause their respective Subsidiaries and shall use commercially reasonable efforts to cause their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal. The Company and the Parent, as applicable, will promptly terminate all physical and electronic data access previously granted to such Persons.

5.10 No Change of Recommendation.

(a) The Company agrees that the Company Board, including any committee thereof, and Parent agrees that the Parent Board, including any committee thereof, shall not:

(i) withhold, withdraw, amend, qualify or modify (or publicly propose or resolve to withhold, withdraw, amend, qualify or modify) the Company Board Recommendation or the Parent Board Recommendation, as applicable, in a manner adverse to Parent or the Company, as applicable;

(ii) fail to include the Company Board Recommendation or the Parent Board Recommendation, as applicable, in the Joint Proxy Statement/Prospectus;

(iii) fail to recommend against (x) acceptance of any tender or exchange offer by its stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock or Parent Common Stock, as applicable, or (y) any Acquisition Proposal that is publicly announced, in each case, within five (5) Business Days after the commencement of such tender offer or exchange offer or public announcement of such Acquisition Proposal (or, if earlier, prior to the Company Stockholder Meeting or Parent Stockholders Meeting, as applicable) (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board or the Parent Board, as applicable, in respect of the acceptance of any such tender offer or exchange offer or Acquisition Proposal as of the end of such period shall constitute a failure to recommend against acceptance of any such offer or Acquisition Proposal);

(iv) approve or recommend, or publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into, any Acquisition Proposal or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clauses (i), (ii), (iii) and this clause (iv) of this Section 5.10(a), a “Change of Recommendation”); or

(v) cause or permit the Company or the Parent, as applicable, to enter into an Alternative Acquisition Agreement.

5.11 Preservation of Records. Subject to any retention requirements relating to the preservation of Tax records, the Company and the Parent agree that each of them shall preserve, or cause to be preserved, and keep the records held by them or their Affiliates relating to the business of the Company Group for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably requested by such Party in connection with, among other things, any insurance claims by, Proceedings against or governmental investigations of any member of the Company Group or the Parent, the Merger Sub or any of their Affiliates or in order to enable the members of the Company Group, the Parent or the Merger Sub to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby; provided, however, that the members of the Company Group, the Parent and the Merger Sub may destroy (or permit to be destroyed) any such records after such time period or at any time if done so in accordance with their respective existing data retention/destruction policies.

5.12 Terminations. On or prior to the Closing Date, the Company shall terminate or cause to be terminated (a) all Affiliate Transactions (and obtain releases with respect thereto from each applicable Affiliate) set forth in Section 5.12 of the Company Disclosure Schedule, and (b) all Contracts set forth in Section 5.12 of the Company Disclosure Schedule; provided, that in no event shall the Company pay any fee or otherwise incur any liability with respect to any such termination or release unless otherwise consented to in writing by the Parent.

5.13 Resignation of Officers, Directors, Managers and Employees. The Company shall cause each of the employees, officers and directors of the Company Group listed in Section 5.13 of the Company Disclosure Schedule to submit a letter of resignation and to execute and submit any other documentation and take any other action necessary to effectuate such resignation, in each case, effective on or before the Closing Date.

5.14 Indemnification Provisions.

(a) From and after the Closing, all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each person who is now, or has been at any time prior to the Closing Date, a director, manager, officer, employee, agent, or fiduciary of any member of the Company Group (collectively, the “Company Indemnitees”), as provided in the Organizational Documents of any member of the Company Group, in each case as in effect on the date hereof, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.14(a) of the Company Disclosure Schedule or made available to the Parent, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms or any other provision hereof.

(b) In the event the Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, provision shall be made so that the successors and assigns of the Parent or the Surviving Entity or such continuing or surviving corporation or entity or such transferee, as the case may be, shall assume all of the obligations set forth in this Section 5.14.

(c) The obligations of the Parent under this Section 5.14 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 5.14 applies without the consent of such Company Indemnitee so adversely affected.

5.15 D&O Tail Policy. Prior to or at the Closing, the Company shall obtain as of the Closing Date pre-paid “tail” insurance policies for directors’ and officers’ liability insurance with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors, managers and officers of the Company Group, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”, and the full, prepaid cost of the D&O Tail Policy, the “D&O Tail Policy Costs”).

5.16 Tax Matters.

(a) The Company will prepare or cause to be prepared each Tax Return of the Company Group that is required to be filed on or prior to the Closing Date (taking into account any appropriate extensions). Each such Tax Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Reasonably in advance of the due date, including extensions, for filing any Tax Return under this Section 5.16(a) (other than Tax Returns relating to sales, use, payroll or other taxes that are required to be filed contemporaneously with, or promptly after, the close of a taxable period, in each case a copy of which shall be provided to the Parent by the Company as soon as reasonably practicable), the Company will deliver a copy of each such Tax Return, together with all supporting documentation and workpapers, to the Parent for its review and reasonable comment. The Parent will provide any reasonable comments to the Company within fifteen (15) days after the receipt of such Tax Return. The Company shall consider in good faith and its sole discretion incorporate or cause to be incorporated any such reasonable comments as are permitted under applicable law.

(b) The Parent shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Company Group required to be filed after the Closing Date (taking into account any appropriate extensions).

(c) For any U.S. federal, state or local or non-U.S. Tax purposes, Taxes that are payable with respect to any Straddle Period shall be allocated between the portion of such Straddle Period ending at the Determination Time and the portion of such Straddle Period beginning after the Determination Time in the following manner. For allocations of income or deductions required to determine any income Taxes, sales and use Taxes, payroll Taxes or other transactional Taxes for a Straddle Period, such allocation shall be made by means of a closing of the books of the Company Group as of the close of business as of the Determination Time. The amount of all Taxes other than income Taxes, sales and use Taxes, payroll Taxes or other transactional Taxes in respect of the Straddle Period shall be allocated between the period ending at the Determination Time and the period beginning immediately after the Determination Time based on the number of days for the portion of the Straddle Period ending on and including the date that includes the Determination Time, on the one hand, and the number of days for the portion of the Straddle Period beginning on the day immediately following the date that includes the Determination Time, on the other hand. For purposes of this paragraph, exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis. Any franchise Tax or other Tax providing the right to do business for a specified period shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax.

(d) The Parent and the Company each adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. No party shall take any action that is inconsistent with the foregoing. Each of the Parent and the Company will use its commercially reasonable efforts to cause the Merger to qualify, and will not take or knowingly fail to take (use its commercially reasonable efforts to prevent any other Affiliate of such Party from taking or knowingly failing to take) any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.17 Employee Matters.

(a) In the event that any Non-Union Represented Employee is terminated without cause within the one (1) year period immediately following the Closing, Parent agrees that it shall cause the Surviving Entity or one of its Affiliates to provide severance payments and benefits to such Non-Union Represented Employee upon a termination without cause under the severance policy or arrangement in effect and applicable to such Non-Union Represented Employee as of immediately prior to the Effective Time. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be obligated to continue to employ any Non-Union Represented Employee for any specific period of time following the Effective Time.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent or any Affiliate (including the Surviving Entity), as applicable, providing benefits to any Employee who is not represented by a union or other labor organization (each a “Non-Union Represented Employee”) after the Effective Time (the “New Plans”), each Non-Union Represented Employee shall be credited with his or her years of service with the Company Group, as applicable, and their respective predecessors before the Effective Time, to the same extent as such Non-Union Represented Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Program in which such Non-Union Represented Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply with respect to retiree medical plans, benefit accruals under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall use commercially reasonable efforts to cause each Non-Union Represented Employee and his or her eligible dependents to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Program in which such Non-Union Represented Employee participated immediately before the Effective Time (such plans collectively, as applicable, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Non-Union Represented Employee, Parent shall use commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the applicable Old Plan in which such employee participated immediately prior to the Effective Time, and (B) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year in which the Effective Time occurs as if such amounts had been paid in accordance with such New Plan.

(c) Following the Effective Time, Parent and each of its Affiliates shall comply with all collective bargaining agreements and Contracts with any trade union or other labor organization governing the terms and conditions of employment of Employees represented by a union or other labor organization (each a “Union Represented Employee”). Each Union Represented Employee shall be credited with his or her years of service with the Company Group, as applicable, and their respective predecessors before the Effective Time, to the same extent as such Union Represented Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Program in which such Union Represented Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefit.

(d) Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.17 shall create any third party rights in any Person, including any current or former director, officer, employee or other service provider of the Company Group or any participant in any Company Benefit Program or other employee benefit plan, agreement or other arrangement (or any beneficiaries or dependents thereof). Nothing in this Section 5.17 shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement or limit the ability of Parent, the Company, or any of their respective Affiliates to amend, modify or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time adopted, assumed, established, sponsored or maintained by any of them.

5.18 Listing. The Parent shall use its best efforts to effect the listing (subject to official notice of issuance) of the Merger Consideration on the NYSE prior to the Effective Time.

5.19 Requisite Vote.

(a) The Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders (including any postponement, adjournment or recess thereof, the “Parent Stockholders Meeting”) for the purpose of obtaining the Requisite Parent Vote, to be held as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act (and no later than forty-five (45) days after such date). As promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, the Parent Board shall solicit from stockholders of the Parent proxies in favor of such issuance. Notwithstanding anything to the contrary contained in this Agreement, the Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Parent’s stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders Meeting, and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Requisite Parent Vote; provided, however, that unless otherwise agreed to by the Parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the Termination Date. The Parent shall promptly provide the

Company and the Stockholder Representative with all proxy tabulation reports relating to the Parent Stockholders Meeting that have been prepared by the Parent or the Parent’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep the Company and the Stockholder Representative reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Parent’s stockholders with respect thereto. The Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Parent’s stockholders or any other Person to prevent the Requisite Parent Vote from being obtained.

(b) The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of the Stockholders (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Requisite Company Vote, to be held as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act (and no later than forty-five (45) days after such date). As promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, the Company Board shall solicit from the Stockholders proxies in favor of the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting, and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Requisite Company Vote; provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the Termination Date. The Company shall promptly provide the Parent with all proxy tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep the Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Stockholders with respect thereto. The Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Stockholders or any other Person to prevent the Requisite Company Vote from being obtained.

5.20 Joint Proxy Statement/Prospectus; Registration Statement.

(a) The Parent shall (with the Company’s reasonable cooperation), as promptly as practicable after the date of this Agreement, prepare and file with the SEC a registration statement on Form S-4 in connection with the Parent Stock Issuance (as amended or supplemented, the “Registration Statement”), in which the Joint Proxy Statement/Prospectus will be included. The Joint Proxy Statement/Prospectus shall include the Company Board Recommendation and the Parent Board Recommendation. Each of Company and Parent shall furnish all information concerning such Person and its Affiliates to the other Party, and provide such other assistance as may be reasonably requested by such other Party to be included therein and shall otherwise reasonably assist and cooperate with the other Party in the preparation, filing and distribution of the Joint Proxy Statement/Prospectus, the Registration Statement and the resolution of comments to either of the foregoing documents received by the SEC. The Parent shall, as promptly as practicable after the receipt thereof, provide the Company with copies of any written comments and advise the Company of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Registration Statement received by the Parent from the SEC, including any request from the SEC for amendments or supplements thereto (or such other filings as may be necessary under applicable Laws), and shall promptly provide the Company with copies of all other material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. None of the Company, the Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Joint Proxy Statement/Prospectus or the Registration Statement unless it consults with the other Party in advance and, to the extent permitted by the SEC, allows the other Party to participate. Each of the Parent and the Company shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, and each of the Parent and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b) Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (including responding to comments of the SEC) and each Party shall cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable thereafter.

(c) The Parties each agree, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date it is first mailed to stockholders of the Parent and the Company and at the time of the Parent Stockholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent shall (with the Company’s reasonable cooperation) cause the Joint Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder; provided, however, that no representation is made by the Parent with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.

(d) The Company shall provide to Parent audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2023, December 31, 2022 and December 31, 2021 and accompanied by the report thereon of the Company’s independent auditors as soon as reasonably practicable (except that the report thereon of the Company’s independent auditors may not be delivered prior to the date of filing of the Registration Statement). Without limiting the foregoing, (i) the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement and (ii) the Company shall provide, as soon as reasonably practicable, any other audited or reviewed and unaudited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries required to be included in either (x) the Registration Statement or (y) any other filing (each, an “Other Filing”) by Parent required or requested by the SEC in connection with the Transactions (including any Current Report on Form 8-K), together with the notes and schedules thereto, in each case, prepared in accordance with GAAP and Regulation S-X, which financial statements shall be audited or reviewed, as the case may be, in accordance with the standards required to include such financial statements (including any restatement) in the Registration Statement or such other filing (including any Current Report on Form-8K), as applicable. The Company shall use commercially reasonable efforts to cause its independent public accountants to (i) cooperate in the preparation of the Registration Statement and (ii) provide such accountants’ consent to the inclusion in the Registration Statement and any Other Filing of (x) their audit reports and (y) reference to their firm as experts.

(e) If, at any time prior to the Effective Time, any Party obtains knowledge of any information pertaining to it or previously provided by it for inclusion in the Registration Statement or the Joint Proxy Statement/Prospectus that would require any amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, such Party shall promptly advise the other Parties and the Parties shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement/Prospectus and the Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of Parent and the Company.

(f) Each Party will provide the other Party and its legal counsel with a reasonable opportunity to review and comment on drafts of the Joint Proxy Statement/Prospectus, the Registration Statement, responses to any comments from the SEC with respect thereto, and other documents related to the Parent Stockholders Meeting or the Company Stockholders Meeting, as applicable, or the issuance of the shares of Parent Common Stock in respect of the Merger (including, in each case, the proposed final version of such document), prior to filing such documents with the applicable Governmental Body and mailing such documents to the stockholders of the Parent and the Company, as applicable. Each Party will consider in good faith the comments of the other Party in connection with any such document or response and each Party agrees that all information relating to Parent and its Subsidiaries included in the Joint Proxy Statement/Prospectus or the Registration Statement shall be in form and content satisfactory to the Parent, acting reasonably, and all information relating to the Company Group included in the Joint Proxy Statement/Prospectus or the Registration Statement shall be in form and content satisfactory to the Company, acting reasonably.

(g) Each Party shall, as promptly as practicable after the date of this Agreement and in consultation with the other Party, set a preliminary record date for the Parent Stockholders Meeting or the Company Stockholders Meeting, as applicable, and commence a broker search pursuant to Rule 14a-13 under the Exchange Act in connection therewith, if applicable. Each Party agrees (x) to provide the other Party reasonably detailed periodic updates concerning proxy solicitation results on a timely basis and (y) to give written notice to the other Party one (1) day prior to the Parent Stockholders Meeting or the Company Stockholders Meeting, as applicable, and on the day of, but prior to, the Parent Stockholders Meeting or the Company Stockholders Meeting, as applicable, indicating whether as of such date sufficient proxies representing the Requisite Parent Vote or the Requisite Company Vote, as applicable, have been obtained.

(h) No amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement will be made by Parent or the Company without the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed.

5.21 Cooperation.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including Section 5.9 and Section 5.10), the Company and the Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and advisable (and in any event no later than the Termination Date) and consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable and advisable all documentation to effect all necessary notices, reports and other Filings, obtaining as promptly as reasonably practicable (and in any event no later than the Termination Date) all Consents necessary or advisable to be obtained from any third party or any Governmental Body in order to consummate the Transactions, executing and delivering any additional instruments necessary to consummate the Transactions and refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Transactions.

(b) The Company and the Parent shall jointly develop and consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made with, or submitted to, any third party or any Governmental Body in connection with the Transactions (including the Joint Proxy Statement/Prospectus and the Registration Statement). Neither the Company nor the Parent shall permit any of its officers or other Representatives to participate in any substantive meeting, telephone call or conference with any Governmental Body in respect of any Filing, investigation or otherwise relating to the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Body, gives the other Party the opportunity to attend and participate therein. Each of the Parties shall use commercially reasonable efforts to furnish to each other all information required for any Filing, other than confidential or proprietary information not directly related to the Transactions, and to give the other Party reasonable prior notice of any such Filing and, to the extent practicable, keep the other Party reasonably informed with respect to the status of each Consent sought from a Governmental Body in connection with the Transactions and the material communications between such Party and such Governmental Body, and, to the extent practicable, permit the other Party to review and discuss in advance, and consider in good faith the views of the other in connection with any such Filing or communication. Each of the Parties shall promptly furnish the other with copies of all correspondence, Filings (except for the Parties’ initial HSR Act notification filings) and material communications between them and their Representatives, on one hand, and any such Governmental Body or its respective staff on the other hand, with respect to the Transactions in order for such other Party to meaningfully consult and participate in accordance with this Section 5.21; provided, that materials furnished pursuant to this Section 5.21 may be redacted as necessary to (i) remove or exclude information deemed to be sensitive from an antitrust or foreign investment perspective, or (ii) address reasonable attorney-client or other privilege or confidentiality concerns. Subject to applicable Law, each of the Company and the Parent and their respective Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any Consent in connection with the Transactions, and neither Party shall directly or indirectly agree to extend any applicable waiting period (including under the HSR Act) or enter into any agreement with a Governmental Body related to this Agreement or the Transactions, in each case, without the prior written consent of the other Party. In exercising the foregoing rights, each of the Company and the Parent shall act reasonably and as promptly as reasonably practicable.

(c) The Parties will act in good faith to develop and execute a plan to maximize the utilization of Company Group’s existing tax attributes prior to Closing (the “Tax Plan” and any fees and expenses of the Company Group with respect thereto, the “Tax Plan Costs”); provided, that the Tax Plan does not cause any adverse impact on the Company Group in the event that Closing fails to occur.

(d) The Parent and the Company will negotiate in good faith commencing immediately upon execution of this Agreement to agree upon a dollar amount to be treated as an Excess Transaction Expense regarding the matters described in Schedule 5.21(d) of the Company Disclosure Schedule. If Parent and the Company have not agreed upon such dollar amount by November 15, 2024, the chief executive officers of each of Parent and Company shall meet in person no later than November 22, 2024 to negotiate in good faith regarding such dollar amount. If the chief executive officers of Parent and the Company are not able to reach resolution by December 1, 2024, the Parent and the Company will jointly schedule a non-binding mediation to continue the good faith negotiations to attempt to reach a mutually agreeable dollar amount. If the Parent and the Company are not able to reach a mutually agreeable dollar amount through the mediation process by December 15, 2024, either the Parent or the Company may submit the matter to binding arbitration on an accelerated basis with and through the process set forth by JAMS in Houston, Texas. The dollar amount set by JAMS will be binding on the Parties. Notwithstanding anything to the contrary herein, if the JAMS decision is the last closing condition pursuant to Article VI, the Closing shall take place on the fifth (5th) Business Day after the issuance of the JAMS decision.

5.22 401(k) Plan Matters. At least one (1) Business Day prior to the Closing Date, the Company will take all actions necessary to amend the Company 401(k) Plan in accordance with Section 401(k) of the Code in order to (a) terminate the Company 401(k) Plan effective as of such date (but contingent on the Closing) and (b) fully vest the accounts of all of the Company 401(k) Plan participants contingent upon such termination. The form and substance of the resolutions approving such actions will be subject to the prior review and approval of the Parent, which approval shall not be unreasonably withheld. Parent 401(k) Plan shall accept “eligible rollover distributions” (as such term is defined under Section 402(c)(4) of the Code) in the form of cash, a promissory note (in the case of loans) or any combination thereof, from the 401(k) Plan to the extent elected by an Employee. Each Employee shall be given the opportunity to elect a direct rollover of such account balance, including the rollover of any outstanding plan loans, to the Parent 401(k) Plan, subject to and in accordance with the provisions of such plan and applicable Law. With respect to each Employee who elects to effect an eligible rollover distribution of his or her account balances to the Parent 401(k) Plan and has an outstanding plan loan under the Company 401(k) Plan as of the Closing, Parent shall take such steps as may be necessary to (i) obtain an executed written acknowledgement from such Employee that the Parent 401(k) Plan will be the obligee of such loan, and (ii) permit any such Employee to make timely loan service payments to the Parent 401(k) Plan through payroll deductions by Parent or any Subsidiary of Parent (including the Surviving Entity) on or after completion of the eligible rollover distribution.

5.23 Barge Rig Proceeds. Subject to Section 2.11(e), from and after the date hereof, the Company will not distribute or otherwise disburse in any manner any proceeds received with respect to the Barge Rig Sale (other than any reasonable, documented out-of-pocket expenses related to such sale and the reasonable, documented out-of-pocket costs of any ongoing obligations related to such sale or as otherwise may be reduced pursuant to the terms hereof, which such amounts may be paid to the appropriate recipients thereof).

5.24 Current Balance Sheet. Five (5) Business Days prior to the Closing, the Company shall prepare and deliver to the Parent unaudited, consolidated balance sheets of the Company Group for the period ending the last day of the calendar month immediately preceding such date of delivery; provided, however, that if the Closing occurs in the first fifteen (15) Business Days after the date that is the last day of the preceding calendar month, then the Company Group shall prepare and deliver to the Parent unaudited balance sheets of the Company Group for the period ending the last day of the penultimate calendar month immediately preceding such date of delivery.

5.25 Section 280(G) Matters. With respect to each service provider of the Company Group and its Affiliates who is a “disqualified individual” (as defined in Section 280G(c) of the Code), no later than five (5) Business Days prior to the Closing, the Company shall use its commercially reasonable efforts to secure from each such individual who has a right to any payments or economic benefits pursuant to any Company Benefit Program and any agreement to which such individual is entitled in connection with the Transactions or otherwise that could reasonably be deemed to constitute “parachute payments” (as defined in Section 280G of the Code) a waiver, subject to the approval described below in this Section 5.25, of such individual’s rights to all of such “parachute payments” that are equal to or in excess of three times such individual’s “base amount” (within the meaning of Code Section 280G) less one dollar (the “Waived 280G Benefits”). If any individual waives his or her rights to the Waived 280G Benefits as described in the immediately preceding sentence, the Company shall use commercially reasonable efforts to submit such individual’s rights to such Waived 280G Benefits to its stockholders for their approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code and in a manner that satisfies the applicable requirements of Section 280G(b)(5)(B) of the Code and any regulations promulgated thereunder; provided, that in no event shall this Section 5.25 be construed to require the Company to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company Group, and in no event shall the Company be deemed in breach of this Section 5.25 if any such Person refuses to waive any such rights or such member approval is not obtained. Within a reasonable period of time before taking such actions and, in no event, less than three (3) Business Days prior to taking such actions, the Company shall deliver to the Parent for review copies of any documents, agreements, or other materials as necessary to effect this Section 5.25 (including any stockholder consent form, disclosure statement or waiver, and calculations related to any potential parachute payments under Section 280G of the Code) for the Parent’s review and comment (which comments shall be considered by the Company in good faith) and, where reasonable (as determined by the Company in good faith), incorporated into the applicable documents or calculations. To the extent that any such Waived 280G Benefits do not obtain such approval, such Waived 280G Benefits shall not be retained, made or provided to the applicable individual, whether by the Company Group or the Parent, or any of their respective Affiliates. No later than three (3) Business Days prior to the Closing, the Company shall deliver to the Parent evidence that such approval was solicited in accordance with the foregoing provisions of this Section 5.25 and that either (a) the requisite number of votes were obtained with respect to such Waived 280G Benefits, or (b) such approval was not obtained and, as a consequence, such Waived 280G Benefits shall not be retained, made or provided to the applicable individual, whether by any of the Company Group, Parent or any of their respective Affiliates.

5.26 Second Lien Term Loan; ABL Loan. If the Second Lien Term Loan is still in effect at the Closing, then the Parent shall either (a) refinance or repay the Second Lien Term Loan within thirty (30) days following the Closing or (b) make the change of control repayment offer pursuant to the terms of the Second Lien Term Loan within thirty (30) days following the Closing. The Company and the Parent shall use commercially reasonable efforts to obtain the written consent of the lender(s) under the ABL Loan Agreement (and any other applicable parties to the ABL Loan Agreement) or amend the ABL Loan Agreement providing for an extension of the term of the ABL Loan Agreement for a period of thirty (30) days following the Closing Date (any fees, costs, or expenses with respect thereto, including any consent fee or amendment fee, the “ABL Extension Fees”). Prior to the Closing, (x) for any letters of credit of the Company Group issued under the ABL Loan Agreement that are back-to-back letters of credit, the Company shall use commercially reasonable efforts to cause the applicable local issuing bank to accept the Parent’s standby letter of credit or surety bond as a replacement therefor and (y) for any letters of credit of the Company Group issued under the ABL Loan Agreement that are issued directly to a beneficiary, the Company shall use reasonable best efforts to cause such beneficiary to provide a written consent approving the replacement of the applicable letter of credit with Parent’s standby letter of credit or surety bond; provided, however, that, notwithstanding anything to the contrary herein, the Company shall be permitted to cash collateralize any letters of credit from and after the Execution Date until the Closing up to an aggregate amount not to exceed $3,500,000; provided, further, that the Company shall use reasonable best efforts to obtain the applicable written consent approving the replacement of the applicable letter of credit with Parent’s standby letter of credit and not cash collateralize any such letters of credit as a result.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Each Party. The respective obligations of the Company, the Parent and the Merger Sub to consummate the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing subject to applicable Law, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):

(a) Listing. The shares of Parent Common Stock issuable in accordance with this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(b) Governmental Approvals. The waiting period (and any extension of such period) under the HSR Act applicable to the Transactions shall have expired or otherwise been terminated, and any necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from Governmental Bodies under the Antitrust Laws and FDI Laws required to consummate the Merger shall have occurred or been obtained.

(c) Governmental Restraints. (i) No provision of any applicable Law shall prohibit the consummation of the Transactions, and (ii) no final Order shall have been issued, promulgated, enacted or enforced by any Governmental Body of competent jurisdiction after the date hereof enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated hereby.

(d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened in writing by the SEC, unless subsequently withdrawn.

(e) Requisite Parent Vote. The Requisite Parent Vote shall have been obtained.

(f) Requisite Company Vote. The Requisite Company Vote shall have been obtained.

(g) Final Net Debt. The Final Net Debt has been finally determined pursuant to Section 2.13(b).

(h) Dissenting Shares. The shares of Company Common Stock constituting Dissenting Shares shall not be 10% or greater of the issued and outstanding shares of Company Common Stock.

(i) Section 5.21(d). The dollar amount of the Excess Transaction Expense pursuant to Section 5.21(d) shall have been finalized pursuant to the terms of Section  5.21(d).

6.2 Conditions to Obligations of the Parent and the Merger Sub. The obligations of the Parent and the Merger Sub to consummate the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing subject to applicable Law, in whole or in part, by the Parent (in the Parent’s sole discretion):

(a) Representations and Warranties of the Company Group. (i) Each of the representations and warranties set forth in Sections 3.1(a), 3.1(c), 3.2, 3.3(a), 3.3(c), 3.5, 3.10(l), 3.19 and 3.28 (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import) shall be true and correct in all respects as of the date hereof and as of Closing Date as though made at and as of the Closing Date (other than such representations and warranties as are expressly made as of an earlier date, which shall be so true and correct as of such date), except for de minimis inaccuracies that do not (and are not reasonably expected to) result in any liability to the Parent, (ii) each of the representations and warranties set forth in Sections 3.1(b), 3.1(d), 3.3(b), 3.3(d), 3.3(e), and 3.4 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties as are expressly made as of an earlier date, which shall be so true and correct as of such date), and (iii) each of the other representations and warranties (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import) made by the Company Group set forth in Article III shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties as are expressly made as of an earlier date, which shall be so true and correct as of such date), except for breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Performance by the Company and the Stockholders. The Company and the Stockholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company or the Stockholders, as applicable, on or prior to the Closing Date; provided, however, that the Company shall have complied in all respects with the covenants and agreements set forth in Section 5.23 and Section 5.24.

(c) Closing Certificate of the Company. The Parent and the Merger Sub shall have received a certificate, dated as of the Closing Date, signed by a Responsible Officer of the Company, in such Responsible Officer’s capacity as a Responsible Officer of the Company and not in an individual capacity, certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied (the “Company Closing Certificate”).

(d) Closing Deliverables. The Company shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 2.12(b).

(e) No Material Adverse Effect. There shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect.

(f) Transition Agreement. The restrictive covenant agreements provided in that certain Transition, Separation and General Release Agreement, by and between the Company and Quail Tools, LLC, on the one hand, and Marc White, Keith White and Wayne White, on the other hand (the “Transition Agreement”), shall remain in full force and effect, in each case, in accordance with the terms thereof.

(g) Letters of Credit. For any letters of credit of the Company Group issued under the ABL Loan Agreement that are issued directly to a beneficiary, the Company shall have delivered to the Parent a written consent from each beneficiary approving the replacement of the applicable letter of credit with Parent’s standby letter of credit or surety bond, pursuant to Section 5.26(y); provided, that this condition shall be deemed satisfied if (1) the Company has obtained an amendment to the ABL Loan Agreement providing for an extension of the term of the ABL Loan Agreement for a period of thirty (30) days or more following the Closing or (2) the total amount of letters of credit for which such a consent is not obtained is less than an amount equal to (x) seven million dollars ($7,000,000), less (y) the total amount of cash used to cash collateralize any letters of credit from and after the Execution Date.

(h) Irrevocable Proxy and Power of Attorney. Each Supporting Stockholder shall have executed and delivered to Parent an Irrevocable Proxy and Power of Attorney, pursuant to the Stockholder Voting and Lock-Up Agreement.

6.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing subject to applicable Law, in whole or in part, by the Company (in the Company’s sole discretion):

(a) Representations and Warranties. Each of the representations and warranties of the Parent and the Merger Sub set forth in Article IV shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality,” “material adverse effect,” or words of similar import set forth therein) as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties as are expressly made as of an earlier date, which shall be so true and correct as of such date), except for breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Performance. The Parent and the Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent and the Merger Sub on or prior to the Closing Date.

(c) Closing Certificate. The Company shall have received a certificate, dated as of the Closing Date, signed by a Responsible Officer of the Parent, in such Responsible Officer’s capacity as a Responsible Officer of the Parent and not in an individual capacity, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Closing Deliverables. The Parent and the Merger Sub shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 2.12(a).

(e) No Material Adverse Effect. There shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Parent Material Adverse Effect.

6.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts (as set forth in Sections 5.1(a), 5.4, 5.7, 5.9, 5.16, 5.17, 5.20, 5.21, 5.25 and 5.26) or reasonable best efforts (as set forth in Sections 5.5, 5.19 and 5.20) to occur.

ARTICLE VII

TERMINATION RIGHTS

7.1 Termination Rights. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, at the discretion of the Parent or the Company, as applicable, as follows:

(a) By mutual written consent of the Parent and the Company;

(b) By either the Parent or the Company if any Governmental Body of competent jurisdiction shall have issued a final and non-appealable order, decree or judgment prohibiting the consummation of the Transactions or enact, enter, promulgate, enforce or deem applicable after the Execution Date, that makes consummation of the Closing illegal or otherwise prohibited; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have used commercially reasonable efforts to defend against such order, decree or judgment and shall have complied in all respects and taken all actions required by Section 5.5 and 5.21 hereof; provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if such order, decree or judgment was primarily due to the action or inaction of such Party; or

(c) By either the Parent or the Company in the event that the Closing has not occurred on or prior to the two hundred twenty-seven (227) day anniversary of the Execution Date (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has principally caused or resulted in the failure of the Closing Date to occur on or before the Termination Date;

(d) By the Parent:

(i) if the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (or, if the Company Stockholders Meeting has been adjourned or postponed in accordance with this Agreement, at the final adjournment or postponement thereof), in each case, at which a vote on the adoption of this Agreement was taken;

(ii) if at any time prior to the Closing Date, there has been a material breach by the Company of any of its obligations set forth in Section 5.9 or Section 5.10;

(iii) by written notice to the Company, if there has been an event, change, occurrence or circumstance, individually or in the aggregate with any such events, changes, occurrences or circumstances that has had or could reasonably be expected to have a Material Adverse Effect; or

(iv) if there shall have been a breach or inaccuracy of the Company’s representations and warranties in this Agreement or a failure by the Company to perform its respective covenants and agreements (other than with respect to a breach of (A) Section 3.11(a), as to which Section 7.1(d)(iii) will apply and (B) Section 5.19(b), as to which Section 7.1(d)(i) will apply), in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 6.2(a) or Section 6.2(b) unless such failure is reasonably capable of being cured by the Termination Date, in which case, so long as the Company is using commercially reasonable efforts to cure such failure, the Company shall have thirty (30) days (but in no event beyond the Termination Date) after receipt of timely written notice from the Parent of its intention to terminate this Agreement pursuant to this Section 7.1(d)(iv) to cure such failure before the Parent may so terminate this Agreement; provided, however, that the right to cure a breach of a representation, warranty, covenant or agreement shall not apply to, and the Company shall have no ability to cure any breach of, Section 3.10(l) or Section 5.23; provided, further, the Parent may not terminate this Agreement pursuant to this Section 7.1(d)(iv) if (A) any of the Parent’s representations and warranties shall have become and continue to be materially untrue in a manner that would cause the conditions set forth in Section 6.3(a) not to be satisfied, (B) there has been, and continues to be, a failure by the Parent to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 6.3(b) not to be satisfied, or (C) the failure of the Parent to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, the breach by the Company.

(e) By the Company:

(i) if the Requisite Parent Vote shall not have been obtained at the Parent Stockholders Meeting (or, the Parent Stockholders Meeting has been adjourned or postponed in accordance with this Agreement, at the final adjournment or postponement thereof), in each case, at which a vote on the Parent Stock Issuance was taken;

(ii) if at any time prior to the Effective Time, there has been a material breach by the Parent of any of its obligations set forth in Section 5.9(e); or

(iii) by written notice to the Parent, if there has been an event, change, occurrence or circumstance, individually or in the aggregate with any such events, changes, occurrences or circumstances that has had or could reasonably be expected to have a Parent Material Adverse Effect; or

(iv) if there shall have been a breach or inaccuracy of the Parent’s representations and warranties in this Agreement or a failure to perform its covenants and agreements (other than with respect to a breach of Section 5.19(a), as to which Section 7.1(e)(i) will apply) in this Agreement (which, in the case of the right of termination by the Company, shall also include any breach by the Merger Sub), in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 6.3(a) or Section 6.3(b) unless such failure is reasonably capable of being cured by the Termination Date, in which case, so long as the Parent is using commercially reasonable efforts to cure such failure, the Parent shall have thirty (30) days (but in no event beyond the Termination Date) after receipt of notice from the Company of its intention to terminate this Agreement pursuant to this Section 7.1(e)(iv) to cure such failure before the Company may so terminate this Agreement; provided, however, the Company may not terminate this Agreement pursuant to this Section 7.1(e)(iv) if (A) any of the Company’s representations and warranties shall have become and continue to be materially untrue in a manner that would cause the conditions set forth in Section 6.2(a) not to be satisfied, (B) there has been, and continues to be, a failure by the Company to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 6.2(b) not to be satisfied, or (C) the failure of the Company to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, the breach by the Parent.

(f) Any Party desiring to terminate this Agreement pursuant to this Section 7.1 shall give written notice of such termination to the other Parties to this Agreement, specifying the provision or provisions hereof pursuant to which such termination shall have been made and setting forth in reasonable detail the factual basis for such termination.

7.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement pursuant to and in accordance with Section 7.1, all rights and obligations of the Parties under this Agreement shall terminate, except for the provisions of this Section 7.2, Article IX, and the Nondisclosure Agreement; provided, however, that nothing herein shall relieve any Party from any liability for fraud or any willful or intentional breach by such Party and all rights and remedies of a non-breaching Party under this Agreement in the case of any such fraud or any willful or intentional breach, at law and in equity, shall be preserved, including the right to recover reasonable and documented attorneys’ fees and expenses. Except to the extent otherwise provided in this Section 7.2, the Parties agree that, if this Agreement is terminated, the Parties shall have no liability to each other under or relating to this Agreement.

(b) If the Parties terminate this Agreement pursuant to Section 7.1(a), Section 7.1(b), or Section 7.1(c), no Party shall be entitled to recover any damages, costs or the Termination Fee in connection with such termination and such termination shall be the Parties’ sole and exclusive remedy, except in the event of fraud or any willful or intentional breach by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to the time of termination.

(c) Without limiting the rights of the Company or the Parent, as applicable, to bring an action to compel specific performance by another Party of its obligations under this Agreement in accordance with Section 9.4, (i) in the event that (w) this Agreement is terminated by the Company pursuant to Section 7.1(e)(ii), Section 7.1(e)(iii) or Section 7.1(e)(iv), (y) the conditions set forth in Section 6.1 have all been satisfied, and (z) the Company has satisfied all of the conditions applicable to the Company in Section 6.2, then as promptly as reasonably practicable (and, in any event, within ten (10) Business Days) following such termination, the Parent shall pay to the Company an amount equal to ten million dollars ($10,000,000) (the “Termination Fee”) or (ii) in the event that (w) this Agreement is terminated by the Parent pursuant to Section 7.1(d) (x) the conditions set forth in Section 6.1 have all been satisfied, (y) the Parent has satisfied all of the conditions applicable to the Parent in Section 6.3, then as promptly as reasonably practicable (and, in any event, within ten (10) Business Days) following such termination, the Company shall pay to the Parent an amount equal to the Termination Fee.

(d) The Parties agree that if this Agreement is terminated pursuant to Section 7.1(c), Section 7.1(d) or Section 7.1(e), and a Party receives the Termination Fee pursuant to Section 7.2(c), absent fraud or any willful or intentional breach by the Party receiving the Termination Fee, payment of the Termination Fee in accordance with the terms hereof shall be deemed to be liquidated damages and the sole and exclusive monetary remedy for any claims arising from such termination (without limiting the rights of the Company or the Parent, as applicable, to bring an action to compel specific performance by another Party of its obligations under this Agreement in accordance with Section 9.4). The Company and the Parent may pursue both a grant of specific performance in accordance with (and subject to the limitations set forth in) Section 9.4 and the payment of the Termination Fee and the fees and expenses pursuant to Section 7.2(c); provided, that notwithstanding anything herein to the contrary, under no circumstances shall the Company, Merger Sub or the Parent be permitted or entitled to receive both a grant of specific performance resulting in the Closing and of payment of the Termination Fee. If payment of the Termination Fee is required hereunder, then (notwithstanding this Agreement or the Nondisclosure Agreement) the Parent and the Company shall have the right to discuss with current and prospective bidders and financing sources (including their respective Affiliates and advisors) this Agreement, the Parties, the termination hereof and the basis for such termination. For the sake of clarity, neither payment of the Termination Fee nor receipt of such shall constitute the non-terminating party’s election of remedy under this Section 7.2(d), and a non-terminating party may accept payment of the Termination Fee, and seek and receive specific performance, a condition of which will be return of the Termination Fee.

(e) If a Party fails to timely pay, or cause to be timely paid, the Termination Fee when due in accordance with Section 7.2(c) and, in order to obtain such payment the other Party commences a suit that results in a judgment in favor of such other Party for the Termination Fee, the Party failing to the pay the Termination Fee shall also pay, or cause to be paid to the other Party, together with the Termination Fee, (x) any reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Party in connection with any such Proceeding and (y) interest on the unpaid portion of the Termination Fee from and including the date the Termination Fee was required to be paid pursuant to this Section 7.2 until but excluding the date of payment, which interest shall accrue at a rate per annum equal to eight percent (8%) (together, the “Recovery Costs”). Each of the parties to this Agreement acknowledges that the payment by or on behalf of such Party of the Termination Fee and Recovery Costs, if, as and when due, constitute liquidated damages in a reasonable amount to compensate such Party for the efforts and resources expended and opportunities forgone when negotiating this Agreement, and not a penalty, and the payment of the Termination Fee in the circumstances specified in this Section 7.2 is supported by due and sufficient consideration (including, in the case of the Company, the fact that the Stockholders would not be entitled to receive the Merger Consideration and would suffer other losses of an incalculable nature and amount).

(f) A Party’s obligation to pay or cause to be paid the Termination Fee and the Recovery Costs if, as, and when due under Section 7.2(c) shall survive and remain in full force and effect and shall be enforceable by the other Party, pursuant to the terms of this Section 7.2, following termination of this Agreement in accordance with its terms.

ARTICLE VIII

SURVIVAL; EXCLUSIVE REMEDY

8.1 Survival. Notwithstanding anything to the contrary contained herein, the representations, warranties, covenants and agreements contained in this Agreement shall not survive the Closing (with the Parties hereto agreeing to contractually shorten any applicable statutes of limitation) and shall terminate as of the Closing and be of no further force and effect, such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Company, any Stockholder, the Stockholder Representative or any of their respective past, present or former Affiliates, officers, directors, managers, employees, partners, equityholders, members, agents, attorneys, representatives, successors or permitted assigns (each of the foregoing, a “Stockholder Related Party” and, collectively, the “Stockholder Related Parties”), and there will be no liability of any of the Stockholder Related Parties in respect thereof, whether such liability has accrued prior to, at or after the Closing, except in the case of Fraud; provided, however, that the covenants and agreements contained in this Agreement which, by their terms, are to be performed after the Closing Date will survive the Closing in accordance with their respective terms. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.1 shall affect or otherwise limit any claim made or available under the R&W Insurance Policy.

8.2 Exclusive Remedy. Except in the case of Fraud, notwithstanding anything in this Agreement or any other Transaction Document to the contrary, the Parties acknowledge and agree that the sole recourse of the Parent for any claims for a breach or failure of the representations and warranties of the Company and the Stockholders shall be to make claims under the R&W Insurance Policy and thereafter the Parent shall have no recourse against the Company, the Stockholders or any other Party for such claims.

8.3 Set-Off. Without limiting any other rights or remedies available to the Parent, beginning on the day following the Closing Date and concluding on the date of the expiration of the Barge Rig Holdback Period, in the event that the Company or the Parent suffers any Losses with respect to a R&W Insurance Policy Exclusion, the Parent shall be entitled, and is hereby authorized, to set-off such Losses against the Barge Rig Holdback Amount upon such Losses being finally determined either by written agreement of the Parent and the Stockholder Representative or by final and non-appealable Order (each such determination, a “Final Determination”). Any such set-off shall be retained by the Parent and not distributed pursuant to Section 2.11(e). For the avoidance of doubt, so long as any claim for Losses with respect to a R&W Insurance Policy Exclusion is made prior to the expiration of the Barge Rig Holdback Period, the Parent may, and may cause the Surviving Entity to, retain an amount (up to the total amount of the Barge Rig Holdback Amount then remaining) equal to the amount of any Losses asserted by the Parent prior to the expiration of the Barge Rig Holdback Period but not yet resolved (any such claim, an “Unresolved Claim”). The portion of the Barge Rig Holdback Amount retained for any Unresolved Claims shall be released by the Parent, and the Parent shall cause the Surviving Entity to release, to the Stockholder Representative (to the extent not retained by the Parent and/or the Surviving Entity in an amount equal to the amount of Losses claimed in connection with such Unresolved Claims that are resolved in favor of the Parent pursuant to a Final Determination) upon a Final Determination in accordance with this Section 8.3.

ARTICLE IX

GENERAL PROVISIONS

9.1 Governing Law. This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by, interpreted under, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application or borrowing of the laws of any jurisdiction other than the State of Delaware.

9.2 Consent to Jurisdiction. All Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the U.S. District Court for the Southern District of Texas located in Harris County, Texas or, solely if such U.S. District Court for the Southern District of Texas declines jurisdiction, in any state district court located in Harris County, Texas (the “Designated Courts”). Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of the Designated Courts for the purpose of any Proceeding arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the Designated Courts, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the Designated Courts.

9.3 Waiver of Jury Trial. To the extent not prohibited by applicable Law which cannot be waived, each of the Parties waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue, action, claim, cause of action, suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or the subject matter hereof or in any way connected with or related or incidental to the transactions contemplated hereby, in each case whether now existing or hereafter arising. Each Party acknowledges that it has been informed by the other Party that this Section 9.3 constitutes a material inducement upon which the Parties are relying and will rely in entering into this Agreement and any other agreements relating hereto or contemplated hereby. Any Party hereto may file an original counterpart or a copy of this Section 9.3 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

9.4 Specific Performance. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not fully and timely perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the Parties’ to consummate the transactions contemplated by this Agreement if it is required to do so hereunder), this being in addition to (a) subject to Section 7.2(d), any other remedy to which they are entitled hereunder, at law or in equity, prior to the Closing, or (b) any other remedy to which they are entitled hereunder on or after the Closing. The foregoing right shall include the right of each Party to cause the other Parties to cause the transactions contemplated by this Agreement to be consummated, in each case, if the conditions set forth in Section 6.1, Section 6.2, and/or Section 6.3, as applicable, have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing). Each of Parent, Merger Sub and the Company agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law.

9.5 Expenses. Except as otherwise provided in this Agreement or the Transaction Documents, each Party shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

9.6 Complete Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the other Transaction Documents and the Nondisclosure Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

9.7 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a nationally recognized overnight courier service, or by email (with a confirmatory copy sent by a nationally recognized overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.7):

If, prior to the Closing, to the Company to:

Parker Drilling Company 2103 City West Blvd., Suite 400
Houston, TX 77042
Attention: Ed Menger, Corporate Secretary
Email: ed.menger@parkerwellbore.com; legalnotices@parkerwellbore.com with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, NY 10036
Attention: Daniel Fisher; Iain Wood
Email: dfisher@akingump.com; iwood@akingump.com

and

Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street 44th Floor
Houston, TX 77002
Attention: Jon Boben
E-mail: jboben@akingump.com

If to the Parent, the Merger Sub or, after the Closing, the Company to:

Nabors Industries Ltd.
Crown House, Second Floor 4 Par-la-Ville Road
Hamilton HM08 Bermuda
Attention: Mark Andrews
Email: Mark.Andrews@Nabors.com

with a copy to (which shall not constitute notice):

Haynes and Boone, LLP 1221 McKinney Street, Suite 4000
Houston, TX 77010
Attention: Arthur A. Cohen, Esq. Email: arthur.cohen@haynesboone.com

If to the Stockholder Representative to:

Värde Partners, Inc. 520 Madison Avenue 34th Floor
New York, NY 10022
Attention: Legal Department
Email: Legalnotices@varde.com

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, NY 10036
Attention: Daniel Fisher; Iain Wood
Email: dfisher@akingump.com; iwood@akingump.com

and

Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street 44th Floor
Houston, TX 77002
Attention: Jon Boben
E-mail: jboben@akingump.com

9.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that the Parent may assign any of its rights or delegate any of its obligations under this Agreement (other than its obligation to issue the Merger Consideration in accordance with this Agreement) without the prior written consent of the other Parties to any wholly owned direct or indirect Subsidiary (including the Surviving Entity from and after the Closing). Notwithstanding anything to the contrary herein, it is hereby acknowledged and agreed that the Parent and, from and after the Closing, the Surviving Entity may assign any of their respective rights under the Transaction Documents by way of security to any banks or holders of debt securities or financial institutions or hedge counterparties or any other Person lending money, providing credit or otherwise providing financing to any of the Parent, the Surviving Entity or any of their respective Affiliates, including in connection with any and all subsequent re-financings. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective. Notwithstanding anything to the contrary herein, no assignment pursuant to this Section  9.8 shall release the assigning Party of its obligations or liabilities under this Agreement.

9.9 Third Party Beneficiaries. Other than Article VIII of this Agreement, each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties; provided, however, that notwithstanding the foregoing from and after the Effective Time the Stockholders and Converted Equity Holders shall be intended third party beneficiaries of, and may enforce, Section 2.7; provided, further, that (a) the Parent’s sole responsibility to the Stockholders, Company Stock-Settled RSU Holders, Company PSU Holders, holders of Company Cash-Settled RSU Awards and Option Holders with respect to Article II is to provide each such person with the amount of Merger Consideration allocated to such person pursuant to the Merger Consideration Schedule and (b) for the avoidance of doubt, the Parent shall bear no responsibility for any miscalculations or errors included the Merger Consideration Schedule, and (c) the rights of the Stockholders to enforce Section 2.7 may only be exercised through the Stockholder Representative.

9.10 Severability. So long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.11 Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

9.12 Waiver of Conflicts and Privileged Information.

(a) Each party to this Agreement acknowledges that (i) the Company Group, the Stockholder Representative and/or their respective Affiliates have retained Akin Gump Strauss Hauer & Feld LLP (“Akin”) to act as their counsel in connection with the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby) as well as other past and ongoing matters; (ii) Akin has not acted as counsel for the Parent, Merger Sub or any of their respective past, present or future Affiliates in connection with the transactions contemplated by this Agreement; and (iii) no Person other than the Company Group, the Stockholders or their respective Affiliates has the status of client of Akin for conflict of interest or any other purpose as a result of the transactions contemplated by this Agreement. Parent hereby (I) waives and will not assert, and will cause each of its Affiliates (including, after the Closing, the Company Group) to waive and not assert, any conflict of interest relating to Akin’s representation after the Closing of the Stockholders or their respective Affiliates in any matter involving the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby), including in any litigation, arbitration, mediation or other proceeding; and (II) consents to, and will cause each of its subsidiaries (including, after the Closing, the Company Group) to consent to, any such representation, even though in each case (x) the interests of the Stockholders or their respective Affiliates may be directly adverse to the Parent, the Company Group or their respective Affiliates; (y) Akin may have represented the Stockholders, the Company Group, or their respective Affiliates in a substantially related matter; or (z) Akin may be handling other ongoing matters for the Parent, the Company Group, or any of their respective Affiliates.

(b) The Parent agrees that, after the Closing, none of the Parent, the Company Group or any of their Affiliates will have any right to access or control any Attorney-Client Communication, which will be the property of (and be controlled by) the Stockholders or their respective Affiliates. In addition, Parent agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Company Group. Accordingly, the Parent will not, and will cause each of its Affiliates (including, after the Closing, the Company Group) not to, use any Attorney-Client Communication remaining in the records of the Company Group after the Closing in any dispute between the Parent Group, the Company Group, or any of their Affiliates or any third party, on one hand, and the Stockholders or any of their respective Affiliates, on the other hand, relating in any manner to this Agreement or any of the transactions contemplated herein.

(c) Parent agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Company Group), that from and after the Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to the Stockholders (or their respective Affiliates) and will not pass to or be claimed by the Parent, the Company Group, or any of their Affiliates; and (ii) the Stockholders (or their respective Affiliates) will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, the Parent will not, and will cause each of its Affiliates (including, after the Closing, the Company Group) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not a Stockholder or any of its Affiliates; or (y) knowingly or intentionally take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not a Stockholder or any of its respective Affiliates. Furthermore, Parent agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Company Group), that in the event of a dispute between a Stockholder or any of its respective Affiliates, on the one hand, and the Company Group, on the other hand, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to the Stockholders or their respective Affiliates any information or documents developed or shared during the course of Akin’s representation of the Company Group and the Stockholders.

9.13 Counterparts. This Agreement and all other documents related hereto may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the Parties may be evidenced by way of an electronic transmission of such Party’s signature, and such electronically transmitted signature shall be deemed to constitute the original signature of such Party.

9.14 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership, limited liability company, or other entity, each Party, by his or its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties have any obligation hereunder and that such Party has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any Non-Recourse Party (other than the Parties), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

9.15 Limitations on Warranties.

(a) ACKNOWLEDGEMENTS BY THE PARENT AND MERGER SUB. PARENT AND THE MERGER SUB ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OR IN ANY OTHER TRANSACTION DOCUMENT EXECUTED BY A MEMBER OF THE COMPANY GROUP, NEITHER THE COMPANY NOR ANY STOCKHOLDER IS MAKING AND IS DEEMED NOT TO HAVE MADE, NOR WILL THE COMPANY NOR ANY STOCKHOLDER (OR ANY OTHER PERSON) HAVE OR BE SUBJECT TO ANY LIABILITY

ARISING OUT OF, RELATING TO, OR RESULTING FROM, IN EACH CASE, ANY OTHER STATEMENTS, REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, COMMON LAW OR STATUTORY, EXPRESS OR IMPLIED (INCLUDING WITH RESPECT TO FITNESS, NON-INFRINGEMENT, MERCHANTABILITY OR SUITABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE), WITH RESPECT TO ANY MEMBER OF THE COMPANY GROUP. IN CONNECTION WITH PARENT’S AND THE MERGER SUB’S REVIEW AND ANALYSIS OF THE COMPANY GROUP, CERTAIN ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS (EITHER FINANCIAL OR OTHERWISE) MAY HAVE BEEN PROVIDED TO THE PARENT AND/OR THE MERGER SUB, INCLUDING FORWARD-LOOKING STATEMENTS, PROJECTIONS, FORECASTS, PRESENTATIONS (INCLUDING “MANAGEMENT PRESENTATIONS”), OR ANY OTHER INFORMATION OR MATERIALS MADE AVAILABLE TO THE PARENT AND THE MERGER SUB AND ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS”, OR OTHERWISE (ANY OF THE FOREGOING ITEMS IN THIS SENTENCE, AN “EXTRA-CONTRACTUAL STATEMENT”). THE PARENT AND THE MERGER SUB ACKNOWLEDGE AND AGREE THAT (I) NO MEMBER OF THE COMPANY GROUP NOR ANY STOCKHOLDER MAKES ANY REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF ANY EXTRA-CONTRACTUAL STATEMENT, (II) THE PARENT AND THE MERGER SUB HAVE NOT RELIED UPON THE EXTRA-CONTRACTUAL STATEMENTS FURNISHED TO THEM, (III) THE PARENT AND THE MERGER SUB ARE TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS, EXAMINATION, INSPECTION, DETERMINATION AND EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL EXTRA-CONTRACTUAL STATEMENTS SO FURNISHED TO THE PARENT OR THE MERGER SUB TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS OR WILL BE A PARTY, AND (IV) NEITHER THE PARENT NOR THE MERGER SUB SHALL HAVE ANY RIGHT, CLAIM OR CAUSE OF ACTION, NOR SHALL THE PARENT OR THE MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ASSERT ANY RIGHT, CLAIM OR CAUSE OF ACTION, AGAINST THE COMPANY GROUP OR ANY AFFILIATES OR REPRESENTATIVES OF THE COMPANY GROUP WITH RESPECT THERETO TO THE EXTENT SUCH EXTRA-CONTRACTUAL STATEMENTS ARE NOT EXPRESSLY REPRESENTED OR WARRANTED TO IN THE TRANSACTION DOCUMENTS EXECUTED BY ANY MEMBER OF THE COMPANY GROUP. THE FOREGOING ACKNOWLEDGMENT AND AGREEMENT SET FORTH IN THIS SECTION 9.15(A) SHALL NOT LIMIT, IN ANY WAY, THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ANY MEMBER OF THE COMPANY GROUP IN THE TRANSACTION DOCUMENTS EXECUTED BY THE COMPANY.

(b) ACKNOWLEDGEMENTS BY THE COMPANY GROUP. THE COMPANY, ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV OR IN ANY OTHER TRANSACTION DOCUMENT EXECUTED BY THE PARENT OR THE MERGER SUB, NEITHER THE PARENT NOR THE MERGER SUB IS MAKING AND IS DEEMED NOT TO HAVE MADE, NOR WILL THE PARENT OR THE MERGER SUB (OR ANY OTHER PERSON) HAVE OR BE SUBJECT TO ANY LIABILITY ARISING OUT OF, RELATING TO, OR RESULTING FROM, IN EACH CASE, ANY OTHER STATEMENTS, REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, COMMON LAW OR STATUTORY, EXPRESS OR IMPLIED (INCLUDING WITH RESPECT TO FITNESS, NON-INFRINGEMENT, MERCHANTABILITY OR SUITABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE), WITH RESPECT TO PARENT OR THE MERGER SUB. IN CONNECTION WITH COMPANY GROUP’S REVIEW AND ANALYSIS OF THE PARENT AND THE MERGER SUB, CERTAIN EXTRA-CONTRACTUAL STATEMENTS MAY HAVE BEEN PROVIDED TO THE COMPANY GROUP. THE COMPANY, ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP, ACKNOWLEDGES AND AGREES THAT (I) NEITHER PARENT NOR THE MERGER SUB MAKES ANY REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF ANY EXTRA-CONTRACTUAL STATEMENT, (II) NO MEMBER OF THE COMPANY GROUP (OR ITS STOCKHOLDERS) HAS NOT RELIED UPON THE EXTRA-CONTRACTUAL STATEMENTS FURNISHED TO THEM, (III) THE COMPANY GROUP IS TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS, EXAMINATION, INSPECTION, DETERMINATION AND EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL EXTRA-CONTRACTUAL STATEMENTS SO FURNISHED TO THE COMPANY GROUP TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE OR WILL BE A PARTY, AND (IV) NO MEMBER OF THE COMPANY GROUP SHALL HAVE ANY RIGHT, CLAIM OR CAUSE OF ACTION, NOR SHALL ANY MEMBER OF THE COMPANY GROUP OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ASSERT ANY RIGHT, CLAIM OR CAUSE OF ACTION, AGAINST THE PARENT OR THE MERGER SUB OR ANY AFFILIATES OR REPRESENTATIVES OF THE PARENT OR THE MERGER SUB WITH RESPECT THERETO TO THE EXTENT SUCH EXTRA-CONTRACTUAL STATEMENTS ARE NOT EXPRESSLY REPRESENTED OR WARRANTED

TO IN THE TRANSACTION DOCUMENTS EXECUTED BY THE PARENT OR THE MERGE SUB. THE FOREGOING ACKNOWLEDGMENT AND AGREEMENT SET FORTH IN THIS SECTION 9.15(B) SHALL NOT LIMIT, IN ANY WAY, THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE PARENT OR THE MERGER SUB IN THE TRANSACTION DOCUMENTS EXECUTED BY THE PARENT OR THE MERGER SUB.

9.16 Fraud. Notwithstanding anything in this Agreement to the contrary (including any survival periods, limitations on remedies, disclaimers of reliance or omissions or any similar limitations or disclaimers), nothing in this Agreement (or elsewhere) shall limit or restrict, or be used as a defense against, any of the Parties’ rights or abilities to maintain or recover any amounts in connection with any action or claim based upon or arising from Fraud.

9.17 Designation of the Stockholder Representative.

(a) By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the Merger Consideration in connection with the Merger, each Stockholder shall be deemed to have approved the designation of, and hereby designates, Värde Partners, Inc. as the Stockholder Representative for all purposes in connection with this Agreement and the other Transaction Documents. For purposes of this Agreement, the Stockholder Representative shall be the representative, true and lawful agent, proxy and attorney in fact of the Stockholders (including any of its designees for any purpose hereunder) with respect to the matters expressly set forth in this Agreement and other Transaction Documents to be performed by the Stockholder Representative, including the exercise of the power to: (i) pay expenses incurred by the Stockholder Representative on behalf of the Stockholders in connection with the performance of this Agreement, the other Transaction Documents and any other agreement entered into connection herewith (incurred after the date hereof), (ii) authorize the disbursement to each Stockholder of any funds or shares of Parent Common Stock received pursuant to the terms of this Agreement, (iii) resolve any adjustments or issues pursuant to Section 2.13(c) (including any Final Transaction Expenses), (iv) prepare and receive notices and other deliverables as specified hereunder on behalf of such Stockholders, (v) execute and deliver (without the prior approval of the Stockholders) any amendment or waiver hereto (excluding, for the avoidance of doubt, any amendment or waiver (x) with respect to the provisions of this Agreement regarding the Second Lien Term Loan, (y) of this Section 9.17 or (z) other than resolving the adjustments or issues pursuant to Section 2.13(c) as contemplated by this Section 9.17(a), changing the amount or form of Merger Consideration receivable by any Stockholder without such Stockholder’s prior written consent), (vi) assert, dispute, compromise, settle and pay any claims made with respect to any adjustments or issues pursuant to Section 2.13(c), (vii) retain legal and other professional advisors on behalf of, and at the expense of the Stockholders in connection with the actions hereunder, (viii) authorize and direct the Exchange Agent to dispense funds or shares of Parent Common Stock from the Exchange Fund on behalf of the Stockholders and the Converted Equity Holders pursuant to the terms of this Agreement, and (ix) make any calculations required under this Agreement on behalf of the Stockholders. Such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Stockholder. If any Stockholder dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Stockholder Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. All decisions and actions by the Stockholder Representative taken in accordance with this Section 9.17 shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(b) Authority; Indemnification. Värde Partners, Inc. has been duly appointed and authorized by the Stockholders to serve as the Stockholder Representative. After the Closing, the Parent or the Surviving Entity shall be entitled to rely on any decision, notice, consent, instruction, action or omission of the Stockholder Representative, on behalf of the Stockholders, pursuant to Section 9.17(a) (each, an “Authorized Action”), each Authorized Action shall be binding on each Stockholder as fully as if such Stockholder had taken such Authorized

Action and none of the Parent, the Surviving Entity or any of their Affiliates shall be liable to any Stockholder or any other Persons for actions taken or omitted in accordance with or reliance upon any such Authorized Action. The Parent agrees that the Stockholder Representative, solely in its capacity as the Stockholder Representative, shall have no liability to the Parent or the Surviving Entity for any Authorized Action, except as set forth in the Agreement or to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud, gross negligence, willful misconduct, or bad faith. The Stockholders, severally and not jointly, will indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud, gross negligence, willful misconduct or bad faith of the Stockholder Representative, the Stockholder Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence, willful misconduct or bad faith. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Stockholders or otherwise and the Stockholder Representative is entitled to direct any reimbursement or payment of its expenses incurred, and indemnification obligations arising from, its performance of duties as Stockholder Representative from the Merger Consideration due and payable to the Stockholders and Converted Equity Holders following the Closing (as adjusted pursuant to Section 2.13 and including any Barge Rig Holdback Amount to be released to the Stockholders and the Converted Equity Holders) after any adjustments pursuant to Section 2.13 and Section 8.3, if any, and before any distribution of Merger Consideration to the Stockholders and Converted Equity Holders. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this Section 9.17. The foregoing indemnities will survive the Closing until the applicable statute of limitations, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(c) Duties of the Stockholder Representative. The Stockholder Representative hereby accepts its obligations under this Agreement. The Stockholder Representative shall have only the duties expressly stated in this Agreement and the other Transaction Documents. The Stockholder Representative is not, by virtue of serving as the Stockholder Representative, a fiduciary of the Stockholders or any other Person. The Stockholder Representative, in its capacity as such, has no personal responsibility or liability for any representation, warranty, covenant or agreement of the Company.

(d) Exculpation. The Stockholder Representative will incur no liability of any kind to any Stockholder with respect to any action or omission by the Stockholder Representative in connection with the Stockholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Stockholder Representative’s fraud, gross negligence, willful misconduct or bad faith. The Stockholder Representative shall not be liable to any Stockholder for any action or omission pursuant to the advice of counsel. The Stockholder Representative shall not be liable to the Stockholders for any apportionment or distribution of payments, shares of Parent Common Stock made by the Stockholder Representative in good faith, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Stockholder to whom payment or distribution was due, but not made, shall be to recover from other Stockholders any payment in excess of the amount to which they are determined to have been entitled. The Stockholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Stockholder Representative nor any agent employed by it shall incur any liability to any Stockholder by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud, gross negligence, willful misconduct or bad faith.

(e) No Fees to or Compensation of the Stockholder Representative. The Stockholder Representative shall not be entitled to and shall not charge or collect from the Stockholders or any other Person any fees or other compensation for its services as the Stockholder Representative under this Agreement. The Stockholder Representative shall be entitled to reimbursement from the Stockholders (based on their share of the Per Share Merger Consideration) for its reasonable out-of-pocket expenses incurred in connection with its services as the Stockholder Representative under this Agreement.

(f) Replacement of the Stockholder Representative. The Stockholder Representative may resign at any time. If the Stockholder Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the Stockholders that held a majority of the Company Common Stock outstanding on the date hereof, voting as a single class, will appoint a new Person to serve as the Stockholder Representative and will provide prompt written notice thereof to the Parent. Until such notice is received, the Parent will be entitled to rely on the actions and statements of the previous Stockholder Representative. Neither the removal of, nor the appointment of a successor to, the Stockholder Representative shall affect in any manner the validity of enforceability of any Authorized Actions taken by the previous Stockholder Representative, which shall continue to be effective and binding upon the Stockholders.

(g) Representations and Warranties. The Stockholder Representative (solely in such capacity) represents and warrants to the Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

(i) the Stockholder Representative is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority and all permits required to carry on its business in all material respects as currently conducted;

(ii) the execution and delivery of this Agreement and the other Transaction Documents to which the Stockholder Representative is or will be a party by the Stockholder Representative, and the performance by the Stockholder Representative of its obligations hereunder and thereunder, have been duly authorized by all necessary limited liability company action subject to the laws of agency, and no other corporate proceedings are necessary to authorize this Agreement, the other Transaction Documents or to consummate any of the transactions contemplated hereby and thereby;

(iii) this Agreement has been and the other Transaction Documents to which the Stockholder Representative is or will be a party has been or will be duly executed and delivered by the Stockholder Representative and, assuming due authorization, execution and delivery by the other parties to this Agreement and such other Transaction Documents, this Agreement and such other Transaction Documents constitutes or will constitute a legally valid and binding obligation of the Stockholder Representative, enforceable against the Stockholder Representative in accordance with its terms (subject to the Enforceability Exceptions); and

(iv) the execution and delivery of this Agreement and the other Transaction Documents to which the Stockholder Representative is or will be a party by the Stockholder Representative, and the performance by the Stockholder Representative of its obligations hereunder and thereunder, do not and will not (i) conflict with or result in a violation of the Organizational Documents of the Stockholder Representative, (ii) constitute a breach, violation or default of any Contract binding upon the Stockholder Representative, (iii) violate any applicable Law or order or (iv) require any consent or approval that has not been given or other action that has not been taken by any Person under any Contract binding upon the Stockholder Representative.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

PARENT:

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name:	Mark D. Andrews
Title:	Corporate Secretary

MERGER SUB:

NABORS SUBA CORPORATION

By:	/s/ Mike Csizmadia
Name:	Mike Csizmadia
Title:	Vice President & Secretary

Signature Page to

Agreement and Plan of Merger

COMPANY:

PARKER DRILLING COMPANY

By:	/s/ Alexander (Sandy) Esslemont
Name:	Alexander (Sandy) Esslemont
Title:	President & Chief Executive Officer

Signature Page to

Agreement and Plan of Merger

STOCKHOLDER REPRESENTATIVE:

VÄRDE PARTNERS, INC.

By:	/s/ Richard Thomson
Name:	Richard Thomson
Title:	Managing Director

Signature Page to

Agreement and Plan of Merger

ANNEX A

DEFINITIONS

“1.25x Escrow Shares” is defined in Section 2.13(d)(i).

“2024 Budget” is defined in Section 5.1(b)(vi).

“ABL Extension Fees” is defined in Section 5.26.

“ABL Loan Agreement” means that certain Amended and Restated Credit Agreement, dated October 8, 2019, by and among the Company, certain Subsidiaries of the Company, Bank of America, N.A., and other lenders from time to time party thereto, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated March 26, 2021, and that certain Second Amendment to Amended and Restated Credit Agreement, dated March 30, 2023.

“Acquisition Proposal” is defined in Section 5.9(a).

“Acquisition Transaction” is defined in Section 5.9(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one (1) or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” is defined in Section 3.19.

“Agreement” is defined in the preamble to this Agreement.

“Akin” is defined in Section 9.12.

“Anti-Corruption Laws” means all applicable Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and applicable local anti-corruption and bribery Laws in jurisdictions in which the Company Group is operating.

“Antitrust Authority” means the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, or any other Governmental Body of any jurisdiction with responsibility for enforcing any Antitrust Laws.

“Antitrust Laws” means any statue, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition, restraining trade or abusing a dominant position, including but not limited to, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any law, rule or regulation requiring or permitting parties to submit any notification or filing to an Antitrust Authority regarding any transaction, merger, acquisition or joint venture.

“Attorney-Client Communications” means any attorney-client privileged communication (as recognized by applicable Law) occurring on or prior to the Closing between Akin, on the one hand, and any member of the Company Group, the Stockholders or any of their respective Affiliates, on the other hand, that in any way relates to the transactions contemplated by or leading to this Agreement (including the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and related agreements, and the

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consummation of the transactions contemplated hereby or thereby), including any representation, warranty or covenant of any party under this Agreement, the other Transaction Documents, or any related agreement or the matters upon which a representation or warranty is made.

“Auditor” is defined in Section 2.13(b)(ii).

“Authorized Action” is defined in Section 9.17(b).

“Barge Rig Holdback Amount” is defined in Section 2.11(e)(i).

“Barge Rig Holdback Period” is defined in Section 2.11(e)(ii).

“Barge Rig Sale” means the sale by the Company of Rig 77B at or prior to the Closing Date.

“Base Price” is defined in Section 2.5(a)(i).

“Bonds” means any performance, surety or similar bonds or similar third party assurances made or provided by the Company Group.

“Book-Entry Share” is defined in Section 2.14(b).

“Business” means the business of providing surface and tubular rentals, well construction services, tubular running services, operations and management services, land rigs, and barge rigs.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable Laws.

“Capitalized Lease” means any lease or other Contract of the Company that is required to be capitalized in accordance with GAAP.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“CARES Act and COVID Relief Programs” means, collectively, the CARES Act, the Families First Coronavirus Response Act, and all FAQs or Interim Final Rules issued by any Governmental Body related thereto, and any similar Laws or programs that address the financial impact of the COVID-19 pandemic on employers, including the PPP Loan Program and any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of the CARES Act.

“Cash” means, as of the Determination Time, the aggregate amount of unrestricted cash, short term investments and cash equivalents (to the extent such investments and cash equivalents are readily convertible into cash for use within thirty (30) days) by the Company Group (without a discount); provided, however, that (a) Cash shall be reduced by (i) the amount, as of the Determination Time, of all outstanding checks, wires, transfers and drafts of the Company Group that are issued or outstanding at such time, and (ii) restricted cash as disclosed by the Company Group as of the Determination Time, including cash pledged for Company Debt or otherwise restricted in respect of any Indebtedness (excluding (1) clauses (d), (e), and, with respect to letters of credit, (k) of Indebtedness and (2) clauses (r) and (s) of Indebtedness (as each relates to clauses (d), (e) and, with respect to letters of credit, (k) of Indebtedness)) and any escrowed amounts or other restricted cash balances; (b) Cash shall include the amount, as of the Determination Time, of any third party checks deposited or held in the Company Group’s accounts that have not yet cleared; and (c) “Cash” shall exclude the effects of the Transaction Expenses and any amounts received with respect to the Barge Rig Sale.

“Cash Payment” is defined in Section 2.5(d).

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“Certificate” is defined in Section 2.14(b).

“Certificate of Merger” is defined in Section 2.10(b).

“Claim” means all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual Proceeding.

“Clean Team Agreement” means that certain clean team agreement, dated as of August 21, 2024, by and between Parent and Company.

“Closing” is defined in Section 2.10(a).

“Closing Date” is defined in Section 2.10(a).

“Closing Price” is defined in Section 2.5(a)(ii).

“Closing Transaction Expenses” means the Transaction Expenses that remain unpaid as of immediately prior to the Closing (but excluding, for the avoidance of doubt, any such amounts included as Company Debt).

“Code” is defined in the recitals to this Agreement.

“Company” is defined in the preamble to this Agreement.

“Company 401(k) Plan” means each Company Benefit Program that is intended to constitute a 401(k) plan.

“Company Audited Financial Statements” is defined in Section 3.10(a).

“Company Awards” means, collectively the Company Stock-Settled RSU Awards, the Company Cash-Settled RSU Awards, the Company PCU Awards, the Company PSU Awards and the Company Option Awards.

“Company Bank Accounts” is defined in Section 3.27.

“Company Benefit Program” is defined in Section 3.17(a).

“Company Board” is defined in the recitals to this Agreement.

“Company Board Recommendation” is defined in the recitals to this Agreement.

“Company Cash-Settled RSU Award” means each restricted stock unit granted under the Incentive Plan or otherwise which is subject to time-based vesting criteria and payable in cash.

“Company Common Stock” is defined in Section 2.6(b).

“Company Debt” means, with respect to the Company Group and without duplication, the aggregate amount of (a) indebtedness of the Company Group evidenced by loans (short and long term), notes, debentures, bonds or other similar instruments for the payment of which any member of the Company Group is responsible or liable; (b) all obligations of the Company Group for the reimbursement of drawn letters of credit, banker’s acceptance, performance bond, or similar credit transactions; and (c) any cash overdrafts drawn (to the extent not included in reductions to Cash); provided, however, “Company Debt” shall exclude all amounts included in Transaction Expenses.

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“Company Disclosure Schedule” means the disclosure schedule to this Agreement prepared by the Company and delivered to the Parent on the Execution Date.

“Company Financial Statements” is defined in Section 3.10(a).

“Company Group” means the Company and its Subsidiaries collectively.

“Company Indemnitee” is defined in Section 5.14(a).

“Company Option Award” means each option to purchase shares of Company Common Stock granted under the Incentive Plan or otherwise.

“Company PCU Awards” means each performance cash unit award granted under the Incentive Plan or otherwise.

“Company Permits” is defined in Section 3.15.

“Company PSU Awards” means each restricted stock unit granted under the Incentive Plan or otherwise which is subject to performance-based vesting criteria and payable in shares of Company Common Stock.

“Company PSU Holder” is defined in Section 2.7(b).

“Company Stock-Settled RSU Award” means each restricted stock unit granted under the Incentive Plan or otherwise which is subject to time-based vesting criteria and payable in shares of Company Common Stock.

“Company Stock-Settled RSU Holder” is defined in Section 2.7(a).

“Company Stockholders Meeting” is defined in Section 5.19(b).

“Company Unaudited Financial Statements” is defined in Section 3.10(a).

“Confidential Information” means any information with respect to the Company, including methods of operation, products, technology, inventions, trade secrets, commercial secrets, know-how, Software, marketing methods and sales plans and strategies, suppliers, competitors, markets, market surveys, techniques, research, development, production processes, finances, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, plans for research or future developments, database schemas or tables, infrastructure, development tools or techniques, training manuals, marketing, distribution and installation plans, processes and strategies, methodologies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, fees, customer and client lists and profiles, employee, customer and client non-public personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions or other specialized information or proprietary matters; provided, however, that “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder or prohibited by any other confidentiality agreement or obligation.

“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any required by a Governmental Body).

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax returns and any similar group under foreign, state or local law.

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“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of foreign laws or regulations, in each case, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Programs listed in Section 3.17(a) of the Company Disclosure Schedule.

“Converted Company PSU” is defined in Section 2.7(b).

“Converted Company Stock-Settled RSU” is defined in Section 2.7(a).

“Converted Equity Award” is defined in Section 2.7(e).

“Converted Equity Holder” is defined in Section 2.7(e).

“Converted Option” is defined in Section 2.7(e).

“Covered Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Company, whether accrued for or not, related to (a) any amounts incurred or to be paid by or on behalf of the Company for legal fees, related to or arising out of the preparation, negotiation, execution, delivery or performance of this Agreement or the Transaction Documents, or the consummation of the transactions contemplated hereby, but only up to three million dollars ($3,000,000), in the aggregate, (b) any amounts incurred or to be paid by or on behalf of the Company for an investment banking or financial advisor, related to or arising out of the preparation, negotiation, execution, delivery or performance of this Agreement or the Transaction Documents, or the consummation of the transactions contemplated hereby, but only up to six million dollars ($6,000,000), in the aggregate, (c) the full amount of any bonus, retention, severance, termination, change in control or similar-type payments or benefits owed to members of the management team of the Company triggered (or partially triggered) by the transactions contemplated by this Agreement and the Transaction Documents (including the employer portion of any payroll or employment Taxes payable in connection therewith), but only up to eleven million dollars ($11,000,000), in the aggregate, (d) any amounts incurred or to be paid by or on behalf of the Company at Closing in connection with any retention, severance, termination, change in control or similar payments or benefits for certain key employees of the Company, but only up to four million dollars ($4,000,000), in the aggregate and excluding any amounts in clause (c), and (e) any sales transaction fee to be paid to Marc White, Keith White and Wayne White (or their designees) payable under the Transition Agreement (as in effect on the Execution Date or as amended or modified with the consent of Parent prior to the Closing), but only up to ten million dollars ($10,000,000), in the aggregate; provided, however, this definition (i) does not include any fees, costs or expenses in excess of the amounts set forth above in clauses (a)-(e) with respect to such categories of expenses, individually, or in excess of thirty-four million dollars ($34,000,000) in the aggregate, (ii) excludes any of the foregoing entered into by or at the written direction of Parent following the Execution Date, (iii) excludes any amounts paid on account of Company PCU Awards, Company Cash-Settled RSU Awards or Converted Options, and (iv) excludes (A) D&O Tail Policy Costs, (B) HSR Act filing fees with respect to the Merger, (C) Tax Plan Costs, (D) ABL Extension Fees, and (E) the R&W Insurance Premium.

“D&O Tail Policy” is defined in Section 5.15.

“D&O Tail Policy Costs” is defined in Section 5.15.

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“Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, of the Company used or held for use in the Business.

“Data Partner” means any Person (including vendors, processors, or other third parties) Processing Personal Information at the instruction of the Company.

“Data Room” is defined in Section 1.2.

“Designated Courts” is defined in Section 9.2.

“DGCL” is defined in the recitals to this Agreement.

“Dissenting Shares” is defined in Section 2.8.

“Effective Time” is defined in Section 2.10(b).

“Employee” means an individual who is employed by the Company as of the Closing Date, whether by Contract, common law or otherwise, including any such employees who are not actively at work on the Closing Date due to a leave of absence.

“Employee Benefit Plan” is defined in Section 3.17(a).

“Enforceability Exceptions” is defined in Section 3.2(b).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Environmental Claim” means any accusation, allegation, notice of violation, action, claim, lien, demand, investigation, order or enforceable directive made, brought or issued by any Governmental Body or any other third party Person resulting from or based upon (i) the Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Substances; (ii) the transportation, storage, treatment or disposal of Hazardous Substances; (iii) the violation, or alleged violation, of any Environmental Laws or Environmental Permits; or (iv) any contractual obligations to any Person pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Costs and Liabilities” means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, Claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, and Environmental Remedial Action) arising from or under any Environmental Law or Environmental Claim.

“Environmental Laws” means any applicable foreign, US, federal, state or local law (including, without limitation, principles of common law), statute, code, ordinance, rule, regulation, treaty, legally-binding guidance or standard, or other requirement relating to protection of the environment, natural resources, species and their habitats, or health and safety (to the extent such health and safety relate to exposure to Hazardous Substances) and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq., the Endangered Species Act, 16 U.S.C. 1531 et seq., the Migratory Bird Treaty Act, 16 U.S.C. 703 et seq., and the Occupational Safety and Health Act, 29 U.S.C. §651, et seq. (to the extent related to exposure to Hazardous Substances), and the regulations promulgated pursuant thereto, and all analogous state or local Law.

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“Environmental Permit” means any permit, approvals, consents, licenses, exemptions, registrations and other authorizations, consents and approvals of or from any Governmental Bodies and required under any Environmental Law.

“Environmental Remedial Action” means any action required or voluntarily taken to (i) cleanup, remove, treat, or in any other way address any Hazardous Substance or other substance posing a risk to the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not migrate or endanger or threaten to endanger public health and welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care with respect to environmental contamination; or (iv) bring any property owned, operated or leased by the Company and the facilities located and operations conducted thereon into compliance with applicable Environmental Laws and Environmental Permits.

“Equity Award Holder” is defined in Section 2.7(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and other authoritative guidance promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Shares” is defined in Section 2.13(d)(i).

“Estimated Excess Net Debt Amount” is defined in Section 2.13(b)(i).

“Estimated Excess Transaction Expenses” is defined in Section 2.13(c)(i).

“Estimated Net Debt” is defined in Section 2.13(b)(i).

“Estimated Net Debt Statement” is defined in Section 2.13(b)(i).

“Estimated Transaction Expense Statement” is defined in Section 2.13(c)(i).

“Estimated Transaction Expenses” is defined in Section 2.13(c)(i).

“Excess Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Company, whether accrued for or not, related to (a) amounts that would otherwise be included in the definition of “Covered Transaction Expenses” hereunder but that are excluded because they are either (i) in excess of the individual caps set forth in clauses (a)-(e) of the definition of “Covered Transaction Expenses” with respect to the applicable individual categories or (ii) in excess of thirty-four million dollars ($34,000,000), in the aggregate, (b) fifty percent (50%) of the R&W Insurance Premium, (c) fifty percent (50%) of the HSR Act filing fees with respect to the Merger, (d) any other costs, expenses and liabilities of advisors or consultants not otherwise included or includable as Covered Transaction Expenses hereunder related to or arising out of the preparation, negotiation, execution, delivery or performance of this Agreement or the Transaction Documents, or the consummation of the transactions contemplated hereby, (e) any Transfer Taxes, (f) any amounts in excess of, (i) if Closing occurs prior to March 15, 2025, six hundred fifty thousand dollars ($650,000) paid on account of any Company PCU Awards, and (ii) if Closing occurs after March 15, 2025, fifty percent (50%) of the amounts paid for any Company PCU Awards that are not forfeited in accordance with the applicable plan terms, (g) any amounts in excess of seven hundred forty thousand dollars ($740,000) paid on account of the Converted Options,

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(h) fifty percent (50%) of the D&O Tail Policy Costs, (i) the finalized amount pursuant to Section 5.21(d) and (j) all fees, expenses, costs, reimbursements and other amounts and liabilities required to paid by on or on behalf of the Company or its Subsidiaries associated with change of control, benefits, severance and other incentive arrangements in connection with consummation of the transactions contemplated hereby not otherwise included or includable as Covered Transaction Expenses hereunder; provided, however, this definition excludes (i) any amounts paid on account of Company Cash-Settled RSU Awards, (ii) all ABL Extension Fees, (iii) all Tax Plan Costs, (iv) fifty percent (50%) of the D&O Tail Policy Costs, (v) fifty percent (50%) of the HSR Act filing fees with respect to the Merger and (vi) fifty percent (50%) of the R&W Insurance Premium.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Exchange Agent” is defined in Section 2.11(a)(i).

“Exchange Fund” is defined in Section 2.11(a)(i).

“Execution Date” is defined in the preamble to this Agreement.

“Export Control Laws” is defined in Section 3.7(f).

“Extra-Contractual Statement” is defined in Section 9.15(a).

“FDI Authority” means any Governmental Body of any jurisdiction with responsibility for enforcing any FDI Laws.

“FDI Laws” means any non-U.S. Laws that are designed or intended to prohibit, restrict, regulate, or screen acquisitions or investments involving foreign investors and/or acquisitions or investments in, or into, the sectors in which the Company or its Affiliates are active, and any law, rule, or regulation requiring or permitting parties to submit any notification or filing to a FDI Authority regarding any transaction, merger, acquisition or joint venture.

“Filings” is defined in Section 3.4.

“Final Adjustment Amount” is defined in Section 2.13(c)(iii).

“Final Determination” is defined in Section 8.3.

“Final Excess Net Debt Amount” is defined in Section 2.13(b)(ii).

“Final Excess Transaction Expenses” is defined in Section 2.13(c)(ii).

“Final Transaction Expense Statement” is defined in Section 2.13(c)(ii).

“FLSA” means the Fair Labor Standards Act, as amended.

“Fraud” means, with respect to any Party, such Party’s actual and intentional fraud with respect to the making of representations and warranties in Article III or Article IV herein, as applicable; provided, however, that such actual and intentional fraud of such Party shall only be deemed to exist if such Party makes an actual, knowing (as opposed to imputed or constructive) and intentional misrepresentation of a material fact or matter, in each case, as qualified by the Company Disclosure Schedule or the Parent Disclosure Schedule to the extent a fact or matter was specifically disclosed in the appropriate specific section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, under circumstances or in a manner that constitutes common

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law fraud under applicable Law, and shall exclude equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud and any other fraud-based claim; provided, further, however, that “Fraud” shall exclude any matter, event, or action first occurring or arising after the Execution Date, solely to the extent that such matter, event, or action first occurred or arose after the Execution Date due to or as a result of an action or omission taken by a Party (a) in compliance with the covenants and agreements set forth herein (including, for the avoidance of doubt, the covenants and agreements set forth in Article V) to be performed or satisfied during the period beginning on the Execution Date and continuing through the Closing Date, or (b) at the express written direction of, or with the express written permission of, the Party which, absent such direction or permission, would be otherwise be entitled to assert a claim for Fraud with respect to such matter, event, or action first occurring or arising after the Execution Date.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Government Contract” means any Contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, grant, cooperative agreement, other transaction agreement, or other Contract of any kind, between the Company Group, on the one hand, and (a) any Governmental Body (acting on its own behalf or on behalf of another Governmental Body); (b) any prime contractor of such Governmental Body; or (c) any subcontractor with respect to any contract of a type described in clauses (a) or (b) above.

“Government Official” means any officer or employee of a Governmental Body, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any Governmental Body or public organization.

“Governmental Body” means any executive, legislative, judicial, regulatory or administrative agency, body, instrumentality, commission, department, board, court, tribunal, arbitrating body or authority of the United States, any country, territory or jurisdiction outside of the United States or any state, local or other governmental or political subdivision thereof; provided, however, that this definition excludes any entity serving in its capacity as a National Oil Company.

“Hazardous Substances” means any substance, material, or waste which is regulated by any Governmental Body pursuant to Environmental Law, including, without limitation, any material, substance or waste that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, which includes petroleum, petroleum products (including, without limitation, crude oil and any fraction thereof), asbestos, asbestos-containing materials, lead, radon, ionizing and non-ionizing radioactive materials and substances, urea formaldehyde, and PFAS.

“Hosting Computer Systems” is defined in Section 3.21(j).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plan” means that certain Parker Drilling Company 2019 Long-Term Incentive Plan, effective March 26, 2019.

“Indebtedness” means, with respect to a Person and without duplication: (a) any indebtedness, including accrued interest, for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money of such Person; (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (including breakage fees and redemption and repayment premiums or penalties); (c) all obligations of such Person issued or assumed as the deferred purchase price of property, assets, securities or services (including all earn-out payments, seller notes and other similar

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payments, each calculated at the maximum amount payable under or pursuant to such obligation), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (d) all obligations of such Person under capitalized leases or leases that are required to be capitalized as capital or finance leases in accordance with GAAP; (e) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, performance bond, or similar credit transaction; (f) all obligations of the Company under interest rate or currency swap transactions, forward contracts or other hedging transactions (in each case valued at the termination value thereof); (g) the liquidation value, accrued or unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock (or other equity) of such Person; (h) all Transfer Taxes; (i) any cash overdrafts drawn as of the Closing (to the extent not included in reductions to Cash); (j) any “off-balance sheet arrangements” (as defined in Item 2.03(d) of the SEC’s Current Report on Form 8-K); (k) any commitment by which a person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit and excluding trade payables); (l) any obligations under any automobile leases with respect to which a person is liable, contingently or otherwise, as obligor, guarantor or otherwise; (m) any obligations under credit cards with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise; (n) all obligations related to the deferral of a payment obligation, advance of a credit, or the unforgiven portion of any loans, in each case, pursuant to any government assistance programs or any other law, regulation, order, notice or other ruling issued by any Governmental Body (including those with respect to any Tax), in each case in response to SARS-CoV-2 and its disease commonly known as COVID-19; (o) all obligations related to any unpaid severance obligations (including the employer portion of any applicable payroll taxes); (p) all obligations of such Person with respect to intercompany loans between such Person and any Affiliate of such Person; (q) all amounts held on behalf of any third party (including amounts held on behalf of customers of such Person); (r) all obligations of the type referred to in clauses (a) through (q) of such Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (s) all obligations of the type referred to in clauses (a) through (t) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); and (t) any prepayment premiums or penalties triggered (or partially triggered) by the repayment or payoff of all or any amount outstanding under the items described in the preceding clauses (a) through (s); provided, however, that Indebtedness shall not include any amounts included in Transaction Expenses.

“Intellectual Property Rights” means all industrial and intellectual property rights, under the Law of any jurisdiction, both statutory and common law rights, including, without limitation, (a) patents, patent applications, patent disclosures and extensions, divisions, continuations, continuations-in-part, reexaminations and reissues thereof, (b) Internet domain names, trademarks, Social Media, trade names, service marks, trade dress, trade names, logos, corporate names and other identifiers of source and registration and applications for registration of any item listed in clause (b), together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered), works of authorship and copyrightable works, and registrations and applications for registration of any item in this clause (c), (d) computer software (whether in source code, object code or other form), data, databases and any documentation related to any item listed in this clause, (e) trade secrets and other confidential information (including confidential and proprietary know how, ideas, formulas, compositions, recipes, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes, procedures and techniques, research and development information, drawings, blueprints, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (f) all rights of publicity, and (g) other intellectual property rights.

“Intercompany Obligations” means all contracts and transactions, intercompany loans, advances, payables, and receivables relating to the Business between the Company, and any Affiliate of the Company.

“IT Systems” means: (a) all computing and/or communications systems and equipment, including any internet, intranet, extranet, e-mail, or voice mail systems and the hardware associated with such systems; (b) all

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software, the tangible media on which it is recorded (in any form) and all supporting documentation, data and databases; and (c) all peripheral equipment related to the foregoing, including printers, scanners, switches, routers, network equipment, and removable media.

“Joint Proxy Statement/Prospectus” means the joint proxy statement (including any amendment or supplements thereto) filed by Parent as part of the Registration Statement with respect to the Parent Stockholders Meeting for the purpose of soliciting the Requisite Parent Vote and the Company Stockholders Meeting for the purpose of soliciting the Requisite Company Vote.

“Key Employee” means those employees of the Company with annual salaries exceeding $300,000.

“Knowledge” means, with respect to (a) Parent, the actual knowledge of each individual listed on Section 1.01 of the Parent Disclosure Schedule after due inquiry of such individual’s direct reports, (b) the Company, the actual knowledge of each individual listed on Section 1.01 of the Company Disclosure Schedule after due inquiry of such individual’s direct reports and (c) any other Person, the actual knowledge after due inquiry of such Person’s direct reports.

“Latest Balance Sheet Date” is defined in Section 3.10(a).

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Leased Real Property” is defined in Section 3.8(a).

“Leases” is defined in Section 3.8(a).

“Letter of Transmittal” is defined in Section 2.14(b).

“Licensed Intellectual Property” means Intellectual Property Rights that the Company is licensed or otherwise permitted by other Persons to use.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, including any Contract granting any of the foregoing.

“Losses” means losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, or costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees and including those arising under Environmental Law), whether or not involving a third party claim (including reasonable attorneys’ fees and expenses).

“Lower Collar Price” is defined in Section 2.5(a)(iii).

“Lower Collar Value” is defined in Section 2.5(a)(iv).

“Malicious Code” means (a) any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions, in each case, without the knowledge and authorization of the Company: disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of or providing unauthorized access to any computer data or file or a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

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“Material Adverse Effect” means, with respect to the Company, any change, event, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by the Stockholders or the Company in this Agreement, (x) is, or would reasonably be expected to become, individually or in the aggregate, materially adverse in relation to the assets, liabilities, financial condition or results of operations of the Company, or (y) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of the Company or the Stockholders to consummate the transactions contemplated by this Agreement; provided, that the following Effects shall not be taken into account (except, with respect to (a) below, to the extent they disproportionately impact the Company as compared to other participants in the industry in which the Company operates): (a) any Effect resulting from (i) changes in the general worldwide or U.S. financial, securities and currency markets, changes in prevailing interest rates or exchange rates or changes in general worldwide or U.S. economic, regulatory or political conditions, (ii) acts of war (whether or not declared) sabotage, natural disasters or terrorism or other events or changes that generally affect the participants in the industry in which the Company operates, or (iii) changes in Laws or GAAP; (b) Effects attributable to the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement, including any actions taken by or losses of employees or customers (provided, that this clause (b) shall not apply to representations and warranties that address the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby (including for purposes of Section 7.2(a))); (c) strikes, slowdowns or work stoppages; (d) the failure by the Company to meet any internal estimates, expectations, forecasts, projections or budgets for any period (provided, that this clause (d) shall not prevent a determination that any Effect underlying such failure to meet any internal estimates, expectations, forecasts, projections or budgets has resulted or would reasonably be likely to result, in a Material Adverse Effect); (e) any action taken (or omitted to be taken) at the written request of the Parent; and (f) any Effect that results from any actions required to be taken or not taken pursuant to the express terms of this Agreement (other than Section 6.1). For the avoidance of doubt, the Parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to the term Material Adverse Effect.

“Material Contracts” is defined in Section 3.13(a).

“Merger” is defined in the recitals to this Agreement.

“Merger Consideration” is defined in Section 2.5.

“Merger Consideration Schedule” is defined in Section 2.16(a).

“Merger Sub” is defined in the preamble to this Agreement.

“National Oil Company” means a customer of the Company Group that is fully-owned or partially-owned by a Governmental Body.

“Net Debt Objection Notice” is defined in Section 2.13(b)(ii).

“New Plans” is defined in Section 5.17(b).

“Non-Recourse Party” means, with respect to any Party: (a) any former, current, or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, trustee, beneficiary, settlor, representative, or employee of such Party (or any of their respective successors or permitted assignees), (b) any former, current, or future general or limited partner, manager, stockholder, other securityholder, or member of any Party (or any of its respective successors or permitted assignees), and (c) any former, current, or future director, officer, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, trustee, beneficiary, settlor, representative, general or limited partner, manager, stockholder, other securityholder, or member of any of the foregoing.

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“Non-Union Represented Employee” is defined in Section 5.17(b).

“Nondisclosure Agreement” means that certain Mutual Confidentiality Agreement, dated April 17, 2024, by and between Nabors Corporate Services, Inc. and the Company.

“NYSE” is defined in Section 4.4.

“Old Plans” is defined in Section 5.17(b).

“Option Holder” is defined in Section 2.7(e).

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Organizational Documents” means, with respect to any Entity, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, memorandum of association, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Other Filing” is defined in Section 5.20(d).

“Owned Intellectual Property” means any Intellectual Property Rights owned or purported to be owned by the Company.

“Owned Real Property” is defined in Section 3.8(a).

“Parent” is defined in the preamble to this Agreement.

“Parent 401(k) Plan” is a Parent Benefit Program that is intended to constitute a 401(k) plan.

“Parent Benefit Program” means each material Employee Benefit Plan which is sponsored, maintained, or contributed to, or is required to be contributed to, by Parent or any of its Subsidiaries, or has been sponsored, maintained, or contributed to, or with respect to which Parent or any of its Subsidiaries has or could have any liability or obligation (whether on an actual or contingent basis, including, without limitation, by or through an ERISA Affiliate), by Parent or any of its Subsidiaries.

“Parent Board” is defined in the recitals to this Agreement.

“Parent Board Recommendation” is defined in the recitals to this Agreement.

“Parent Common Stock” is defined in the recitals to this Agreement.

“Parent Disclosure Schedule” means the disclosure schedule to this Agreement prepared by the Parent and delivered to the Company on the Execution Date.

“Parent Group” means the Parent and its Subsidiaries collectively.

“Parent Material Adverse Effect” means any circumstance, development, change, event, occurrence, state of affairs, or effect that individually or in the aggregate with any other circumstance, development, change, event, occurrence, state of affairs, or effect would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent and its Subsidiaries to consummate the Transactions or otherwise perform in all material respects their obligations under this Agreement.

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“Parent Preferred Stock” is defined in Section 4.6(a).

“Parent SEC Reports” is defined in Section 4.7(b).

“Parent Stock Issuance” is defined in the recitals to this Agreement.

“Parent Stockholders Meeting” is defined in Section 5.19(a).

“Parent Title IV Plan” is defined in Section 4.11(b).

“Party” and “Parties” are defined in the preamble to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Per Share Merger Consideration” means the portion of the Merger Consideration allocated to each share of Company Common Stock and each Converted Equity Award (as shall be set forth in the Merger Consideration Schedule pursuant to Section 2.16(a)).

“Permits” means any approvals, authorizations, consents, licenses, registrations, variances, permits or certificates granted by or obtained from a Governmental Body, and applications therefor and renewals thereof.

“Permitted Liens” means (a) all matters of record, including, without limitation, defects, exceptions, restrictions, easements, rights of way and encumbrances which do not, individually or in the aggregate, materially impair the continued use, value or marketability of the underlying asset; (b) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings, provided an adequate reserve has been established therefor in the Company Financial Statements in accordance with GAAP; (c) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices that are not material to the business, operations and financial condition of the Real Property so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law; (d) zoning, entitlement, building and other land use and environmental regulations imposed by any Governmental Body, provided that such regulations have not been violated by the current use and operation of the Real Property; (e) the terms, conditions and provisions of the Leases pursuant to which Leased Real Property is leased; (f) Liens encumbering the interests of lessors under the Leases (or other holders of superior interests); (g) restrictions of general applicability imposed by federal or state securities laws; and (h) all matters that may be shown on any title commitments and title policies, and any matter that would be reflected on a current, accurate ALTA/NSPS survey or physical inspection of any parcel of Real Property, provided, in each case, such matters do not, individually or in the aggregate, materially impair the continued use, value or marketability of the underlying Real Property.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Body.

“Personal Information” means, as pertinent to an identified and/or identifiable employee, applicant, contractor, individual business contact, website user, or other natural person: (a) the individual’s name, address, date of birth, financial account information, credit card information, e mail address, medical insurance number, Social Security number, health information, including protected health information as that term is defined under the Health Insurance Portability and Accountability Act of 1996 as amended, and its implementing regulations, as well as (b) similarly sensitive personal data relating to such identified or identifiable natural person.

“Personal Property Leases” is defined in Section 3.9(b).

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“PFAS” means that class of chemicals commonly known as per- and polyfluoroalkyl substances. PFAS includes all chemicals defined as PFAS by 40 CFR 705.3.

“PPP Loan Program” means loans provided under Section 7(a) of the Small Business Act, part of the SBA Paycheck Protection Program (the “PPP”), pursuant to the CARES Act.

“Privacy and Security Laws” means all applicable Laws imposed by any competent Governmental Body concerning or related to the treatment of Personal Information, including the Processing of Personal Information; the security of Personal Information; the geographic location where Personal Information is stored or otherwise processed; and/or notification to data subjects or any Governmental Body in connection with a Security Breach involving Personal Information.

“Privacy Commitments” is defined in Section 3.21(l).

“Privacy Policies” means any external-facing documented privacy and data security policies or procedures relating to the collection, storage, use, access, disclosure, processing, security and transfer of Personal Information.

“Proceeding” means any action, suit, mediation, investigation, inquiry, litigation, claim, demand, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim (including counterclaim), audit, examination or investigation commenced, brought conducted or heard by or before any court or Governmental Body or any arbitration or mediation tribunal or panel.

“Processing”, “Process” or “Processed” means any collection, storage, use, recording, maintenance, operation performed on, dissemination, disposal, disclosure, destruction, transfer or any other processing (as defined by applicable Privacy and Security Laws) of Personal Information (whether electronically or in other form or medium).

“Qualified Plan” is defined in Section 3.17(j).

“R&W Insurance Policy” means that certain representation and warranty insurance policy to be issued to the Parent in connection with this Agreement.

“R&W Insurance Policy Exclusion” means Fraud by the Company, in each case, to the extent, and solely to the extent, such Fraud is specifically excluded from coverage under the R&W Insurance Policy.

“R&W Insurance Premium” means the premium, underwriting fees, brokerage fees, legal fees for counsel engaged by the R&W Insurance Provider, surplus lines tax, and any other costs and expenses associated with obtaining the R&W Insurance Policy and binding coverage thereunder and set forth in invoice(s) from the R&W Insurance Provider in respect thereof.

“R&W Insurance Provider” means the provider of the R&W Insurance Policy.

“Real Property” is defined in Section 3.8(a).

“Registration Rights Agreement” means the registration rights agreement, by and between the Parent, the Supporting Stockholders and any other party designated therein, substantially in the form attached hereto as Exhibit F.

“Registration Statement” is defined in Section 5.20(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing on or into the indoor or outdoor environment.

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“Remaining Escrow Shares” is defined in Section 2.13(d)(i).

“Representatives” is defined in Section 5.9(a).

“Representative Costs and Expenses” means (i) the reasonable out-of-pocket expenses incurred by the Stockholder Representative in connection with its services as the Stockholder Representative under this Agreement and (ii) Representative Losses.

“Representative Losses” is defined in Section 9.17(b).

“Requisite Company Vote” means the approval of the Stockholders representing at least a majority of the shares of outstanding shares of Company Common Stock, entitled to vote in accordance with (a) the Organizational Documents of the Company and (b) the DGCL.

“Requisite Parent Vote” means the approval of the Parent’s stockholders representing a majority of the shares of Parent Common Stock, present or represented by proxy and entitled to vote at the Parent Stockholders Meeting in accordance with (i) the rules of the NYSE, (ii) Parent’s Organizational Documents and (iii) applicable Law.

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

“Sanctioned Country” is defined in Section 3.7(e).

“Sanctioned Person” is defined in Section 3.7(e).

“Sanctions” is defined in Section 3.7(e).

“Schedules” means, as the context requires, the Company Disclosure Schedule and the Parent Disclosure Schedules, collectively.

“SEC” means Securities and Exchange Commission.

“Second Lien Term Loan” means that certain Second Lien Term Loan Credit Agreement, dated March 26, 2019, by and among the Company, certain Subsidiaries of the Company, UMB Bank, N.A., and certain lenders from time to time party thereto, as amended by that certain First Amendment and Waiver to Second Lien Term Loan Credit Agreement, dated March 26, 2021, and that certain Second Amendment and Limited Waiver to Second Lien Term Loan Credit Agreement, dated January 13, 2023.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means the loss, theft, material unplanned adverse alteration, corruption, or unauthorized modification, use, deletion, disclosure, or other unauthorized processing activity involving Personal Information of the Company.

“Social Media” means all proprietary social media identifiers for any social media sites, along with all other account and profile information and all administrator rights (including login information and passwords) for all third party social media sites, channels, pages, groups, blogs and lists, as well as all content uploaded or posted to such sites, and all follower, subscriber, and contact lists, together with all goodwill associated with any of the foregoing.

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“Software” means (a) computer software programs and databases, including software implementations of algorithms, models, and methodologies, whether in object code or source code, including libraries, subroutines, and other components thereof, (b) screens, user interfaces, APIs, command structures, report formats, templates, menus, buttons and icons, (c) firmware and embedded versions thereof and documentation related thereto, and (d) computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections.

“Stockholder Related Party” and “Stockholder Related Parties” are defined in Section 8.1.

“Stockholder Representative” is defined in the preamble to this Agreement.

“Stockholder Voting and Lock-Up Agreement” is defined in the recitals to this Agreement.

“Stockholder Voting and Support Agreement” is defined in the recitals to this Agreement.

“Stockholders” is defined in the preamble of this Agreement.

“Straddle Period” means any taxable period beginning on or before and ending after the Determination Time.

“Subsidiary” means an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Supporting Stockholders” means each of The Värde Skyway Master Fund, L.P., Värde Credit Partners Master, L.P., Värde Investment Partners (Offshore) Master, L.P., Värde Investment Partners, L.P., Brigade Capital Management, L.P., Highbridge Tactical Credit Master Fund, L.P., Highbridge Tactical Credit Institutional Fund, Ltd., Highbridge SCF Special Situations SPV, L.P., Carl Marks Strategic Investments L.P., Carl Marks Strategic Opportunities Fund II, L.P., and Carl Marks Strategic Opportunities Fund III, L.P., which, in the aggregate own 85.04% of the issued and outstanding Company Common Stock.

“Surviving Entity” is defined in Section 2.1.

“Tax” means (a) any tax, charge, fee, levy, penalty, custom, duty or other governmental charge of any kind imposed by any Governmental Body, including any excise, property, income, net receipts, profit, severance, production, use, license, employment, alternative or add-on minimum, ad valorem, stamp, sales, transfer, margin, franchise, payroll, escheat, unclaimed property, withholding, social security or other tax, including any interest, fine, addition to tax, penalties or additional amount attributable thereto, in each case, whether or not disputed; (b) any liability for the payment of amounts of the type described in clause (a) as a result of being a member of any Consolidated Group for any period; and (c) any liability for the payment of any amounts of the type described in clauses (a) and (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any Governmental Body in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes, and including any supplement or amendment thereof.

“Termination Date” is defined in Section 7.1(c).

“Termination Fee” is defined in Section 7.2(c).

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“Top Customers” is defined in Section 3.22(a).

“Top Vendors” is defined in Section 3.22(b).

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Stockholder Voting and Support Agreement, the Stockholder Voting and Lock-Up Agreement, the Nondisclosure Agreement and any other document entered in connection with the Transactions.

“Transaction Expense Invoices” is defined in Section 2.12(b)(iv).

“Transaction Expense Objection Notice” is defined in Section 2.13(c)(ii).

“Transactions” is defined in the recitals to this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges, including penalties, interest and other charges with respect thereto, incurred in connection with the consummation of the Transactions; provided, that for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes arising from the Transactions.

“Transition Agreement” is defined in Section 6.2(f).

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Union Represented Employee” is defined in Section 5.17(c).

“Unresolved Claims” is defined in Section 8.3.

“Upper Collar Price” is defined in Section 2.5(a)(v).

“Upper Collar Value” is defined in Section 2.5(a)(vi).

“VWAP” means the volume weighted average price of a share of Parent Common Stock, as reported on the NYSE, determined on any day on which the NYSE is open for trading (as reported on Bloomberg).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, and any other same or similar applicable Law.

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EXHIBIT A

FORM OF THE CERTIFICATE OF INCORPORATION OF THE SURVIVING ENTITY

(See Attached)

Exhibit A

EXHIBIT B

FORM OF THE BYLAWS OF THE SURVIVING ENTITY

(See Attached)

Exhibit B

EXHIBIT C

FORM OF THE CERTIFICATION OF MERGER

(See Attached)

Exhibit C

EXHIBIT D

ESTIMATED NET DEBT STATEMENT

(See Attached)

Exhibit D

EXHIBIT E

FORM OF R&W INSURANCE POLICY

(See Attached)

Exhibit E

EXHIBIT F

FORM OF REGISTRATION RIGHTS AGREEMENT

(See Attached)

Exhibit F

EXHIBIT G

FORM OF RESIGNATION AND RELEASE

(See Attached)

Exhibit G

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nabors is a Bermuda exempted company subject to the applicable indemnification provisions of the Bermuda’s Companies Act 1981 (the “Bermuda Companies Act”). Under Section 98 of the Bermuda Companies Act, each director, officer and auditors of Nabors may be indemnified by Nabors against all expenses and liabilities (including attorney’s fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings (other than a proceeding by or in the right of Nabors) in which he or she is involved by reason of the fact that he or she is or was a director, officer or auditor of Nabors, except in cases where such expenses and liability arises from fraud or dishonesty of which such director or officer may be guilty in relation to Nabors. The Bermuda Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Bermuda Companies Act.

The Nabors bye-laws provide for the indemnification of Nabors’ directors and officers, to the fullest extent permitted by the Bermuda Companies Act and by applicable law, for all liability and loss (including attorney’s fees) incurred in defending actions brought against them arising out of the performance of their duties.

The foregoing is only a general summary of certain aspects of Bermuda law and Nabors’ amended and restated certificate of incorporation and amended and the Nabors bye-laws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the Bermuda Companies Act and the Nabors’ bye-laws.

Nabors has entered into indemnification agreements with its directors and executive officers, pursuant to the Form of Indemnification Agreement included as Exhibit 10.11 to Nabors’ Annual Report on Form 10-K for the year ended December 31, 2023, and intends to enter into indemnification agreements with any new directors and executive officers in the future. Pursuant to such agreements, Nabors will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of Nabors or assumed certain responsibilities at the direction of Nabors. The preceding discussion of Nabors’ indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such indemnification agreements.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

ITEM 22.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.   That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.   To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange

Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

8.   That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

9.   That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

10.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

11.  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

12.  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and among Nabors Industries Ltd., Nabors SubA Corporation, Parker Drilling Company, and Värde Partners, Inc., solely in its capacity as the representative of the stockholders of Parker Drilling Company, dated as of October 14, 2024 (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

3.1	Memorandum of Association of Nabors Industries Ltd. (incorporated by reference to Annex II to the proxy statement/prospectus included in its Registration Statement on Form S-4 (File No. 333-76198) filed with the SEC on May 10, 2002, as amended).

3.2	Amended and Restated Bye-Laws of Nabors Industries Ltd. (incorporated by reference to Exhibit 3.1 to Nabors’ Current Report on Form 8-K (File No. 001-32657) filed with the SEC on April 22, 2020).

3.3	Amended and Restated Bylaws of Parker Drilling Company, dated March 26, 2019.**

5.1	Opinion of Conyers Dill & Pearman Limited as to the validity of the Nabors common shares being registered pursuant to this registration statement.**

8.1	Opinion of Akin Gump Strauss Hauer & Feld LLP regarding certain U.S. federal income tax matters.

10.1	Voting and Support Agreement, dated October 14, 2024, by and among the Supporting Stockholders and Nabors Industries Ltd. (incorporated by reference to Exhibit 2.2 to Nabors’ Current Report on Form 8-K (File No. 001-32657), filed with the SEC on October 15, 2024).

10.2	Voting and Lock-Up Agreement, dated October 14, 2024, by and among certain Supporting Stockholders and Nabors Industries Ltd. (incorporated by reference to Exhibit 2.3 to Nabors’ Current Report on Form 8-K (File No. 001-32657), filed with the SEC on October 15, 2024).

10.3	Voting and Lock-Up Agreement, dated October 14, 2024, by and among certain Supporting Stockholders and Nabors Industries Ltd. (incorporated by reference to Exhibit 2.4 to Nabors’ Current Report on Form 8-K (File No. 001-32657), filed with the SEC on October 15, 2024).

10.4	Voting and Lock-Up Agreement, dated October 14, 2024, by and among certain Supporting Stockholders and Nabors Industries Ltd. (incorporated by reference to Exhibit 2.5 to Nabors’ Current Report on Form 8-K (File No. 001-32657), filed with the SEC on October 15, 2024).

10.5	Voting and Lock-Up Agreement, dated October 14, 2024, by and among certain Supporting Stockholders and Nabors Industries Ltd. (incorporated by reference to Exhibit 2.6 to Nabors’ Current Report on Form 8-K (File No. 001-32657), filed with the SEC on October 15, 2024).

10.6	Second Lien Term Loan Credit Agreement, dated March 26, 2019, by and among Parker Drilling Company, certain subsidiaries party thereto, UMB Bank, N.A., and the Lenders from time-to-time party thereto.**

Exhibit Number	Description

10.7	First Amendment to Second Lien Term Loan Credit Agreement, dated March 26, 2021, by and among Parker Drilling Company, certain subsidiaries party thereto, UMB Bank, N.A. and the Lenders party thereto.**

10.8	Second Amendment and Limited Waiver to Second Lien Term Loan Credit Agreement, dated January 12, 2023, by and among Parker Drilling Company, certain subsidiaries party thereto, UMB Bank, N.A. and the Lenders party thereto.**

10.9	Amended and Restated Credit Agreement, dated October 8, 2019, by and among Parker Drilling Company, Bank of America, N.A., and the other Lenders and L/C Issuers from time-to-time party thereto.**

10.10	First Amendment to Amended and Restated Credit Agreement, dated March 26, 2021, by and among Parker Drilling Company, certain subsidiaries party thereto, Bank of America, N.A. and the other Lenders and L/C Issuers party thereto.**

10.11	Second Amendment to Amended and Restated Credit Agreement, dated March 30, 2023, by and among Parker Drilling Company, certain subsidiaries party thereto, Bank of America, N.A. and the other Lenders and L/C Issuers party thereto.**

10.12	Third Amendment to Amended and Restated Credit Agreement, dated September 9, 2024, by and among Parker Drilling Company, certain subsidiaries party thereto, Bank of America, N.A. and the other Lenders and L/C Issuers party thereto.**

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Nabors Industries Ltd.

23.2	Consent of PricewaterhouseCoopers LLP, independent auditors for Parker Drilling Company.

23.3	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1 above).**

23.4	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 8.1 above).

24.1	Powers of Attorney.**

99.1	Form of Proxy Card of Nabors Industries Ltd.

99.2	Form of Proxy Card of Parker Drilling Company.

107	Filing fee table.**

*	Schedules to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Nabors undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on December 4, 2024.

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Mark D. Andrews
Corporate Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Anthony G. Petrello	Chairman, President and Chief Executive Officer	December 4, 2024

* William Restrepo	Chief Financial Officer (Principal Financial and Accounting Officer)	December 4, 2024

* Tanya S. Beder	Director	December 4, 2024

* Anthony R. Chase	Director	December 4, 2024

* James R. Crane	Director	December 4, 2024

* Michael C. Linn	Director	December 4, 2024

* John P. Kotts	Director	December 4, 2024

* John Yearwood	Director	December 4, 2024

*

Mark D. Andrews, by signing his name hereto, does hereby sign this registration statement on behalf of the directors and officers of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and officers and duly filed with the SEC.

By:	/s/ Mark D. Andrews
Mark D. Andrews
Corporate Secretary, as Attorney-in-Fact